As filed with the Securities and Exchange Commission on July 21, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Texas United Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Texas	6022	75-2768656
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

202 West Colorado

La Grange, Texas 78945
(979) 968-8451
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

L. Don Stricklin

President and Chief Executive Officer
202 West Colorado
La Grange, Texas 78945
(979) 968-8451
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

Charlotte M. Rasche Bracewell & Patterson, L.L.P. 711 Louisiana Street, Suite 2900 Houston, Texas 77002 (713) 223-2900	Mark Haynie Haynie Rake & Repass, PC 14651 Dallas Parkway, Suite 136 Dallas, Texas 75254 (972) 716-1855

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

     If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)	per Share	Offering Price(3)	Fee

Common Stock, $1.00 par value	1,550,000	(2)	$19,394,788	$2,458

(1)	Based upon an estimate of the maximum number of shares of common stock of Texas United Bancshares, Inc. to be issued pursuant to the Amended and Restated Agreement and Plan of Merger dated as of April 29, 2004 by and between Texas United Bancshares, Inc. and GNB Bancshares, Inc.

(2)	Not applicable.

(3)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(2) under the Securities Act, based upon the book value of the GNB Bancshares, Inc. common stock of $29.55 per share as of June 30, 2004 multiplied by the maximum number of shares of GNB Bancshares, Inc. common stock to be acquired by Texas United Bancshares, Inc. in the merger described herein.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/ prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/ prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 21, 2004

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

      The boards of directors of Texas United Bancshares, Inc. and GNB Bancshares, Inc. have agreed to a merger of our companies. If the merger is completed and 656,338 shares of GNB Bancshares are outstanding, each share of GNB Bancshares common stock will be converted into 2.15649 shares of Texas United common stock, subject to adjustment (plus cash instead of any fractional shares) and $28.03 in cash without interest. The exchange ratio is subject to adjustment in the manner and under the circumstances set forth in the merger agreement. Texas United shareholders will continue to own their existing shares. After completion of the merger and the completion of a public offering of shares of common stock by Texas United in order to raise the proceeds to pay for the cash portion of the merger consideration to shareholders of GNB Bancshares, we expect that current Texas United shareholders will own approximately      % of the combined company and shareholders of GNB Bancshares will own approximately      % of the combined company. Texas United’s common stock is listed on the Nasdaq National Market under the symbol “TXUI.” Based on the closing price of Texas United common stock on                     , 2004 of $          , shareholders of GNB Bancshares would receive merger consideration with a value of approximately $          for each share of GNB Bancshares common stock they own.

      We cannot complete the merger unless we obtain the necessary government approvals and unless the shareholders of both companies approve the merger agreement. Each of us is asking our shareholders to consider and vote on this merger proposal at our respective companies’ meetings of shareholders. Whether or not you plan to attend your company’s meeting, please take the time to vote by completing and mailing the enclosed proxy card to the company in which you are a shareholder. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger agreement. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the merger agreement.

      The places, dates and times of the shareholders’ meetings are as follows:

For shareholders of Texas United:	For shareholders of GNB Bancshares:
State Bank Annex 202 West Colorado La Grange, Texas	State Theatre Auditorium 200 E. California Street Gainesville, Texas
, 2004 : .m, local time	,2004 : .m., local time

      This document contains a more complete description of the terms of the merger, the shareholders’ meetings and the other proposals to be considered and voted upon by the shareholders of Texas United at the Texas United shareholders meeting. We urge you to review this entire document carefully. We enthusiastically support the merger and recommend that you vote in favor of the merger agreement.

L. Don Stricklin President and Chief Executive Officer Texas United Bancshares, Inc.	Riley C. Peveto Chairman and Chief Executive Officer GNB Bancshares, Inc.

      An investment in Texas United common stock in connection with the merger involves risks. See “Risk Factors” beginning on page 33.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/ prospectus or determined if this joint proxy statement/ prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

Joint proxy statement/ prospectus dated                     , 2004

and first mailed to shareholders on or about                     , 2004

TEXAS UNITED BANCSHARES, INC.

202 West Colorado
La Grange, Texas 78945
(979) 968-8451

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

       A special meeting of shareholders of Texas United Bancshares, Inc. will be held on                     , 2004 at      :      .m., local time, at the State Bank Annex, 202 West Colorado, La Grange, Texas, for the following purposes:

1. to consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of April 29, 2004, by and between Texas United and GNB Bancshares, Inc., pursuant to which GNB Bancshares will merge with and into Texas United, all on and subject to the terms and conditions contained therein;

2. to consider and vote upon a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger agreement;

3. to consider and vote upon a proposal to approve the Texas United 2004 Stock Incentive Plan;

4. to consider and vote upon a proposal to amend the articles of incorporation of Texas United to provide that Texas United’s bylaws may be amended only upon approval of at least 70% of the Texas United board of directors and to provide that, consistent with Texas United’s amended and restated bylaws, the number of directors that serve on the board may be increased or decreased by the board of directors in accordance with Texas law, without first obtaining shareholder approval; and

5. to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

      Only shareholders of record at the close of business on                     , 2004 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting.

By Order of the Board of Directors,

ERVAN E. ZOUZALIK
Chairman of the Board

La Grange, Texas

                    , 2004

      Texas United’s board of directors unanimously recommends that you vote FOR the listed proposals.

YOUR VOTE IS VERY IMPORTANT

A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy in the manner described in the joint proxy statement/ prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

GNB BANCSHARES, INC.

100 E. California Street
Gainesville, Texas 76241
(940) 668-8531

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

      A special meeting of shareholders of GNB Bancshares, Inc. will be held on                     , 2004 at          :      .m., local time, at the State Theatre Auditorium, 200 E. California Street, Gainesville, Texas, for the following purposes:

1. to consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of April 29, 2004, by and between Texas United Bancshares, Inc. and GNB Bancshares pursuant to which GNB Bancshares will merge with and into Texas United, all on and subject to the terms and conditions contained therein;

2. to consider and vote upon a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger agreement; and

3. to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

      Only shareholders of record at the close of business on                     , 2004 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting.

      Shareholders of GNB Bancshares have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of GNB Bancshares common stock under applicable provisions of Texas law. In order for a shareholder of GNB Bancshares to perfect his or her right to dissent, the shareholder must file a written objection to the merger with GNB Bancshares before the vote is taken at special meeting, must not vote in favor of the merger agreement and must file a written demand with Texas United within ten days after delivery of notice that the merger has been completed for payment of the fair value of the shareholder’s shares of GNB Bancshares common stock. A copy of the applicable Texas statutory provisions is included as Appendix D to the accompanying joint proxy statement/ prospectus and a summary of these provisions can be found under the caption “Proposal I — Approval of the Merger Agreement — Dissenters’ Rights of GNB Bancshares Shareholders.”

By Order of the Board of Directors,

RILEY C. PEVETO
Chairman of the Board

Gainesville, Texas

                    , 2004

      GNB Bancshares’ board of directors unanimously recommends that you vote FOR the proposal to approve the merger agreement and FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement.

YOUR VOTE IS VERY IMPORTANT

      A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy in the manner described in the joint proxy statement/ prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

Q:	What will happen in the merger?

A:	In the merger, GNB Bancshares will be merged with and into Texas United, with Texas United being the surviving corporation. If the merger agreement is approved by the shareholders of both Texas United and GNB Bancshares and the merger is subsequently completed, each outstanding share of GNB Bancshares common stock, based on 656,338 shares outstanding, except any dissenting shares, will be converted into the right to receive 2.15649 shares of Texas United common stock and $28.03 in cash. The exchange ratio is subject to adjustment in the manner and under the circumstances set forth in the merger agreement. Based on the 20 trading day average sales price of the Texas United common stock ending on June 30, 2004 of $17.65 per share, GNB Bancshares’ shareholders would receive 2.19925 shares of Texas United common stock and $28.03 in cash for each share of GNB Bancshares common stock they own. In that event, shareholders of GNB Bancshares would receive merger consideration with a total value of approximately $66.85 for each share of GNB Bancshares common stock they own. Because the merger is not expected to be completed until the third quarter of 2004, the exchange ratio could either increase or decrease.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger during the third quarter of 2004.

Q:	What are the shareholders being asked to vote upon?

A:	The shareholders of Texas United and the shareholders of GNB Bancshares are being asked to vote upon proposals to approve:

• the merger agreement providing for the merger of GNB Bancshares with and into Texas United; and

• the adjournment of their respective special meetings to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at such meetings to approve the merger agreement.

In addition, the shareholders of Texas United are being asked to approve the Texas United 2004 Stock Incentive Plan and an amendment to the Texas United Articles of Incorporation to provide that Texas United’s bylaws may be amended only upon approval of at least 70% of the Texas United board of directors and to provide that the number of directors that serve on the board may be increased or decreased by the board of directors in accordance with Texas law.

Q:	What votes are required for approval of the merger agreement and the other listed proposals?

A:	Approval of the merger agreement by Texas United shareholders and approval of the amendment to the Texas United Articles of Incorporation require the affirmative vote of holders of at least two-thirds of the shares of Texas United common stock outstanding on , 2004. Approval of the adjournment of the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement requires the affirmative vote of at least a majority of the shares of Texas United common stock entitled to vote and represented at the special meeting, in person or by proxy, whether or not a quorum is present. Approval of the Texas United 2004 Stock Incentive Plan requires the affirmative vote of at least a majority of the shares of Texas United common stock entitled to vote and represented at the special meeting.

Approval of the merger agreement by GNB Bancshares shareholders requires the affirmative vote of holders of at least two-thirds of the shares of GNB Bancshares common stock outstanding on , 2004. Approval of the adjournment of the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement requires the affirmative vote of at least a majority of the shares of GNB Bancshares common stock entitled to vote and represented at the special meeting, in person or by proxy, whether or not a quorum is present.

Q:	What are the recommendations of the boards of directors?

A:	The boards of directors of Texas United and GNB Bancshares have approved and adopted the merger agreement and recommend that their respective shareholders vote FOR approval of the merger agreement and FOR the adjournment of the special meetings, if necessary, to permit further solicitation of proxies to approve the merger agreement.

Additionally, the board of directors of Texas United has approved the Texas United 2004 Stock Incentive Plan and the amendment to the Texas United Articles of Incorporation and recommends that the Texas United shareholders vote FOR approval of the 2004 Stock Incentive Plan and FOR approval of the amendment to the articles of incorporation.

Q:	What happens if I transfer my shares after the record date for the special meeting?

A:	The record dates for the special meetings of both Texas United and GNB Bancshares are earlier than the expected date of completion of the merger. Therefore, if you transfer your shares of common stock after the applicable record date, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of stock.

Q:	What do I need to do now?

A:	After you have thoroughly reviewed this joint proxy statement/ prospectus, simply indicate on your proxy card how you want to vote and sign, date and mail it in the enclosed postage-paid envelope as soon as possible.

Q:	What happens if I don’t return a proxy card?

A:	Whether you are a shareholder of Texas United or GNB Bancshares, because approval of the merger agreement requires approval of at least two-thirds of the shareholders of each of Texas United and GNB Bancshares, the failure to return your proxy card will have the same effect as a vote against the merger agreement unless you attend your respective special meeting in person and vote for the merger agreement.

If you are a shareholder of Texas United, because approval of the Texas United 2004 Stock Incentive Plan requires the approval of a majority of the shares represented in person or by proxy at the Texas United special meeting, the failure to return your proxy card will not count as a vote for or against the plan and will not be included in calculating the number of votes necessary for approval the plan. In addition, because approval of the amendment to the Texas United Articles of Incorporation requires the approval of at least two-thirds of the outstanding shares of Texas United common stock entitled to vote, the failure to return your proxy card will have the same effect as a vote against the amendment unless you attend the special meeting in person and vote for the amendment.

Q:	May I vote in person?

A:	Yes. You may attend your respective special meeting and vote your shares in person, rather than signing and mailing a proxy card.

Q:	May I change my vote after I have submitted my proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at your respective special meeting by following the instructions as detailed in the “Texas United Special Meeting — Voting and Revocation of Proxies” on page 42 or “GNB Bancshares Special Meeting — Voting and Revocation of Proxies” on page 44. Before your proxy is voted, you may submit a new proxy or you may attend your respective special meeting and vote in person.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote against the merger agreement and, if you are a shareholder of Texas United, as a vote against the amendment to the Texas United Articles of Incorporation.

Q:	Do I have any rights to avoid participating in the merger?

A:	If you are a shareholder of GNB Bancshares, you have the right to withhold your vote for the merger agreement, dissent from the merger and seek payment of the fair value of your shares in cash as described in “Proposal I — Approval of the Merger Agreement — Dissenters’ Rights of GNB Bancshares Shareholders” beginning on page 70. The appraised value of your shares of GNB Bancshares common stock may be more or less than the value of the Texas United common stock and cash being paid in the merger.

If you are a shareholder of Texas United, you do not have dissenters’ rights.

Q:	Should I send in my stock certificates now?

A:	No. If you are a shareholder of Texas United, each of your shares of Texas United common stock will remain outstanding and unchanged in the merger. Consequently, you do not need to surrender your stock certificates or exchange them for new ones.

If you are a shareholder of GNB Bancshares, prior to the effective date of the merger, U.S. Stock Transfer Corporation, the exchange agent, will send you written instructions for exchanging your stock certificates. In any event, you should not send your GNB Bancshares stock certificates with your proxy card.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger, you should contact L. Don Stricklin at Texas United Bancshares, Inc., 202 West Colorado, La Grange, Texas 78945, telephone (979) 968-8451 or Riley C. Peveto at GNB Bancshares, Inc., 100 E. California Street, Gainesville, Texas 76241, telephone (940) 668-8531.

SUMMARY

      This brief summary highlights selected information from this joint proxy statement/ prospectus. Because it is a summary, it may not contain all of the information that is important to you. We urge you to carefully read this entire document including the appendices. These documents will give you a more complete description of the transaction we are proposing. We have included page references in this summary to direct you to other places in this joint proxy statement/ prospectus where you can find a more complete description of the topics we have summarized.

The Companies

Texas United Bancshares, Inc.

202 West Colorado
La Grange, Texas 78945
(979) 968-8451

      Texas United is the bank holding company for State Bank, a commercial bank headquartered in La Grange, Texas, with 18 full service banking locations and three loan production offices serving 11 counties located primarily between the Houston, Austin and San Antonio metropolitan areas in central and south central Texas. Through State Bank, Texas United also owns Community Home Loan, a mortgage company with nine loan production offices located in Houston, Kerrville and San Antonio. Texas United provides a wide range of financial services to small to medium-sized businesses, including commercial loans and commercial mortgage loans, and to individuals, including mortgage loans and consumer loans. As of March 31, 2004, on a consolidated basis, Texas United had total assets of $658.7 million, total loans, including loans held for sale, of $406.8 million, total deposits of $536.7 million and shareholders’ equity of $40.8 million.

GNB Bancshares, Inc.

100 E. California Street
Gainesville, Texas 76241
(940) 668-8531

      GNB Bancshares is the bank holding company for GNB Financial, n.a., a commercial bank headquartered in Gainesville, Texas, with seven full service banking locations located north and south of the Dallas-Fort Worth metroplex. As of March 31, 2004, GNB Bancshares had total assets of $224.4 million, total loans of $161.7 million, total deposits of $190.6 million and shareholders’ equity of $19.5 million. Following the merger, Texas United intends to operate GNB Financial, n.a. as a separate bank subsidiary.

Proposed Merger of GNB Bancshares into Texas United (page 46)

      We have attached the amended and restated merger agreement to this document as Appendix A. Please read the entire merger agreement. It is the legal document that governs the merger.

      We propose a merger pursuant to which GNB Bancshares will merge with and into Texas United. Texas United will be the surviving corporation in the merger. We expect to complete the merger in the third quarter of 2004.

Pending Acquisition of Two Central Bank Branches by Texas United (page 112)

      In addition to the proposed merger, on May 3, 2004, Texas United entered into a definitive agreement to purchase the loans and premises and assume the deposit liabilities of the Caldwell, Texas and Lexington, Texas branches of Central Bank, Houston, Texas. Under the terms of the agreement, Texas United will pay a premium of 8.02% of total deposits, book value for the loans and $800,000 for the related real property. As of March 31, 2004, deposits at both branches totaled $102.4 million and loans totaled $33.3 million. Based on these March 31, 2004 totals, Texas United would pay approximately

$9.0 million to acquire these branches. Texas United expects to complete this acquisition in the third quarter of 2004.

Terms of the Merger of GNB Bancshares into Texas United (page 46)

      Pursuant to the terms of the merger agreement, in exchange for all outstanding shares of GNB Bancshares capital stock, Texas United will pay $18.4 million in cash and issue approximately 1,415,384 shares of its common stock, with this number of shares subject to adjustment in the event that the average sales price of Texas United’s common stock for the 20 trading days ending on the tenth trading day prior to the closing date of the merger exceeds or falls below certain pre-agreed levels, as further described in this joint proxy statement/ prospectus.

      The market price of Texas United common stock will fluctuate from the date of this joint proxy statement/prospectus to the date of completion of the merger, and these fluctuations could affect the exchange ratio. As a result of potential changes to the exchange ratio, if you are a GNB Bancshares shareholder, you will not know the exact number of shares of Texas United common stock you will receive in connection with the merger when you vote on the merger agreement.

      Assuming 656,338 shares of GNB Bancshares common stock outstanding and no adjustment to the exchange ratio, GNB Bancshares shareholders would receive approximately 2.15649 shares of Texas United common stock and $28.03 in cash for each share of GNB Bancshares common stock they own.

      Based on the 20 trading day average sales price of the Texas United common stock ending on June 30, 2004 of $17.65, there would be an adjustment to the exchange ratio, and GNB Bancshares’ shareholders would receive 2.19925 shares of Texas United common stock and $28.03 in cash for each share of GNB Bancshares common stock they own. The actual number of shares to be issued in the merger will not be determined until immediately prior to completion of the merger and the exchange ratio used in this paragraph is for illustrative purposes only assuming a 20 trading day period ended on June 30, 2004.

Tax Consequences of the Merger (page 66)

      The merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended. As a result of shareholders of GNB Bancshares receiving a combination of Texas United common stock and cash in exchange for GNB Bancshares common stock, in general, shareholders of GNB Bancshares will recognize gain, but not loss, equal to the lesser of cash received or gain realized in the exchange. The amount of gain realized will equal the amount by which the cash received plus the fair market value, at the effective time of the merger, of the Texas United common stock exceeds the basis in the GNB Bancshares common stock to be surrendered in exchange therefor.

      This tax treatment may not apply to every shareholder of GNB Bancshares. If you are a GNB Bancshares shareholder, determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences to you.

      The merger will be a tax-free transaction for Texas United shareholders.

Opinions of Financial Advisors (pages 49-56)

      SAMCO Capital Markets, a division of Penson Financial Services, Inc., has delivered a written opinion to the GNB Bancshares board of directors that, as of the date of this joint proxy statement/ prospectus, the merger consideration is fair to the holders of GNB Bancshares common stock from a financial point of view. We have attached this opinion to this document as Appendix B. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by SAMCO Capital Markets in providing its opinion.

      Hoefer & Arnett, Incorporated has delivered a written opinion to the Texas United board of directors that, as of the date of this joint proxy statement/ prospectus, the merger consideration is fair to the holders of Texas United common stock from a financial point of view. We have attached this opinion to this document as Appendix C. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by Hoefer & Arnett, Incorporated in providing its opinion.

Texas United Plans to Continue to Pay Quarterly Dividends

      Following the merger, subject to applicable statutory and regulatory restrictions, Texas United intends to continue its practice of paying quarterly cash dividends. For each of the first and second quarters of 2004, Texas United paid a cash dividend of $0.07 per share.

Public Offering of Shares of Texas United Common Stock

      Texas United has filed with the Securities and Exchange Commission a registration statement on Form S-1 relating to up to 2,000,000 shares of its common stock that it plans to sell to the public pursuant to an underwritten firm commitment offering. Texas United has also granted the underwriters the option to purchase an additional 300,000 shares to cover over-allotments, if any. Part of the net proceeds of the public offering will be used to pay the cash portion of the merger consideration to be paid to GNB Bancshares shareholders. The completion of the merger is subject to the completion of the public offering in a manner that provides Texas United with sufficient net proceeds to pay the cash portion of the merger consideration.

Ownership of Texas United After the Merger

      Assuming an exchange ratio of 2.15649 with no adjustment, based on 656,338 shares of GNB Bancshares common stock outstanding, Texas United would issue a total of approximately 1,415,384 shares of its common stock to former GNB Bancshares shareholders in connection with the merger. Texas United also estimates that it will issue approximately 2,000,000 shares of its common stock in connection with its public offering, not including the possible issuance of up to an additional 300,000 shares pursuant to the underwriter’s over-allotment option. Based on these assumptions, not including the underwriter’s over-allotment option in the offering, after the merger on a fully diluted basis, former GNB Bancshares shareholders would own approximately      % of the outstanding shares of Texas United common stock.

Comparative Market Prices (page 32)

      Shares of Texas United common stock are quoted on the Nasdaq National Market under the symbol “TXUI.” On April 28, 2004, the last trading day before the merger was announced, Texas United common stock closed at $18.61 per share. On                     , 2004, Texas United closed at $           per share. The market price of Texas United common stock will fluctuate prior to the merger. You should obtain the current stock quotation for Texas United common stock. Shares of GNB Bancshares are not traded on any established public trading market.

Texas United Special Shareholders’ Meeting (page 42)

      The special meeting of Texas United shareholders will be held on                     , 2004, at  .m., local time, at the State Bank Annex, 202 West Colorado, La Grange, Texas. At the special meeting, you will be asked:

•	to consider and vote upon a proposal to approve the merger agreement that provides for the merger of GNB Bancshares with and into Texas United;

•	to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement;

•	to consider and vote upon a proposal to approve the Texas United 2004 Stock Incentive Plan;

•	to consider and vote upon a proposal to amend the Articles of Incorporation of Texas United to provide that Texas United’s bylaws may be amended only upon approval of at least 70% of the Texas United board of directors and to provide that the number of directors that serve on the board may be increased or decreased by the board of directors in accordance with Texas law; and

•	to act on any other matters that may be properly submitted to a vote at the special meeting or any adjournment or postponement of the special meeting.

Texas United Record Date Set at                     , 2004; At Least Two-Thirds Shareholder Vote Required to Approve the Merger Agreement (page 42)

      You may vote at the special meeting of Texas United shareholders if you owned Texas United common stock at the close of business on                     , 2004. You can cast one vote for each share of Texas United common stock you owned at that time. As of                     , 2004, there were                      shares of Texas United common stock issued and outstanding.

      You may vote your shares of Texas United common stock by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of Texas United, or by voting in person at the special meeting. If your shares are held in street name, you must contact your bank or broker if you wish to revoke your proxy.

      Approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Texas United common stock entitled to vote. If you fail to vote, it will have the effect of a vote against the merger agreement. Approval of the adjournment of the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement requires the affirmative vote of a majority of the shares of Texas United common stock represented at the special meeting in person or by proxy, whether or not a quorum is present.

Votes Required to Approve the Texas United 2004 Stock Incentive Plan and the Amendment to the Texas United Articles of Incorporation (page 42)

      Approval of the Texas United 2004 Stock Incentive Plan requires the affirmative vote of at least a majority of the shares of Texas United common stock represented, in person or by proxy, at the special meeting at which a quorum is present. Approval of the amendment to the Texas United Articles of Incorporation requires the affirmative vote of at least two-thirds of the outstanding shares of Texas United common stock entitled to vote. If you fail to vote, it will have the effect of a vote against the amendment but will not be counted as a vote for or against the 2004 Stock Incentive Plan.

Texas United’s Reasons for the Merger and Recommendations of the Texas United Board (page 48)

      Based on the reasons discussed elsewhere in this document, the board of directors of Texas United believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the merger agreement and FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement. For a discussion of the circumstances surrounding the merger and the factors considered by Texas United’s board of directors in approving the merger agreement, see page 48.

      The board of directors of Texas United also unanimously recommends that you vote FOR the proposal to approve the Texas United 2004 Stock Incentive Plan and FOR the proposal to approve the amendment to the Texas United Articles of Incorporation to provide that Texas United’s bylaws may be amended only upon approval of at least 70% of the Texas United board of directors and to provide that, consistent with Texas United’s amended and restated bylaws, the number of directors that serve on the board may be increased or decreased by the board of directors in accordance with Texas law, without first obtaining shareholder approval.

Members of Texas United’s Management are Expected to Vote Their Shares For Approval of the Merger Agreement and the Other Listed Proposals

      As of                     , 2004, the directors and executive officers of Texas United (seven persons) were entitled to vote      shares, or approximately      % of the outstanding shares of Texas United common stock entitled to vote at the special meeting. These shares are expected to be voted for approval of the merger agreement, for the adjournment of the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement, for the approval of the Texas United 2004 Stock Incentive Plan and for the approval of the amendment to the Texas United Articles of Incorporation.

GNB Bancshares Special Shareholders’ Meeting (page 44)

      The special meeting of shareholders of GNB Bancshares will be held on                     , 2004, at  .m., local time, at the State Theatre Auditorium, 200 E. California Street, Gainesville, Texas. At the special meeting, you will be asked:

•	to consider and vote upon a proposal to approve the merger agreement that provides for the merger of GNB Bancshares with and into Texas United;

•	to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	to act on any other matters that may be properly submitted to a vote at the special meeting or any adjournment or postponement of the special meeting.

GNB Bancshares Record Date Set at                     , 2004; At Least Two-Thirds Shareholder Vote Required to Approve the Merger Agreement (page 44)

      You may vote at the special meeting of GNB Bancshares shareholders if you owned GNB Bancshares common stock at the close of business on                     , 2004. You can cast one vote for each share of GNB Bancshares common stock you owned at that time. As of                     , 2004, there were                      shares of GNB Bancshares common stock issued and outstanding.

      Approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of GNB Bancshares common stock entitled to vote. If you fail to vote, it will have the effect of a vote against the merger agreement. Approval of the adjournment of the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement requires the affirmative vote of a majority of the shares of GNB Bancshares common stock entitled to vote and represented at the special meeting, in person or by proxy, whether or not a quorum is present.

      You may vote your shares of GNB Bancshares common stock by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of GNB Bancshares, or by voting in person at the special meeting.

GNB Bancshares’ Reasons for the Merger and Recommendations of the GNB Bancshares Board (page 47)

      Based on the reasons discussed elsewhere in this document, the board of directors of GNB Bancshares believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the merger agreement and FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement. For a discussion of the circumstances surrounding the merger and the factors considered by GNB Bancshares’ board of directors in approving the merger agreement, see page 47.

Members of GNB Bancshares’ Management are Expected to Vote Their Shares For Approval of the Merger Agreement

      As of                     , 2004, the directors and executive officers of GNB Bancshares (nine persons) were entitled to vote 183,310 shares, or approximately 27.93% of the outstanding shares of GNB Bancshares common stock entitled to vote at the special meeting. Each director has executed an agreement to vote his or her shares of GNB Bancshares common stock in favor of approval of the merger agreement. These shares are also expected to be voted for the adjournment of the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement.

Effective Time of the Merger (page 57)

      The merger will become effective at the date and time specified in the certificate of merger to be issued by the Secretary of State of the State of Texas. If the shareholders of Texas United and GNB Bancshares approve the merger at their respective special meetings, and if all necessary government approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the third quarter of 2004, although delays could occur.

      We cannot assure you that we can obtain the necessary shareholder and government approvals or that the other conditions to completion of the merger can or will be satisfied.

Exchange of GNB Bancshares Stock Certificates (page 56)

      Prior to the effective time of the merger, you will receive a letter and instructions from U.S. Stock Transfer Corporation, the exchange agent, with respect to the procedures for surrendering your stock certificates representing shares of GNB Bancshares common stock in exchange for stock certificates representing shares of Texas United common stock and cash. You must carefully review and complete these materials and return them as instructed along with your stock certificates for GNB Bancshares common stock. Please do not send GNB Bancshares or Texas United any stock certificates until you receive these instructions.

Conditions to Completion of the Merger (page 59)

      The completion of the merger depends on a number of conditions being met. These include, among others:

•	approval of the merger agreement by the shareholders of Texas United and GNB Bancshares;

•	receipt of all necessary government approvals of the merger in a manner that does not impose any restriction on Texas United’s operations which materially reduces the benefits of the merger and related transactions to Texas United to such a degree that, in Texas United’s good faith judgment, Texas United would not have entered into the merger agreement had such restriction been known as of the date of the merger agreement;

•	registration of the shares of Texas United common stock to be issued to shareholders of GNB Bancshares with the Securities and Exchange Commission;

•	authorization for listing of the shares of Texas United common stock to be issued to shareholders of GNB Bancshares on the Nasdaq National Market;

•	accuracy of each party’s representations and warranties as of the closing date;

•	absence of any material adverse change in the assets, properties, business or financial condition of either party;

•	performance or compliance in all material respects by each party with its respective covenants and obligations required by the merger agreement;

•	receipt of an opinion of Bracewell & Patterson, L.L.P. as to the tax-free nature of the receipt of shares of Texas United common stock by GNB Bancshares’ shareholders in connection with the merger;

•	completion of a public offering by Texas United which provided it with sufficient net proceeds to pay the cash portion of the consideration for the merger;

•	payment by GNB Bancshares of the change in control payments due to each of Riley C. Peveto, Ray Nichols and Mike Montgomery, executive officers of GNB Bancshares, upon the termination of their respective employment agreements with GNB Bancshares and the execution of a release agreement by each of them with respect to such payments; and

•	execution of release agreements by each of the directors and officers of GNB Bancshares and GNB Financial n.a. with a title of senior vice president or above releasing GNB Bancshares and its subsidiaries and successors from any and all claims, subject to certain limited exceptions.

      Any condition to the consummation of the merger, except the required shareholder and government approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the merger agreement entitled to the benefit of such condition. A party to the merger agreement could choose to complete the merger even though a condition has not been satisfied, as long as the law allows it to do so. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approval (page 69)

      We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. The U.S. Department of Justice is able to provide input into the approval process of the Federal Reserve Board and will have between 15 and 30 days following any approval of such agency to challenge the approval on antitrust grounds. While GNB Bancshares and Texas United believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge. Texas United filed its application for approval of the merger with the Federal Reserve Bank of Dallas on June 25, 2004.

      While we do not know of any reason that we would not be able to obtain the necessary regulatory approval in a timely manner, we cannot be certain when or if we will obtain it.

Modifications or Waiver (page 64)

      We may amend the merger agreement and each of us may waive our right to require the other party to adhere to any term or condition of the merger agreement. However, the merger consideration to be received by the shareholders of GNB Bancshares pursuant to the merger agreement may not be decreased after the approval of the merger agreement without the further approval by the GNB Bancshares shareholders.

Termination (page 64)

      Texas United and GNB Bancshares can mutually agree at any time to terminate the merger agreement without completing the merger. In addition, either Texas United or GNB Bancshares can decide, without the consent of the other, to terminate the merger agreement if:

•	the merger has not been completed by September 26, 2004 or such later date approved in writing by the respective boards of directors, unless the failure to complete the merger by that time is due to a breach of the merger agreement by the party that seeks to terminate the merger agreement;

•	any court or other governmental body issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is final and non-appealable;

•	any of the transactions contemplated by the merger agreement are disapproved by any regulatory authority or other persons whose approval is required to consummate any of such transactions;

•	the approval of the merger agreement by the shareholders of Texas United or the shareholders of GNB Bancshares is not obtained;

•	any of the conditions to the obligations of Texas United or the obligations of GNB Bancshares have not been met or waived by the other party; or

•	the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within 30 days after the terminating party gives written notice of such failure to the breaching party.

      In addition, GNB Bancshares may terminate the merger agreement, without the consent of Texas United, if:

•	it receives a superior acquisition proposal; or

•	the average per share sales price for the Texas United common stock for the 20 consecutive trading days ending on and including the tenth trading day prior to the closing date (price measurement period) is less than $18.00 per share; provided, however, that Texas United has the right, but not the obligation, to nullify any exercise by GNB Bancshares of this termination right by increasing the number of shares of common stock that Texas United will issue to shareholders of GNB Bancshares to a number determined by multiplying (1) the quotient of $18.00 divided by the average share price and (2) the exchange ratio.

      Texas United may terminate the merger agreement if GNB Bancshares’ board of directors resolves to:

•	accept a superior acquisition proposal;

•	recommend to its shareholders that they tender their shares in a tender or exchange offer with a third party; or

•	withdraw or modify its recommendation or approval of the merger agreement or recommend to the shareholders of GNB Bancshares the acceptance or approval of any alternate acquisition proposal.

      In the event of the termination of the merger agreement without breach by any party, the merger agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the merger agreement or as set forth below.

      Provided that Texas United is not in material breach of any covenant or obligation contained in the merger agreement, GNB Bancshares must pay Texas United a termination fee of $1.0 million if the merger agreement is terminated:

•	by GNB Bancshares because it has accepted a superior proposal;

•	by either Texas United or GNB Bancshares if the shareholders of GNB Bancshares do not approve the merger agreement and another acquisition proposal exists at that time that results in a definitive agreement within 12 months of termination; or

•	by Texas United as set forth in the second preceding paragraph.

Management After the Merger (page 70)

      After completion of the merger, Texas United’s board of directors will consist of all of its current directors. In addition, Texas United will take all actions necessary to appoint Riley C. Peveto and Jimmy Jack Biffle as directors of Texas United and State Bank upon completion of the merger.

Financial Interests of Directors and Officers in the Merger (page 63)

      Some of the directors and officers of Texas United and GNB Bancshares have interests in the merger that differ from, or are in addition to, their interests as shareholders of Texas United and GNB Bancshares. These interests include:

•	each of Riley C. Peveto and Jimmy Jack Biffle will become a director of Texas United and State Bank following the merger;

•	each of L. Don Stricklin and Ervan Zouzalik will become a director of GNB Financial, n.a. at the completion of the merger;

•	each of Ray Nichols, Mike Montgomery and Riley C. Peveto will receive a lump sum payment in consideration for the termination of their respective employment and change in control agreements with GNB Bancshares or GNB Financial, n.a.;

•	each of Ray Nichols, Mike Montgomery and Riley C. Peveto will enter into agreements with Texas United and/or State Bank whereby, upon a change in control of Texas United, Mr. Peveto will receive payment of three years annual compensation and Messrs. Nichols and Montgomery will each receive payment of two years annual compensation; and

•	the directors and officers of GNB Bancshares and GNB Financial, n.a. will receive continued directors’ and officers’ liability insurance coverage for a period of two years after completion of the merger.

Comparison of Rights of Shareholders of Texas United and GNB Bancshares (page 73)

      GNB Bancshares is a Texas corporation and the rights of shareholders of GNB Bancshares are governed by Texas law and GNB Bancshares’ articles of incorporation and bylaws. Texas United is a Texas corporation and the rights of Texas United shareholders are governed by Texas law and Texas United’s articles of incorporation and bylaws. Upon completion of the merger, shareholders of GNB Bancshares will become shareholders of Texas United and their rights will be governed by Texas law and Texas United’s articles of incorporation and bylaws, including the amendment to Texas United’s Articles of Incorporation which, if approved by the shareholders of Texas United at its special meeting, will provide that Texas United’s bylaws may be amended only upon approval of at least 70% of the Texas United board of directors and that the number of directors that serve on the board may be increased or decreased by the board of directors in accordance with Texas law.

Only GNB Bancshares Shareholders Have Dissenters’ Rights of Appraisal in the Merger (page 70)

      If you are a shareholder of GNB Bancshares, under Texas law you have the right to dissent from the merger and have the appraised fair value of your shares of GNB Bancshares common stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of Texas United common stock and cash being paid in the merger.

      Persons having beneficial interests in GNB Bancshares common stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Texas law to exercise your dissenter’s rights.

      In order to dissent, you must carefully follow the requirements of the Texas Business Corporation Act, including giving the required written notice before the vote on the merger agreement is taken at the special meeting. These steps are summarized under the caption “— How to Exercise and Perfect Your Right to Dissent” on page 71.

      If you intend to exercise dissenters’ rights, you should read the statutes carefully and consult with your own legal counsel. You should also remember that, if you return a signed proxy card but fail to provide instructions as to how your shares of GNB Bancshares common stock are to be voted, you will be considered to have voted in favor of the merger agreement and you will not be able to assert dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. See “— Income Tax Consequences” on page 72. If the merger agreement is approved by the shareholders of GNB Bancshares, holders of GNB Bancshares common stock who make a written objection to the merger prior to the GNB Bancshares special meeting, do not vote in favor of approval of the merger agreement, and properly make a written demand for payment following notice of the merger will be entitled to receive the fair value of their shares in cash under the Texas Business Corporation Act.

      The text of the provisions of the Texas Business Corporation Act pertaining to dissenters’ rights is attached to this joint proxy statement/ prospectus as Appendix D.

Recent Developments

     Preliminary Financial Results of Texas United for the Six Months Ended June 30, 2004

      On July 19, 2004, Texas United announced unaudited preliminary results for the first six months of 2004. Texas United’s net income for the six months ended June 30, 2004 was $3.1 million, or $0.73 per diluted share, compared with $2.5 million, or $0.61 per diluted share, for the same period in 2003, an increase in net income of $537,000 or 21.3%. This increase was primarily due to gains on the sale of mortgage loans generated by Community Home Loan, a decrease in the provision for loan losses and an increase in net interest income, partially offset by a decrease in mortgage servicing revenue and lower securities gains compared with the same period in 2003. For the six months ended June 30, 2004, Texas United’s return on average assets was 0.90% and its return on average shareholders’ equity was 15.7%. For the first six months of 2004, Texas United’s net interest margin was 4.57% compared with 5.17% for the same period in 2003.

      Net income for the three months ended June 30, 2004 was $1.5 million or $0.36 per diluted share, an increase in net income of $103,000 or 7.4% compared with net income of $1.4 million, or $0.34 per diluted share, for the same period in 2003. For the three months ended June 30, 2004, Texas United’s return on average assets was 0.83% and its return on average shareholders’ equity was 15.8%.

      At June 30, 2004, Texas United had total assets of $751.6 million compared with total assets of $614.4 million at June 30, 2003, total deposits of $567.4 million, total loans of $435.1 million and shareholders’ equity of $37.6 million.

      Texas United’s nonperforming assets totaled $2.6 million, or 0.61% of total loans and other real estate, at June 30, 2004, compared with $2.3 million, or 0.59% of total loans and other real estate at December 31, 2003, and $1.8 million, or 0.49% of total loans and other real estate at June 30, 2003. For the first six months of 2004, Texas United, had net charge-offs of $221,000, or 0.05% of average loans, compared with $1.0 million, or 0.27% of average loans, for the first six months of 2003. The provision for loan losses was $300,000 and $450,000 for the three and six months ended June 30, 2004, respectively. The allowance for loan losses at June 30, 2004 was $4.1 million and represented 0.95% of total loans compared with $3.6 million representing 0.97% of total loans at June 30, 2003.

      The following table presents Texas United’s selected consolidated financial data as of and for the six months ended June 30, 2004 and 2003. The financial data set forth below is unaudited and should be read in conjunction with Texas United’s audited consolidated financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003. In the opinion of Texas United’s management, the financial data as of and for the six months ended June 30, 2004 and 2003 includes all adjustments (consisting only of normal recurring adjustments) that management considers necessary for a fair presentation of Texas United’s financial position and results and operations as of the dates and for the periods indicated. Information for any interim period is not necessarily indicative of results that may be anticipated for the full year.

	As of and for the Six Months
	Ended June 30,

	2004	2003

	(In thousands, except per
	share data)
Income Statement Data:
Interest income	$19,122	$18,286
Interest expense	5,310	5,454

Net interest income	13,812	12,832
Provision for loan losses	450	1,300

Net interest income after provision for loan losses	13,362	11,532
Noninterest income	8,571	6,969
Noninterest expense	17,346	14,917

Earnings before taxes	4,587	3,584
Provision for income taxes	1,527	1,061

Net earnings	$3,060	$2,523

Common Share Data(1):
Basic earnings per share	$0.76	$0.64
Diluted earnings per share	0.73	0.61
Book value per share	9.34	9.68
Tangible book value per share(2)	6.87	7.20
Cash dividends declared per share	0.14	0.14
Dividend payout ratio	18.4%	14.8%
Weighted average shares outstanding (basic)	4,015	3,971
Weighted average shares outstanding (diluted)	4,197	4,130
Shares outstanding at end of period	4,025	3,995
Balance Sheet Data:
Total assets	$751,631	$614,374
Securities	241,286	174,349
Loans (including loans held for sale)	435,128	369,514
Allowance for loan losses	4,122	3,584
Total deposits	567,440	495,614
Borrowings	87,330	54,000
Junior subordinated deferrable interest debentures	12,365	7,210
Total shareholders’ equity	37,570	38,647
Performance Ratios:
Return on average assets	0.90%	0.85%
Return on average equity	15.73	13.48
Net interest margin	4.57	5.17
Efficiency ratio(3)	78.01	78.98

	As of and for the Six Months
	Ended June 30,

	2004	2003

	(In thousands, except per
	share data)
Asset Quality Ratios(4):
Nonperforming assets to total loans and other real estate	0.61%	0.49%
Nonperforming assets to total assets	0.35	0.30
Net charge-offs to average loans	0.05	0.27
Allowance for loan losses to total loans	0.95	0.97
Allowance for loan losses to nonperforming loans(5)	422.34	248.03
Liquidity and Capital Ratios:
Loans to deposits	76.68%	74.56%
Average shareholders’ equity to average total assets	5.70	6.33
Tangible equity to assets	3.68	4.68
Leverage ratio	6.04	5.56
Tier 1 risk-based capital ratio	8.88	8.35
Total risk-based capital ratio	9.74	9.26

(1)	Adjusted for a three-for-one stock split effective October 15, 2003.

(2)	Calculated by dividing total assets, less total liabilities, goodwill and core deposit intangibles, by shares outstanding at end of period.

(3)	Efficiency ratio is noninterest expense (excluding securities losses) divided by net interest income plus noninterest income (excluding securities gains). Taxes are not part of this calculation.

(4)	At period end, except for net (recoveries) charge-offs to average loans, which is for periods ended at such dates.

(5)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.

     Preliminary Financial Results of GNB Bancshares for the Six Months Ended June 30, 2004

      Net income for the six months ended June 30, 2004 was $539,000, or $0.83 per share (basic and diluted), compared with $968,000, or $1.56 per share (basic and diluted), for the same period in 2003. The decrease in net income was primarily due to an embezzlement loss of approximately $1.1 million discovered and recorded by GNB Bancshares in March 2004. On July 13, 2004, GNB Bancshares’ insurance company indicated in writing that at least $950,000 of the loss would be covered subject to the receipt of appropriate releases and assignments. The insurance company reserved its rights and defenses under the bond, and until funds are received by GNB Bancshares, there can be no assurance that any payment will be made. GNB Bancshares posted a return on average assets of 0.48% and a return on average equity of 5.54% for the six months ended June 30, 2004.

      At June 30, 2004, GNB Bancshares had total assets of $223.4 million, total loans of $166.6 million, total deposits of $189.4 million and total shareholders’ equity of $19.4 million.

      Nonperforming assets totaled $956,000, or 0.57% of total loans plus other real estate, at June 30, 2004 compared with $651,000, or 0.41% of total loans and other real estate, at December 31, 2003 and $1.3 million, or 0.79% of total loans and other real estate, at June 30, 2003. The provision for loan losses was $90,000 for the six months ended June 30, 2004. The allowance for loan losses at June 30, 2004 and June 30, 2003 was $1.71 million and represented 1.03% of total loans at June 30, 2004 compared with 1.07% of total loans at June 30, 2003.

      The following table presents GNB Bancshares’ selected consolidated financial data as of and for the six months ended June 30, 2004 and 2003. The financial data set forth below is unaudited and should be read in conjunction with GNB Bancshares’ audited consolidated financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003. In the opinion of GNB Bancshares’ management, the financial data as of and for the six months ended June 30, 2004 and 2003, includes all adjustments (consisting only of normal recurring adjustments) that GNB Bancshares’ management considers necessary for a fair presentation of its financial position and results and operations as of the dates and for the periods indicated. Information for any interim period is not necessarily indicative of results that may be anticipated for the full year.

	As of and for the Six Months
	Ended June 30,

	2004		2003

	(In thousands, except per
	share data)
Income Statement Data:
Interest income	$6,328		$6,373
Interest expense	1,309		1,579

Net interest income	5,019		4,794
Provision for loan losses	90		218

Net interest income after provision for loan losses	4,929		4,576
Noninterest income	1,776		1,966
Noninterest expense	5,890	(1)	5,065

Income before taxes	815		1,477
Provision for income taxes	276		509

Net income	$539		$968

	As of and for the Six Months
	Ended June 30,

	2004	2003

	(In thousands, except per
	share data)
Common Share Data:
Basic earnings per share	$0.83	$1.56
Diluted earnings per share	0.83	1.56
Book value per share	29.55	30.45
Tangible book value per share(2)	29.54	30.44
Cash dividends declared per share	0.50	0.25
Dividend payout ratio	60.24%	16.03%

Weighted average shares outstanding (basic)	652	619
Weighted average shares outstanding (diluted)	652	619
Shares outstanding at end of period	656	619
Balance Sheet Data:
Total assets	$223,390	$222,642
Securities	31,807	26,692
Loans (including loans held for sale)	166,596	162,708
Allowance for loan losses	1,713	1,734
Total deposits	189,412	184,915
Borrowings	5,853	10,251
Junior subordinated deferrable interest debentures	5,155	5,155
Total shareholders’ equity	19,394	18,855
Performance Ratios:
Return on average assets	0.48%	0.89%
Return on average equity	5.54	10.34
Net interest margin	4.93	4.83
Efficiency ratio(3)	86.68	74.93
Asset Quality Ratios(4):
Nonperforming assets to total loans and other real estate	0.57%	0.79%
Net charge-offs to average loans	0.27	0.10
Allowance for loan losses to total loans	1.03	1.07
Allowance for loan losses to nonperforming loans(5)	209.93	220.33
Liquidity and Capital Ratios:
Average shareholders’ equity to average total assets	7.95%	7.91%
Leverage ratio	8.65	8.65
Tier 1 risk-based capital ratio	13.33	13.25
Total risk-based capital ratio	14.27	14.24

(1)	Included in noninterest expense is a one-time pre-tax charge of $1.1 million in connection with an embezzlement loss. On July 13, 2004, GNB Bancshares’ insurance company indicated in writing that at least $950,000 of the loss would be covered subject to the receipt of appropriate releases and assignments. The insurance company reserved its rights and defenses under the bond, and until funds are received by GNB Bancshares, there can be no assurance that any payment will be made.

(2)	Calculated by dividing total assets, less total liabilities, goodwill and deposit premiums, by shares outstanding at end of period.

(3)	Efficiency ratio is noninterest expense (excluding securities losses) divided by net interest income plus noninterest income (excluding securities gains). Taxes are not part of this calculation.

(4)	At period end, except for net charge-offs to average loans, which is for periods ended at such dates.

(5)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TEXAS UNITED

      The following table summarizes Texas United’s historical consolidated financial data for the periods and at the dates indicated and should be read in conjunction with Texas United’s consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Texas United” beginning on page 80. The selected historical financial data as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 is derived from Texas United’s audited consolidated financial statements and related notes included in this joint proxy statement/ prospectus. The selected historical financial data as of December 31, 2001, 2000 and 1999 and for each of the two years in the period ended December 31, 2000 is derived from Texas United’s audited consolidated financial statements not included in this joint proxy statement/ prospectus. The selected historical financial data as of March 31, 2004 and 2003 and for the three-month periods then ended are derived from Texas United’s unaudited interim consolidated financial statements included in this joint proxy statement/ prospectus. These unaudited interim consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) that Texas United’s management considers necessary for a fair presentation of its financial position and results of operations as of the dates and for the periods indicated. Information for any interim period is not necessarily indicative of results that may be anticipated for the full year.

	As of and for the
	Three Months Ended
	March 31,		As of and for the Years Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In thousands, except per share data)
Income Statement Data:
Interest income	$9,206	$9,004	$36,701	$32,406	$29,894	$25,355	$19,664
Interest expense	2,542	2,733	10,478	10,373	13,064	11,482	8,314

Net interest income	6,664	6,271	26,223	22,033	16,830	13,873	11,350
Provision for loan losses	150	800	2,900	1,900	925	293	188

Net interest income after provision for loan losses	6,514	5,471	23,323	20,133	15,905	13,580	11,162
Noninterest income	3,904	3,580	13,804	11,671	7,865	5,308	3,852
Noninterest expense	8,150	7,490	29,992	25,888	19,761	15,450	11,198

Earnings before taxes	2,268	1,561	7,135	5,916	4,009	3,438	3,816
Provision for income taxes	703	430	1,894	1,638	785	401	642

Net earnings	$1,565	$1,131	$5,241	$4,278	$3,224	$3,037	$3,174

Common Share Data(1):
Basic earnings per share	$0.39	$0.29	$1.31	$1.12	$0.86	$0.83	$0.88
Diluted earnings per share	0.37	0.27	1.26	1.07	0.83	0.79	0.85
Book value per share	10.17	9.28	9.49	8.94	7.35	6.62	5.54
Tangible book value per share(2)	7.70	6.78	7.13	6.43	5.50	4.66	4.63
Cash dividends declared per share	0.07	0.07	0.28	0.28	0.24	0.21	0.20
Dividend payout ratio	18.0%	24.1%	21.4%	25.0%	27.9%	25.3%	22.7%
Weighted average shares outstanding (basic)	4,010	3,965	3,984	3,826	3,742	3,652	3,606
Weighted average shares outstanding (diluted)	4,193	4,120	4,151	3,998	3,894	3,813	3,714
Shares outstanding at end of period	4,017	3,968	4,002	3,960	3,724	3,717	3,583

	As of and for the
	Three Months Ended
	March 31,		As of and for the Years Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In thousands, except per share data)
Balance Sheet Data (at period end):
Total assets	$658,720	$591,661	$637,684	$587,272	$453,839	$379,772	$313,109
Securities	180,318	163,569	184,547	132,140	109,877	75,831	91,869
Loans (including loans held for sale)	406,840	357,862	384,331	386,315	274,945	239,641	173,797
Allowance for loan losses	4,093	3,593	3,893	3,296	1,754	1,590	1,737
Total deposits	536,749	474,599	501,136	452,919	375,688	336,308	259,969
Borrowings	57,837	61,089	71,875	62,945	39,232	9,127	27,364
Junior subordinated deferrable interest debentures	12,365	7,210	12,365	7,210	7,210	7,210	—
Total shareholders’ equity	40,845	36,821	37,987	35,418	27,372	24,604	19,846
Performance Ratios:
Return on average assets	0.97%	0.79%	0.86%	0.86%	0.77%	0.90%	1.14%
Return on average equity	15.41	12.70	14.12	13.53	12.07	14.18	15.61
Net interest margin	4.63	4.99	4.83	5.04	4.68	4.70	4.56
Efficiency ratio(3)	77.69	77.86	77.33	80.28	81.14	80.36	74.22
Asset Quality Ratios(4):
Nonperforming assets to total loans and other real estate	0.59%	0.56%	0.59%	0.52%	0.20%	0.50%	0.74%
Nonperforming assets to total assets	0.37	0.34	0.35	0.34	0.12	0.32	0.41
Net (recoveries) charge-offs to average loans	(0.01)	0.13	0.61	0.34	0.29	0.22	0.16
Allowance for loan losses to total loans	1.01	1.00	1.01	0.85	0.64	0.66	1.00
Allowance for loan losses to nonperforming loans(5)	197.44	220.02	195.82	197.48	334.73	156.80	181.50
Liquidity and Capital Ratios:
Loans to deposits	75.80%	75.40%	76.69%	85.29%	73.18%	71.26%	66.85%
Average shareholders’ equity to average total assets	6.28	6.22	6.07	6.35	6.42	6.33	7.33
Tangible equity to assets	4.70	4.55	4.47	4.34	4.51	4.56	5.07
Leverage ratio	6.46	5.52	6.46	5.49	6.49	6.82	6.07
Tier 1 risk-based capital ratio	9.61	8.32	9.54	7.97	10.16	10.19	9.85
Total risk-based capital ratio	10.56	9.27	10.47	8.83	10.80	10.84	10.78

(1)	Adjusted for a five-for-one stock split effective January 15, 2000 and a three-for-two stock split effective October 15, 2003.

(2)	Calculated by dividing total assets, less total liabilities, goodwill and core deposit intangibles, by shares outstanding at end of period.

(3)	Efficiency ratio is noninterest expense (excluding securities losses) divided by net interest income plus noninterest income (excluding securities gains). Taxes are not part of this calculation.

(4)	At period end, except for net (recoveries) charge-offs to average loans, which is for periods ended at such dates.

(5)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GNB BANCSHARES

      The following table summarizes the historical consolidated financial data of GNB Bancshares for the periods and at the dates indicated and should be read in conjunction with GNB Bancshares’ consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GNB Bancshares” beginning on page 131. The selected historical financial data as of December 31, 2003 and 2002 and for each of the three years ended December 31, 2003 is derived from GNB Bancshares’ audited consolidated financial statements and related notes included in this joint proxy statement/ prospectus. The selected historical financial data as of December 31, 2001, 2000 and 1999 and for each of the two years ended December 31, 2000 is derived from GNB Bancshares’ audited consolidated financial statements not included in this joint proxy statement/ prospectus. The selected historical financial data as of March 31, 2004 and 2003 and for the three-month periods then ended are derived from GNB Bancshares’ unaudited interim consolidated financial statements included in this joint proxy statement/ prospectus. These unaudited interim consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) that GNB Bancshares’ management considers necessary for a fair presentation of its financial position and results of operations as of the dates and for the periods indicated. Information for any interim period is not necessarily indicative of results that may be anticipated for the full year.

	As of and for the
	Three Months Ended
	March 31,		As of and for the Years Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In thousands, except per share data)
Income Statement Data:
Interest income	$3,217	$3,118	$12,872	$12,251	$11,835	$10,633	$9,762
Interest expense	672	778	3,063	2,996	3,991	4,144	3,228

Net interest income	2,545	2,340	9,809	9,255	7,844	6,489	6,534
Provision for loan losses	60	123	435	487	525	170	120

Net interest income after provision for loan losses	2,485	2,217	9,374	8,768	7,319	6,319	6,414
Noninterest income	909	1,000	4,127	3,929	3,468	3,108	2,559
Noninterest expense	3,539 (1)	2,476	11,934	9,583	8,474	6,484	6,296

Income before taxes	(145)	741	1,567	3,114	2,313	2,943	2,677
Provision for income taxes	(49)	263	569	1,024	900	905	874

Net income	$(96)	$478	$998	$2,090	$1,413	$2,038	$1,803

Common Share Data:
Basic earnings per share	$(0.15)	$0.77	$1.61	$3.36	$2.28	$3.29	$2.86
Diluted earnings per share	(0.15)	0.77	1.61	3.36	2.28	3.29	2.86
Book value per share	29.74	30.17	29.63	29.74	27.09	24.46	20.81
Tangible book value per share(2)	29.73	30.15	29.62	29.73	27.08	24.45	20.79
Cash dividends declared per share	—	0.25	1.00	0.85	0.60	0.60	0.60
Dividend payout ratio	—%	32.3%	62.1%	25.3%	26.3%	18.2%	21.0%
Weighted average shares outstanding (basic)	648	619	619	621	620	620	631
Weighted average shares outstanding (diluted)	648	619	619	621	620	620	631
Shares outstanding at end of period	656	619	634	619	623	620	621

	As of and for the
	Three Months Ended
	March 31,		As of and for the Years Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In thousands, except per share data)
Balance Sheet Data (at period end):
Total assets	$224,382	$210,403	$228,155	$208,945	$182,951	$156,614	$143,892
Securities	31,917	22,680	34,603	21,214	29,720	40,779	46,785
Loans (including loans held for sale)	161,700	155,406	158,676	156,667	125,207	88,827	82,084
Allowance for loan losses	1,746	1,640	1,841	1,564	1,273	941	813
Total deposits	190,574	173,299	191,119	170,245	150,722	137,294	123,241
Borrowings and notes payable	5,910	9,609	9,432	12,191	7,738	2,849	6,816
Junior subordinated deferrable interest debentures	5,155	5,155	5,155	5,155	5,155	—	—
Total shareholders’ equity	19,519	18,674	18,776	18,413	16,892	15,179	12,913
Performance Ratios:
Return on average assets	(0.17)%	0.91%	0.45%	1.06%	0.82%	1.37%	1.26%
Return on average equity	(1.98)	10.27	5.33	12.34	9.25	14.64	13.86
Net interest margin	5.01	5.04	4.74	5.05	4.77	4.75	5.09
Efficiency ratio(3)	102.46	74.13	85.63	72.69	74.91	67.56	69.24
Asset Quality Ratios(4):
Nonperforming assets to total loans and other real estate	0.20%	0.39%	0.41%	0.39%	0.46%	1.02%	0.85%
Net charge-offs to average loans	0.38	0.12	0.10	0.14	0.17	0.05	0.09
Allowance for loan losses to total loans	1.08	1.06	1.16	1.00	1.02	1.06	0.99
Allowance for loan losses to nonperforming loans(5)	964.64	1,547.17	459.10	423.85	222.94	104.09	121.52
Capital Ratios:
Leverage ratio	8.66%	8.85%	8.50%	8.57%	8.82%	9.32%	9.12%
Average shareholders’ equity to average total assets	7.94	8.13	7.73	7.84	8.14	8.75	8.60
Tier 1 risk-based capital ratio	13.51	13.62	13.50	13.47	15.72	14.77	14.32
Total risk-based capital ratio	14.48	14.60	14.56	14.40	16.66	15.69	15.20

(1)	Included in noninterest expense is a one-time pre-tax charge of $1.1 million in connection with an embezzlement loss. On July 13, 2004, GNB Bancshares’ insurance company indicated in writing that at least $950,000 of the loss would be covered subject to the receipt of appropriate releases and assignments. The insurance company reserved its rights and defenses under the bond, and until funds are received by GNB Bancshares, there can be no assurance that any payment will be made.

(2)	Calculated by dividing total assets, less total liabilities, goodwill and deposit premiums, by shares outstanding at end of period.

(3)	Efficiency ratio is noninterest expense (excluding securities losses) divided by net interest income plus noninterest income (excluding securities gains). Taxes are not part of this calculation.

(4)	At period end, except for net charge-offs to average loans, which is for periods ended at such dates.

(5)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL INFORMATION

      The following unaudited pro forma consolidated combined financial information as of March 31, 2004 and for the three months ended March 31, 2004 and the year ended December 31, 2003 is presented to show the impact on Texas United’s historical financial position and results of operations of:

•	the proposed acquisition of GNB Bancshares;

•	the proposed acquisition of the Caldwell and Lexington branches of Central Bank by Texas United;

•	the proposed issuance of shares of Texas United common stock to the shareholders of GNB Bancshares in connection with the merger;

•	the proposed issuance of a number of shares of Texas United common stock in the public offering in an amount sufficient to fund the cash portion of the purchase price of GNB Bancshares; and

•	the proposed issuance of a number of shares of Texas United common stock in the public offering in an amount sufficient to repay a line of credit which was contributed to State Bank to increase its equity capital to support the additional assets to be acquired from the Central Bank branches.

      As a result of the merger and assuming there are 656,338 shares of GNB Bancshares common stock outstanding and no adjustment to the exchange ratio, shareholders of GNB Bancshares will receive 2.15649 shares of Texas United common stock and $28.03 in cash for each share of GNB Bancshares common stock they own, with cash paid for fractional share interests. The exchange ratio is subject to adjustment based upon the 20 trading day average sales price of Texas United common stock ending on and including the tenth trading day immediately prior to the closing date of the merger, as described under “Proposal I — Approval of the Merger Agreement — Terms of the Merger.”

      The unaudited Pro Forma Consolidated Combined Balance Sheet reflects the historical position of Texas United, GNB Bancshares and the Central Bank branches at March 31, 2004 with pro forma adjustments based on the assumption that the merger and branch acquisitions were both completed on March 31, 2004. The pro forma adjustments are based on the purchase method of accounting. The unaudited Pro Forma Consolidated Combined Statements of Earnings assume that the merger and the branch acquisitions were consummated on January 1 of the earliest indicated period. The adjustments are based on information available and certain assumptions that Texas United believes is reasonable. The adjustments do not include any restructuring costs. The final allocation of the purchase price for GNB Bancshares between shareholders’ equity and goodwill will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of GNB Bancshares’ tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of GNB Bancshares will change the amount of the purchase price allocable to goodwill. Further, changes such as net income from April 1, 2004 through the date the merger is completed will also change the amount of goodwill recorded. In addition, the final adjustments may be different from the unaudited pro forma adjustments presented in this joint proxy statement/ prospectus.

      The following information should be read in conjunction with and is qualified in its entirety by Texas United’s consolidated financial statements and accompanying notes and the consolidated financial statements and accompanying notes of GNB Bancshares included with this joint proxy statement/ prospectus.

      The unaudited pro forma consolidated combined financial information is intended for informational purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the merger or the branch acquisitions been in effect as of the date or for the period presented.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED BALANCE SHEET

As of March 31, 2004

	Texas	GNB	Central Bank
	United	Bancshares	Branches	Pro Forma		Pro Forma
	Historical	Historical	Historical	Adjustments		Combined

	(Dollars in thousands)
Assets
Cash and due from banks	$17,572	$10,606	$68,178	$(58,678	)(a)	$37,678
				18,400	(f)
				9,000	(h)
				(9,000	)(h)
				(18,400	)(f)
				9,000	(i)
				(9,000	)(i)
Federal funds sold	1,913	8,995	—	—		10,908

Total cash and cash equivalents	19,485	19,601	68,178	(58,678)		48,586
Available-for-sale securities at fair value	180,318	31,917	—	43,678	(a)	255,913
Loans:
Total loans, net	384,252	159,954	33,348	—		577,554
Loans held for sale	18,495	—	—	—		18,495
Premises and equipment, net	26,397	5,935	792	2,000	(b)	35,124
Accrued interest receivable	2,871	1,246	243	—		4,360
Goodwill	9,528	—	—	25,521	(c)	35,049
Core deposit intangibles	367	—	—	5,860	(d)	6,227
Mortgage servicing rights	4,470	—	—	—		4,470
Other assets	12,537	5,729	—	—		18,266

Total assets	$658,720	$224,382	$102,561	$18,381		$1,004,044

Liabilities and Shareholders’ Equity
Liabilities:
Deposits
Non interest-bearing	$96,457	$50,705	$11,041	$—		$158,203
Interest-bearing	440,292	139,869	91,398	—		671,559

Total deposits	536,749	190,574	102,439	—		829,762
Federal funds purchased	—	—	—	—		—
Other liabilities	7,131	3,224	122	—		10,477
Borrowings	57,837	5,910	—	(15,000	)(a)	48,747
				9,000	(h)
				(9,000	)(i)
Securities sold under repurchase agreements	3,793	—	—	—		3,793
Junior subordinated deferrable interest debentures	12,365	5,155	—	—		17,520

Total liabilities	617,875	204,863	102,561	(15,000)		910,299
Shareholders’ equity:
Common stock	4,023	4,974	—	(4,974	)(e)	7,155
				1,134	(f)
				1,443	(g)
				555	(i)

	Texas	GNB	Central Bank
	United	Bancshares	Branches	Pro Forma		Pro Forma
	Historical	Historical	Historical	Adjustments		Combined

	(Dollars in thousands)
Additional paid-in capital	17,118	4,272	—	18,069	(c)	66,555
				(4,272	)(e)
				17,266	(f)
				24,057	(g)
				8,445	(i)
				(18,400	)(f)
Retained earnings	18,705	16,015	—	(16,015	)(e)	18,705
Accumulated other comprehensive gain	1,116	331	—	—		1,447
Treasury stock	(117)	(6,073)	—	6,073	(e)	(117)

Total shareholders’ equity	40,845	19,519	—	33,381		93,745

Total liabilities and shareholders’ equity	$658,720	$224,382	$102,561	$18,381		$1,004,044

(a)	This adjustment represents use of funds received from the Central Bank branches to increase investment securities and reduce short-term debt.

(b)	This adjustment represents the estimated write-up of premises and equipment to fair value.

(c)	This adjustment represents the amount of goodwill expected to be recorded in the GNB Bancshares and Central Bank branch acquisitions, less amounts allocated to the estimated write up to fair value for premises and equipment and estimated identifiable intangible assets, calculated as follows (in thousands):

Purchase price for GNB Bancshares	$43,900
Purchase price for Central Bank branches	9,000

Total consideration	52,900
Less: GNB Bancshares equity at book value	(19,519)
Estimated fair value adjustment of bank premises	(2,000)
Allocated to core deposit intangible	(5,860)

Total goodwill adjustment	$25,521

(d)	This adjustment represents the recognition of core deposit intangible acquired in the acquisitions with GNB Bancshares and the Central Bank branches.

(e)	This adjustment represents the elimination of equity of GNB Bancshares as a part of the purchase accounting transactions.

(f)	This adjustment represents the issuance of 1,134,402 shares of Texas United common stock to be sold in the public offering in the approximate amount necessary to raise the funds to pay $18.4 million in cash to shareholders of GNB Bancshares based on an assumed offering price of $17.47 per share and after deducting the underwriting discounts and other offering expenses attributable to such shares.

(g)	This adjustment represents the issuance of 1,443,451 shares of Texas United common stock to shareholders of GNB Bancshares, assuming an adjusted exchange ratio of 2.19925 based on an assumed 20 trading day average sales price of Texas United common stock for the period ended June 30, 2004 of $17.65 per share.

(h)	This adjustment represents an advance on Texas United’s line of credit to fund the acquisition of the Central Bank branches.

(i)	This adjustment represents the issuance of 554,871 shares of Texas United common stock to be sold in the public offering in the approximate amount necessary to repay the outstanding borrowings under Texas United’s line of credit which were used to increase State Bank’s equity capital to support the additional assets to be acquired from the Central Bank branches based on an assumed offering price of $17.47 per share and after deducting the underwriting discounts and other offering expenses attributable to such shares.

UNAUDITED PRO FORMA CONSOLIDATED

COMBINED STATEMENT OF EARNINGS
For the Three Months Ended March 31, 2004

	Texas	GNB	Central Bank
	United	Bancshares	Branches	Pro Forma		Pro Forma
	Historical	Historical	Historical	Adjustments		Combined

	(In thousands, except per share data)
Interest income:
Loans, including fees	$7,517	$2,916	$627	$—		$11,060
Securities	1,685	276	—	437	(a)	2,398
Federal funds sold and other temporary investments	4	25	—	—		29

Total interest income	9,206	3,217	627	437		13,487
Interest expense:
Deposits	1,789	475	547	—		2,811
Federal funds purchased	14	—	—	—		14
Borrowings	473	69	—	(122	)(b)	420
Junior subordinated deferrable interest debentures	266	128	—	—		394

Total interest expense	2,542	672	547	(122)		3,639

Net interest income	6,664	2,545	80	559		9,848
Provision for loan losses	150	60	47	—		257

Net interest income after provision for loan losses	6,514	2,485	33	559		9,591
Noninterest income:
Service charges	1,597	599	170	—		2,366
Other operating income	2,307	310	14	—		2,631

Total noninterest income	3,904	909	184	—		4,997
Noninterest expense:
Employee compensation and benefits	4,274	1,397	201	—		5,872
Occupancy expense	1,088	307	33	13	(c)	1,441
Other operating expenses	2,788	1,835	155	392	(d)	5,170

Total noninterest expense	8,150	3,539	389	405		12,483

Earnings (loss) before federal income taxes	2,268	(145)	(172)	154		2,105
Provision for federal income taxes	703	(49)	—	52	(e)	706

Net earnings (loss)	$1,565	$(96)	$(172)	$102		$1,399

Basic earnings per share:
Net earnings (loss) per share	$0.39	$(0.15)				$0.20
Average shares outstanding	4,010	648				7,087
Diluted earnings per share:
Net earnings (loss) per share	$0.37	$(0.15)				$0.19
Average shares outstanding	4,193	648				7,270

(a)	This adjustment represents estimated earnings on securities acquired with the funds invested from the Central Bank branch acquisitions.

(b)	This adjustment represents a reduction in interest expenses from the repayment of short-term debt.

(c)	This adjustment represents additional depreciation expense as a result of the write up of premises and equipment to fair value.

(d)	This adjustment represents three months amortization on core deposit intangible of $5.9 million acquired in the acquisitions of GNB Bancshares and the Central Bank branches, which is being amortized over eight years.

(e)	This adjustment represents the federal income tax expense of the pro forma adjustments at the statutory tax rate of 34%.

UNAUDITED PRO FORMA CONSOLIDATED

COMBINED STATEMENT OF EARNINGS
For the Year Ended December 31, 2003

	Texas	GNB	Central Bank
	United	Bancshares	Branches	Pro Forma		Pro Forma
	Historical	Historical	Historical	Adjustments		Combined

	(In thousands, except per share data)
Interest income:
Loans, including fees	$30,295	$11,701	$2,680	$—		$44,676
Securities	6,315	985	—	1,747	(a)	9,047
Federal funds sold and other temporary investments	91	186	—	—		277

Total interest income	36,701	12,872	2,680	1,747		54,000
Interest expense:
Deposits	7,487	2,221	2,323	—		12,031
Federal funds purchased	128	—	—	—		128
Borrowings	2,117	842	—	(487	)(b)	2,472
Junior subordinated deferrable interest debentures	746	—	—	—		746

Total interest expense	10,478	3,063	2,323	(487)		15,377

Net interest income	26,223	9,809	357	2,234		38,623
Provision for loan losses	2,900	435	96	—		3,431

Net interest income after provision for loan losses	23,323	9,374	261	2,234		35,192
Noninterest income:
Service charges	6,753	2,469	768	—		9,990
Other operating income	7,051	1,658	13	—		8,722

Total noninterest income	13,804	4,127	781	—		18,712
Noninterest expense:
Employee compensation and benefits	16,689	5,562	809	—		23,060
Occupancy expense	4,621	1,229	123	50	(c)	6,023
Other operating expenses	8,682	5,143	555	1,466	(d)	15,846

Total noninterest expense	29,992	11,934	1,487	1,516		44,929

Earnings (loss) before federal income taxes	7,135	1,567	(445)	718		8,975
Provision for federal income taxes	1,894	569	—	244	(e)	2,707

Net earnings (loss)	$5,241	$998	$(445)	$474		$6,268

Basic earnings per share:
Net earnings per share	$1.31	$1.61				$0.89
Average shares outstanding	3,984	619				7,061
Diluted earnings per share:
Net earnings per share	$1.26	$1.61				$0.87
Average shares outstanding	4,151	619				7,228

(a)	This adjustment represents estimated earnings on securities acquired with the funds invested from the Central Bank branch acquisitions.

(b)	This adjustment represents a reduction in interest expenses from the repayment of short-term debt.

(c)	This adjustment represents additional depreciation expense as a result of the write up of premises and equipment to fair value.

(d)	This adjustment represents a full year of amortization on core deposit intangible of $5.9 million acquired in the acquisitions with GNB Bancshares and the Central Bank branches, which is being amortized over eight years.

(e)	This adjustment represents the federal income tax expense of the pro forma adjustments at the statutory tax rate of 34%.

COMPARATIVE SUMMARY OF HISTORICAL AND PRO FORMA PER SHARE SELECTED FINANCIAL DATA

      Set forth below is certain per share financial information for Texas United and GNB Bancshares on a historical basis, on a pro forma combined basis and on a pro forma combined basis per GNB Bancshares equivalent share.

      The pro forma data was derived by combining the historical consolidated financial information of Texas United and GNB Bancshares using the purchase method of accounting for business combinations. In July 2001, the Financial Accounting Standards Board issued Statement No. 142, “Goodwill and Other Intangible Assets,” which eliminates the requirement to amortize goodwill and requires goodwill to be evaluated annually, or more frequently if impairment indicators arise, for impairment.

      The pro forma data gives effect to:

•	the proposed acquisition of GNB Bancshares;

•	the proposed acquisition of the Caldwell and Lexington branches of Central Bank;

•	the proposed issuance of a number of shares of Texas United common stock in the public offering in an amount equal to fund the cash portion of the purchase price of GNB Bancshares; and

•	the proposed issuance of a number of shares of Texas United common stock in the public offering in an amount necessary to repay the outstanding borrowings under a line of credit which were contributed to State Bank to increase its equity capital to support the additional assets to be acquired from the Central Bank branches.

      The pro forma data assumes that the merger was effected at the dates and at the beginning of the periods indicated. The GNB Bancshares pro forma equivalent share information shows the effect of the merger from the perspective of an owner of GNB Bancshares common stock. The information was computed by multiplying the pro forma information based on an average trading price of Texas United common stock of $17.65 per share and an assumed exchange ratio of 2.19925 (adjusted in accordance with the terms of the merger agreement). The exchange ratio is subject to adjustment based on the 20 trading day average sales price of Texas United common stock ending on the tenth trading day immediately prior to the closing date of the merger. The exchange ratio used in the pro forma data is for illustrative purposes only assuming a 20 trading day period ended June 30, 2004.

      You should read the information below together with the historical financial statements and related notes and other information of Texas United and GNB Bancshares included in this joint proxy statement/ prospectus. We expect that Texas United and GNB Bancshares will incur merger and integration charges as a result of combining their companies. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses. The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

	As of and for
	the Three	As of and for
	Months Ended	the Year Ended
	March 31,	December 31,
	2004	2003

Basic earnings per share
Texas United	$0.39	$1.31
GNB Bancshares	(0.15)	1.61
Pro Forma	0.20	0.89
Equivalent pro forma per share of GNB Bancshares common stock	0.44	1.96
Diluted earnings per share
Texas United	$0.37	$1.26
GNB Bancshares	(0.15)	1.61
Pro Forma	0.19	0.87
Equivalent pro forma per share of GNB Bancshares common stock	0.42	1.91
Cash dividends per share
Texas United	$0.07	$0.28
GNB Bancshares	—	1.00
Pro Forma	0.07 (1)	0.28 (1)
Equivalent pro forma per share of GNB Bancshares common stock	0.15	0.62
Book value per share
Texas United	$10.17	$9.49
GNB Bancshares	29.74	29.63
Pro Forma	13.34	12.87
Equivalent pro forma per share of GNB Bancshares common stock	29.34	28.30

(1)	Because Texas United intends to continue paying its regular quarterly dividend, the pro forma dividend reflects the historical dividend paid by Texas United.

COMPARATIVE STOCK PRICES

      The following table summarizes (i) the market values of the Texas United common stock on April 28, 2004, the business day prior to the announcement of the proposed merger and as of the most recent date practicable preceding the date of this joint proxy statement/ prospectus and (ii) the equivalent pro forma value of a share of Texas United common stock at such dates based on the total exchange ratio. Historical market value information regarding the GNB Bancshares common stock is not provided because there is no active market for GNB Bancshares common stock. Because the market price of Texas United common stock is subject to fluctuation, the market value of the shares of Texas United common stock that holders of GNB Bancshares common stock would receive upon consummation of the merger may increase or decrease prior to the receipt of such shares following completion of the merger. You should obtain current market quotations for the Texas United common stock.

Equivalent
Pro Forma
Per Share of
GNB Bancshares
	Texas United	Common
	Historical(1)	Stock(2)

April 28, 2004	$18.61	$40.93
, 2004	$—	$—

(1)	Represents the closing price of Texas United common stock on the Nasdaq National Market.

(2)	Equivalent pro forma market value per share of GNB Bancshares common stock represents the historical market value per share of Texas United common stock multiplied by an assumed exchange ratio of 2.19925 (adjusted in accordance with the terms of the merger agreement) based on 656,338 shares of GNB Bancshares common stock outstanding.

RISK FACTORS

      An investment in the Texas United common stock in connection with the merger involves risks. Texas United describes below the material risks and uncertainties that it believes affect the merger and its business, industry and shares of common stock. You should carefully read and consider all of these risks and all other information contained in this joint proxy statement/ prospectus in deciding whether to vote for approval of the merger agreement. If any of the risks described in this joint proxy statement/ prospectus occur, either the merger consideration to be received by GNB Bancshares shareholders or Texas United’s financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of Texas United common stock could decline significantly, and you could lose all or part of your investment.

Risks Associated With the Merger

Fluctuations in market prices of Texas United common stock will affect the value that GNB Bancshares shareholders receive for their shares of GNB Bancshares common stock.

      Upon completion of the merger, shares of GNB Bancshares common stock (other than any dissenting shares) will be converted into shares of Texas United common stock and cash. While the merger consideration has been generally structured to provide that shareholders of GNB Bancshares will receive, for each of their shares of GNB Bancshares common stock, 2.15649 shares of Texas United common stock and $28.03 in cash, in the event the average sales price of Texas United common stock for the 20 trading days ending on the tenth trading day prior to the closing date exceeds or falls below certain pre-agreed levels, the amount of cash shareholders of GNB Bancshares will receive for each of their shares of GNB Bancshares common stock would remain the same, but the exchange ratio with respect to the number of shares of Texas United common stock that shareholders of GNB Bancshares will receive will change and such shareholders will receive a number of shares of Texas United common stock less than or greater than, as the case may be, 2.15649 for each share of GNB Bancshares common stock. Because the price of Texas United common stock will fluctuate prior to the merger, Texas United cannot assure GNB Bancshares shareholders of the market value or number of the shares of Texas United common stock that they will receive in the merger.

      The price of Texas United common stock may vary from its price on the date of this joint proxy statement/ prospectus, the date of the GNB Bancshares special meeting and the date for determining the average trading price discussed below. Stock price fluctuations may result from a variety of factors, some of which are beyond the control of Texas United, including, among other things, changes in Texas United’s businesses, operations and prospects, regulatory considerations and general market and economic conditions. Because the date the merger is to be completed will be later than the date of the special meeting, the price of the Texas United common stock on the date of the special meeting may not be indicative of its price on the date the merger is to be completed.

      Accordingly, at the time GNB Bancshares shareholders vote with respect to the merger agreement, they will not know the market value or number of shares of Texas United common stock that they will receive in the merger.

If the price of Texas United common stock falls and the decrease exceeds certain pre-agreed levels, and if Texas United does not elect to alter the exchange ratio to provide more shares, GNB Bancshares has the right to terminate the merger agreement.

      The number of shares of Texas United common stock GNB Bancshares shareholders will receive in the merger may increase or decrease from the date of this joint proxy statement/ prospectus until completion of the merger if the following events occur:

•	if the average sales price for Texas United common stock during the 20 successive trading days ending on and including the tenth trading day prior to the closing date of the merger is more than $21.00 per share, the exchange ratio will automatically decrease, subject to a minimum exchange ratio or 2.0000; and

•	if the average sales price for Texas United common stock is less than $18.00 per share, the exchange ratio may be increased at the option of Texas United. If Texas United elects not to increase the exchange ratio, GNB Bancshares may terminate the merger agreement.

      As a result, even if the merger is approved by the shareholders, the merger may ultimately not be completed. Although the Texas United board of directors has the ability to increase the merger consideration and the GNB Bancshares board of directors has the power to terminate the merger agreement and abandon the merger if the second condition listed above occurs, there is no obligation of either board to exercise such powers.

Texas United may have difficulty combining the operations of GNB Bancshares with its own operations.

      Because the markets and industries in which Texas United operates are highly competitive, and due to the inherent uncertainties associated with the integration of acquired companies, Texas United may not be able to integrate the operations of GNB Bancshares without encountering difficulties, including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses and possible inconsistencies in standards, controls and procedures.

GNB Bancshares shareholders will have less influence as a shareholder of Texas United than as a shareholder of GNB Bancshares.

      GNB Bancshares shareholders currently have the right to vote in the election of the board of directors of GNB Bancshares and on other matters affecting GNB Bancshares. The merger will transfer control of GNB Bancshares to Texas United and to the shareholders of Texas United. When the merger occurs, each GNB Bancshares shareholder will become a shareholder of Texas United with a percentage ownership of Texas United much smaller than such shareholder’s percentage ownership of GNB Bancshares. Because of this, GNB Bancshares shareholders will have less influence on the management and policies of Texas United than they now have on the management and policies of GNB Bancshares.

GNB Bancshares may not receive insurance proceeds to cover an employee embezzlement loss.

      During March 2004, GNB Bancshares discovered that a loan officer at one of its branch offices made, over several years, a series of fraudulent loans and embezzled the proceeds for his personal use. As a result, GNB Bancshares recorded a pre-tax loss of $1.1 million in the first quarter of 2004. GNB Bancshares reviewed and examined the officer’s loan portfolio to quantify the amount of the loss. GNB Bancshares concluded that the embezzlement scheme involved only one employee, and it also implemented additional internal controls and safeguards to better detect and prevent such losses in the future. GNB Bancshares anticipates that a portion of the loss, exclusive of a $25,000 deductible, is covered by insurance and has made a claim with its insurance company for $1.1 million. On July 13, 2004, GNB Bancshares’ insurance company indicated in writing that at least $950,000 of the loss would be covered subject to the receipt of appropriate releases and assignments. The insurance company reserved its rights and defenses under the bond, and until funds are received by GNB Bancshares, there can be no assurance that any payment will be made. The merger is not conditioned upon the prior receipt by GNB Bancshares of these insurance proceeds nor will its failure to receive these proceeds result in a reduction of the purchase price for GNB Bancshares.

Risks Associated With Texas United

If Texas United is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

      To achieve its past levels of growth, Texas United has initiated internal growth programs, completed several acquisitions and opened additional branches. Texas United may not be able to sustain its historical rate of growth or may not even be able to grow at all. In addition, Texas United may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable candidates for acquisition. Various factors, such as economic conditions and competition, may impede or prohibit the opening of new banking centers. Further, Texas United may be unable to attract and retain experienced bankers, which could adversely affect its internal growth. If Texas United is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

If Texas United is unable to manage its growth effectively, its operations could be negatively affected.

      Companies like Texas United that experience rapid growth face various risks and difficulties, including:

•	finding suitable markets for expansion;

•	finding suitable candidates for acquisition;

•	attracting funding to support additional growth;

•	maintaining asset quality;

•	attracting and retaining qualified management; and

•	maintaining adequate regulatory capital.

      In addition, in order to manage its growth and maintain adequate information and reporting systems within its organization, Texas United must identify, hire and retain additional qualified employees, particularly in the accounting and operational areas of its business.

      If Texas United does not manage its growth effectively, its business, financial condition, results of operations and future prospects could be negatively affected, and Texas United may not be able to continue to implement its business strategy and successfully conduct its operations.

If Texas United is unable to identify and acquire other financial institutions and successfully integrate its acquired businesses, its business and earnings may be negatively affected.

      Texas United intends to continue its current growth strategy. On April 29, 2004, Texas United entered into the merger agreement with GNB Bancshares and on May 3, 2004 Texas United entered into an agreement to acquire two branches of Central Bank. The market for acquisitions remains highly competitive, and Texas United may be unable to find acquisition candidates in the future that fit its acquisition and growth strategy. To the extent that Texas United is unable to find suitable acquisition candidates, an important component of its growth strategy may be lost.

      Acquisitions of financial institutions involve operational risks and uncertainties and acquired companies may have unforeseen liabilities, exposure to asset quality problems, key employee and customer retention problems and other problems that could negatively affect Texas United’s organization. Texas United may not be able to complete future acquisitions and, if completed, Texas United may not be able to successfully integrate the operations, management, products and services of the entities that it acquires and eliminate redundancies. The integration process may also require significant time and attention from Texas United’s management that they would otherwise direct at servicing existing business and developing new business. Texas United’s failure to successfully integrate the entities it acquires into its existing operations may increase its operating costs significantly and adversely affect its business and earnings.

Texas United’s business is subject to interest rate risk and fluctuations in interest rates may adversely affect its earnings and capital levels.

      The majority of Texas United’s assets are monetary in nature and, as a result, Texas United is subject to significant risk from changes in interest rates. Changes in interest rates can impact Texas United’s net interest income as well as the valuation of its assets and liabilities. Texas United’s earnings are significantly dependent on its net interest income, which is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Texas United expects that it will periodically experience “gaps” in the interest rate sensitivities of its assets and liabilities, meaning that either its interest-bearing liabilities will be more sensitive to changes in market interest rates than its interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to Texas United’s position, this “gap” will work against Texas United, and its earnings may be negatively affected. Based on Texas United’s one-year cumulative interest rate gap at March 31, 2004 of negative $144.1 million, an increase in the general level of interest rates may negatively affect its net yield on interest-earning assets since its interest-earning assets reprice slower than its interest-bearing liabilities.

      An increase in the general level of interest rates may also, among other things, reduce the demand for loans and Texas United’s ability to originate loans. Conversely, a decrease in the general level of interest rates, among other things, may lead to an increase in prepayments on Texas United’s loan and mortgage-backed securities portfolios and increased competition for deposits. Accordingly, changes in the general level of market interest rates affect Texas United’s net yield on interest-earning assets, loan origination volume, loan and mortgage-backed securities portfolios and its overall results.

      Although Texas United’s asset-liability management strategy is designed to control its risk from changes in the general level of market interest rates, market interest rates are affected by many factors outside of Texas United’s control, including inflation, recession, changes in unemployment, money supply and international disorder and instability in domestic and foreign financial markets. In view of the continued low interest rates on savings, loans and investments that currently prevail, it is quite possible that significant changes in interest rates may take place in the future, and Texas United cannot always accurately predict the nature or magnitude of such changes or how such changes may affect its business.

Texas United’s profitability depends significantly on local economic conditions.

      Texas United’s success depends primarily on the general economic conditions of the geographic markets in which it operates. Unlike larger banks that are more geographically diversified, Texas United provides banking and financial services to customers primarily in the central and south central areas of Texas. The local economic conditions in these areas have a significant impact on Texas United’s commercial, real estate and construction loans, the ability of its borrowers to repay their loans and the value of the collateral securing these loans. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic calamities, unemployment or other factors could impact these local economic conditions and negatively affect Texas United’s financial results.

A large percentage of Texas United’s loans are secured by real estate, and an adverse change in the real estate market may result in losses and adversely affect Texas United’s profitability.

      Approximately 70.9% of Texas United’s loan portfolio as of March 31, 2004 was comprised of loans secured by real estate. An adverse change in the economy affecting values of real estate generally or in Texas United’s market areas specifically could impair the value of Texas United’s collateral and its ability to sell the collateral upon foreclosure. In the event of a default with respect to any of these loans, the amounts Texas United receives upon sale of the collateral may be insufficient to recover outstanding principal and interest on the loan. As a result, Texas United’s profitability and financial condition could be negatively impacted by an adverse change in the real estate market.

Texas United could be subject to environmental risks and associated costs on its foreclosed real estate assets.

      A significant portion of Texas United’s loan portfolio is secured by real property. There is a risk that hazardous or toxic waste could be found on the properties that secure Texas United’s loans. If Texas United acquires such properties as a result of foreclosure, it could be held responsible for the cost of cleaning up or removing this waste, and this cost could exceed the value of the underlying properties and adversely affect Texas United’s profitability. Although Texas United has policies and procedures that require it to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards.

Texas United’s allowance for loan losses may not be sufficient to cover actual loan losses, which could adversely affect its earnings.

      As a lender, Texas United is exposed to the risk that its loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to fully compensate Texas United for the outstanding balance of the loan plus the costs to dispose of the collateral. Texas United may experience significant loan losses which could have a material adverse effect on its operating results and financial condition. Management makes various assumptions and judgments about the collectibility of Texas United’s loan portfolio, including the diversification by industry of its commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and related collateral security, and the evaluation of its loan portfolio by the external loan review.

      Texas United maintains an allowance for loan losses in an attempt to cover loan losses inherent in its loan portfolio. Additional loan losses will likely occur in the future and may occur at a rate greater than Texas United has experienced to date. In determining the size of the allowance, Texas United relies on an analysis of its loan portfolio, its experience and its evaluation of general economic conditions. If Texas United’s assumptions prove to be incorrect, its current allowance may not be sufficient and adjustments may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. Material additions to the allowance would materially decrease net income.

      In addition, federal and state regulators periodically review Texas United’s allowance for loan losses and may require Texas United to increase its provision for loan losses or recognize further loan charge-offs, based on judgments different than those of Texas United’s management. Any increase in Texas United’s allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a material negative effect on Texas United’s operating results and financial condition.

Texas United’s small to medium-sized business target market may have fewer financial resources to weather a downturn in the economy.

      Texas United targets its business development and marketing strategy primarily to serve the banking and financial services needs of small to medium-sized businesses. These small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact the central and south central Texas area or the other markets in which Texas United operates, Texas United’s results of operations and financial condition may be negatively affected.

Texas United is dependent on its management team, and the loss of its senior executive officers or other key employees could impair its relationship with its customers and adversely affect its business and financial results.

      Texas United’s success is dependent upon the continued service and skills of L. Don Stricklin, Steve Stapp, Thomas N. Adams, Dayna McElreath, Melvin Barta, Malvin Green and other senior officers. The unexpected loss of services of one or more of these key personnel could have an adverse impact on Texas United’s business because of their skills, knowledge of Texas United’s market, years of industry experience and the difficulty of promptly finding qualified replacement personnel. Texas United currently does not have employment agreements or non-competition agreements with any of its senior officers.

An interruption in or breach in security of Texas United’s information systems may result in a loss of customer business.

      Texas United relies heavily on communications and information systems to conduct its business. Any failure or interruption or breach in security of these systems could result in failures or disruptions in Texas United’s customer relationship management, general ledger, deposits, servicing or loan origination systems. Texas United cannot assure you that such failures or interruptions will not occur or, if they do occur, that they will be adequately addressed by Texas United. The occurrence of any failures or interruptions could result in a loss of customer business and have a negative effect on Texas United’s results of operations and financial condition.

Risks Associated With Texas United’s Industry

Texas United faces strong competition from other financial institutions and financial service companies, which could adversely affect its operations and financial condition.

      Texas United faces vigorous competition from banks and other financial institutions, including savings and loan associations, savings banks, finance companies and credit unions. A number of these banks and other financial institutions have substantially greater resources and lending limits, larger branch systems and a wider array of banking services than Texas United does. Texas United also competes with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, insurance companies and governmental organizations, each of which may offer more favorable financing than Texas United is able to provide. Some of Texas United’s nonbank competitors are not subject to the same extensive regulations that govern Texas United. This competition may reduce or limit Texas United’s margins on banking services, reduce its market share and adversely affect its results of operations and financial condition.

Texas United operates in a highly regulated environment and, as a result, is subject to extensive regulation and supervision that could adversely affect its financial performance, and Texas United may be adversely affected by changes in federal and local laws and regulations.

      Texas United is subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal or state legislation could have a substantial impact on Texas United, its subsidiary bank, and its operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect Texas United’s powers, authority and operations, or the powers, authority and operations of State Bank, which could have a material adverse effect on Texas United’s financial condition and results of operations. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power may have a negative impact on Texas United. See “Supervision and Regulation.”

Risks Associated With Texas United Common Stock

The trading volume in Texas United common stock has been low and may not increase following the public offering or the merger.

      Although Texas United common stock is listed for trading on the National Market System of the Nasdaq Stock Market, the trading volume in Texas United common stock has been limited. During the first six months of 2004, 659,500 shares of Texas United common stock traded on the Nasdaq National Market for an average of 5,319 shares per trading day. On some days during this period, there were no trades in Texas United’s common stock. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market place of willing buyers and sellers of Texas United common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which Texas United has no control. Although Texas United believes that the public offering and the merger may improve the liquidity of the market for its common stock by increasing the number of outstanding shares and by diversifying its shareholder base, Texas United can give no assurance that the public offering will increase the volume of trading in its common stock. The shares of Texas United common stock to be issued in the merger may be freely traded without restriction by the GNB Bancshares shareholders who are not deemed to be affiliates of GNB Bancshares or Texas United. Given the limited trading volume of Texas United common stock, significant sales of its common stock by new or existing shareholders, or the expectation of these sales, could cause Texas United’s stock price to fall.

Texas United’s corporate organizational documents and the provisions of Texas law to which it is subject may delay or prevent a change in control of Texas United that you may favor.

      Texas United’s articles of incorporation and bylaws contain various provisions which may delay, discourage or prevent an attempted acquisition or change of control of Texas United. These provisions include:

•	a board of directors classified into three classes of directors with the directors, of each class having staggered, three year terms;

•	a provision requiring the approval of the holders of at least 70% of Texas United common stock in the event of a merger or consolidation in which Texas United is not the surviving entity in the transaction or the sale or exchange of all or substantially all of Texas United’s assets;

•	a provision that any special meeting of Texas United’s shareholders may be called only by a majority of the board of directors, the president or the holders of at least 50% of Texas United’s shares entitled to vote at the meeting;

•	a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders; and

•	a provision that denies shareholders the right to amend Texas United’s bylaws.

      Texas United’s articles of incorporation provide for noncumulative voting for directors and authorize the board of directors to issue shares of its preferred stock without shareholder approval and upon such terms as the board of directors may determine. The issuance of Texas United preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in Texas United. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control of Texas United. See “Texas Anti-Takeover Statutes.”

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      We have each made forward-looking statements in this joint proxy statement/ prospectus (and in documents to which we refer you in this joint proxy statement/ prospectus) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations of Texas United after the merger is completed. When we use any of the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies before the merger or Texas United after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include the following:

•	Texas United’s actual cost savings resulting from the merger are less than expected, Texas United is unable to realize those cost savings as soon as expected or Texas United incurs additional or unexpected costs;

•	Texas United’s revenues after the merger are less than expected;

•	deposit attrition, operating costs, customer loss and business disruption before and after the merger are greater than Texas United expected;

•	competition among financial services companies increases;

•	Texas United has more trouble integrating businesses than expected;

•	changes in the interest rate environment reduce Texas United’s interest margins;

•	general business and economic conditions in the markets Texas United serves change or are less favorable than expected;

•	legislative or regulatory changes adversely affect Texas United’s businesses;

•	changes occur in business conditions and inflation;

•	personal or commercial customers’ bankruptcies increase;

•	changes occur in the securities markets; and

•	technology-related changes are harder to make or more expensive than expected.

      For other factors, risks and uncertainties that could cause actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” section of this joint proxy statement/ prospectus.

      A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this joint proxy statement/ prospectus, any supplement to this joint proxy statement/ prospectus and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

GENERAL INFORMATION

      This document constitutes a proxy statement of GNB Bancshares and is being furnished to all record holders of GNB Bancshares common stock in connection with the solicitation of proxies by the board of directors of GNB Bancshares to be used at a special meeting of shareholders of GNB Bancshares to be held on                     ,                     , 2004 and any adjournment or postponement of the special meeting. The purpose of the GNB Bancshares special meeting is to consider and vote upon (1) a proposal to approve the merger agreement, dated as of April 29, 2004, by and between Texas United and GNB Bancshares, which provides, among other things, for the merger of GNB Bancshares with and into Texas United and (2) a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger agreement.

      This document also constitutes a prospectus of Texas United relating to the Texas United common stock to be issued to holders of GNB Bancshares common stock upon completion of the merger and a proxy statement of Texas United that is being furnished to all record holders of Texas United common stock in connection with the solicitation of proxies by the board of directors of Texas United to be used at a special meeting of shareholders of GNB Bancshares to be held on                     ,                     , 2004 and any adjournment or postponement of the special meeting. The purpose of the Texas United special meeting is to consider and vote upon (1) a proposal to approve the merger agreement, dated as of April 29, 2004, by and between Texas United and GNB Bancshares, which provides, among other things, for the merger of GNB Bancshares with and into Texas United, (2) a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger agreement; (3) a proposal to approve the Texas United 2004 Stock Incentive Plan and (4) a proposal to amend the Articles of Incorporation of Texas United to provide that Texas United’s bylaws may be amended only upon approval of at least 70% of the Texas United board of directors and to provide that, consistent with Texas United’s amended and restated bylaws, the number of directors that serve on the board may be increased or decreased by the board of directors in accordance with Texas law, without first obtaining shareholder approval.

TEXAS UNITED SPECIAL MEETING

Date, Place and Time of the Special Meeting

      The special meeting of Texas United shareholders will be held at           .m. local time on                     ,                     , 2004 at the State Bank Annex, 202 West Colorado, La Grange, Texas.

Matters to be Considered

      The purpose of the meeting is to consider and vote on proposals to approve:

•	the merger agreement, dated as of April 29, 2004, by and between Texas United and GNB Bancshares;

•	the adjournment of the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the meeting to approve the merger agreement;

•	the Texas United 2004 Stock Incentive Plan; and

•	the amendment to the articles of incorporation of Texas United to provide that Texas United’s bylaws may be amended only upon approval of at least 70% of the Texas United board of directors and to provide that, consistent with Texas United’s amended and restated bylaws, the number of directors that serve on the board may be increased or decreased by the board of directors in accordance with Texas law, without first obtaining shareholder approval.

      At this time, the Texas United board of directors is unaware of any matter, other than those set forth above, that may be presented for action at the special meeting.

Shares Entitled to Vote, Quorum and Vote Required

      The holders of record of the outstanding shares of Texas United common stock at the close of business on                     , 2004 will be entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on that date, there were                      shares of Texas United common stock issued and outstanding and entitled to vote at the special meeting.

      At the special meeting, the shareholders of Texas United will be entitled to one vote for each share of Texas United common stock owned of record on                     , 2004. The holders of at least a majority of Texas United common stock must be present, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of at least two-thirds of the issued and outstanding Texas United common stock is required to approve the merger agreement. Whether or not a quorum exists, the affirmative vote of a majority of the votes cast, either in person or by proxy, is required to approve the proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

      The affirmative vote of at least a majority of the shares entitled to vote and represented at the special meeting, in person or by proxy, is required to approve the Texas United 2004 Stock Incentive Plan and the affirmative vote of at least two-thirds of the outstanding shares of Texas United common stock is required to approve the amendment to the articles of incorporation of Texas United. The approval of any other matter that may be properly presented at the meeting will require the affirmative vote of at least a majority of the votes cast, either in person or by proxy.

      Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. The proposals to approve the merger agreement, the Texas United 2004 Stock Incentive Plan and the amendment to the articles of incorporation are “non-discretionary” items, meaning that brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstentions and broker non-votes will have the same effect as a vote against approval of the merger agreement or a failure to vote on the merger agreement. Accordingly, the Texas United board of directors encourages you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

      On the record date, the directors and executive officers of Texas United were entitled to vote, in the aggregate,                      shares of Texas United common stock, or approximately      % of the outstanding shares of Texas United common stock entitled to vote at the special meeting. These shares are expected to be voted FOR the proposal to approve the merger agreement, FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement, FOR the proposal to approve the Texas United 2004 Stock Incentive Plan, and FOR the proposal to approve the amendment to the Texas United Articles of Incorporation.

      The board of directors of Texas United unanimously recommends that you vote FOR the proposal to approve the merger agreement, and FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement. The Texas United board of directors also unanimously recommends that you vote FOR the proposal to approve the Texas United 2004 Stock Incentive Plan and FOR the proposal to approve the amendment to the Texas United Articles of Incorporation.

Voting and Revocation of Proxies

      Proxies, in the form enclosed, which are properly executed by the shareholders and returned to Texas United and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve the merger agreement, FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement, FOR the proposal to approve the Texas United 2004 Stock Incentive Plan, and FOR the proposal to approve the amendment to the Texas United Articles of Incorporation. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the special meeting.

      If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the board of directors of Texas United at any time before it is voted at the special meeting by:

•	giving written notice to the Secretary of Texas United;

•	executing a proxy bearing a later date and filing that proxy with the Secretary of Texas United at or before the special meeting; or

•	attending and voting in person at the special meeting.

      All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Texas United, 202 West Colorado, La Grange, Texas 78945, Attention: Thomas N. Adams, Secretary. If you hold your shares in street name with a bank or broker, you must contact such bank or broker if you wish to revoke your proxy.

Solicitation of Proxies; Expenses

      This proxy solicitation is made by the board of directors of Texas United. Texas United is responsible for its expenses incurred in preparing, assembling, printing, and mailing this joint proxy statement/ prospectus. Proxies will be solicited through the mail. Additionally, directors of Texas United intend to solicit proxies personally or by telephone or other means of communication. The directors will not be additionally compensated. Texas United will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

GNB BANCSHARES SPECIAL MEETING

Date, Place and Time of the Special Meeting

      The special meeting of GNB Bancshares shareholders will be held at           .m. local time on                     ,                     , 2004 at the State Theatre Auditorium, 200 E. California Street, Gainesville, Texas.

Matters to be Considered

      The purpose of the special meeting is to consider and vote upon proposals to approve (1) the merger agreement, dated as of April 29, 2004, by and between Texas United and GNB Bancshares, which provides, among other things, for the merger of GNB Bancshares with and into Texas United, and (2) the adjournment of the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger agreement.

      At this time, the GNB Bancshares board of directors is unaware of any matter, other than those set forth above, that may be presented for action at the special meeting.

Shares Entitled to Vote, Quorum and Vote Required

      The holders of record of the outstanding shares of GNB Bancshares common stock at the close of business on                     , 2004 will be entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on that date, there were                      shares of GNB Bancshares common stock issued and outstanding and entitled to vote at the special meeting.

      At the special meeting, the shareholders of GNB Bancshares will be entitled to one vote for each share of GNB Bancshares common stock owned of record on                     , 2004. The holders of a majority of GNB Bancshares common stock must be present, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of at least two-thirds of the issued and outstanding GNB Bancshares common stock is required to approve the merger agreement. Whether or not a quorum exists, the affirmative vote of a majority of the votes cast, either in person or by proxy, is required to approve the proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement. The approval of any other matter that may be properly presented at the meeting will require the affirmative vote of a majority of the votes cast, either in person or by proxy.

      Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. The proposal to approve the merger agreement is a “non-discretionary” item, meaning that brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstentions and broker non-votes will have the same effect as a vote against approval of the merger agreement or a failure to vote on the merger agreement. Accordingly, the GNB Bancshares board of directors encourages you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

      On the record date, the directors and executive officers of GNB Bancshares were entitled to vote, in the aggregate, 183,310 shares of GNB Bancshares common stock, or approximately 27.93% of the outstanding shares of GNB Bancshares common stock entitled to vote at the special meeting. Each director of GNB Bancshares common stock has executed an agreement to vote his or her shares of GNB Bancshares common stock in favor of approval of the merger agreement. These shares are also expected to be voted FOR the adjournment of the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement.

      The board of directors of GNB Bancshares unanimously recommends that you vote FOR the proposal to approve the merger agreement and FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement.

Voting and Revocation of Proxies

      Proxies, in the form enclosed, which are properly executed by the shareholders and returned to GNB Bancshares and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve the merger agreement and FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the special meeting.

      If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the board of directors of GNB Bancshares at any time before it is voted at the special meeting by:

•	giving written notice to the Secretary of GNB Bancshares;

•	executing a proxy bearing a later date and filing that proxy with the Secretary of GNB Bancshares at or before the special meeting; or

•	attending and voting in person at the special meeting.

      All written notices of revocation and other communications with respect to revocation or proxies should be sent to: GNB Bancshares, 100 E. California Street, Gainesville, Texas 76241, Attention: Johnna McVeigh, Secretary. If you hold your shares in street name with a bank or broker, you must contact such bank or broker if you wish to revoke your proxy.

Solicitation of Proxies; Expenses

      This proxy solicitation is made by the board of directors of GNB Bancshares. GNB Bancshares is responsible for its expenses incurred in preparing, assembling, printing, and mailing this joint proxy statement/ prospectus. Proxies will be solicited through the mail. Additionally, directors of GNB Bancshares intend to solicit proxies personally or by telephone or other means of communication. The directors will not be additionally compensated. GNB Bancshares will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

PROPOSAL I

APPROVAL OF THE MERGER AGREEMENT

      The following information describes material aspects of the merger. It is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained in the Appendices to this document, including the merger agreement. A copy of the merger agreement is included as Appendix A and is incorporated herein by reference. You are urged to read the Appendices in their entirety.

Terms of the Merger

      The merger agreement provides for the merger of GNB Bancshares with and into Texas United. If the shareholders of Texas United and GNB Bancshares approve the merger agreement at their respective special meetings, and if the required regulatory approval is obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the third quarter of 2004, although delays could occur. As a result of the merger, holders of GNB Bancshares common stock will be entitled to receive whole shares of Texas United common stock and cash, with cash paid in lieu of fractional shares, and will no longer be owners of GNB Bancshares common stock. As a result of the merger, certificates for GNB Bancshares common stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.

      In connection with the merger, Texas United will pay $18.4 million in cash and issue approximately 1,415,384 shares of its common stock to GNB Bancshares shareholders, subject to adjustment as provided in the merger agreement. Based on 656,338 shares of GNB Bancshares outstanding, the exchange ratio would be 2.15649. The exchange ratio may be adjusted if the 20 trading day average sales price of the Texas United common stock on the tenth trading day immediately prior to the closing date (“average share price”) is less than $18.00 or more than $21.00. In the event the average share price is less than $18.00 per share, Texas United has the discretion to increase the number of shares of common stock that it will issue to GNB Bancshares shareholders to a number determined by multiplying (1) the quotient of $18.00, divided by the average share price and (2) the exchange ratio. If Texas United elects not to adjust the exchange ratio, GNB Bancshares may terminate the merger agreement. In the event Texas United’s average share price is more than $21.00 per share, Texas United will decrease the number of shares of common stock that it will issue to GNB shareholders to a number determined by multiplying (a) the quotient of $21.00, divided by the average share price and (b) the exchange ratio, subject to a minimum exchange ratio of two shares of Texas United common stock for each outstanding share of GNB Bancshares common stock. As a result of potential changes to the exchange ratio, if you are a GNB Bancshares shareholder, you will not know the exact number of shares of Texas United common stock to be received by you in connection with the merger when you vote on the merger agreement.

      Based on Texas United’s 20 trading day average sales price ending on June 30, 2004 of $17.65 per share, the exchange ratio would be increased to 2.19925 and Texas United would issue approximately 1,443,451 shares of Texas United common stock to GNB Bancshares shareholders in connection with the merger. The actual number of shares to be issued by Texas United in the merger will not be determined until immediately prior to completion of the merger and the exchange ratio used in this paragraph is for illustrative purposes only assuming a 20 trading day period ended on June 30, 2004.

      As noted above, Texas United will not issue any certificates for fractional shares of Texas United common stock in connection with the merger but will instead pay cash for any fractional share interests. The amount of cash will be determined by multiplying the fractional share interest by the average of the high and low sale prices per share of Texas United common stock on The Nasdaq Stock Market, Inc. National Market System on the third trading day immediately prior to the effective time of the merger.

Background of the Merger

      L. Don Stricklin, the President and Chief Executive Officer of Texas United, and Riley C. Peveto, the Chairman of the Board and Chief Executive Officer of GNB Bancshares, have served on boards of various trade organizations and attended banking conventions together for many years. As such, they had a background and certain amount of familiarity with each other’s banking organizations which led to the initial consideration of a transaction.

      In late February 2004, Mr. Stricklin approached Mr. Peveto inquiring whether GNB Bancshares would be interested in pursuing a merger transaction with Texas United. This inquiry led to a series of telephone conversations between Messrs. Stricklin and Peveto regarding a potential transaction.

      On March 3, 2004, Texas United submitted an unsolicited proposal to acquire GNB Bancshares. The proposal was in the form of a nonbinding letter of intent subject to a due diligence review of the financial condition of GNB Bancshares. GNB Bancshares responded to the letter of intent by a memorandum, dated March 8, 2004, setting forth certain changes to the proposal. Texas United submitted a revised letter of intent responding to the proposed changes. At a meeting on March 24, 2004, the board of directors of GNB Bancshares approved the proposal and authorized the execution of the letter of intent. At this meeting, the board of directors of GNB Bancshares decided to engage SAMCO Capital Markets to assist it in reviewing the financial fairness of the proposed transaction.

      During the remainder of March and the beginning of April, Texas United conducted its due diligence review of GNB Bancshares and GNB Bancshares conducted its due diligence review of Texas United. Following such reviews, Texas United and GNB Bancshares confirmed that they desired to proceed with the merger. Throughout April 2004, Texas United, GNB Bancshares and their respective legal counsel negotiated the terms of a definitive agreement and plan of merger.

      On April 28, 2004, the board of directors of GNB Bancshares met with legal counsel to review the definitive agreement. Legal counsel reviewed the terms of the merger agreement and informed the board that SAMCO Capital Markets had, on a preliminary basis, reviewed the financial terms of the merger and verbally indicated that it was fair, from a financial point of view, to the shareholders of GNB Bancshares. Following discussion, the board of directors of GNB Bancshares unanimously approved the merger agreement and authorized its execution. Texas United and GNB Bancshares executed the merger agreement on April 29, 2004.

GNB Bancshares’ Reasons for the Merger and Recommendation of the Board of GNB Bancshares

      The GNB Bancshares board of directors believes that the merger is in the best interests of GNB Bancshares and its shareholders. Accordingly, the GNB Bancshares board has unanimously approved the merger agreement and unanimously recommends that GNB Bancshares shareholders vote FOR the proposal to approve the merger agreement.

      In approving the merger agreement, the GNB Bancshares board consulted with its financial advisor with respect to the financial aspects and fairness of the proposed acquisition from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement and related agreements. In arriving at its determination to approve the merger agreement, the GNB Bancshares board considered a number of factors, including the following:

•	the financial terms of the merger, including the relationship of the merger consideration to be received by the shareholders of GNB Bancshares to the book value of the GNB Bancshares common stock and the earnings of GNB Bancshares;

•	the opinion rendered by SAMCO Capital Markets that, from a financial standpoint, the merger consideration to be received in exchange for the GNB Bancshares common stock on the terms and conditions set forth in the plan of merger is fair to the shareholders of GNB Bancshares;

•	the future prospects of GNB Bancshares compared to the future prospects of Texas United, concluding that, by receiving common stock of Texas United in the merger, shareholders of GNB Bancshares would be investing in a larger, more diversified banking organization;

•	the additional flexibility afforded to shareholders of GNB Bancshares by the receipt of the Texas United common stock which is traded on a national stock exchange;

•	the representation of the GNB Bancshares shareholders on the board of directors of Texas United by Riley C. Peveto and Jimmy Jack Biffle;

•	the independence of management and continuity in banking services afforded by the separate operation of GNB Financial n.a.;

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay;

•	affiliation with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations, and enhance the development of new products and services; and

•	the potential benefits and opportunities for employees of GNB Bancshares as a result of both employment opportunities and benefit plans in a larger organization.

      The reasons set out above for the merger are not intended to be exhaustive but include the material factors considered by the board of directors of GNB Bancshares in approving the merger. In reaching its determination, the board of directors of GNB Bancshares did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. Based on the reasons stated, the board of directors of GNB Bancshares believed that the merger was in the best interest of GNB Bancshares and its shareholders, therefore, the board of directors of GNB Bancshares unanimously approved the merger and the merger agreement.

Texas United Reasons for the Merger and Recommendation of the Board of Texas United

      The Texas United board of directors believes that the merger is in the best interests of Texas United and its shareholders. Accordingly, the Texas United board of directors has unanimously approved the merger agreement and unanimously recommends that Texas United shareholders vote FOR approval of the merger agreement.

      In approving the merger agreement, the Texas United board consulted with its financial advisor with respect to the financial aspects and fairness of the proposed acquisition from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement and related agreements. In arriving at its determination to approve the merger agreement, the Texas United board considered a number of factors, including the following:

•	the business, financial condition, results of operations, asset quality and future prospects for GNB Bancshares based on Texas United’s management’s examination of GNB Bancshares’ past performance and current financial condition, both individually and when combined with those of Texas United;

•	the merger consideration in the form of shares of Texas United common stock and cash, including how the price to be paid relates to prices paid in comparable acquisitions;

•	the compatibility of GNB Bancshares’ management team with that of Texas United and the general strategic fit of the companies, including the fact that GNB Bancshares’ market area complements but does not overlap that of Texas United;

•	the acquisition of new banking locations and customer accounts which will expand Texas United’s geographic presence in Texas and provide an entry into the North Texas market;

•	the opportunities for future growth and expansion;

•	the consistency of the acquisition with Texas United’s overall strategic business plan;

•	the non-economic terms of the transaction, including the anticipated impact on existing customers and employees;

•	the fact that GNB Financial, n.a., GNB Bancshares’ subsidiary bank, will remain a separate subsidiary and retain its existing management and board of directors, except that L. Don Stricklin and Ervan E. Zouzalik will be appointed as directors of GNB Financial; and

•	the proposed public offering of Texas United’s common stock.

      The discussion above regarding the factors considered by the Texas United board is not intended to be exhaustive, but includes all material factors considered. In approving and recommending the merger agreement, the Texas United board did not assign any specific or relative weights to any of the foregoing factors and individual directors may have given differing weights to different factors. Based on the reasons stated, the board of directors of Texas United believed that the merger was in the best interest of Texas United and its shareholders, therefore, the board of directors of Texas United unanimously approved the merger and the merger agreement.

Opinion of GNB Bancshares’ Financial Advisor

      The fairness opinion of GNB Bancshares’ financial advisor, SAMCO Capital Markets, a division of Penson Financial Services, Inc., is described below. The description contains projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of GNB Bancshares. You should not rely on any of these statements as having been made or adopted by GNB Bancshares or Texas United.

      GNB Bancshares’ board of directors retained SAMCO as its financial advisor to provide its opinion of the fairness, from a financial viewpoint, of the merger consideration to be paid in connection with the merger. As part of its investment banking business, SAMCO is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. GNB Bancshares board of directors retained SAMCO based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

      The full text of the SAMCO fairness opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix B to this joint proxy statement/prospectus. A copy of the analysis supporting the written fairness opinion is available upon request at GNB Bancshares’ main office at no cost to shareholders of GNB Bancshares. The shareholders of GNB Bancshares are urged to read SAMCO’s fairness opinion carefully and in its entirety. The fairness opinion is addressed to GNB Bancshares’ board of directors and does not constitute a recommendation to any shareholder of GNB Bancshares as to how such shareholder should vote at the GNB Bancshares special meeting.

      In connection with the fairness opinion, SAMCO:

•	reviewed the merger agreement and the amendments thereto;

•	evaluated GNB Bancshares’ results based upon a review of its annual financial statements for the three-year period ending December 31, 2003 and a review of GNB Bancshares’ financial statements as of and for the three months ended March 31, 2004;

•	reviewed regulatory call report information as of December 31, 2003 and March 31, 2004 for GNB Financial, n.a.;

•	compared GNB Bancshares’ recent operating results with those of certain publicly traded banks located in Texas;

•	compared the pricing multiples for GNB Bancshares in the merger to those of certain publicly traded banks located in Texas;

•	compared GNB Bancshares’ recent operating results with those of certain other banks located in Texas which have been acquired since 2002;

•	compared the pricing multiples for GNB Bancshares in the merger to those of certain other banks in Texas which have been acquired since 2002; and

•	performed such other analyses that SAMCO deemed appropriate to conduct for purposes of its opinion.

      In connection with its review, SAMCO relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or that was publicly available, and SAMCO did not assume any responsibility for independent verification of such information. SAMCO did not make any independent evaluation or appraisal of the assets or liabilities of GNB Bancshares nor was SAMCO furnished with any such appraisals. SAMCO did not examine any individual loan files of GNB Bancshares. SAMCO is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowance is, in the aggregate, adequate to cover such losses.

      The fairness opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to SAMCO as of the date of its fairness opinion letter.

      In rendering the fairness opinion, SAMCO performed a variety of financial analyses that are summarized below. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the merger consideration is to some extent subjective, based on the experience and judgment of SAMCO, and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, SAMCO believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be SAMCO’s view of the actual value of GNB Bancshares or GNB Financial, n.a.

      In performing its analyses, SAMCO made numerous assumptions with respect to industry performance, business, and economic conditions and other matters, many of which are beyond the control of GNB Bancshares or GNB Financial, n.a. The analyses performed by SAMCO are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, nor are they appraisals. In addition, SAMCO’s analyses should not be viewed as determinative of the opinion of GNB Bancshares’ board of directors or the management of GNB Bancshares or GNB Financial, n.a. with respect to the value of GNB Bancshares or GNB Financial, n.a.

      The following is a summary of the analyses performed by SAMCO in connection with its opinion. The following discussion contains financial information concerning GNB Bancshares as of December 31, 2003 and March 31, 2004 and economic information as of March 31, 2004.

      Analysis of Selected Transactions. SAMCO performed an analysis of premiums paid in selected recently announced acquisitions of banking organizations in Texas since 2002 with comparable characteristics to the merger including, but not limited to, the size and location of the target, the form of consideration received and the availability of pricing multiple information.

      The set of comparable transactions consisted of a group of transactions in Texas for which pricing data were available. These comparable transactions consisted of 14 mergers and acquisitions of financial institutions with assets greater than $100 million and less than $500 million that were announced since January 2002. The analysis yielded multiples of the purchase prices in these transactions relative to:

•	book value ranging from 1.24 times to 4.15 times with a mean of 2.20 times and a median of 2.20 times (compared with the multiples implied in the merger of 2.45 times December 31, 2003 book value for GNB Bancshares and 2.36 times March 31, 2004 book value for GNB Bancshares);

•	last twelve months earnings ranging from 10.71 times to 36.91 times with a mean of 22.85 times and a median of 20.59 times (compared with the multiples implied in the merger of 46.09 times last twelve months earnings as of December 31, 2003 for GNB Bancshares and 338.24 times last twelve months earnings as of March 31, 2004 for GNB Bancshares);

•	total assets ranging between 12.56% and 25.98% with a mean of 18.65% and a median of 18.07% (compared with the multiples implied in the merger of 20.09% of December 31, 2003 total assets for GNB Bancshares and 20.47% of March 31, 2004 total assets for GNB Bancshares); and

•	total deposits ranging from 14.19% to 29.28% with a mean of 21.40% and a median of 20.21% (compared with the multiples implied in the merger of 23.62% of deposits as of December 31, 2003 for GNB Bancshares and 24.02% of deposits as of March 31, 2004 for GNB Bancshares).

      Discounted Cash Flow Analysis. Banks generally are also analyzed and purchased on a “normalized earnings” basis. In other words, careful consideration must be given to GNB Bancshares’ ability to sustain its earnings going forward based on the stability of its net interest margin plus non-interest income, less non-interest expense, excluding securities gains or losses and extraordinary items, and less federal income tax expense. The weighted average of historical economic earnings is most appropriately used for calculating future earnings when there appears to be a general pattern that may be extrapolated into the future, giving the highest weighting to the most recent year, and the lowest weighting to the most distant year, in this case 1999.

      Using discounted cash flow analysis, SAMCO estimated the present value of the future after-tax cash flow streams that GNB Financial, n.a. could produce through the year 2008, under various circumstances, assuming that it performed in accordance with the earnings/return projections provided by management.

      SAMCO estimated terminal values for GNB Bancshares at the end of 2008 by multiplying the final period projected earnings by multiples of earnings ranging from eight times to 12 times, which represents estimated long range trading multiples of net income. SAMCO discounted the annual cash flow streams and the terminal values using an 8% to 10% discount rate. The discount rate was chosen to reflect the required rate of return of GNB Bancshares and the inherent risk surrounding the underlying cash flow projections. Different scenarios were run using earnings growth rate assumptions of 3% over the projection period. This discounted cash flow analysis indicated a range of values per share of $28.55 to $39.92 depending on the earnings growth rate and the terminal earnings multiple used. This compares to the value of the per share merger consideration to GNB Bancshares’ shareholders of $66.85 per share based on the average sales price of the Texas United common stock for the 20 trading days ended on June 30, 2004.

      The discounted cash flow analysis used by SAMCO is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis does not purport to be indicative of the actual or expected values of GNB Bancshares’ common stock.

      For the purposes of the per share analyses in this and the preceding section, SAMCO assumed there are no options outstanding for shares of GNB Bancshares common stock.

      No company or transaction used in the comparable company and comparable transaction analyses is identical to GNB Bancshares or the merger of GNB Bancshares with and into Texas United. Accordingly, an analysis of the comparisons involves complex considerations and judgments concerning differences in financial and operating characteristics of GNB Bancshares and the comparable banks. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

      Summary of Analysis. SAMCO considered all of the previously mentioned methods of analysis, resulting in a set of per share values. Ultimately, SAMCO applied the mean price/earnings ratio from the comparable Texas bank acquisitions to both estimated 2003 earnings, which yielded a value of $27.93 per share, or $17,698,208 in aggregate, and to projected normalized earnings, which yielded a value of $66.03 per share, or $41,839,564 in aggregate. As the merger consideration to be received in the merger falls above the parameters of value as established above, SAMCO concluded that the merger consideration to be received by GNB Bancshares shareholders pursuant to the merger is fair from a financial point of view.

      Pursuant to an engagement letter dated April 26, 2004 between GNB Bancshares and SAMCO, GNB Bancshares agreed to pay SAMCO a fee of $10,000 for rendering its fairness opinion.

      GNB Bancshares also agreed to indemnify and hold harmless SAMCO and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation or bad faith of SAMCO or any matter for which SAMCO may have strict liability.

      The fairness opinion is directed only to the question of whether the merger consideration is fair from a financial perspective to GNB Bancshares shareholders and does not constitute a recommendation to any shareholder of GNB Bancshares to vote in favor of the merger agreement. No limitations were imposed on SAMCO regarding the scope of its investigation or otherwise by GNB Bancshares.

Opinion of Texas United’s Financial Advisor

      The fairness opinion of Texas United’s financial advisor, Hoefer & Arnett, Incorporated is described below. The description contains projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of Texas United. You should not rely on any of these statements as having been made or adopted by GNB Bancshares or Texas United.

      Texas United’s board of directors retained Hoefer & Arnett as its financial advisor because Hoefer & Arnett is a nationally recognized investment banking firm with substantial expertise in transactions similar to the proposed transaction and is familiar with Texas United and its business. The firm is a member of the National Association of Securities Dealers (NASD) with direct access to inter-dealer markets in NASD Automated Quotation (Nasdaq) and Over-the-Counter (OTC) securities, and makes markets in securities under its symbol HOFR. As part of its investment banking activities, Hoefer & Arnett is regularly engaged in the independent valuation of financial institutions and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

      Hoefer & Arnett rendered to the board of directors of Texas United an oral opinion on April 28, 2004. On April 29, 2004 the parties entered into the merger agreement. Hoefer & Arnett confirmed its oral opinion by delivery of its written opinion, that pursuant to the terms of the merger agreement and subject to various assumptions, matters considered and limitations described therein, the GNB Bancshares common stock and cash to be received is fair, from a financial point of view, to the shareholders of Texas United. A copy of Hoefer & Arnett’s opinion dated as of the date of this joint proxy statement/ prospectus is attached as Appendix C to this joint proxy statement/ prospectus and should be read in its entirety.

      No limitations were imposed by Texas United’s board of directors upon Hoefer & Arnett with respect to the investigations made or procedures followed in rendering its opinion. Hoefer & Arnett’s fairness opinion is based on the financial analysis described below. Hoefer & Arnett’s fairness opinion is for the use and benefit of Texas United’s board of directors in connection with its consideration of the proposed transaction. Hoefer & Arnett’s fairness opinion is not intended to be and does not constitute a recommendation to any Texas United shareholder as to how such shareholder should vote with respect to the proposed transaction. Hoefer & Arnett’s fairness opinion does not address Texas United’s underlying business decision to proceed with the proposed transaction.

      In arriving at its opinion, Hoefer & Arnett reviewed and analyzed, among other things, the following:

•	the merger agreement and amendments thereto;

•	annual reports to shareholders and annual reports on Form 10-K of Texas United for the years ended December 31, 2003, December 31, 2002 and December 31, 2001;

•	quarterly reports on Form 10-Q of Texas United for the quarters ended March 31, 2004, September 30, 2003, June 30, 2003 and March 31, 2003;

•	audited financial statements for GNB Bancshares for the years ended December 31, 2003 and December 31, 2002; quarterly reports on Form Y-9C for GNB Bancshares for the quarters ended March 31, 2004, December 31, 2003, September 30, 2003, June 30, 2003 and March 31, 2003;

•	certain other information relating to Texas United and GNB Bancshares, including financial forecasts provided to Hoefer & Arnett or discussed with Hoefer & Arnett by Texas United and GNB Bancshares and information obtained in meetings with the management teams of Texas United and GNB Bancshares to discuss past and current operations, financial condition and prospects, as well as the results of regulatory examinations;

•	the publicly reported historical prices and trading activity for Texas United stock;

•	the nature and financial terms of certain other merger and acquisition transactions involving banks and bank holding companies; and

•	certain other information, financial studies, analyses and investigations and financial, economic and market criteria which Hoefer & Arnett deemed relevant.

      In conducting its review and in rendering its opinion, Hoefer & Arnett relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Hoefer & Arnett relied upon the management teams of Texas United and GNB Bancshares as to the reasonableness of the financial and operating forecasts, and projections (and the assumptions and bases therefor) provided to it, and Hoefer & Arnett assumed that such forecasts and projections reflect the best currently available estimates and judgments of Texas United and GNB Bancshares management.

      Neither Texas United nor GNB Bancshares publicly discloses internal management forecasts, projections or estimates of the type furnished to Hoefer & Arnett in connection with its analysis of the financial terms of the proposed transaction, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of Texas United or GNB Bancshares, including without limitation to, the general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

      Hoefer & Arnett did not make or obtain any evaluations or appraisals of the assets or liabilities of Texas United or GNB Bancshares. Hoefer & Arnett is not an expert in the valuation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of either Texas United or GNB Bancshares, nor did it did it review any individual loan credit files. Hoefer & Arnett assumed that the aggregate allowance for loan losses set forth in the financial statements of Texas United and GNB Bancshares is adequate to cover such losses. For purposes of its opinion, Hoefer & Arnett assumed that the merger would have the tax, accounting and legal effects described in the merger agreement. Hoefer & Arnett’s opinion as expressed herein is limited to the fairness, from a financial point of view, to the shareholders of Texas United with respect to the terms of the proposed merger of GNB Bancshares with and into Texas United.

      The opinion expressed by Hoefer & Arnett was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion and the information made available to it through that date. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Texas United or GNB Bancshares could materially affect the assumptions used in preparing the opinion. Hoefer & Arnett assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived.

      The following is a summary of the material financial analyses performed by Hoefer & Arnett in connection with the preparation of its opinion and does not purport to be a complete description of all the analyses performed by Hoefer & Arnett. The summary includes information presented in tabular format, which should be read together with the text that accompanies those tables. Hoefer & Arnett believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Hoefer & Arnett made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Texas United, GNB Bancshares and Hoefer & Arnett. Any estimates contained in Hoefer & Arnett’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

      Summary of Proposal. Hoefer & Arnett reviewed the financial terms of the proposed transaction. Based on 656,338 shares of GNB Bancshares outstanding and a market value of $17.65 per share for Texas United common stock, which was the 20 day average sales price ending June 30, 2004, the exchange ratio would equal 2.19925. Therefore, based on the foregoing assumptions, Texas United would pay $18.4 million in cash and issue approximately 1,443,451 shares of common stock to GNB Bancshares shareholders, resulting in a total transaction value of $43,876,910, or $66.85 per share. Based upon GNB Bancshares’ March 31, 2004 financial information, Hoefer & Arnett calculated the following ratios:

Implied Per Share Transaction Value	$66.85
Transaction Value to March 31, 2004 Book Value	2.25	x
Transaction Value to March 31, 2004 Tangible Book Value	2.25	x
Transaction Value to Estimated 2004 Earnings	20.89	x
Transaction Value to March 31, 2004 Assets	19.55%
Transaction Value to March 31, 2004 Core Deposits	14.32%

      Analysis of Selected Bank Merger Transactions. Hoefer & Arnett reviewed selected commercial bank transactions announced between January 1, 2003 and June 30, 2004 in which the acquired banking organization was located in Texas and had total assets over $100 million (Texas Transactions). Hoefer & Arnett compared financial performance ratios at GNB Bancshares with financial performance ratios of the banking organizations making up the Texas Transactions.

      The following table compares selected performance and financial ratios of GNB Bancshares at March 31, 2004 with the mean ratios for the Texas Transactions:

	GNB Bancshares	Texas Transactions

Total Assets	$224.4 million	$219.1 million
Return on Assets	(0.17)%	1.09%
Return on Equity	(1.98)%	12.09%
Equity to Assets	8.70%	8.86%

      Hoefer & Arnett reviewed the multiples of transaction value to stated book value, transaction value to tangible book, transaction value to 2003 earnings and estimated 2004 earnings, transaction value to assets and tangible book premium to core deposits and calculated high, low, mean and median multiples for the

Texas Transactions. The mean multiples were then applied to GNB Bancshares’ balance sheet information as of March 31, 2004, 2003 earnings and estimated 2004 earnings to derive an imputed range of values per share of GNB Bancshares’ common stock. The following table sets forth the mean multiples as well as the imputed values based upon those mean multiples.

	Texas Mean		Implied
	Multiple		Value

Transaction Value/ Book Value	2.26	x	$67.21
Transaction Value/ Tangible Book Value	2.36	x	$70.16
Transaction Value/2003 Earnings	22.74	x	$36.61
Transaction Value/ Est. 2004 Earnings	22.74	x	$72.77
Transaction Value/ Assets	20.03%		$70.93
Tangible Premium/ Core Deposits	14.82%		$66.81

      As illustrated in the above table, Hoefer & Arnett derived a range of imputed values per share of GNB Bancshares common stock of $36.61 and $72.77 per share, based upon the mean multiples for the Texas Transactions.

      Present Value Analysis. Hoefer & Arnett calculated the present value of theoretical future earnings of GNB and compared the transaction value to the calculated present value of GNB Bancshares common stock on a stand-alone basis. Based on projected earnings for GNB Bancshares for 2004 through 2008, discount rates ranging from 10% to 14%, and including a residual value, the stand-alone present value of GNB Bancshares’ stock ranged from $35.00 to $50.39 per share.

      Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Hoefer & Arnett estimated the net present value of the future streams of after-tax cash flow that GNB Bancshares could produce to benefit a potential acquiror, referred to as dividendable net income, and added a terminal value. Based on projected earnings for GNB Bancshares for 2004 through 2008, Hoefer & Arnett calculated assumed after-tax distributions to a potential acquiror such that its tier 1 leverage ratio would be maintained at 7.00%. The terminal values for GNB Bancshares were calculated based on GNB Bancshares projected 2008 equity and earnings, the median price to book and price to earnings multiples paid in the Texas Transactions and utilized a discount rate of 10%. This discounted cash flow analysis indicated implied values of $62.79 and $98.65.

      Accretion/ Dilution Analysis. Hoefer & Arnett analyzed the financial implications of the merger to the Texas United shareholders. This analysis indicated the level of accretion to earnings per share and equity per share that a shareholder of Texas United would achieve on a pro forma equivalent basis, based on the above mentioned terms of the transaction and including assumed cost savings and revenue enhancement opportunities. Such cost savings and revenue enhancements were assumed to equal approximately 4% of GNB Bancshares’ overhead on an annualized basis. The table below summarizes these results:

	Est. 2004	Est. 2005
	Earnings	Earnings

Texas United Standalone	$1.35	$1.52
Pro Forma Equivalent	$1.34	$1.53
% Accretion	(0.74)%	0.66%

      Hoefer & Arnett has previously provided investment banking and financial advisory services to Texas United for which it received compensation and Hoefer & Arnett is currently acting as a co-underwriter in Texas United’s offering of approximately $40.0 million of common stock. In connection with this underwriting, Texas United will allow Hoefer & Arnett a selling commission. Hoefer & Arnett has not previously provided investment banking and financial advisory services to GNB Bancshares. Hoefer & Arnett provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may effect transactions and hold securities of Texas United for its own account and for the accounts of customers.

      In its engagement letter, dated July 6, 2004, Texas United agreed to pay Hoefer & Arnett a fee in connection with Hoefer & Arnett’s acting as financial advisor and rendering its opinion, which is contingent upon the consummation of the merger. In addition, Texas United has agreed to indemnify Hoefer & Arnett against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws.

Exchange of GNB Bancshares Stock Certificates

      If you are a shareholder of GNB Bancshares, prior to the effective time of the merger U.S. Stock Transfer Corporation, the exchange agent, will mail a letter of transmittal and instructions to you for use in surrendering your GNB Bancshares stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions, Texas United will promptly cancel the surrendered stock certificates and deliver to you the number of shares of Texas United common stock and cash to which you are entitled under the merger agreement.

You should not send in your stock certificates until you receive the letter of transmittal and instructions.

      After the effective time of the merger, and until surrendered as described above, each outstanding GNB Bancshares stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration. With respect to any GNB Bancshares stock certificate that has been lost or destroyed, Texas United will pay the merger consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with Texas United’s standard policy, and evidence reasonably satisfactory to Texas United of ownership of the shares in question. After the effective time of the merger, GNB Bancshares’ transfer books will be closed and no transfer of the shares of GNB Bancshares stock outstanding immediately prior to the effective time will be made on Texas United’s stock transfer books.

      To the extent permitted by law, you will be entitled to vote after the effective time of the merger at any meeting of Texas United’s shareholders the number of whole shares of Texas United common stock into which your shares of GNB Bancshares stock are converted, regardless of whether you have exchanged your GNB Bancshares stock certificates for Texas United stock certificates. Whenever Texas United declares a dividend or other distribution on the Texas United common stock which has a record date after the effective time, the declaration will include dividends or other distributions on all shares of Texas United common stock issuable pursuant to the merger agreement. However, no dividend or other distribution payable to the holders of record of Texas United common stock will be delivered to you until you surrender your GNB Bancshares stock certificate for exchange as described above. Upon surrender of your GNB Bancshares stock certificate, the certificate representing the Texas United common stock into which your shares of GNB Bancshares stock have been converted, together with the cash portion of the merger consideration, any cash in lieu of any fractional share of Texas United common stock to which you would otherwise be entitled and any undelivered dividends, will be delivered and paid to you, without interest.

Texas United Shareholders Are Not Required to Exchange Stock Certificates

      Holders of Texas United common stock will not be required to exchange certificates representing their shares of Texas United common stock or otherwise take any action as a result of the completion of the merger. There is no need for Texas United shareholders to submit their Texas United common stock certificates to Texas United, U.S. Stock Transfer Corporation or any other person in connection with the merger.

Effective Time of the Merger

      The merger will become effective at the date and time specified in the certificate of merger to be issued by the Secretary of State of the State of Texas. If the shareholders of Texas United and GNB Bancshares approve the merger at their respective special meetings, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the third quarter of 2004, although delays could occur.

      We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Conduct of Business Pending Effective Time

      From the date of the merger agreement to and including the closing date, GNB Bancshares shall, and GNB Bancshares shall cause each of its subsidiaries to:

•	conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles;

•	use its best efforts to preserve intact its present business organizations, the services of its present officers, directors, key employees and agents, customer relationships and advantageous business relationships; and

•	except as required by law or regulation, take no action which would adversely affect or delay the ability of Texas United or its subsidiaries to obtain any required regulatory or other approvals.

      From the date of the merger agreement to and including the closing date, unless otherwise required by law or regulation, permitted by the merger agreement or reflected in a disclosure schedule, or unless Texas United otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), GNB Bancshares shall not, and shall not permit any of its subsidiaries, to:

•	make or agree to make or renew any loans or other extensions of credit to any borrower in excess of $500,000 (except pursuant to commitments made prior to the date of the merger agreement, or loans fully secured by a certificate of deposit at GNB Financial, n.a.);

•	modify any outstanding loan or acquire any loan participation, unless such modification is made in the ordinary course of business, consistent with past practice;

•	issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights, options or warrants to acquire, or any securities convertible into, any shares of its capital stock;

•	grant any stock appreciation rights or other form of incentive compensation;

•	open or close any branch office, or acquire or sell or agree to acquire or sell any branch office or any deposit liabilities;

•	enter into, amend or terminate certain agreements specified in the merger agreement or any other material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices;

•	grant any severance or termination pay to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of GNB Bancshares or any of its subsidiaries, either individually or as part of a class of similarly situated persons;

•	make any general or individual wage or salary increase (including increases in directors’ or consultants’ fees) other than in accordance with past practice, pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

•	pay any dividend or make any other distribution in respect of the GNB Bancshares common stock, or, directly or indirectly, purchase, redeem or otherwise acquire any shares of GNB Bancshares common stock, other than (i) the payment of dividends from GNB Financial, n.a. to GNB Bancshares and (ii) the payment by GNB Bancshares of its regular quarterly dividend;

•	sell, transfer, convey or otherwise dispose of any real property (including other real estate owned) or interest therein;

•	increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with GNB Bancshares’ past practices;

•	establish any new subsidiary or affiliate;

•	voluntarily make any material change in the interest rate risk profile of GNB Financial, n.a. from that as of December 31, 2003;

•	materially deviate from policies and procedures existing as of the date of the merger agreement with respect to classification of assets, the allowance for loan losses and accrual of interest on assets, except as otherwise required by the provisions of the merger agreement;

•	amend or change any provision of GNB Bancshares’ articles of incorporation or bylaws or the constituent documents of any subsidiary of GNB Bancshares; or

•	excluding deposits, FHLB advances and borrowings with maturities consistent with past practices, undertake any additional borrowings with maturities in excess of 90 days.

      We refer you to the merger agreement, which is attached as Appendix A to this joint proxy statement/ prospectus, for additional restrictions on the conduct of the business of GNB Bancshares pending the merger.

No Solicitation

      In addition to the restrictions on GNB Bancshares outlined above, so long as the merger agreement is in effect, GNB Bancshares has agreed not to take any of the following actions:

•	entertain, solicit or encourage any inquiries with respect to any merger or other acquisition proposal; or

•	provide any information to or negotiate with any other party in furtherance of any merger or other acquisition proposal.

      However, GNB Bancshares may furnish information or participate in negotiations or discussions where the board of directors of GNB Bancshares determines, based on the advice of counsel, that the failure to furnish such information or participate in such negotiations or discussions would or could reasonably be deemed to constitute a breach of the fiduciary or legal obligations of GNB Bancshares’ board of directors to its shareholders. GNB Bancshares has agreed to notify Texas United of any unsolicited acquisition proposal and provide reasonable detail as to the identity of the proposed acquirer and the nature of the proposed transaction and prior to providing any information or data to any person in connection with such unsolicited acquisition proposal by such person, the board of directors of GNB Bancshares will receive from such person an executed confidentiality agreement.

      GNB Bancshares may terminate the merger agreement if it has received a bona fide acquisition proposal from a third party which it determines, in good faith and in the exercise of its fiduciary duties after consultation with its legal and financial advisors, to be superior to the terms of the merger agreement and the failure to terminate the merger agreement and accept such superior proposal would be inconsistent with the proper exercise of its fiduciary duties under applicable law. See “— Termination” on page 64.

Conditions to Completion of the Merger

      The merger agreement contains a number of conditions to the obligations of Texas United and GNB Bancshares to complete the merger which must be satisfied as of the closing date, including, but not limited to, the following:

•	approval of the merger agreement by the holders of more than two-thirds of the outstanding shares of Texas United and by the holders of more than two-thirds of the outstanding shares of GNB Bancshares;

•	receipt of all necessary government approvals of the merger in a manner that does not impose any restriction on the operations of Texas United which materially reduces the benefits of the merger and related transactions to Texas United to such a degree that, in its the good faith judgment, Texas United would not have entered into the merger agreement had such restriction been known as of the date of the merger agreement;

•	the registration statement of which this joint proxy statement/ prospectus forms a part shall have become effective and no stop order suspending its effectiveness shall be in effect and no proceedings for that purpose shall have been initiated and continuing or threatened by the Securities and Exchange Commission;

•	authorization for listing of the shares of Texas United common stock to be issued to GNB Bancshares shareholders on the Nasdaq National Market;

•	the other party’s representations and warranties being true in all material respects as of the date of the merger agreement and as of the date of the closing and receipt of a certificate signed by the chief executive officer of the other party to that effect;

•	the absence of a material adverse change in the assets, properties, business or financial condition of either party;

•	the performance or compliance in all material respects by each party with its respective covenants and obligations required by the merger agreement to be performed or complied with prior to the effective date of the merger and receipt of a certificate signed by the chief executive officer of the other party to that effect; and

•	receipt of an opinion of Bracewell & Patterson, L.L.P. as to the tax-free nature of the merger.

      In addition to the conditions listed above, Texas United’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•	the public offering must have been completed and Texas United shall have received sufficient net proceeds to pay the cash portion of the merger consideration;

•	with respect to employment and change in control agreements between GNB Bancshares and each of Riley C. Peveto, Ray Nichols and Mike Montgomery, each an executive officer of GNB Bancshares, these agreements must have been terminated, each of Messrs. Peveto, Nichols and Montgomery must have been paid a change in control payment by GNB Bancshares immediately prior to completion of the merger, and each of Messrs. Peveto, Nichols and Montgomery must have executed a release agreement with respect to the payment of any benefits to them pursuant to their respective previous agreements; and

•	each of the directors and officers of GNB Bancshares and GNB Financial, n.a. with a title of senior vice president or above must have executed an agreement releasing GNB Bancshares and its subsidiaries and successors from any and all claims, subject to certain limited exceptions.

      Any condition to the consummation of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the merger agreement entitled to the benefit of such condition.

Additional Agreements

      The merger agreement contains additional agreements made by each party, some of which are substantially reciprocal, the most significant of which include:

•	we each agreed to take all commercially reasonable action to aid and assist in the consummation of the merger and the transactions contemplated thereby and to use our reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by the merger agreement;

•	we each agreed, upon request, to provide the other party all information concerning ourselves and our subsidiaries, directors, officers and shareholders and other matters as may be necessary or advisable in connection with this joint proxy statement/ prospectus, or any other filing necessary in connection with the merger and the other transactions contemplated by the merger agreement;

•	GNB Bancshares agreed to, and agreed to cause each of its subsidiaries to, give Texas United access to all of its properties, books and records and to provide information about its business, properties and personnel, and Texas United agreed to keep that information confidential;

•	we each agreed that neither party will, directly or indirectly, before or after the consummation of the merger or termination of the merger agreement, disclose any confidential information other than in connection with the regulatory notice and application process, or use such confidential information for its own purposes or for the benefit of any person, firm, corporation, association or other entity under any circumstances;

•	GNB Financial, n.a. agreed that for a period of two years after completion of the merger, it will use its commercially reasonable best efforts to provide directors’ and officers’ liability insurance policy coverage to the directors and officers of GNB Bancshares and GNB Financial, n.a. currently covered by the directors’ and officers’ liability insurance policies maintained by GNB Bancshares or GNB Financial, n.a. If GNB Financial cannot obtain such insurance coverage, Texas United agreed to use its commercially reasonable best efforts to do so;

•	GNB Bancshares agreed to, and agreed to cause each of its subsidiaries to, allow Texas United to designate two representatives who will be invited to attend the board of directors and committee meetings of GNB Bancshares and its subsidiaries held prior to completion of the merger. Such representative will have no voting rights and may be excluded from certain sessions;

•	Texas United agreed to, and agreed to cause State Bank to, allow Riley C. Peveto and/or Jimmy Jack Biffle to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and committees of Texas United and State Bank. Mr. Peveto and/or Mr. Biffle shall have no voting rights and may be excluded from certain sessions;

•	GNB Bancshares agreed to use its commercially reasonable best efforts to cause each director and officer of GNB Bancshares designated as an affiliate of GNB Bancshares to deliver to Texas United an executed copy of an affiliate agreement;

•	GNB Bancshares agreed to use its reasonable best efforts to have each of the directors and officers with a title of senior vice president or above of GNB Bancshares and GNB Financial, n.a. execute a release agreement;

•	GNB Bancshares agreed to, and agreed to cause GNB Financial, n.a. to, use commercially reasonable best efforts to maintain equity capital of GNB Financial, n.a. equal to or greater than $20.0 million on the last day of the calendar month immediately preceding the closing date;

•	GNB Bancshares agreed to use its best efforts to cause Riley C. Peveto to enter into a change in control and non-competition agreement with Texas United and/or State Bank, such agreement to provide for the payment of three years annual compensation (subject to limitations under

Section 280G of the Internal Revenue Code of 1986, as amended) upon a change in control of Texas United and a non-competition agreement of Mr. Peveto for a three year period following the termination of his employment with Texas United and/or State Bank;

•	GNB Bancshares agreed to use its best efforts to cause each of Ray Nichols and Mike Montgomery to enter into a change in control and non-competition agreement with Texas United and/or State Bank, such agreement to provide for the payment of two years annual compensation for each of Messrs. Nichols and Montgomery (subject to limitations under Section 280G of the Internal Revenue Code of 1986, as amended) upon a change in control of Texas United, and a non-competition agreement of Messrs. Nichols and Montgomery for a two year period following the termination of their respective employment with Texas United and/or State Bank;

•	GNB Bancshares agreed to take all actions necessary to increase by two the number of positions on the GNB Financial, n.a. board of directors and cause each of L. Don Stricklin and Ervan Zouzalik to be elected or appointed as a director of GNB Financial, n.a. at the effective time of the merger, if each is still a member of the Texas United board of directors immediately prior to the effective time of the merger and if each is willing and eligible to serve as a director of GNB Financial, n.a.;

•	Texas United agreed to take all actions necessary to increase by two the number of positions on the Texas United board of directors and cause each of Riley C. Peveto and Jimmy Jack Biffle to be elected or appointed as a director of Texas United at the effective time of the merger, if each is still a member of the GNB Bancshares board of directors immediately prior to the effective time of the merger, and if each is willing and eligible to serve as a director of Texas United;

•	Texas United agreed to take all actions necessary to increase by two the number of positions on the State Bank board of directors and cause each of Riley C. Peveto and Jimmy Jack Biffle to be elected or appointed as a director of State Bank at the effective time of the merger, if each is still a member of the GNB Financial, n.a. board of directors immediately prior to the effective time of the merger, and if each is willing and eligible to serve as a director of State Bank. Texas United agreed to appoint Mr. Peveto to serve as Chairman of the board of directors of GNB Financial, n.a.;

•	Texas United agreed to prepare and file a registration statement with the SEC and use its best efforts to cause the registration statement to become effective;

•	Texas United agreed to file all documents required to be filed to have the shares of the Texas United common stock to be issued pursuant to the merger agreement included for quotation on the Nasdaq National Market and use its best efforts to effect said listing;

•	GNB Bancshares agreed to use commercially reasonable best efforts to obtain confirmation from each trustee of each of its trust preferred securities that (1) no default or event of default is existing under the applicable trust preferred documents (2) no default or event of default will occur as a result of the execution, delivery and performance by GNB Bancshares of its obligations under the merger and (3) GNB Bancshares has not extended any interest payment period under the trust preferred securities;

•	Texas United agreed to enter into a supplemental indenture agreement with respect to GNB Bancshares’ outstanding trust preferred securities; and

•	neither Texas United nor GNB Bancshares will disseminate a press release or make a public announcement with respect to the merger, without the consent of the other party.

Representations and Warranties of GNB Bancshares and Texas United

      In the merger agreement, GNB Bancshares has made representations and warranties to Texas United, and Texas United has made representations and warranties to GNB Bancshares. The more significant of these relate to (among other things):

•	corporate organization and existence;

•	authority and power to execute the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of conflicts between the execution of the merger agreement and completion of the transactions contemplated by the merger agreement and certain other agreements;

•	capitalization;

•	the accuracy of their financial statements and reports;

•	pending or threatened litigation and other proceedings;

•	compliance with applicable laws and regulatory filings;

•	employee benefit plans;

•	employment relations; and

•	brokers or finders fees.

      GNB Bancshares also has made additional representations and warranties to Texas United with respect to (among other things):

•	its investments;

•	its real property and leases;

•	its personal property;

•	its compliance with environmental laws;

•	the payment of taxes and filing of tax returns;

•	its loan portfolio and reserve for loan losses;

•	the existence of certain loan agreements and related matters;

•	the existence of certain contracts and commitments;

•	its insurance coverage;

•	the absence of certain changes and events;

•	its accounting controls;

•	the existence of derivative contracts;

•	its deposit accounts;

•	its compliance with the Community Reinvestment Act;

•	its intellectual property rights;

•	its compliance with the Bank Secrecy Act;

•	its outstanding trust preferred securities; and

•	its shareholders list.

      Texas United has also made additional representations and warranties to GNB Bancshares with respect to (among other things):

•	its compliance with its SEC reporting obligations and the accuracy of such reports; and

•	its ability to obtain regulatory approvals for the merger and the other transactions contemplated by the merger agreement and additional capital through the sale of shares of its common stock.

Financial Interests of Directors and Officers of Texas United and GNB Bancshares in the Merger

      In considering the recommendation of the board of directors of Texas United and GNB Bancshares to vote for the proposal to approve the merger agreement, you should be aware that certain directors and officers of Texas United and GNB Bancshares have interests in the merger that are in addition to, or different from, their interests as shareholders. The board of Texas United and GNB Bancshares were aware of these interests and considered them in approving the merger agreement. These interests include:

•	Termination of Existing Change of Control Agreements. Immediately prior to the completion of the merger, GNB Bancshares intends to terminate the employment and change in control agreement between GNB Bancshares and/or GNB Financial, n.a. and Riley C. Peveto and in consideration thereof, make a lump sum payment to Mr. Peveto equal to two times Mr. Peveto’s annual salary then in effect. In addition, immediately prior to the completion of the merger, GNB Bancshares intends to terminate the employment and change in control agreements between GNB Bancshares and/or GNB Financial, n.a. and each of Ray Nichols and Mike Montgomery and in consideration thereof, make a lump sum payment to each of Messrs. Nichols and Montgomery equal to their respective annual salaries then in effect.

•	New Change in Control and Non-Competition Agreements. GNB Bancshares agreed to use its best efforts to cause Riley C. Peveto to enter into a change in control and non-competition agreement with Texas United and/or State Bank to be effective upon completion of the merger. The parties intend that such agreement will provide that Mr. Peveto will receive payment of three years annual compensation (subject to limitations under Section 280G of the Internal Revenue Code of 1986, as amended) upon a change in control of Texas United. In addition, the parties intend that the agreement will provide a three-year non-competition period following the termination of Mr. Peveto’s employment with Texas United and/or State Bank. In addition, GNB Bancshares agreed to use its best efforts to cause each of Ray Nichols and Mike Montgomery to enter into change in control and non-competition agreements with Texas United and/or State Bank to be effective upon completion of the merger. The parties intend that the change in control and non-competition agreements for each of Messrs. Nichols and Montgomery provide for the payment of two years annual compensation (subject to limitations under Section 280G of the Internal Revenue Code of 1986, as amended) upon a change in control of Texas United and a two-year non-competition period following the termination of each of their employment with Texas United and/or State Bank.

•	Director Arrangements. Texas United agreed to take all actions necessary prior to the completion of the merger to increase by two the number of positions on the Texas United board of directors and the State Bank board of directors and to cause each of Riley C. Peveto and Jimmy Jack Biffle to be elected or appointed as a director of Texas United and as a director of State Bank at the completion of the merger, if each is still a member of the GNB Bancshares board of directors immediately prior to the completion of the merger, and if each is willing and eligible to serve as a director of Texas United and State Bank. In addition, Texas United agreed to appoint Mr. Peveto to serve as chairman of the board of directors of GNB Financial, n.a.

GNB Bancshares agreed to take all actions necessary prior to the completion of the merger to increase by two the number of positions on the GNB Financial, n.a. board of directors and cause each of L. Don Stricklin and Ervan Zouzalik to be elected or appointed as a director of GNB Financial, n.a. at the completion of the merger, if each is still a member of the Texas United board of directors immediately prior to the effective time of the merger and if each is willing and eligible to serve as a director of GNB Financial, n.a. Ervan Zouzalik will receive $500 for attendance at each GNB Financial, n.a. board meeting. L. Don Stricklin will not receive any fees for attendance at GNB Financial, n.a. board meetings.

•	Insurance. GNB Financial, n.a. agreed that for a period of two years after completion of the merger, it will use its commercially reasonable best efforts to provide directors’ and officers’ liability insurance policy coverage to the directors and officers of GNB Bancshares and GNB Financial, n.a. currently covered by the directors’ and officers’ liability insurance policies maintained by GNB Bancshares or GNB Financial, n.a. If GNB Financial cannot obtain such insurance coverage, Texas United agreed to use its commercially reasonable best efforts to do so.

Modifications or Waiver

      No termination, cancellation, modification, amendment, deletion, addition or other change in the merger agreement, or any provision thereof, or waiver of any right or remedy therein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Termination

      The merger agreement may be terminated in the following manner:

      By Mutual Consent. The merger agreement may be terminated and the merger abandoned at any time upon the mutual consent of Texas United and GNB Bancshares.

      By Either Party. The merger agreement may be terminated and the merger abandoned at any time prior to the effective date by either Texas United or GNB Bancshares if:

•	the merger has not been completed by September 26, 2004 and the party exercising its termination right is not then in default under the merger agreement if the default has been the cause of or resulted in the failure to complete the merger;

•	any court or other governmental body issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is final and non-appealable;

•	any of the transactions contemplated by the merger agreement are disapproved by any regulatory authority or other persons whose approval is required to consummate any of such transactions;

•	the approval of the merger agreement by the shareholders of Texas United or the shareholders of GNB Bancshares is not obtained;

•	any of the conditions to the obligations of Texas United or the obligations of GNB Bancshares have not been met or waived by the other party; or

•	the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within the required time limit.

      By GNB Bancshares. GNB Bancshares may terminate the merger agreement if it has received a bona fide acquisition proposal from a third party and the GNB Bancshares board of directors determines, in good faith and in the exercise of its fiduciary duties after consultation with its legal and financial advisors, that such acquisition proposal is superior to the terms of the merger agreement and the failure to terminate the merger agreement and accept such superior proposal would be inconsistent with the proper exercise of its fiduciary duties.

      GNB Bancshares may also terminate the merger agreement if the average per share sales price for the Texas United common stock for the 20 consecutive trading days ending on and including the tenth trading day prior to closing date (price measurement period) is less than $18.00 per share; provided, however, that Texas United has the right, but not the obligation, to nullify any exercise by GNB Bancshares of this termination right by increasing the number of shares of common stock that Texas United will issue to GNB Bancshares shareholders to a number determined by multiplying (1) the quotient of $18.00 divided by the average share price and (2) the exchange ratio.

      In the event GNB Bancshares desires to terminate the merger agreement as provided in the preceding paragraph, it must notify Texas United in writing of its intent to terminate on the second business day following the price measurement period.

      By Texas United. Texas United may terminate the merger agreement if GNB Bancshares’ board of directors resolves to:

•	accept an acquisition proposal (as defined in the merger agreement) from any third party;

•	recommend to its shareholders that they tender their shares in a tender or exchange offer with a third party; or

•	withdraw or modify its recommendation or approval of the merger agreement or recommend to GNB Bancshares shareholders acceptance or approval of any alternate acquisition proposal.

      Remedies. In the event of the termination of the merger agreement without breach by any party, the merger agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the merger agreement or as set forth below.

      Termination Fee. Provided that Texas United is not in material breach of any covenant or obligation contained in the merger agreement, GNB Bancshares must pay Texas United a termination fee of $1.0 million if the merger agreement is terminated:

•	by GNB Bancshares because it has accepted a superior proposal (as defined in the merger agreement);

•	by either Texas United or GNB Bancshares if the shareholders of GNB Bancshares do not approve the merger agreement, if at the time of any failure by the shareholders of GNB Bancshares to approve the merger agreement and the merger there exists an alternate acquisition proposal with respect to GNB Bancshares and, within twelve months of the termination of the merger agreement, GNB Bancshares enters into a definitive agreement with any third party with respect to any alternate acquisition proposal; or

•	by Texas United if GNB Bancshares’ board of directors resolves to accept an acquisition proposal, recommends to its shareholders that they tender their shares to a third party, or withdraws or modifies its recommendation or approval of the merger or recommends to GNB Bancshares shareholders acceptance or approval of any alternate acquisition proposal.

Expenses

      Except as otherwise noted in the preceding paragraph, GNB Bancshares and Texas United will each pay their respective expenses, incurred in connection with the preparation and performance of their respective obligations under the merger agreement, whether or not the transactions provided for in the merger agreement are consummated, including, but not limited to, fees and expenses of their own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each of GNB Bancshares and Texas United agreed to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with the merger other than one based on communications between the party and the claimant seeking indemnification.

Nasdaq Stock Market Listing

      Texas United has agreed to file all documents required to be filed to have the shares of Texas United common stock to be issued in the merger approved for quotation on the Nasdaq National Market and to use its best efforts to effect such listing. The obligations of the parties to complete the merger are subject to approval for quotation of such shares on the Nasdaq National Market.

Certain Material Federal Income Tax Consequences

      The following discussion is a general summary of the anticipated material United States federal income tax consequences of the exchange of GNB Bancshares common stock for Texas United common stock pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), regulations promulgated by the United States Treasury Department, court cases and administrative rulings in each case as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that you hold your GNB Bancshares common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder’s individual circumstances or tax status. Accordingly, this description is not a complete description of all of the consequences of the merger and, in particular, may not address United States federal income tax considerations that may affect the treatment of shareholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of GNB Bancshares common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold GNB Bancshares common stock as part of a “hedge,” “straddle” or “conversion transaction”). This discussion is based on laws, regulations, rulings and judicial decisions as in effect on the date of this document, without consideration of the particular facts or circumstances of any holder of GNB Bancshares common stock. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this discussion would not be different.

      The obligations of the parties to complete the merger are conditioned upon the receipt by Texas United and GNB Bancshares of an opinion of counsel from Bracewell & Patterson, L.L.P. as to the anticipated United States federal income tax consequences of the merger, but specifically excluding any opinions as to the following:

•	state, local, foreign or other federal tax consequences of the merger not specifically addressed in the opinion;

•	federal income tax consequences to GNB Bancshares shareholders who are subject to special rules under the Internal Revenue Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in securities of foreign currencies, regulated investment companies, pass through entities, mutual funds, traders in securities who elect to apply the mark to market method of accounting, and other persons who do not own such stock as a capital asset;

•	federal income tax consequences affecting shares of GNB Bancshares common stock acquired upon the exercise of stock options, similar derivative securities or otherwise as compensation; and

•	the federal income tax consequences to holders of options or other rights to acquire shares of GNB Bancshares common stock and Texas United common stock or persons who hold their GNB Bancshares common stock as part of a straddle, hedge, constructive transaction or conversion transaction.

      Bracewell & Patterson, L.L.P. has rendered its tax opinion to Texas United and GNB Bancshares, respectively, subject to the limitations discussed above, on the basis of facts, representations and assumptions set forth or referred to in such opinion which are consistent with the state of facts existing at the effective time of the merger. In rendering its tax opinion, such counsel relied upon representations and covenants, including those contained in certificates of officers of Texas United and GNB Bancshares, reasonably satisfactory in form and substance to such counsel. An opinion of counsel represents counsel’s best legal judgment, but has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. We have not requested nor do we intend to request a ruling from the Internal Revenue Service as to the tax consequences of the merger and as a result there can be no assurances that the Internal Revenue Service will not disagree with or challenge any of the conclusions herein.

      The opinions rendered are for United States federal income tax purposes:

•	the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and Texas United and GNB Bancshares will each be a party to the transaction;

•	as a result of receiving a combination of Texas United common stock and cash in exchange for common stock of GNB Bancshares, a GNB Bancshares shareholder will recognize gain, but not loss, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the merger;

•	the amount of gain a GNB Bancshares shareholder “realizes” will equal the amount by which (1) the cash received plus the fair market value at the effective time of the merger of the Texas United common stock received exceeds (2) the shareholders’ tax basis in the GNB Bancshares common stock surrendered in the merger;

•	a shareholder’s aggregate tax basis in the shares of Texas United common stock received pursuant to the merger will be equal to the aggregate tax basis of the shares of GNB Bancshares common stock surrendered in exchange therefor, increased by the amount of gain recognized in the merger and reduced by the amount of cash received in respect thereof; and

•	the holding period of the Texas United stock common received by GNB Bancshares shareholders in the merger will include the holding period of the shares of GNB Bancshares common stock surrendered in exchange therefor.

      A copy of this opinion is attached as Exhibit 8.1 to the registration statement on Form S-4, of which this joint proxy statement/ prospectus forms a part. It is a condition to completion of the merger that each of Texas United and GNB Bancshares receive an updated opinion of Bracewell & Patterson, L.L.P. The conditions relating to receipt of the tax opinion may be waived by both of us. Neither of us currently intends to waive the conditions related to the receipt of an updated tax opinion. However, if these conditions were waived, GNB Bancshares would re-solicit the approval of its shareholders prior to completing the merger.

      In certain circumstances, a GNB Bancshares shareholder may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized in the merger if the receipt of the cash portion of the merger consideration “has the effect of the distribution of a dividend under the principles of Section 302 of the Internal Revenue Code.” The determination of whether a cash payment has such effect is based on a comparison of the GNB Bancshares shareholder’s proportionate interest in Texas United after the merger with the proportionate interest the GNB Bancshares shareholder would have had if the shareholder had received solely Texas United common stock in the merger. For purposes of this comparison, the GNB Bancshares shareholder may constructively own shares of Texas United common stock held by certain members of the GNB Bancshares shareholder’s family or certain entities in which the GNB Bancshares shareholder has an ownership or beneficial interest and certain stock options may be aggregated with the GNB Bancshares shareholder’s shares of Texas United common stock. The amount of the cash payment that may be treated as a dividend is limited to the shareholder’s ratable share of the accumulated earnings and profits of GNB Bancshares at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the GNB Bancshares shareholder’s common stock was held as capital assets at the effective time of the merger. Capital gain or loss recognized by a GNB Bancshares shareholder in the merger will be long-term capital gain or loss if the holding period of the shares of GNB Bancshares common stock exceeds one year at the completion of the merger. The determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each GNB Bancshares shareholder. GNB Bancshares shareholders are urged to consult their own tax advisors regarding the tax treatment of the cash received in the merger.

      A shareholder who receives cash in lieu of a fractional share of Texas United common stock in the merger will be treated for United States federal income tax purposes as if the fractional share of Texas United common stock had been received and then redeemed for cash by Texas United. A shareholder will recognize a capital gain or loss in an amount equal to the difference between the cash received and the tax basis allocable to the fractional share of Texas United common stock, unless such payment, under each such shareholder’s particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Internal Revenue Code, described above.

      A shareholder who receives cash for their GNB Bancshares common stock because they exercised their dissenter’s rights will be treated for United States federal income tax purposes as if the Texas United common stock had been received and then redeemed for cash by Texas United. A shareholder will recognize a capital gain or loss in an amount equal to the difference between the cash received and the tax basis in the Texas United common stock, unless such payment, under each such shareholder’s particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Internal Revenue Code, described above.

      Capital gain or loss recognized by a GNB Bancshares shareholder on the share exchange will be long-term capital gain or loss if the holding period of the GNB Bancshares common stock exceeds one year at the time of the exchange. In the case of individuals, the maximum federal income tax rate applicable to long-term capital gains generally is 15%. If a GNB Bancshares shareholder has to recognize ordinary income, such income for individuals is currently taxed at the maximum rate of 35%.

      Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent shall be required to withhold, and will withhold, 28% of any cash payments to which a GNB Bancshares shareholder is entitled pursuant to the merger, unless the shareholder provides the appropriate form. A shareholder should complete and sign the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the holder’s taxpayer identification number, and certification necessary to avoid backup withholding.

      The foregoing is a summary discussion of material federal income tax consequences of the merger. The discussion is included for general information purposes only and may not apply to a particular GNB Bancshares shareholder in light of such shareholder’s particular circumstances. GNB Bancshares shareholders should consult their own tax advisors as to the particular tax consequences to them of the merger, including the application of state, local and foreign tax laws and possible future changes in federal income tax laws and the interpretation thereof, which can have retroactive effects.

Accounting Treatment

      The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, GNB Bancshares’ assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Texas United. Any difference between the purchase price for GNB Bancshares and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Texas United in connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of Texas United issued after the merger will reflect the results attributable to the acquired operations of GNB Bancshares beginning on the date of completion of the merger. The unaudited pro forma financial information contained herein has been prepared using the purchase method of accounting. See “Unaudited Pro Forma Consolidated Combined Financial Information,” beginning on page 23.

Restrictions on Resales of Texas United Common Stock

      Texas United common stock to be issued in the merger will be registered under the Securities Act of 1933. Therefore, the Texas United common stock to be issued to the shareholders of GNB Bancshares in the merger will be freely transferable by the GNB Bancshares shareholders who are not considered to be “affiliates” of either of Texas United or GNB Bancshares. “Affiliates” generally are defined as persons or entities who control, are controlled by or are under common control with either GNB Bancshares at the time of the GNB Bancshares special meeting or Texas United at or after the effective time of the merger and generally will include executive officers, directors and beneficial owners of 10% or more of the common stock of either entity.

      If you are considered an affiliate of GNB Bancshares or become an affiliate of Texas United after the merger, you may resell the shares of Texas United common stock acquired in connection with the merger only pursuant to an effective registration statement under the securities laws, pursuant to Rule 145 under the Securities Act of 1933, or in transactions otherwise exempt from registration under the securities laws. Under Rule 145, during the first calendar year after the merger becomes effective, affiliates of GNB Bancshares at the time of the special meeting who are not affiliates of Texas United at or following the effective time of the merger may publicly resell the Texas United common stock they receive in the merger but only within certain limitations as to the number of shares of Texas United common stock they can sell in any three-month period and as to the manner of sale. After a one-year period following completion of the merger, affiliates of GNB Bancshares who are not affiliates of Texas United may resell their shares without restriction. Texas United must continue to satisfy its reporting requirements under the Securities Exchange Act of 1934 in order for affiliates to resell, under Rule 145, shares of Texas United common stock received in the merger. Texas United is not obligated and does not intend to register for resale the shares issued to affiliates of GNB Bancshares.

      Pursuant to the merger agreement, GNB Bancshares has agreed to use its best efforts to cause each affiliate of GNB Bancshares to sign a written agreement to the effect that he will not offer or sell or otherwise dispose of any of the shares of Texas United common stock issued to him in the merger in violation of the Securities Act of 1933. Pursuant to these agreements, Texas United will use its commercially reasonable best efforts to continue to satisfy its reporting requirements under the Securities Exchange Act in order to satisfy the public information provisions required to be met for affiliates to resell shares of Texas United common stock pursuant to Rule 145 of the Securities Act.

Regulatory Approval

      The merger must be approved by the Board of Governors of the Federal Reserve System. A period of 15 to 30 days must expire following approval by the Federal Reserve during which time the Department of Justice may file objections to the merger under the federal antitrust laws. While GNB Bancshares and Texas United believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

      Texas United filed its application for approval of the merger with the Federal Reserve Bank of Dallas on June 25, 2004. There can be no assurance that the requisite approval will be obtained, that such approval will be received on a timely basis or that such approval will not impose restrictions on the operations of Texas United following the merger that materially reduce the benefits of the merger to Texas United, in which case, Texas United may elect under the merger agreement not to complete the merger.

      The approval of an application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

Management of Texas United After the Merger

      After completion of the merger, Texas United’s board of directors will consist of all of its current directors. In addition, Texas United will take all actions necessary to appoint Riley C. Peveto and Jimmy Jack Biffle as directors of Texas United and State Bank. Information regarding each of the proposed appointees is listed below.

      Riley C. Peveto. Mr. Peveto, age 60, has served as Chairman and Chief Executive Officer of GNB Financial since 1984 and Chairman and Chief Executive Officer of GNB Bancshares since its formation in 1989. From 1979 to 1984 he served as Chairman and Chief Executive Officer of Interfirst Branch Bank in Denison, Texas and from 1970 to 1977 he served as Chairman and Chief Executive Officer of First National Bank in Edinburg, Texas. Prior to that, he worked for the Comptroller of the Currency from 1967 to 1969. Mr. Peveto is the Chairman Elect of the Independent Bankers Association of Texas, past Chairman of TIB-The Independent BankersBank in Irving, Texas and Chairman of the North Texas Economic Development Foundation. Mr. Peveto received a Bachelor of Business Administration from Stephen F. Austin State University.

      Jimmy Jack Biffle. Mr. Biffle, age 65, has been a director of GNB Financial since 1985 and a director of GNB Bancshares since its formation in 1989. Mr. Biffle has been involved in oil production, farming and ranching and water well drilling for more than the past five years. He is the owner of York Feed Lot, Inc. and has an irrigated corn farming operation in York, Nebraska. Mr. Biffle has served on the Muenster Memorial Hospital Board, Muenster, Texas, Cooke County Electric Co-op and the North Texas Oil and Gas Producers Association. Mr. Biffle received his bachelors degree in agriculture from Texas A&M University in Commerce, Texas, formerly East Texas State University.

Dissenters’ Rights of GNB Bancshares Shareholders

      The following section of this joint proxy statement/ prospectus describes material aspects of the law pertaining to dissenters’ rights under Texas law. If you are a shareholder of GNB Bancshares and you wish to dissent from the merger and receive the fair value in cash of your shares of GNB Bancshares common stock instead of receiving the merger consideration, you should carefully read the following discussion, review the full text of the applicable law relating to dissenters’ rights which is attached to this joint proxy statement/ prospectus as Appendix D, and consult with your legal counsel before electing or attempting to exercise these rights.

      If you hold one or more shares of GNB Bancshares common stock, you are entitled to dissenters’ rights under Texas law. This means that if you properly dissent from the merger of GNB Bancshares with and into Texas United pursuant to the merger agreement, you will receive an amount in cash representing the fair value of the shares of GNB Bancshares common stock that you hold. This value may be more or less than the value of the merger consideration that you would otherwise receive pursuant to the merger agreement. The availability of your right to dissent from the merger and obtain the fair value of your shares of GNB Bancshares common stock is conditioned upon compliance with a complicated procedure that is set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, which are referred to in the following discussion as the dissent provisions. The following discussion is only a summary of the dissent provisions. A copy of the full text of Articles 5.11, 5.12 and 5.13 is attached at Appendix D to this joint proxy statement/ prospectus. You will lose your dissenters’ rights in the merger if you do not properly comply with the procedures set forth in the dissent provisions.

How to Exercise and Perfect Your Right to Dissent

      To be eligible to exercise your right to dissent to the merger:

•	you must, prior to the GNB Bancshares special meeting, provide GNB Bancshares with a written objection to the merger that states that you intend to exercise your right to dissent if the merger agreement is approved and the merger is completed and that provides an address to which Texas United may send a notice if the merger is completed; and

•	you must not vote your shares of GNB Bancshares common stock in favor of the merger agreement.

      If you intend to dissent from the merger, you should send the notice to:

GNB Bancshares, Inc.

100 E. California Street
Gainesville, Texas 76241
Attention: Riley C. Peveto

      If you vote your shares of GNB Bancshares common stock at the special meeting to approve the merger agreement, you will lose your right to dissent from the merger. You will instead receive shares of Texas United common stock and cash as described in the merger agreement. If you comply with the two items above and the merger is completed, Texas United will send you a written notice advising you that the merger has been completed. Texas United must deliver this notice to you within ten days after the merger is completed.

      If you wish to receive the fair value of your shares of GNB Bancshares common stock in cash, you must, within ten days of the date the notice was delivered or mailed to you by Texas United, send a written demand to Texas United for payment of the fair value of your shares of GNB Bancshares common stock. The fair value of your shares of GNB Bancshares common stock will be the value of the shares on the day immediately preceding the GNB Bancshares special meeting, excluding any appreciation or depreciation in anticipation of the merger. Your written demand and any notice addressed to Texas United must be sent to:

Texas United Bancshares, Inc.

202 West Colorado
La Grange, Texas 78945
Attention: L. Don Stricklin

Your Demand for Payment

      Your written demand must state how many shares of GNB Bancshares common stock you own and your estimate of the fair value of your shares of GNB Bancshares common stock. If you fail to send this written demand to Texas United within the ten-day period, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of GNB Bancshares common stock. Instead, you will receive shares of Texas United common stock and cash as described in the merger agreement. You must also, within 20 days of making a demand for payment, submit the stock certificates representing your shares of GNB Bancshares common stock to Texas United. Texas United will make a notation on your stock certificates indicating that a demand for payment has been made and may return the share certificates to you. If you fail to submit your stock certificates to Texas United for notation, Texas United may, at its option, terminate your right to receive a cash payment for your shares, unless a court otherwise directs Texas United.

Texas United’s Actions upon Receipt of Your Demand for Payment

      Within 20 days after Texas United receives your demand for payment and your estimate of the fair value of your shares of GNB Bancshares common stock, Texas United must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

72

      If Texas United accepts your estimate, Texas United will notify you that it will pay the amount of your estimated fair value within 90 days of the merger being completed. Texas United will make this payment to you only if you have surrendered the share certificates representing your shares of GNB Bancshares common stock, duly endorsed for transfer, to Texas United.

      If Texas United does not accept your estimate, Texas United will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 90 days of the merger being completed, which you may accept within 60 days or decline.

Payment of the Fair Value of Your Shares of GNB Bancshares Common Stock upon Agreement of an Estimate

      If you and Texas United have reached an agreement on the fair value of your shares of GNB Bancshares common stock within 60 days after the merger is completed, Texas United must pay you the agreed amount. The payment must be made by Texas United within 90 days after the merger is completed, provided that you have surrendered the share certificates representing your shares of GNB Bancshares common stock, duly endorsed for transfer, to Texas United.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled

      If you and Texas United have not reached an agreement as to the fair market value of your shares of GNB Bancshares common stock within 60 days after the merger is completed, you or Texas United may, with 60 days after the expiration of the 60-day period, commence proceedings in Cooke County, Texas, asking the court to determine the fair value of your shares of GNB Bancshares common stock. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of GNB Bancshares common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and Texas United may address the court about the report. The court will determine the fair value of your shares and direct Texas United to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed.

Rights as a Shareholder

      If you have made a written demand on Texas United for payment of the fair value of your shares of GNB Bancshares common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.

Withdrawal of Demand

      If you have made a written demand on Texas United for payment of the fair value of your GNB Bancshares common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

Income Tax Consequences

      See “Proposal I — Approval of the Merger Agreement — Certain Material Federal Income Tax Consequences” on page 66 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

COMPARISON OF RIGHTS OF SHAREHOLDERS

OF TEXAS UNITED AND GNB BANCSHARES

      The rights of shareholders of GNB Bancshares under the articles of incorporation and bylaws of GNB Bancshares will differ in some respects from the rights that shareholders of GNB Bancshares will have after the merger as shareholders of Texas United under the articles of incorporation and bylaws of Texas United. Copies of Texas United’s articles of incorporation and bylaws have been previously filed by Texas United with the Securities and Exchange Commission. Copies of the articles of incorporation and bylaws of GNB Bancshares are available upon written request from GNB Bancshares.

      Certain differences between the provisions contained in the articles of incorporation and bylaws of GNB Bancshares, and the articles of incorporation and bylaws of Texas United, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is not intended to be complete and is qualified in its entirety by reference to Texas law, the articles of incorporation and bylaws of GNB Bancshares, and the articles of incorporation and bylaws of Texas United.

Summary of Material Differences Between Current Rights of

Shareholders of GNB Bancshares and Rights Those Persons
Will Have as Shareholders of Texas United Following the Merger

	GNB Bancshares	Texas United

Capitalization:	The articles of incorporation of GNB Bancshares authorize the issuance of up to 5,000,000 shares of common stock, par value $5.00.	The Texas United articles of incorporation authorize the issuance of up to 20,000,000 shares of common stock, par value $1.00, and up to 500,000 shares of preferred stock, no par value.

Corporate Governance:	The rights of GNB Bancshares shareholders are currently governed by Texas law and the articles of incorporation and bylaws of GNB Bancshares. Following the completion of the merger, the rights of GNB Bancshares shareholders who become Texas United shareholders will be governed by Texas law and the articles of incorporation and bylaws of Texas United.	The rights of Texas United shareholders are governed by Texas law and the articles of incorporation and bylaws of Texas United.

Election of Directors:	Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the articles of incorporation or the bylaws of a corporation. Directors of GNB Bancshares are elected by a plurality of the votes cast by the shareholders entitled to vote at the meeting.
Shareholders of GNB Bancshares are not permitted to cumulate their votes in the election of directors. Each share of GNB	Texas United’s board is divided into three classes, as nearly equal in number as possible, with each class serving a staggered three year term. This means that only one-third of the board is elected at each annual meeting of shareholders. The classification makes it more difficult to change the composition of Texas United’s board of directors because at least two annual meetings of shareholders are required to change control of the board.
Directors of Texas United are elected by a plurality of the votes cast by the holders

GNB Bancshares	Texas United

Bancshares stock has one vote for each nominee for director.	entitled to vote at the meeting. Texas United shareholders are not permitted to cumulate their votes in the election of directors. Each share of Texas United stock has one vote for each nominee for director.

Removal of Directors:	Texas law provides that at any meeting of shareholders called expressly for that purpose, any director or the entire board of directors may be removed, with or without cause, by a specified portion of votes not less than a majority of shares entitled to vote at an election of directors, unless otherwise provided in a corporation’s articles of incorporation or bylaws.
GNB Bancshares’ bylaws provide that any director may be removed with or without cause by a majority of the shareholders and that vacancies on the board of directors may be filled by the remaining directors.	The Texas United bylaws provide that any director may be removed, with cause, by the affirmative vote of at least 70% of the outstanding shares entitled to vote for the election of such director(s), if notice of the intention to vote for removal was provided in the notice of such meeting and if the removal of a director for cause is approved by at least 70% of the board of directors. Vacancies on the board of directors may be filled by the remaining directors.

Vote Required for Certain Shareholder Actions:	Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote and represented at the shareholders’ meeting shall be the act of the shareholders, unless the vote of a greater number is required by law, the articles of incorporation or the bylaws. Under Texas law, a corporation’s articles of incorporation may provide for a different level of approval, not less than a majority.
GNB Bancshares’ bylaws generally provide, except to the extent otherwise required by law, that the vote or approval of the holders of a majority of the shares of GNB Bancshares’ stock entitled to vote on a matter will be sufficient to approve such matter.	Texas United’s bylaws generally provide that the vote or approval of the holders of a majority of the shares of Texas United stock entitled to vote on a matter will be sufficient to approve such matter. However, Texas United’s articles of incorporation increase to 70% the required shareholder approval level for certain actions such as a merger or a consolidation in which Texas United will not be the surviving entity, or a share exchange or a sale or lease of substantially all of Texas United’s assets, or an amendment to this provision in Texas United’s articles of incorporation. Absent this provision, each of the above matters would require two-thirds shareholder approval under Texas law. No vote is required, however, in connection with a merger in which Texas United is the surviving corporation and (1) the agreement of merger for the merger does not amend in any respect the Texas United articles of incorporation, (2) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Texas United after the merger and

GNB Bancshares	Texas United

(3) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Texas United’s capital stock outstanding immediately after the merger.

Amendment of Articles of Incorporation and Bylaws:	Under Texas law, a corporation’s articles of incorporation may be amended by the affirmative vote of the holders of two- thirds of the outstanding shares entitled to vote on the amendment and the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority is specified in then corporation’s articles of incorporation.
GNB Bancshares’ articles of incorporation do not provide for a different number of outstanding shares required to amend the articles of incorporation.
Under Texas law, unless a corporation’s articles of incorporation or a bylaw adopted by the shareholders provides otherwise, a corporation’s shareholders may amend the bylaws.
GNB Bancshares’ articles of incorporation and bylaws provide that the bylaws may be altered, amended and repealed by the board of directors.	Texas United’s articles of incorporation may be amended under Texas law upon the affirmative vote of the holders of two- thirds of the outstanding shares of stock entitled to vote thereon; provided however, that under the Texas United articles of incorporation, 70% shareholder approval is required to amend the requirement to obtain 70% shareholder approval for certain actions such as a merger or a consolidation in which Texas United will not be the surviving entity, a share exchange or a sale or lease of substantially all of Texas United’s assets, or an amendment to such provision in Texas United’s articles of incorporation.
Texas United’s articles of incorporation and bylaws provide that the bylaws may be amended by a majority vote of the Texas United board of directors; provided, however, that a bylaw concerning the manner in which Texas United directors are elected may be amended only upon the approval of 70% of the Texas United board of directors.

Shareholder Actions Without a Meeting:	Under Texas law, shareholders may act without a meeting if a written consent is signed by all the shareholders entitled to vote on the matter, unless the corporation’s articles of incorporation require less than unanimous consent (but not less that the number of votes necessary to take the action at the meeting).
Neither the articles of incorporation nor the bylaws of GNB Bancshares provide for less than unanimous consent when shareholder action is taken without a meeting, and therefore, no action may be taken by written consent unless all GNB Bancshares shareholders agree to such action.	Texas United’s articles of incorporation provide for less than unanimous consent when shareholder action is taken without a meeting, as long as the consent is signed by the holders of not less than the minimum number of shares that would be required to take such action at a meeting.

	GNB Bancshares	Texas United

Special Meetings of Shareholders:	Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by other persons so authorized in the corporation’s articles of incorporation or bylaws, or the holders of not less than 10% of all shares entitled to vote at the meeting, unless a different percentage, not to exceed 50%, is provided for in the articles of incorporation.
	GNB Bancshares’ bylaws provide that special meetings of shareholders may be called by the chairman of the board, the chief executive officer, the president or by the board of directors or by written order of a majority of the directors. GNB Bancshares’ articles of incorporation do not require more than 10% of the holders of all shares entitled to vote at a special meeting to call such a meeting.	Texas United’s articles of incorporation provide that special meetings of the shareholders may be called by the president, by a majority of the board of directors or by the holders of not less than 50% of all outstanding shares entitled to vote at the meeting.

Nomination of Directors:	Neither GNB Bancshares’ articles of incorporation nor its bylaws contain provisions regarding the nominations of directors.	Nominations for election to the Texas United board of directors may be made by the board of directors or by any shareholder entitled to vote for the election of directors. Texas United’s bylaws provide that nominations, other than those made by or on behalf of the existing management of Texas United, must be made in writing and received by the president of Texas United not less than 90 days prior to the date of the scheduled annual meeting. However, where less than 100 days notice or prior disclosure of the meeting is given by Texas United, a shareholder proposed nomination notice must be received by the president of Texas United within ten days of the date of notice or disclosure of the meeting by Texas United.

Proposal of Business:	Neither GNB Bancshares’ articles of incorporation nor its bylaws contain provisions regarding shareholder proposals of business.	All shareholder proposals intended to be presented at the annual meeting of shareholders must be received by Texas United not later than 60 days nor earlier than 90 days prior to the first anniversary of the preceding year’s annual meeting. However, where the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, shareholder notice must be delivered

GNB Bancshares	Texas United

no earlier than 90 days prior to such annual meeting and no later than the later of 60 days prior to such annual meeting or ten days following the day on which public announcement of the date of such meeting is first made by Texas United.

Indemnification; Limitation of Director Liability:	Article 7.06 of the Texas Miscellaneous Corporation Laws Act provides that the articles of incorporation may provide that a director of the corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this article does not authorize the limitation of the liability of a director to the extent the director is found liable for (1) a breach of the director’s duty of loyalty to the corporation or its shareholder, (2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law, (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (4) an act or omission for which the liability of a director is expressly provided by an applicable statute.
GNB Bancshares’ articles of incorporation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law. GNB Bancshares’ articles of incorporation provide that no director of GNB Bancshares will be liable to GNB Bancshares for monetary damages for an act or omission in the director’s capacity as director, except to the extent the exemption is not permitted under Texas law.	Texas United’s articles of incorporation provide that no director of Texas United will be liable to Texas United or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent the exemption is not permitted under Texas law.
Texas United’s articles of incorporation and bylaws provide that except as limited by law, Texas United will indemnify directors against expenses incurred in the defense of any action, except where such director is adjudged liable for negligence or misconduct in performance of his duty. In addition, Texas United will reimburse the reasonable cost of settlement of such actions where a majority of the uninvolved directors find it is in the best interest of Texas United to make such a settlement and that such director was not guilty of negligence or misconduct in performance of his duty.

Recent Amendments to Texas United Bylaws

      In July 2004, the board of directors of Texas United unanimously approved amended and restated bylaws, which included amendments to (1) permit the Texas United board of directors, in their sole discretion, to increase or decrease the number of directors on the Texas United board of directors; (2) clarify that the retirement of a Texas United director is effective on the December 31st next following such director’s 72nd birthday; (3) remove references in the bylaws related to a prior merger transaction that are no longer necessary; (4) revise the indemnification provisions of the bylaws to be consistent with similar provisions contained in Texas United’s articles of incorporation; and (5) require the affirmative vote of 70% of the Texas United directors to alter, amend or repeal Texas United’s bylaws, or to adopt new bylaws, and remove references in the bylaws to the shareholders’ ability to repeal or change an amendment, alteration or repeal of the bylaws by the board of directors or the adoption of new bylaws by the board of directors. Pursuant to the bylaws prior to the July 2004 amendments, the shareholders of

Texas United have the right to repeal or change the amended and restated bylaws at a meeting of the shareholders at which a quorum is present by the affirmative vote of 70% of the shareholders present at such meeting. The amended and restated bylaws have been previously filed with the Securities and Exchange Commission.

TEXAS ANTI-TAKEOVER STATUTES

      Texas United and GNB Bancshares are subject to the provisions of the Texas Business Combination Law (Articles 13.01 through 13.08 of the Texas Business Corporation Act), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

      The Texas Business Combination Law is not applicable to:

•	the business combination of a corporation:

(a) where the corporation’s original charter or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law;

(b) that adopts an amendment to its charter or bylaws before December 31, 1997, expressly electing not to be governed by the Texas Business Combination Law; or

(c) that adopts an amendment to its charter or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law;

•	a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder:

(a) as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and

(b) would not at any time within the three year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•	a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•	a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; and

•	a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

      Neither Texas United’s articles of incorporation nor its bylaws contain any provision expressly providing that Texas United will not be subject to the Texas Business Combination Law. In addition, neither GNB Bancshares’ articles of incorporation nor its bylaws contain any provision expressly providing that GNB Bancshares will not be subject to the Texas Business Combination Law. The Texas Business Combination Law may have the effect of inhibiting a non-negotiated merger or other business combination involving Texas United or GNB Bancshares, even if such event(s) would be beneficial to the shareholders of Texas United or GNB Bancshares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF TEXAS UNITED

      Management’s Discussion and Analysis of Financial Condition and Results of Operations analyzes the major elements of Texas United’s balance sheets and statements of earnings. This section should be read in conjunction with Texas United’s audited consolidated financial statements and related notes as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 and Texas United’s unaudited interim consolidated financial statements and related notes as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 which are attached to this joint proxy statement/ prospectus.

Overview

      Texas United generates the majority of its revenue from interest on loans, service charges on customer accounts and income from investment securities. These revenues are offset by interest expense paid on deposits and other borrowings and noninterest expense such as administrative and occupancy expenses. Net interest income is the difference between interest income on earning assets, such as loans and securities, and interest expense on liabilities, such as deposits and borrowings, which are used to fund those assets. Net interest margin is determined by dividing net interest income by average interest-earning assets. Interest income is Texas United’s largest source of revenue, representing 70.2% of total revenue for the first quarter of 2004 and 72.7% of total revenue during 2003. The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net interest income and margin. The current low interest rate environment has impacted Texas United’s net interest margin. As a result, in all periods presented other than the first quarter of 2004, Texas United’s higher net interest income has been attributable due to an increase in the volume of earning assets. For the first quarter of 2004, Texas United’s net interest income decreased primarily due to the rates earned on both loans and securities decreasing at a faster rate than interest paid on deposits. In addition, in the fourth quarter of 2003, Texas United sold its credit card portfolio, which typically earned higher rates than its loans and deposits. Texas United’s net interest margins were 4.63% and 4.99% for the three months ended March 31, 2004 and 2003, respectively, and 4.83%, 5.04%, and 4.68% for the years ended December 31, 2003, 2002, and 2001, respectively.

      Two principal components of Texas United’s growth strategy are internal growth and strategic acquisitions. While Texas United did not complete an acquisition or open any additional banking centers during 2003, it acquired The Bryan-College Station Holding Company, Bryan, Texas in 2002, and in February 2004 we completed the acquisition of Community Home Loan, Inc., a mortgage company domiciled in Houston, Texas. As discussed below, in April 2004, Texas United entered into an agreement to acquire GNB Bancshares, Inc., Gainesville, Texas and in May 2004, Texas United’s entered into an agreement to acquire the Caldwell and Lexington branches of Central Bank, Houston, Texas.

      Net income for the three months ended March 31, 2004 was $1.6 million, an increase of 38.4% compared with net income of $1.1 million for the same period in 2003. The increase in net income was primarily due to higher noninterest income and a lower provision for loan losses, partially offset by increased noninterest expense. Diluted earnings per share for the three months ended March 31, 2004 was $0.37 compared with $0.27 for the same period in 2003. Texas United’s annualized return on average assets was 0.97% and 0.79% and its annualized return on average equity was 15.41% and 12.70% for the three months ended March 31, 2004 and 2003, respectively.

      Net income was $5.2 million, $4.3 million and $3.2 million and diluted earnings per common share were $1.26, $1.07 and $0.83 for the years ended December 31, 2003, 2002 and 2001, respectively. The increase in net income in each period was primarily the result of increased volumes in earning assets and noninterest income. Texas United posted returns on average assets of 0.86%, 0.86% and 0.77% and returns on average equity of 14.12%, 13.53% and 12.07% for the years ended December 31, 2003, 2002 and 2001, respectively.

      At March 31, 2004, total assets were $658.7 million compared with $637.7 million at December 31, 2003. The $21.0 million, or 3.3%, increase in total assets over December 31, 2003 was attributable to the increase in net loans and loans held for sale. At March 31, 2004, total loans, including loans held for sale, were $406.8 million compared with $384.3 million at December 31, 2003. Total deposits at March 31, 2004 were $536.7 million compared with $501.1 million at December 31, 2003. The $35.6 million, or 7.1%, increase in deposits over December 31, 2003 is attributed to internal growth. Shareholders’ equity at March 31, 2004 was $40.8 million compared with $38.0 million at December 31, 2003.

      Total assets at December 31, 2003, 2002 and 2001 were $637.7 million, $587.3 million and $453.8 million, respectively. Total loans at December 31, 2003, 2002 and 2001 were $384.3 million, $386.3 million and $274.9 million, respectively. Total loans at December 31, 2003 decreased $2.0 million from their level at December 31, 2002 primarily due to a decrease in loans held for sale. Total deposits at December 31, 2003, 2002 and 2001 were $501.1 million, $452.9 million, and $375.7 million, respectively. Shareholders’ equity at December 31, 2003, 2002 and 2001 was $38.0 million, $35.4 million, and $27.4 million, respectively.

Completed and Pending Acquisitions

      On February 5, 2004, Texas United acquired Community Home Loan, Inc. which operates as a subsidiary of State Bank. Community Home Loan is a mortgage company domiciled in Houston, Texas. Based upon financial information as of December 31, 2003, State Bank acquired $10.9 million in assets and assumed $9.9 million in liabilities. Initial consideration paid was $1.3 million in cash and $200,000 in Texas United’s common stock (11,765 shares). Additional consideration will be paid annually through 2007 based upon Community Home Loan’s achievement of certain performance objectives. If all objectives are attained, State Bank would pay an additional $1.3 million in cash. Texas United recognized goodwill of $455,000 in connection with this transaction.

      On April 29, 2004, Texas United entered into a definitive agreement to acquire GNB Bancshares, Inc., Gainesville, Texas. Pursuant to the terms of the agreement, in exchange for all of the outstanding shares of GNB Bancshares capital stock, Texas United will pay $18.4 million in cash and issue approximately 1,415,384 shares of its common stock, subject to adjustment in the event that the 20 day average sales price of its common stock exceeds or falls below certain pre-agreed levels. Texas United plans to operate GNB Bancshares’ wholly-owned subsidiary bank, GNB Financial, n.a., as a separate bank subsidiary. As of March 31, 2004, on a consolidated basis, GNB Bancshares had total assets of $224.4 million, total loans of $161.7 million, total deposits of $190.6 million and shareholders’ equity of $19.5 million.

      On May 3, 2004, Texas United entered into a definitive agreement to purchase the loans and premises and assume the deposit liabilities of the Caldwell, Texas and Lexington, Texas branches of Central Bank, Houston, Texas. Under the terms of the agreement, Texas United will pay a premium of 8.0% of total deposits, book value for the loans and $800,000 for the related real property. As of March 31, 2004, deposits at both branches totaled $102.4 million and loans totaled $33.3 million.

Critical Accounting Policies

      Texas United’s accounting policies are integral to understanding the results reported. Texas United’s accounting policies are described in detail in Note A to its consolidated financial statements included in this joint proxy statement/ prospectus. Texas United believes that of its significant accounting policies, the allowance for loan losses and mortgage servicing rights assets may involve a higher degree of judgment and complexity.

      Allowance for Loan Losses — The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. Loans are charged to the allowance when the loss is confirmed or when a determination is made that a probable loss has occurred on a specific loan. Recoveries are credited to the allowance at the time of recovery. Throughout the year, Texas United’s management estimates the probable level of losses to determine whether the allowance for credit losses is adequate to absorb losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for loan losses and credited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb losses. Management’s judgment as to the level of probable losses on existing loans involves the consideration of current economic conditions and their estimated effects on specific borrowers; an evaluation of the existing relationships among loans, potential loan losses and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; management’s internal review of the loan portfolio; and the annual external loan review. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. The amount ultimately realized may differ from the carrying value of these assets because of economic, operating or other conditions beyond Texas United’s control. Please refer to the subsequent discussion of “Allowance for Loan Losses” on page 95 as well as Note A to Texas United’s consolidated financial statements attached to this joint proxy statement/ prospectus for additional insight into management’s approach and methodology in estimating the allowance for loan losses.

      Mortgage Servicing Rights Assets — Mortgage servicing rights assets are established and accounted for based on discounted cash flow modeling techniques which require management to make estimates regarding the amount and timing of expected future cash flows, including assumptions about loan repayment rates, loan loss experience, and costs to service, as well as discount rates that consider the risk involved. Because the values of these assets are sensitive to changes in assumptions, the valuation of mortgage servicing rights is considered a critical accounting estimate. Please refer to Note A to Texas United’s consolidated financial statements attached to this joint proxy statement prospectus for additional insight into management’s approach in estimating transfers and servicing of financial assets.

Results of Operations

Net Interest Income

      Net interest income represents the amount by which interest income on interest-earning assets, including securities and loans, exceeds interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of Texas United’s earnings. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities, combine to affect Texas United’s net interest income. Changes in the amount and mix of Texas United’s interest-earning assets and its interest-bearing liabilities are referred to as a “volume change” and changes in yields earned on Texas United’s interest-earning assets and rates paid on its interest-bearing deposits and other borrowed funds are referred to as a “rate change.”

      March 31, 2004 versus March 31, 2003. For the three months ended March 31, 2004, net interest income, before the provision for loan losses, increased by 6.3% to $6.7 million from $6.3 million for the same period in 2003. The increase was primarily due to the increased volumes in loans and investment securities and the strategic lowering of the cost of funds in relation to the decrease in rates on earning assets. For the three months ended March 31, 2004 and 2003, Texas United’s net interest margin was 4.63% and 4.99% and its net interest spread was 4.38% and 4.70%, respectively.

      Interest income for the three months ended both March 31, 2004 and 2003 was $9.0 million. As compared with the three months ended March 31, 2003, the average total loan volume for the three months ended March 31, 2004 increased by $13.1 million, or 3.5%, and the average yield on average total loan volume decreased 64 basis points to 7.72%. As compared with the three months ended March 31, 2003, the average total investment volume for the three months ended March 31, 2004 increased by $56.8 million, or 44.2%, and Texas United’s average yield on average investments decreased by 80 basis points. For the three months ended March 31, 2004 compared with the same period in 2003, Texas United’s yield on total average earning assets decreased by 95 basis points to 6.40%.

      Interest expense decreased for the three months ended March 31, 2004 by $191,000, or 7.0%, compared with the same period in 2003. As compared with the three month period ended March 31, 2003, average interest-bearing deposit volumes increased by $54.9 million, or 15.0%, while the average rates paid on interest-bearing deposits decreased by 43 basis points to 1.71%.

      2003 versus 2002. Net interest income, before the provision for loan losses, increased from $22.0 million in 2002 to $26.2 million in 2003, a $4.2 million or 19.0% increase. Texas United’s net interest margin was 4.83% and 5.04% and its net interest spread was 4.57% and 4.72% for 2003 and 2002, respectively. Due to a lower interest rate environment in 2003, Texas United’s cost of funds decreased by 51 basis points on a higher volume of deposits and other borrowings. Texas United’s yield on average earning assets decreased by 66 basis points on higher volumes of both loans and investment securities.

      2002 versus 2001. Net interest income, before the provision for loan losses, increased from $16.8 million in 2001 to $22.0 million in 2002, a $5.2 million or 30.9% increase. Texas United’s net interest margin was 5.04% and 4.68% and the net interest spread was 4.72% and 4.17% for 2002 and 2001, respectively. Due to a lower interest rate environment in 2002, cost of funds decreased by 144 basis points on higher volume. This was partially offset by a decrease in yield on average earning assets of 89 basis points.

      The following tables set forth for the periods indicated an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The tables also set forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities and the net interest margin on average total interest-earning assets for the same periods. All average balances are daily average balances and nonaccruing loans have been included in the table as loans carrying a zero yield.

	For the Three Months Ended March 31,

	2004			2003

	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate(1)	Balance	Paid	Rate(1)

	(Dollars in thousands)
Assets
Interest-earning assets:
Loans	$391,820	$7,517	7.72%	$378,671	$7,580	8.12%
Taxable securities	176,593	1,587	3.61	115,105	1,264	4.45
Non-taxable securities	8,815	98	4.47	13,504	151	4.53
Federal funds sold	1,502	4	1.07	1,917	9	1.90

Total interest-earning assets	578,730	9,206	6.40	509,197	9,004	7.17

Less allowance for loan losses	3,894			3,593

Total interest-earning assets, net of allowance	574,836			505,604
Noninterest-earning assets	75,774			75,683

Total assets	$650,610			$581,287

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$151,712	$441	1.17%	$120,205	$325	1.10%
Savings and money market accounts	87,184	237	1.09	64,742	180	1.13
Time deposits	182,444	1,111	2.45	181,512	1,428	3.19
Federal funds purchased	5,195	14	1.08	9,668	40	1.68
Junior subordinated deferrable interest debentures	12,365	266	8.65	7,000	183	10.60
Other borrowings	67,786	473	2.81	62,002	490	3.21
Subordinated notes and debentures	—	—	—	3,241	87	10.89

Total interest-bearing liabilities	506,686	2,542	2.02	448,370	2,733	2.47

Noninterest-bearing liabilities:
Demand deposits	95,980			89,557
Other liabilities	7,099			7,232

Total liabilities	609,765			545,159
Shareholders’ equity	40,845			36,128

Total liabilities and shareholders’
equity	$650,610			$581,287

Net interest income		$6,664			$6,271

Net interest spread			4.38%			4.70%
Net interest margin			4.63%			4.99%

(1)	Annualized.

	For the Years Ended December 31,

	2003			2002			2001

	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate

	(Dollars in thousands)
Assets
Interest-earning assets:
Loans	$376,988	$30,295	8.04%	$319,452	$26,569	8.32%	$264,129	$24,486	9.27%
Taxable securities	153,624	5,866	3.82	95,629	5,027	5.26	60,428	3,895	6.45
Non-taxable securities	11,891	532	4.47	18,903	759	4.02	27,441	1,154	4.21
Federal funds sold	734	8	1.09	2,974	51	1.71	7,847	359	4.57

Total interest-earning assets	543,237	36,701	6.76	436,958	32,406	7.42	359,845	29,894	8.31

Less allowance for loan losses	3,631			2,759			1,697

Total interest-earning assets, net of allowance	539,606			434,199			358,148
Noninterest-earning assets	72,039			63,339			57,997

Total assets	$611,645			$497,538			$416,145

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$125,622	$1,313	1.05%	$105,237	$1,564	1.49%	$82,422	$1,943	2.36%
Savings and money market accounts	79,216	855	1.08	61,788	909	1.47	51,753	1,348	2.60
Time deposits	190,175	5,318	2.80	167,293	5,584	3.34	155,418	8,192	5.27
Federal funds purchased	8,167	128	1.57	15,000	330	2.20	7,666	235	3.07
Junior subordinated deferrable interest debentures	7,164	746	10.41	7,000	742	10.60	7,000	792	11.31
Other borrowings	66,960	2,031	3.03	26,939	1,063	3.95	11,676	554	4.74
Subordinated notes and debentures	757	87	11.49	1,574	181	11.50	—	—	—

Total interest-bearing liabilities	478,061	10,478	2.19	384,831	10,373	2.70	315,935	13,064	4.14

Noninterest-bearing liabilities:
Demand deposits	89,695			75,322			67,611
Other liabilities	6,777			5,775			5,887

Total liabilities	574,533			465,928			389,433
Shareholders’ equity	37,112			31,610			26,712

Total liabilities and shareholders’ equity	$611,645			$497,538			$416,145

Net interest income		$26,223			$22,033			$16,830

Net interest spread			4.57%			4.72%			4.17%
Net interest margin			4.83%			5.04%			4.68%

      The following tables present information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase (decrease) attributable to changes in volume and changes in interest rates. For purposes of these tables, changes attributable to both rate and volume have been allocated proportionately to the change due to volume and rate.

	For the Three Months Ended
	March 31, 2004 Compared with
	the Three Months Ended March 31, 2003

	Increase (Decrease)
	Due to Change in

	Volume	Rate	Total

	(Dollars in thousands)
Interest-earning assets:
Loans	$263	$(326)	$(63)
Securities	625	(355)	270
Federal funds sold	(2)	(3)	(5)

Total increase (decrease) in interest income	886	(684)	202
Interest-bearing liabilities:
Interest-bearing demand deposits	85	31	116
Savings and money market accounts	62	(5)	57
Time deposits	7	(324)	(317)
Federal funds purchased	(18)	(8)	(26)
Junior subordinated deferrable interest debentures	140	(57)	83
Other borrowings	46	(63)	(17)
Subordinated notes and debentures	(87)	—	(87)

Total increase (decrease) in interest expense	235	(426)	(191)

Increase (decrease) in net interest income	$651	$(258)	$393

	For the Years Ended December 31,

	2003 vs. 2002			2002 vs. 2001

	Increase			Increase
	(Decrease) Due to			(Decrease) Due to
	Change in			Change in

	Volume	Rate	Total	Volume	Rate	Total

	(Dollars in thousands)
Interest-earning assets:
Loans	$4,785	$(1,059)	$3,726	$5,129	$(3,046)	$2,083
Securities	2,575	(1,963)	612	1,532	(795)	737
Federal funds sold	(38)	(5)	(43)	(223)	(85)	(308)

Total increase (decrease) in interest income	7,322	(3,027)	4,295	6,438	(3,926)	2,512
Interest-bearing liabilities:
Interest-bearing demand deposits	303	(554)	(251)	538	(917)	(379)
Savings and money market accounts	256	(310)	(54)	261	(700)	(439)
Time deposits	764	(1,030)	(266)	626	(3,234)	(2,608)
Federal funds purchased	(150)	(52)	(202)	225	(130)	95
Junior subordinated deferrable interest debentures	17	(13)	4	—	(50)	(50)
Other borrowings	1,579	(611)	968	724	(215)	509
Subordinated notes and debentures	(94)	—	(94)	—	181	181

Total increase (decrease) in interest expense	2,675	(2,570)	105	2,374	(5,065)	(2,691)

Increase (decrease) in net interest income	$4,647	$(457)	$4,190	$4,064	$1,139	$5,203

Provision for Loan Losses

      Provisions for loan losses are charged to income to bring the total allowance for loan losses to a level deemed appropriate by Texas United’s management based on such factors as the volume and type of lending it conducted, the amount of nonperforming loans and related collateral security, the present level of the allowance for loan losses, the results of recent regulatory examinations, generally accepted accounting principles, general economic conditions and other factors related to the collectibility of loans in its portfolio. For the three months ended March 31, 2004, Texas United’s provision decreased by $650,000, or 81.3%, to $150,000 from $800,000 for the same period in 2003. At March 31, 2004, Texas United had net recoveries of $50,000 compared with net charge-offs of $500,000 for the same period in 2003. The decrease in net charge-offs was primarily due to a decrease in Texas United’s consumer loans in connection with the sale of its credit card portfolio in the fourth quarter of 2003 and a decrease in charge-offs of commercial loans. Credit card loans generally carry more risk and have historically resulted in larger aggregate charge-offs.

      For the years ended December 31, 2003, 2002 and 2001, Texas United recorded provisions for loan losses of $2.9 million, $1.9 million and $925,000, respectively. Texas United increased its provisions made in 2003 by $1.0 million primarily due to growth in the loan portfolio, management’s perception of a weaker central Texas economy and a $1.2 million increase in net charge-offs in 2003 compared with 2002. Texas United increased its provisions made in 2002 primarily due to growth in the loan portfolio, management’s perception of a weaker central Texas economy and a $337,000 increase in net charge-offs in 2002 compared with 2001.

Noninterest Income

      Texas United’s primary sources of recurring noninterest income are service charges and fee income on deposit accounts and mortgage servicing income. Texas United also has nonrecurring sources of income derived from net gains on the sale of securities.

      Noninterest income for the three months ended March 31, 2004 was $3.9 million, an increase of $324,000, or 9.1%, compared with noninterest income of $3.6 million for the same period in 2003. The increase was primarily due to gains on the sale of mortgage loans generated by Community Home Loan, which Texas United acquired in February 2004, partially offset by reduced mortgage servicing revenue. Like Community Home Loan, Texas United also collects mortgage fees on its loans held for sale, which Texas United includes in interest income on loans rather than in noninterest income. The fees Texas United collected totaled $3.5 million for the year ended December 31, 2003.

      Noninterest income for the year ended December 31, 2003 was $13.8 million, an increase of $2.1 million, or 18.3%, from $11.7 million in 2002. The increase was primarily due to an increase in fees resulting from a larger deposit base over which fees were collected, partially offset by a decrease in mortgage servicing income and a decrease in net gains on the sale of securities. For the year ended December 31, 2003, mortgage servicing revenue was $2.2 million, a decrease of $112,000, or 4.7% from $2.4 million in 2002. Texas United added approximately $108.8 million in the servicing portfolio as a result of selling mortgage loans where servicing was retained. Although Texas United increased its mortgage servicing portfolio during 2003, mortgage servicing revenue was down from 2002 due to a lower rate environment and the inclusion of excess servicing revenue in loan servicing fees rather than in mortgage servicing revenue as it had in 2002. Net gains on the sale of securities for the year ended December 31, 2003 was $1.2 million, a decrease of $213,000, or 14.6%, from $1.5 million in 2002. The net gains on the sale of securities are primarily due to the repositioning of the investment portfolio to shorten the duration and take advantage of holding gains.

      Noninterest income was $11.7 million for the year ended December 31, 2002 compared with $7.9 million for the year ended December 31, 2001, an increase of $3.8 million, or 48.4%, which also resulted from a larger deposit base and net gain on the sale of securities. For the year ended December 31, 2002, mortgage servicing income was $2.4 million, an increase of $1.4 million, or 135.4%, from $1.0 million in 2001. Texas United added approximately $54.2 million in the servicing portfolio through the sale of mortgage loans where servicing is retained.

      The following table presents, for the periods indicated, the major categories of noninterest income:

	For the Three
	Months Ended
	March 31,		For the Years Ended December 31,

	2004	2003	2003	2002	2001

	(Dollars in thousands)
Service charges on deposit accounts	$1,597	$1,609	$6,753	$5,826	$4,555
Mortgage servicing revenue	208	1,019	2,247	2,359	1,002
Net gain on sale of securities	77	231	1,244	1,457	340
Net gain on sale of loans	293	135	1,112	142	242
Mortgage gains on CHL loans held for sale	1,238	—	—	—	—
Other noninterest income	491	586	2,448	1,887	1,726

Total noninterest income	$3,904	$3,580	$13,804	$11,671	$7,865

Noninterest Expense

      For the three months ended March 31, 2004, noninterest expense increased by $660,000, or 8.8%, to $8.2 million compared with the same period in 2003. The increase in noninterest expense was primarily due to additional employee compensation and benefits and other operating expenses related to the Community Home Loan acquisition and increased occupancy, data processing and technology costs. In addition, in the first quarter of 2003, there was an impairment charge of $800,000 related to mortgage servicing rights, which did not recur in the comparable period in 2004. This decrease partially offset the increases in the other expenses discussed above.

      For the years ended December 31, 2003, 2002 and 2001, noninterest expense totaled $30.0 million, $25.9 million and $19.8 million, respectively. The 15.9% increase in 2003 was primarily the result of start-up costs associated with new lending programs, the loss associated with the sale of Texas United’s subsidiary, Third Coast Wealth Advisors, a fee-based investment advisory company, and the full year effect of employee compensation and benefits and non-staff expenses related to the Bryan-College Station acquisition. In addition, based upon an independent valuation of the mortgage servicing rights, Texas United recorded income in the form of a reversal of all of the impairment reserve recorded during 2003, plus $183,000 of the impairment reserve recorded in 2002 which was included as a reduction in mortgage servicing expense. Texas United had a remaining impairment allowance of $263,000 recorded against its mortgage servicing rights at December 31, 2003. The impairment of mortgage servicing rights is due to the decline in mortgage interest rates to historically low levels, which resulted in an increase in prepayments of mortgages which Texas United serviced and led to increased loan refinancing and new loan activity.

      The 31.0% increase in noninterest expense in 2002 compared with 2001 was primarily the result of the start-up costs associated with new lending programs, the opening of Texas United’s trust department, conversion costs and enhancements to its data processing system, an impairment charge to mortgage serving rights, increased marketing costs and expenses related to the Bryan-College Station acquisition.

      The efficiency ratio is a supplemental financial measure utilized in Texas United management’s internal evaluation of its performance and is not defined under generally accepted accounting principles. The efficiency ratio is calculated by dividing total noninterest expense, excluding securities losses, by net interest income plus noninterest income, excluding securities gains. Taxes are not part of this calculation. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same volume of income, while a decrease would indicate a more efficient allocation of resources. Texas United’s efficiency ratio for the three months ended March 31, 2004 and 2003 on an annualized basis was 77.69% and 77.86%, respectively, and for the years ended December 31, 2003, 2002 and 2001 was 77.33%, 80.28% and 81.14%, respectively.

      The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Three
	Months Ended
	March 31,		For the Years Ended December 31,

	2004	2003	2003	2002	2001

	(Dollars in thousands)
Employee compensation and benefits	$4,274	$3,456	$16,689	$12,602	$9,877
Non-staff expenses:
Net occupancy expense	583	330	1,868	1,744	1,063
Depreciation and amortization	750	791	2,295	1,621	1,330
Legal and professional fees	357	237	544	330	393
Data processing	312	237	1,045	1,041	377
Goodwill amortization	—	—	—	—	508
Advertising	83	136	610	1,159	500
Mortgage servicing expense	213	1,001	620	831	120
Other	1,578	1,302	6,321	6,560	5,593

Total non-staff expenses	3,876	4,034	13,303	13,286	9,884

Total noninterest expenses	$8,150	$7,490	$29,992	$25,888	$19,761

      Employee compensation and benefits expense represented 52.4% of total noninterest expense for the three months ended March 31, 2004. Employee compensation and benefits expense for the three months ended March 31, 2004 and 2003 was $4.3 million and $3.5 million, respectively, an increase of $818,000 or 23.7%. This increase was primarily due to costs associated with the additional staff acquired to meet loan growth and additional staff acquired with the Community Home Loan acquisition. Total full-time equivalent employees at March 31, 2004 and 2003 were 369 and 316, respectively.

      Employee compensation and benefits expense for the year ended December 31, 2003 was $16.7 million, an increase of $4.1 million, or 32.4%, over the $12.6 million for 2002. The increase was primarily due to the staffing of new business lines, the addition of commercial and mortgage lenders, the full year effect of Texas United’s acquisition of Bryan-College Station and the opening of the Liberty Hill banking center in December 2002. Employee compensation and benefits expense for the year ended December 31, 2002 was $12.6 million, an increase of $2.7 million, or 27.6%, over the $9.9 million for 2001. The increase was due primarily to the opening of banking centers in Austin and Lexington, Texas and the full year effect from the banking centers that were acquired or opened during 2001. The number of full-time equivalent employees was 313 at December 31, 2003 compared with 315 at December 31, 2002, a decrease of 0.06% primarily due to the employees who were hired by the purchasers in connection with the sale of Texas United’s trust department and Third Coast. The number of full time equivalent employees was 233 at December 31, 2001.

      Non-staff expenses for the three months ended March 31, 2004 decreased by $158,000, or 3.9%, to $3.9 million compared with $4.0 million for the same period in 2003. The decrease was primarily attributable to lower mortgage servicing expenses partially offset by higher occupancy expense, professional fees, the upgrade of technology systems, the inclusion of the Community Home Loan acquisition and other operating system improvements.

      Non-staff expenses for each of the years ended December 31, 2003 and 2002 were $13.3 million. Non-staff expenses for the year ended December 31, 2002 increased $3.4 million, or 34.4%, over $9.9 million for 2001.

      The increase in 2001 was primarily due to acquisitions, opening new banking centers and Texas United’s trust department, and increased marketing and data processing costs as discussed above. Texas United transferred its trust assets at par to a third party in May 2003 and no longer provide trust services.

      The State of Texas imposes a franchise tax. The franchise tax due is computed based on the greater of net taxable capital or net taxable earned surplus. In each year, Texas United’s franchise tax was paid based upon net taxable capital. Total franchise tax expense, which was included as part of other noninterest expense, was $9,000 for the three months ended March 31, 2004, was $31,000 in 2003, $27,800 in 2002, and $42,000 in 2001.

Income Taxes

      Federal income tax is reported as income tax expense and is influenced by the amount of taxable income, tax-exempt income, nondeductible interest expense and other non-deductible expense. Income tax expense was $703,000 and $430,000 for the three months ended March 31, 2004 and 2003, respectively. The increase was primarily due to a decrease in Texas United’s income from tax-exempt obligations in 2003. Income tax expense increased approximately $256,000 to $1.9 million for the year ended December 31, 2003 from $1.6 million for 2002. The increase was primarily attributable to increased taxable income derived from service fees and mortgage servicing rights, and decreased tax-exempt income from municipal securities. Income tax expense in 2001 was $785,000. Texas United’s effective tax rates in 2003, 2002 and 2001 were 26.5%, 27.7%, and 19.6%, respectively. Fluctuations in the effective tax rate are primarily due to changes in the amount of tax-exempt income.

      Since Texas United’s total assets exceeded $500 million as of December 31, 2002, it was considered a “large” bank for federal income tax purposes. As a result, Texas United was required to change its method for determining the tax allowance for loan losses from the experience method to the direct write-off method. As a result of this change, Texas United was required to recognize income on the current allowance for loan losses for tax purposes. Under the current federal tax law, Texas United will be allowed to recognize the income incrementally over a four-year period. This has no effect on income tax rate or expense.

Goodwill Amortization

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, (SFAS No. 141) and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 141 requires that the purchase method of accounting be used for all future business combinations. SFAS No. 141 specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 121 and subsequently, SFAS No. 144.

      The provisions of SFAS No. 141 became effective as of July 1, 2001, and Texas United adopted the provisions of SFAS No. 142 as of January 1, 2002. As of the date of adoption of SFAS No. 142, Texas United had goodwill of approximately $6.9 million. No impairment was noted at the date of adoption of SFAS No. 142 or at any subsequent annual evaluation date. Amortization expense related to goodwill was $0, $0 and $508,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Financial Condition

Loan Portfolio

      Texas United provides a broad range of commercial, real estate and consumer loan products to small and medium-sized businesses and individuals. Total loans increased by $22.5 million, or 5.9%, from $384.3 million at December 31, 2003 to $406.8 million at March 31, 2004. The increase is primarily attributable to an increase in commercial real estate loans and real estate loans held for sale. Total loans were $384.3 million at December 31, 2003, a decrease of $2.0 million, or 0.5%, from $386.3 million at December 31, 2002, primarily due to a $29.9 million decrease in loans held for sale. Loans, other than loans held for sale, increased by $27.9 million at December 31, 2003 compared with December 31, 2002. Loan growth occurred primarily in commercial mortgage loans, which increased $53.0 million in 2003 compared with 2002. During 2003, Texas United added four new commercial lenders, which attributed to this increase. Loans comprised 70.7% of average earning assets at December 31, 2003 compared with 88.4% at December 31, 2002. The average yield decreased 0.28% to 8.04% at December 31, 2003 compared with 8.32% at December 31, 2002.

      Total loans increased by $111.4 million, or 40.5%, to $386.3 million at December 31, 2002 from $274.9 million at December 31, 2001. Texas United acquired $57.3 million in loans in connection with the Bryan-College Station acquisition in 2002. This represents 51.9% of the total loan growth from 2002 compared with 2001. The average yield decreased 0.95% to 8.32% at December 31, 2002 compared with 9.27% at December 31, 2001.

      The following tables summarize Texas United’s loan portfolio by type of loan as of the dates indicated:

			As of December 31,

	As of March 31, 2004		2003		2002

	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Commercial and industrial	$67,548	16.6%	$63,793	16.6%	$62,391	16.2%
Real estate:
1-4 family residential	137,908	33.9	140,020	36.4	149,471	38.7
Commercial mortgages	123,023	30.2	115,033	29.9	62,014	16.0
Held for sale	18,495	4.5	3,810	1.0	33,674	8.7
Other	9,210	2.3	8,488	2.2	18,269	4.7
Consumer and other, net	50,656	12.5	53,187	13.9	60,496	15.7

Total loans	$406,840	100.0%	$384,331	100.0%	$386,315	100.0%

Allowance for loan losses	4,093		3,893		3,296

Net loans	$402,747		$380,438		$383,019

	As of December 31,

	2001		2000		1999

	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Commercial and industrial	$53,401	19.4%	$49,955	20.8%	$32,165	18.5%
Real estate:
1-4 family residential	114,663	41.7	78,404	32.7	51,786	29.8
Commercial mortgages	35,886	13.1	31,753	13.3	25,018	14.4
Held for sale	817	0.3	3,669	1.5	3,587	2.1
Other	23,970	8.7	28,642	12.0	18,449	10.6
Consumer and other, net	46,208	16.8	47,218	19.7	42,792	24.6

Total loans	$274,945	100.0%	$239,641	100.0%	$173,797	100.0%

Allowance for loan losses	1,754		1,590		1,737

Net loans	$273,191		$238,051		$172,060

      Texas United’s primary lending focus is on 1-4 family residential mortgage loans to individuals and loans to small and medium-sized businesses. Texas United offers business loans, commercial loans, real estate loans, equipment loans, working capital loans, term loans, revolving lines of credit and letters of credit. Most commercial loans are collateralized and on payment programs. The purpose of a particular loan generally determines its structure. In almost all cases, Texas United requires personal guarantees on commercial loans to help assure repayment.

      Texas United’s commercial loans are primarily made within its market areas and are underwritten on the basis of the borrower’s ability to service the debt from income. At March 31, 2004, Texas United had $67.5 million in commercial business loans, which represented 16.6% of its total loans.

      In addition to commercial loans, Texas United makes commercial mortgage loans to finance the purchase of real property, which generally consists of real estate with completed structures. At March 31, 2004, Texas United had $123.0 million in commercial mortgage loans, which represented 30.2% of its total loans.

      For individual customers, Texas United offers a variety of mortgage loan products which generally are amortized over five to 25 years. Texas United’s consumer mortgage portfolio was $137.9 million at March 31, 2004, which represented 33.9% of its total loans.

      Texas United also make loans to finance the construction of residential and, to a limited extent, nonresidential properties. At March 31, 2004, Texas United had $62.0 million in construction loans, which are included in its 1-4 family residential mortgage portfolio. Approximately $30.2 million in construction loans at March 31, 2004 were loans to local builders and individuals to finance residential construction. These loans are included in Texas United’s 1-4 family residential loan portfolio. Approximately $20.0 million of the remaining construction loans at March 31, 2004 were to finance residential lots and land for development into residential lots to individuals and local builders. The remainder of the construction loans at March 31, 2004 were owner occupied commercial real estate.

      Texas United also offers various types of secured and unsecured consumer loans. These loans are offered as a convenience to Texas United’s customer base. At March 31, 2004, Texas United had $50.7 million in consumer loans, which represented 12.5% of its total loans.

      The contractual maturity ranges of each of the primary categories of Texas United’s loan portfolio and the amount of such loans with predetermined interest rates and floating interest rates in each maturity range as of March 31, 2004 and December 31, 2003 are summarized in the following tables:

	As of March 31, 2004

		After One
	One Year	Through	After
	or Less	Five Years	Five Years	Total

	(Dollars in thousands)
Commercial and industrial	$49,793	$10,168	$7,587	$67,548
Real estate	165,038	95,272	28,326	288,636
Consumer	21,414	28,415	827	50,656

Total	$236,245	$133,855	$36,740	$406,840

Loans with a predetermined interest rate	$58,682	$66,507	$35,902	$161,091
Loans with a floating interest rate	177,563	67,348	838	245,749

Total	$236,245	$133,855	$36,740	$406,840

	As of December 31, 2003

		After One
	One Year	Through	After
	or Less	Five Years	Five Years	Total

	(Dollars in thousands)
Commercial and industrial	$52,897	$10,600	$296	$63,793
Real estate	138,086	94,887	34,378	267,351
Consumer	24,116	28,234	837	53,187

Total	$215,099	$133,721	$35,511	$384,331

Loans with a predetermined interest rate	$59,685	$66,399	$34,846	$160,930
Loans with a floating interest rate	155,414	67,322	665	223,401

Total	$215,099	$133,721	$35,511	$384,331

Nonperforming Assets

      Texas United has several procedures in place to assist in maintaining the overall quality of its loan portfolio. Texas United has established underwriting guidelines to be followed by its officers, and it also monitors its delinquency levels for any negative or adverse trends and particularly monitor credits that have a total exposure of $75,000 or more. Texas United cannot assure you, however, that its loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic or other conditions.

      Nonperforming assets were $2.4 million at March 31, 2004. Nonperforming assets were $2.3 million at December 31, 2003 compared with $2.0 million at December 31, 2002, an increase of $236,000, or 11.7%. The increase was primarily attributable, in Texas United management’s view, to a weaker central Texas economy. Nonperforming assets were $2.0 million at December 31, 2002 compared with $562,000 at December 31, 2001, an increase of $1.5 million, or 260.3%. The increase was primarily due to the $739,000 nonperforming assets acquired from Bryan-College Station and, in Texas United management’s view, to a weaker central Texas economy. The ratio of nonperforming assets to total loans and other real estate was 0.59%, 0.59%, 0.52% and 0.20% at March 31, 2004 and December 31, 2003, 2002 and 2001, respectively.

      Texas United generally places a loan on nonaccrual status and ceases to accrue interest when loan payment performance is deemed unsatisfactory. Loans where the interest payments jeopardize the collection of principal are placed on nonaccrual status, unless the loan is both well-secured and in the process of collection. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction of principal as long as doubt exists as to collection. While Texas United is sometimes required to revise a loan’s interest rate or repayment terms in a troubled debt restructuring, it had no restructured loans at March 31, 2004 or December 31, 2003, 2002 and 2001. In addition to an internal loan review, Texas United retains an unrelated third party to conduct an annual external review to evaluate the loan portfolio.

      Texas United maintains current appraisals on loans secured by real estate, particularly those categorized as nonperforming loans and potential problem loans. In instances where updated appraisals reflect reduced collateral values, Texas United evaluates the borrower’s overall financial condition to determine the need, if any, for possible writedowns or appropriate additions to the allowance for loan losses. Texas United records other real estate at the lower of book value or fair value at the time of acquisition, less estimated costs to sell.

      Texas United accounts for impaired loans under SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Under SFAS No. 114, as amended, a loan is considered impaired based on current information and events if it is probable that Texas United will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the loan’s observable market price or based on the fair value of the collateral if the loan is collateral-dependent.

      The following table sets forth information regarding past due loans and nonperforming assets as of the dates indicated:

	As of	As of December 31,
	March 31,
	2004	2003	2002	2001	2000	1999

	(Dollars in thousands)
Nonaccrual loans	$1,349	$1,255	$709	$380	$680	$656
Accruing loans past due 90 days or more	724	733	960	144	334	301
Restructured loans	—	—	—	—	—	—
Other real estate	333	273	356	38	188	321

Total nonperforming assets	$2,406	$2,261	$2,025	$562	$1,202	$1,278

Nonperforming assets to total loans and other real estate	0.59%	0.59%	0.52%	0.20%	0.50%	0.74%

      At March 31, 2004 and December 31, 2003, loans totaling $3.2 million and $3.9 million, respectively, were classified as potential problem loans that are not reported in the table above. Texas United classifies these loans as substandard. These loans are subject to management attention and their classification is reviewed on a quarterly basis. Interest on nonperforming loans that would have been accrued under the original loan agreements was $63,000 and $37,000 at March 31, 2004 and December 31, 2003, respectively.

Allowance for Loan Losses

      In originating loans, Texas United recognizes that loan losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for such loan. Texas United management has established an allowance for loan losses which it believes is adequate to cover probable losses inherent in its loan portfolio. Loans are charged off against Texas United’s allowance for loan losses when the loans are deemed to be uncollectible. Although Texas United believes its allowance for loan losses is adequate to cover probable losses inherent in its loan portfolio, the amount of its allowance is based upon the judgment of management and future adjustments may be necessary if economic or other conditions differ from the assumptions used by management in making the determinations.

      Based on an evaluation of the loan portfolio, Texas United management presents a quarterly review of the allowance for loan losses to its board of directors, indicating any change in the allowance since the last review and any recommendations as to adjustments in the allowance. In making its evaluation, Texas United management considers the diversification by industry of its commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and related collateral security, the present level of the allowance for loan losses and the evaluation of its loan portfolio by the annual external loan review.

      Texas United utilizes a model to determine the specific and general portions of the allowance for loan losses. Through the loan review process, Texas United management assigns one of four loan grades to each loan, according to payment history, collateral values and financial condition of the borrower. The loan grades aid management in monitoring the overall quality of Texas United’s loan portfolio. Specific reserves are allocated for loans assigned to a grade of “watch” or below, meaning that Texas United management has determined that deterioration in a loan has occurred. The percentage of the specific allocation for each loan is based on the risk elements attributable to that particular loan. In addition, a general allocation is made for all loans in an amount determined based on general economic conditions, historical loan loss experience, loan growth within a category, amount of past due loans and peer averages. Texas United’s management maintains the allowance based on the amounts determined using the procedures set forth above.

      Loans internally categorized as “watch” list loans show warning elements where the present status portrays one or more deficiencies that require attention in the short-term or where pertinent ratios of the loan account have weakened to a point where more frequent monitoring is warranted. These loans do not have all of the characteristics of a classified loan (substandard or doubtful) but do show weakened elements as compared with those of a satisfactory credit. Texas United reviews these loans to assist in assessing the adequacy of the allowance for loan losses. At March 31, 2004 and December 31, 2003, 2002 and 2001, Texas United had $3.2 million, $3.9 million, $6.6 million, and $5.1 million of watch list loans, respectively.

      Loans internally classified as “substandard” or in the more severe categories of “doubtful” or “loss” are those loans that at a minimum have clear and defined weaknesses such as a highly-leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition which may jeopardize recoverability of the debt. At March 31, 2004, Texas United had $4.5 million in loans classified as substandard, or 1.11% of its total loans. At December 31, 2003, Texas United had $5.1 million in loans classified as substandard, or 1.33% of its total loans, compared with $4.5 million, or 1.16% of its total loans, at December 31, 2002. At December 31, 2001, Texas United had $3.6 million in loans classified as substandard, or 1.31% of its total loans. The increase in 2003 is primarily attributed to a slight deterioration in the consumer loan portfolio due to general economic conditions in the central Texas area. At March 31, 2004 and December 31, 2003, Texas United had no loans classified as doubtful or loss.

      Texas United management actively monitors its asset quality and provides specific loss allowances when necessary. Loans are charged-off against the allowance for loan losses when appropriate. Although Texas United management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ from the assumptions used in making the determinations.

      At March 31, 2004 and December 31, 2003, the allowance for loan losses aggregated $4.1 million and $3.9 million, respectively, or 1.01% of Texas United’s total loans for both periods. For the three months ended March 31, 2004, net recoveries were $50,000 compared with net charge-offs of $2.3 million for the year ended December 31, 2003. At March 31, 2004, the allowance for loan losses as a percentage of nonperforming loans was 197.44% compared with 195.82% at December 31, 2003.

      At December 31, 2003, Texas United’s allowance for loan losses was $3.9 million, or 1.01% of its total loans. For the year ended December 31, 2003, net charge-offs totaled $2.3 million, or 0.61% of average loans outstanding for the period, compared with $1.1 million in net charge-offs, or 0.34% of average loans for the year ended December 31, 2002. During 2003, Texas United recorded a provision for loan losses of $2.9 million compared with $1.9 million for 2002. The increase in the provision for 2003 is primarily due to growth in the loan portfolio, management’s perception of a weaker economy in central Texas and the increase of $1.2 million in net charge-offs in 2003 compared with 2002. Texas United made a provision for loan losses of $925,000 for 2001. At December 31, 2002, the allowance for loan losses totaled $3.3 million, or 0.85% of total loans. At December 31, 2001, the allowance for loan losses totaled $1.8 million, or 0.63% of total loans.

      The following table presents, for the periods indicated, an analysis of the allowance for loan losses and other related data:

	As of and
	for the
	Three
	Months
	Ended	As of and for the Years Ended December 31,
	March 31,
	2004	2003	2002	2001	2000	1999

	(Dollars in thousands)
Average loans outstanding	$391,820	$376,988	$319,452	$264,129	$204,058	$140,025

Gross loans outstanding at end of period	$406,840	$384,331	$386,315	$274,945	$239,641	$173,797

Allowance for loan losses at beginning of period	$3,893	$3,296	$1,754	$1,590	$1,737	$1,278
Provision for loan losses	150	2,900	1,900	925	293	188
Balance acquired from mergers	—	—	740	—	—	492
Charge-offs:
Commercial and industrial	—	(916)	(401)	(389)	(452)	(351)
Real estate	(46)	(321)	(117)	(37)	(41)	(59)
Consumer	(173)	(2,001)	(1,528)	(881)	(1,145)	(361)
Other	(25)	—	(6)	(76)	—	(26)

Total charge-offs	(244)	(3,238)	(2,052)	(1,383)	(1,638)	(797)
Recoveries:
Commercial and industrial	88	153	261	153	364	218
Real estate	3	82	36	23	173	37
Consumer	202	683	603	434	622	221
Other	1	17	54	12	39	100

Total recoveries	294	935	954	622	1,198	576

Net recoveries (charge-offs)	50	(2,303)	(1,098)	(761)	(440)	(221)

Allowance for loan losses at end of period	$4,093	$3,893	$3,296	$1,754	$1,590	$1,737

Ratio of allowance for loan losses to end of period loans	1.01%	1.01%	0.85%	0.64%	0.66%	1.00%
Ratio of net (recoveries) charge-offs to average loans	(0.01)%	0.61%	0.34%	0.29%	0.22%	0.16%
Ratio of allowance for loan losses to end of period nonperforming loans	197.44%	195.82%	197.48%	334.73%	156.80%	181.50%

      The following tables describe the allocation of the allowance for loan losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

			As of December 31,

	As of March 31, 2004		2003		2002

		Percent of		Percent of		Percent of
		Loans to		Loans to		Loans to
		Total		Total		Total
	Amount	Loans	Amount	Loans	Amount	Loans

	(Dollars in thousands)
Balance of allowance for loan losses applicable to:
Commercial and industrial	$422	16.6%	$420	16.6%	$335	16.2%
Real estate:
1-4 family residential	209	33.9	240	36.4	258	38.7
Commercial mortgage	754	30.2	720	29.9	340	16.0
Held for sale	—	4.5	—	1.0	—	8.7
Other	—	2.3	—	2.2	73	4.7
Consumer	451	12.5	426	13.9	715	15.7
Unallocated	2,257	—	2,087	—	1,575	—

Total allowance for loan losses	$4,093	100.0%	$3,893	100.0%	$3,296	100.0%

	As of December 31,

	2001		2000		1999

		Percent of		Percent of		Percent of
		Loans to		Loans to		Loans to
		Total		Total		Total
	Amount	Loans	Amount	Loans	Amount	Loans

	(Dollars in thousands)
Balance of allowance for loan losses applicable to:
Commercial and industrial	$212	19.4%	$225	20.8%	$160	18.5%
Real estate:
1-4 family residential	123	41.7	135	32.7	153	29.8
Commercial mortgage	188	13.1	205	13.3	245	14.4
Held for sale	—	0.3	—	1.5	—	2.1
Other	125	8.7	130	12.0	94	10.6
Consumer	476	16.8	375	19.7	434	24.6
Unallocated	630	—	520	—	651	—

Total allowance for loan losses	$1,754	100.0%	$1,590	100.0%	$1,737	100.0%

      Texas United management believes that the allowance for loan losses at March 31, 2004 is adequate to cover probable losses inherent in the portfolio as of such date. Texas United may, however, sustain losses in future periods, which could be substantial in relation to the size of the allowance for loan losses at March 31, 2004.

Investment Securities

      Texas United uses its securities portfolio to ensure liquidity for cash requirements, to manage interest rate risk, to provide a source of income, to ensure collateral is available for municipal pledging requirements and to manage its asset quality.

      Securities totaled $180.3 million at March 31, 2004, reflecting a decrease of $4.2 million, or 2.3%, from $184.5 million at December 31, 2003. During the three months ended March 31, 2004, Texas United purchased $22.3 million in investment securities and sold $23.8 million of securities in an effort to reposition the portfolio for current economic conditions and to provide funding for loan growth. Texas United also received $3.9 million in maturities and principal paydowns on investment securities. At March 31, 2004, securities represented 27.4% of total assets. The average yield on securities for the three months ended March 31, 2004 was 3.7%.

      Securities totaled $184.5 million at December 31, 2003, an increase of $52.4 million from $132.1 million at December 31, 2002. The increase was primarily due to additional funds available to invest as a result of an increase in deposits and the sale of mortgage loans. At December 31, 2003, securities represented 28.9% of total assets compared with 22.5% of total assets at December 31, 2002. The average yield on securities for the year ended December 31, 2003 was 3.87% compared with 5.05% for 2002. The decrease in average yield is attributed to a lower interest rate environment. At December 31, 2003, the fair value for investment securities included $47.3 million in U.S. Government securities, $122.4 million in mortgage-backed securities and $10.4 million in municipal securities. The average life of the securities portfolio at December 31, 2003 was approximately four years.

      Securities totaled $132.1 million at December 31, 2002, an increase of $22.3 million from $109.9 million at December 31, 2001. The increase was primarily due to additional funds available to invest as a result of an increase in deposits and the sale of mortgage loans. At December 31, 2002, securities represented 22.5% of total assets compared with 24.2% of total assets at December 31, 2001. The yield on average securities for the year ended December 31, 2002 was 5.05% compared with 5.75% for 2001. The decrease in average yield is attributed to a lower interest rate environment. At December 31, 2002, the fair value of investment securities included $33.8 million in U.S. Government securities, $80.8 million in mortgage-backed securities and $14.3 million in municipal securities. The average life of the securities portfolio at December 31, 2002 was approximately three years.

      The following table summarizes the contractual maturity of investment securities on an amortized cost basis and their weighted average yields as of March 31, 2004. For purposes of this table, tax-exempt obligations are not computed on a tax-equivalent basis.

	As of March 31, 2004

			After One Year but		After Five Years but
	Within One Year		Within Five Years		Within Ten Years		After Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Total	Yield

	(Dollars in thousands)
U.S. Treasury securities and obligations of U.S. government agencies	$—	—%	$49,924	2.82%	$5,747	3.51%	$—	—%	$55,671	2.92%
State and municipal securities	—	—	8,578	6.62	91	4.54	—	—	8,669	6.60

Subtotal	—	—	58,502		5,838		—	—	64,340
Mortgage-backed securities	23,603	3.85	59,547	3.83	21,274	3.92	5,318	4.36	109,742	3.87
Other	—	—	—	—	—	—	4,546	2.00	4,546	2.00

Total securities	$23,603		$118,049		$27,112		$9,864		$178,628

      The following tables summarize the amortized cost of securities classified as available for sale and their approximate fair values as of the dates shown. At these dates there were no securities classified as held to maturity.

	As of March 31, 2004				As of December 31, 2003

		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized		Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value	Cost	Gains	Losses	Fair Value

	(Dollars in thousands)
U.S. Treasury securities and obligations of U.S. government agencies	$55,671	$797	$125	$56,343	$47,392	$386	$472	$47,306
State and municipal securities	8,669	609	—	9,278	9,658	700	—	10,358
Mortgage-backed securities	109,742	827	418	110,151	123,336	378	1,350	122,364
Other	4,546	—	—	4,546	4,519	—	—	4,519

Total	$178,628	$2,233	$543	$180,318	$184,905	$1,464	$1,822	$184,547

	As of December 31, 2002				As of December 31, 2001

		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized		Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value	Cost	Gains	Losses	Fair Value

	(Dollars in thousands)
U.S. Treasury securities and obligations of U.S. government agencies	$33,027	$726	$—	$33,753	$20,777	$9	$264	$20,522
State and municipal securities	13,555	758	—	14,313	26,637	254	235	26,656
Mortgage-backed securities	79,886	1,113	154	80,845	60,344	365	546	60,163
Other	3,229	—	—	3,229	2,536	—	—	2,536

Total	$129,697	$2,597	$154	$132,140	$110,294	$628	$1,045	$109,877

      Texas United accounts for securities according to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. At the date of purchase, Texas United is required to classify debt and equity securities into one of three categories: held-to-maturity, trading or available-for-sale. Investments in debt securities are classified as held-to-maturity and measured at amortized cost in the financial statements only if Texas United management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Investments not classified as either held-to-maturity or trading are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in a separate component of shareholders’ equity until realized.

Deposits

      Texas United’s lending and investing activities are funded primarily by deposits. Total deposits at March 31, 2004 were $536.7 million, an increase of $35.6 million, or 7.1%, compared with deposits at December 31, 2003. The increase is due to internal growth. Total deposits at December 31, 2003 were $501.1 million compared with $452.9 million at December 31, 2002, an increase of $48.2 million or 10.6%. The increase is attributable to new municipality customers and marketing efforts.

      Texas United offers a variety of deposit accounts having a wide range of interest rates and terms. Texas United’s deposit accounts consist of demand, savings, money market and time accounts. Texas United relies primarily on competitive pricing policies and customer service to attract and retain these deposits. It does not have or accept any brokered deposits.

      At March 31, 2004, demand, money market and savings deposits accounted for approximately 63.2% of total deposits, while certificates of deposit made up 36.8% of total deposits. Noninterest-bearing deposits totaled $96.5 million, or 18.0% of total deposits, at March 31, 2004, compared with $96.3 million, or 19.2% of total deposits, at December 31, 2003. The average cost of deposits, including noninterest-bearing deposits, was 1.39% for the three months ended March 31, 2004.

      At December 31, 2003, demand, money market and savings deposits accounted for approximately 65.3% of total deposits, while certificates of deposit made up 34.7% of total deposits. Noninterest-bearing deposits totaled $96.3 million, or 19.2%, of total deposits at December 31, 2003, compared with $82.3 million, or 18.2% of total deposits, at December 31, 2002. The average cost of deposits, including noninterest-bearing demand deposits, was 1.54% for the year ended December 31, 2003, compared with 1.97% for 2002, primarily due to the lower interest rate environment during 2003 compared with 2002.

      At December 31, 2002, demand, money market and savings deposits accounted for approximately 58.7% of total deposits, while certificates of deposit made up 41.3% of total deposits. Noninterest-bearing deposits totaled $82.3 million, or 18.2% of total deposits, at December 31, 2002, compared with $72.0 million, or 19.2% of total deposits, at December 31, 2001. The average cost of deposits, including noninterest-bearing demand deposits, was 1.97% for the year ended December 31, 2002, compared with 3.21% for 2001, primarily due to the lower interest rate environment during 2002 compared with 2001.

      The following table presents for the periods indicated the daily average balances and weighted average rates paid on deposits:

			For the Years Ended December 31,
	For the Three
	Months Ended
	March 31, 2004		2003		2002		2001

	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate

	(Dollars in thousands)
Noninterest-bearing demand	$95,980	—%	$89,695	—%	$75,322	—%	$67,611	—%
Interest-bearing demand	151,712	1.17	125,622	1.05	105,237	1.49	82,422	2.36
Savings and money market	87,184	1.09	79,216	1.08	61,788	1.47	51,753	2.60
Time	182,444	2.45	190,175	2.80	167,293	3.34	155,418	5.27

Total deposits	$517,320	1.39%	$484,708	1.54%	$409,640	1.97%	$357,204	3.21%

      The following table sets forth by time remaining until maturity the amount of Texas United’s certificates of deposit that are $100,000 or greater as of the date indicated:

March 31, 2004

(Dollars in thousands)
Three months or less	$16,583
Over three months through six months	9,799
Over six months through twelve months	10,838
Over one year	29,661

Total	$66,881

      While a majority of the certificates of deposit in amounts of $100,000 or more will mature during 2004, Texas United management expects that a significant portion of these deposits will be renewed. Historically, Texas United’s large time deposits have been stable and Texas United management believes that the rates offered on certificates of deposit are comparable with rates offered by competition in its market areas. If a significant portion of the certificates of deposit were not renewed, it would have an adverse effect on Texas United’s liquidity. However, Texas United has other available funding sources, such as purchased funds from correspondent banks and Federal Home Loan Bank advances, to mitigate this risk.

Borrowings

      Texas United utilizes borrowings to supplement deposits to fund its lending and investing activities. Borrowings consist of short-term and long-term advances from the Federal Home Loan Bank and advances on a line of credit with a correspondent bank. Texas United had no Federal Funds purchased at March 31, 2004. At March 31, 2004, Texas United had $15.0 million in short-term advances from the Federal Home Loan Bank and $2.8 million advanced on a line of credit with a correspondent bank. Federal Funds purchased decreased $12.8 million to $6.9 million at December 31, 2003 compared with $19.7 million at December 31, 2002. Borrowings decreased $14.0 million to $57.8 million at March 31, 2004 from $71.9 million at December 31, 2003. Borrowings increased $8.9 million to $71.9 million at December 31, 2003 compared with $62.9 million at December 31, 2002. Long-term borrowings totaled $40.1 million at March 31, 2004 with an average interest rate of 3.71%. Long-term borrowings totaled $41.9 million at December 31, 2003 with an average interest rate of 3.70%. Long-term borrowings totaled $62.9 million at December 31, 2002 with an average interest rate of 3.63%. The highest amount of long-term borrowings outstanding at any time during the year was $62.9 million during 2003 and 2002.

      The following table summarizes Texas United’s outstanding short-term borrowings at the dates indicated:

	As of and for the	As of and for the
	Three Months	Year Ended December 31,
	Ended
	March 31, 2004	2003	2002	2001

	(Dollars in thousands)
Ending balance	$17,750	$32,750	$5,300	$30,000
Average balance for the period	28,750	35,300	3,700	10,000
Maximum month-end balance during the period	32,750	39,300	30,300	30,000
Average interest rate for the period	1.28%	1.33%	2.22%	1.97%

      During 2001, Texas United entered into a $1.0 million revolving credit line with a commercial bank which is included in the above table. The line of credit was increased to $10.0 million in February 2002. Any borrowings under the line of credit bear interest at the Federal Funds rate plus 2.25%. The line of credit was renewed in February 2004 and expires in March 2005. At both March 31, 2004 and December 31, 2003, Texas United had $2.8 million advanced under this line of credit. The highest amount outstanding during 2003 was $9.3 million. The average balance under the line of credit during 2003 was $5.3 million at an average interest rate 3.25%. At December 31, 2002, Texas United had $5.3 million advanced under the line of credit, which was the highest amount outstanding during 2002. The average balance under the line of credit during 2002 was $2.0 million at an average rate of 4.94%.

      In connection with the acquisition of Bryan-College Station, Texas United assumed $3.6 million in subordinated notes and debentures. The debentures required quarterly interest payments of approximately $105,000 at an interest rate of 11.5%. The balance of these debentures was $3.2 million as of December 31, 2002. The debentures matured March 31, 2003.

      At March 31, 2004, Texas United had two issues of junior subordinated debentures outstanding totaling $12.4 million issued to its subsidiary trusts as follows:

			Trust			Junior
			Preferred			Subordinated
			Securities			Debt Owed
Description	Issuance Date	Call Date	Outstanding	Interest Rate		to Trusts	Final Maturity Date

TXUI Statutory Trust I	09/07/2000	09/07/2010	$7,000,000	10.60%		$7,210,000	09/07/2030
TXUI Statutory Trust II	12/19/2003	12/19/2008	5,000,000	6.45	%(1)	5,155,000	12/19/2033

(1)	The debentures bear a fixed interest rate until December 19, 2008, when the rate begins to float on a quarterly basis based on the three-month LIBOR plus 2.85%.

      Each of the trusts is a statutory business trust organized for the sole purpose of issuing trust securities and investing the proceeds in Texas United’s junior subordinated debentures. The preferred trust securities of each trust represent preferred beneficial interests in the assets of the respective trusts and are subject to mandatory redemption upon payment of the junior subordinated debentures held by the trust. The common securities of each trust are wholly-owned by Texas United. Each trust’s ability to pay amounts due on the trust preferred securities is solely dependent upon Texas United making payment on the related junior subordinated debentures. The debentures, which are the only assets of each trust, are subordinate and junior in right of payment to all of Texas United’s present and future senior indebtedness. Texas United has fully and unconditionally guaranteed each trust’s obligations under the trust securities issued by each respective trust to the extent not paid or made by each trust, provided such trust has funds available for such obligations.

      Under the provisions of each issue of the debentures, Texas United has the right to defer payment of interest on the debentures at any time, or from time to time, for periods not exceeding five years. If interest payments on either issue of the debentures are deferred, the distributions on the applicable trust preferred securities and common securities will also be deferred.

      In 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (Revised December 2003).” FIN 46R requires that the subsidiary trusts be deconsolidated from Texas United’s consolidated financial statements. Texas United adopted FIN 46R in connection with its consolidated financial statements as of and for the quarter ended December 31, 2003 and, as a result, Texas United no longer reflects Trust I in its consolidated financial statements. Instead, the junior subordinated debentures are shown as liabilities in Texas United’s consolidated balance sheets and interest expense associated with the junior subordinated debentures is shown in its consolidated statements of earnings. Trust II was never included in Texas United’s consolidated financial statements as it was created in the same period that it adopted FIN 46R.

Interest Rate Sensitivity and Market Risk

      Texas United is engaged primarily in the business of investing funds obtained from deposits and borrowings into interest-bearing loans and investments and its primary component of market risk is interest rate risk volatility. Consequently, Texas United’s earnings depend to a significant extent on its net interest income, which is the difference between its interest income on loans and investments and its interest expense on deposits and borrowings. To the extent that Texas United’s interest-bearing liabilities do not reprice or mature at the same time as its interest-bearing assets, Texas United is subject to interest rate risk and corresponding fluctuations in net interest income. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income.

      Texas United has employed asset/liability management policies that attempt to manage its interest-earning assets and interest-bearing liabilities, thereby attempting to control the volatility of its net interest income, without having to incur unacceptable levels of credit or investment risk.

      Texas United manages its exposure to interest rates by structuring its balance sheet in the ordinary course of business. Texas United does not currently enter into instruments such as leveraged derivatives, structured notes, interest rate swaps, caps, floors, financial options, or financial futures contracts for the purpose of reducing interest rate risk. Texas United manages its interest rate sensitivity position within established guidelines. Based upon the nature of its operations, Texas United is not subject to foreign exchange or commodity price risk. Texas United does not own any trading assets.

      Texas United’s exposure to interest rate risk is managed by State Bank’s Asset Liability Committee (ALCO), which is composed of its senior officers and senior officers of State Bank, in accordance with policies approved by Texas United’s board of directors. The ALCO formulates strategies based on appropriate levels in interest rate risk. In determining the appropriate level of interest rate risk, the ALCO considers the impact on earnings and capital based on the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies, and other factors. The ALCO meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity, commitments to originate loans, and the maturities of investments and borrowings. Additionally, the ALCO reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. The ALCO uses two methodologies to manage interest rate risk: (1) an analysis of relationships between interest-earning assets and interest-bearing liabilities; and (2) an interest rate shock simulation model. Texas United has traditionally managed its business to reduce its overall exposure to changes in interest rates, however, under current policies of its board of directors, Texas United management has been given some latitude to increase its interest rate sensitivity position within certain limits if, in management’s judgment, it will enhance profitability.

      An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time (GAP) and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments. Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A company is considered to be asset sensitive, or having a positive GAP, when the amount of its interest-earning assets maturing or repricing within a given period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a company is considered to be liability sensitive, or having a negative GAP, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its interest-earning assets also maturing or repricing within that time period. During a period of rising interest rates, a negative GAP would tend to affect net interest income adversely, while a positive GAP would tend to result in an increase in net interest income. During a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to affect net interest income adversely. However, it is management’s intent to achieve a proper balance so that incorrect rate forecasts should not have a significant impact on earnings.

      The following table sets forth Texas United’s interest rate sensitivity analysis at March 31, 2004:

	Volumes Subject to Repricing Within

				Greater
		31-180	181-365	than
	0-30 Days	Days	Days	1 Year	Total

	(Dollars in thousands)
Interest-earning assets:
Securities	$6,637	$10,130	$11,384	$150,477	$178,628
Loans	115,390	50,501	60,899	180,050	406,840
Time deposits
Federal funds sold and other temporary investments	1,913	—	—	—	1,913

Total interest-earning assets	$123,940	$60,631	$72,283	$330,527	$587,381
Interest-bearing liabilities:
Demand, money market and savings deposits	$243,025	$—	$—	$—	$243,025
Certificates of deposit and other time deposits	17,411	64,314	39,623	75,919	197,267
Borrowings on line of credit	—	—	2,750	—	2,750
Repurchase agreements and FHLB borrowings	20,027	6,226	7,595	25,032	58,880
Junior subordinated deferrable interest debentures	—	—	—	12,365	12,365

Total interest-bearing liabilities	$280,463	$70,540	$49,968	$113,316	$514,287
Period GAP	$(156,523)	$(9,909)	$22,315	$217,211	$73,094
Cumulative GAP	$(156,523)	$(166,432)	$(144,117)	$88,209	$73,094
Period GAP to total assets	(23.8)%	(1.5)%	3.4%	34.9%	13.4%
Cumulative GAP to total assets	(23.8)%	(25.3)%	(21.9)%	13.4%	13.4%

      Texas United’s one-year cumulative GAP position at March 31, 2004, was negative $144.1 million or 21.9% of assets. This is a one-day position that is continually changing and is not indicative of its position at any other time. While the GAP position is a useful tool in measuring interest rate risk and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on that measure, without accounting for alterations in the maturity or repricing characteristics of the balance sheet that occur during changes in market interest rates. For example, the GAP position reflects only the prepayment assumptions pertaining to the current rate environment. Assets tend to prepay more rapidly during periods of declining interest rates than during periods of rising interest rates. Because of this and other risk factors not contemplated by the GAP position, an institution could have a matched GAP position in the current rate environment and still have its net interest income exposed to increased rate risk. Texas United maintains a Rate Committee and the ALCO that reviews its interest rate risk position on a monthly and quarterly basis, respectively.

      To effectively measure and manage interest rate risk, for State Bank, Texas United also uses an interest rate shock simulation model to determine the impact on State Bank’s net income under various interest rate scenarios, balance sheet trends and strategies. From these simulations, interest rate risk is quantified and appropriate strategies are developed and implemented. Additionally, duration and market value sensitivity measures are utilized when they provide added value to the overall interest rate risk management process. The overall interest rate risk position and strategies are reviewed by the ALCO on a quarterly basis.

      The following table sets forth State Bank’s simulation analysis at March 31, 2004 assuming instantaneous and sustained 100 and 200 basis point increases and a 100 basis point decrease in the yield curve.

% Change in
Change in Rates	Net Income

-100 bp	(6.2%)
0	—
+100 bp	(0.8%)
+200 bp	(5.7%)

      Based on State Bank’s simulation analysis at March 31, 2004, an instantaneous and sustained 100 basis point rise in rates would be projected to decrease State Bank’s net income over the next 12 months by approximately 0.8%, an instantaneous and sustained 200 basis point rise in rates would be projected to decrease State Bank’s net income over the next 12 months by approximately 5.7% while an instantaneous and sustained 100 basis decline in rates would be projected to decrease State Bank’s net income over the next 12 months by approximately 6.2%. These amounts are within State Bank’s policy guidelines for the impact of interest rate shock on its net income.

      The computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of interest rates, asset prepayments, deposit decay and changes in repricing levels of deposits to general market rates, and should not be relied upon as indicative of actual results. Further, the computations do not take into account any actions that Texas United may undertake in response to changes in interest rates.

Liquidity and Contractual Obligations

      Liquidity involves Texas United’s ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis. Texas United’s liquidity needs are primarily met by growth in core deposits. Core deposits exclude time deposits over $100,000. These “jumbo” deposits are characteristically more sensitive to changes in interest rates and, thus, are not considered a part of core funding. Although access to purchased funds from correspondent banks is available and has been utilized on occasion to take advantage of investment opportunities, Texas United does not rely on these external funding sources. Texas United maintains investments in liquid assets based upon management’s assessment of cash needs, expected deposit flows, objectives of its asset/liability management program, availability of Federal Funds or FHLB advances, and other available yield on liquid assets. Several options are available to increase Texas United’s liquidity, including the sale of investments and loans, increasing deposit marketing activities, and borrowing from the FHLB or correspondent banks. The cash and federal funds sold position, along with payments and maturities within the loan portfolio, have historically created an adequate liquidity position.

      Cash flows from operating activities for the year ended December 31, 2003 were primarily provided by the sale of loans held for sale and net earnings. Cash flows from operating activities for the year ended December 31, 2002 were used to fund loans held for sale. Cash flows from operating activities for the year ended December 31, 2001 were primarily provided through net earnings and the sale of loans held for sale. Cash flows from investing activities during each of the same fiscal years were used to fund loans and acquire securities for further investments, In addition, Texas United received funds from the sales, repayments and maturities of securities and cash in connection with its acquisitions. In addition, cash flows from financing activities were provided from the increase in deposits and borrowings.

      Texas United’s future cash payments associated with its contractual obligations (other than deposit obligations) as of December 31, 2003 are summarized below:

	Payments Due in:

	Fiscal	Fiscal	Fiscal
	2004	2005-2007	2008-2009	Thereafter	Total

	(Dollars in thousands)
Junior subordinated deferrable interest debentures	$—	$—	$—	$12,365	$12,365
Short-term debt	32,750	—	—	—	32,750
Long-term debt	2,987	32,445	2,731	962	39,125
Operating leases	360	239	65	—	664

Total	$36,097	$32,684	$2,796	$13,327	$84,904

Off-Balance Sheet Arrangements

      In the normal course of business, Texas United enters into various transactions which, in accordance with accounting principles generally accepted in the United States, are not included in its consolidated balance sheets. Texas United enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in its consolidated balance sheets.

      Texas United’s commitments associated with outstanding letters of credit and commitments to extend credit as of December 31, 2003 are summarized below. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements:

	Payments Due in:

	Fiscal	Fiscal	Fiscal
	2004	2005-2006	2007-2008	Thereafter	Total

	(Dollars in thousands)
Standby letters of credit	$592	$93	$10	$—	$695
Commitments to extend credit	44,687	7,211	866	5,214	57,978

Total	$45,279	$7,304	$876	$5,214	$58,673

      Standby Letters of Credit. Standby letters of credit are written conditional commitments Texas United issues to guarantee the performance of a customer to a third party. In the event the customer does not perform in accordance with the terms of the agreement with the third party, Texas United would be required to fund the commitment. The maximum potential amount of future payments Texas United could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, Texas United would be entitled to seek recovery from the customer. Texas United’s policies generally require that standby letter of credit arrangements contain security and debt covenants similar to those contained in loan agreements.

      Commitments to Extend Credit. Texas United enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Substantially all of Texas United’s commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. Texas United minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures. Texas United’s management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses.

Shareholders’ Equity

      Shareholders’ equity increased from $38.0 million at December 31, 2003 to $40.8 million at March 31, 2004, an increase of $2.9 million or 7.5%. The increase was primarily due to net earnings of $1.6 million, $200,000 in common stock issued in connection with the Community Home Loan acquisition and a $1.4 million improvement in unrealized securities gains, partially offset by the payment of dividends in the amount of $282,000.

      Total shareholders’ equity as of December 31, 2003 was $38.0 million, an increase of $2.6 million, or 7.3%, compared with shareholders’ equity of $35.4 million at December 31, 2002. The increase was primarily due to net earnings for 2003 of $5.2 million, partially offset by a $1.8 million decrease in unrealized gains on securities and payment of dividends in the amount of $1.1 million.

Capital Resources

      Texas United’s capital management consists of providing equity to support both its current and future operations. Texas United is subject to capital adequacy requirements imposed by the Federal Reserve, and State Bank is subject to capital adequacy requirements imposed by the FDIC. Both the Federal Reserve and the FDIC have adopted risk-based capital requirements for assessing bank holding company and bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

      The risk-based capital standards issued by the Federal Reserve require all bank holding companies to have “Tier 1 capital” of at least 4.0% and “total risk-based capital” (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets. “Tier 1 capital” generally includes common shareholders’ equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. “Tier 2 capital” may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is “total risk-based capital.”

      The Federal Reserve has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets (leverage ratio) of 3.0% for institutions with well diversified risk, including no undue interest rate exposure, excellent asset quality, high liquidity, good earnings, and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0% to 5.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

      Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), each federal banking agency revised its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. State Bank is subject to capital adequacy guidelines of the FDIC that are substantially similar to the Federal Reserve’s guidelines. Also pursuant to FDICIA, the FDIC has promulgated regulations setting the levels at which an insured institution such as State Bank would be considered “well-capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” State Bank is classified “well-capitalized” for purposes of the FDIC’s prompt corrective action regulations.

      The following table provides, at the dates indicated, a comparison of Texas United’s capital ratios and those of State Bank with the minimum and well-capitalized regulatory standards:

			To be Well
			Capitalized
	Minimum		Under Prompt
	Required for		Corrective Action	Actual Ratio at	Actual Ratio at
	Capital Purposes		Provisions	March 31, 2004	December 31, 2003

Texas United
Leverage ratio	4.00	%(1)	N/A	6.46%	6.46%
Tier 1 risk-based capital ratio	4.00		N/A	9.61	9.54
Risk-based capital ratio	8.00		N/A	10.56	10.47
State Bank
Leverage ratio	4.00	%(2)	5.00%	6.71%	6.56%
Tier 1 risk-based capital ratio	4.00		6.00	9.94	9.72
Risk-based capital ratio	8.00		10.00	10.89	10.65

(1)	The Federal Reserve may require us to maintain a leverage ratio above the required minimum.

(2)	The FDIC may require State Bank to maintain a leverage ratio above the required minimum.

      The trust preferred securities issued by the trusts are currently included in Texas United’s Tier 1 capital for regulatory purposes. However, because the trusts are not a part of its financial statements, the Federal Reserve may in the future disallow inclusion of the trust preferred securities in Tier 1 capital for regulatory purposes. In July 2003, the Federal Reserve issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in their Tier 1 capital for regulatory capital purposes until further notice. The Federal Reserve also stated that it was reviewing the regulatory implications of any accounting treatment changes and, if necessary or warranted, would provide further guidance.

      On May 6, 2004, the Federal Reserve issued proposed rules that would continue to allow trust preferred securities to be included in Tier 1 capital, subject to stricter quantitative and qualitative limits. Currently, trust preferred securities and qualifying perpetual preferred stock are limited in the aggregate to no more than 25% of a bank holding company’s core capital elements. The proposed rule would amend the existing limit by providing that restricted core capital elements (including trust preferred securities and qualifying perpetual preferred stock) can be no more than 25% of core capital, net of goodwill. Because the 25% limit currently is calculated without deducting goodwill, the proposal has the effect of reducing the amount of trust preferred securities that Texas United can include in Tier 1 capital. In addition, under the proposal, the amount of such excess trust preferred (when aggregated with subordinated debt securities and certain other investments) includable in Tier 2 capital would be limited to 50% of Tier 1 capital. Assuming these proposed rules were effective at March 31, 2004, after giving effect to the offering and the GNB Bancshares merger, on a pro forma basis as of March 31, 2004, Texas United’s Tier 1 risk-based capital ratio, its total risk-based capital ratio and its Tier 1 leverage ratio would remain unchanged. The new quantitative limits, if adopted in the form proposed, will be fully effective March 31, 2007.

      Each of the trusts issuing the trust preferred securities holds junior subordinated debentures Texas United issued with a 30-year maturity. The proposed rules provide that in the last five years before the junior subordinated debentures mature, the associated trust preferred securities will be excluded from Tier 1 capital and included in Tier 2 capital, subject (together with subordinated debt and certain other investments) to an aggregate limit of 50% of Tier 1 capital. In addition, under the proposal, the trust preferred securities during this five-year period would be amortized out of Tier 2 capital by one-fifth each year and excluded from Tier 2 capital completely during the year prior to maturity of the debentures.

Impact of Inflation and Changing Prices

      Texas United’s financial statements and related notes included in this joint proxy statement/ prospectus have been prepared in accordance with generally accepted accounting principles. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

      Unlike many industrial companies, substantially all of Texas United’s assets and virtually all of its liabilities are monetary in nature. As a result, interest rates have a more significant impact on its performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other expenses do reflect general levels of inflation.

BUSINESS OF TEXAS UNITED

Overview

      Texas United is the bank holding company for State Bank, a commercial bank headquartered in La Grange, Texas, with 18 full service banking locations and three loan production offices serving 11 counties located primarily between the Houston, Austin and San Antonio metropolitan areas in central and south central Texas. Through State Bank, Texas United also owns Community Home Loan, a mortgage company with nine loan production offices located in Houston, Kerrville and San Antonio. Texas United provides a wide range of financial services to small to medium-sized businesses, including commercial loans and commercial mortgage loans, and to individuals, including mortgage loans and consumer loans. As of March 31, 2004, on a consolidated basis, Texas United had total assets of $658.7 million, total loans, including loans held for sale, of $406.8 million, total deposits of $536.7 million and shareholders’ equity of $40.8 million.

      On April 29, 2004, Texas United entered into the merger agreement to acquire GNB Bancshares, Inc., which through its subsidiary bank operates seven branches located north and south of the Dallas-Fort Worth metroplex. As of March 31, 2004, GNB Bancshares had total assets of $224.4 million, total loans of $161.7 million, total deposits of $190.6 million and shareholders’ equity of $19.5 million. On May 3, 2004, Texas United entered into an agreement to purchase the Caldwell and Lexington, Texas branches of Central Bank, Houston, Texas. As of March 31, 2004, deposits at both branches totaled $102.4 million and loans totaled $33.3 million. Accounting for the GNB Bancshares and Central Bank branch acquisitions, Texas United would have had approximately $1.0 billion in assets and $829.8 million in deposits as of March 31, 2004 on a pro forma basis.

History and Expansion

      In 1996, the board of directors of Texas United decided to pursue a growth strategy focused on internal growth and acquisitions while maintaining its high level of customer service, core earnings and asset quality. To implement this strategy, Texas United hired L. Don Stricklin as President and Chief Executive Officer in July of 1996 and he began to add a senior management team to execute Texas United’s plan.

      Texas United was formed in 1995 as a bank holding company for State Bank, which was chartered in 1906. Texas United adopted its current name, Texas United Bancshares, Inc., in June of 1998 after the merger of South Central Texas Bancshares, Inc. into its company, which was then named Premier Bancshares, Inc. After the South Central Texas merger, Texas United consolidated its three separate bank subsidiaries into its subsidiary, State Bank.

      From December 31, 1996 to March 31, 2004, Texas United’s total assets grew from $80.2 million to $658.7 million through a combination of internal growth and the consummation of the following acquisitions and de novo branch openings:

	Consummation	Total Assets at	Total Loans at	Total Deposits at
Acquired Entity	Date	Consummation	Consummation	Consummation

	(Dollars in thousands)
South Central Texas Bancshares, Inc.	06/18/1998	$91,636	$31,522	$80,763
First State Bank, Dime Box	07/23/1999	31,994	16,947	27,019
Pleasanton Branch of First National Bank of South Texas	12/13/1999	5,329	4,632	13,559
Hempstead and Waller Branches of Texas Guaranty Bank, Houston	09/05/2000	4,260	3,696	37,877
The Bryan-College Station Financial Holding Company	07/31/2002	79,908	57,335	73,835
Community Home Loan, Inc.	02/05/2004	10,872	9,805	—

      Texas United also has opened six de novo banking centers between May 1999 and December 2002 in Schulenburg, Tomball, Cedar Park, Austin, Lexington, and Liberty Hill, Texas.

Pending Acquisition of Two Central Bank Branches

      On May 3, 2004, Texas United entered into a definitive agreement to purchase the loans and premises and assume the deposit liabilities of the Caldwell, Texas and Lexington, Texas branches of Central Bank, Houston, Texas. Under the terms of the agreement, Texas United will pay a premium of 8.02% of total deposits, book value for the loans and $800,000 for the related real property. As of March 31, 2004, deposits at both branches totaled $102.4 million and loans totaled $33.3 million. Based on these March 31, 2004 totals, Texas United would pay approximately $9.0 million to acquire these branches.

      The acquisition of the Central Bank branches are expected to improve Texas United’s efficiency given their proximity to some of Texas United’s existing banking centers and their relatively low levels of noninterest expense. The acquisition of the Lexington branch will increase Texas United’s deposit share in Lee County, where Texas United currently maintains two banking centers. The acquisition of the Caldwell branch provides Texas United a point of entry into the county seat of Burleson County, which is contiguous to Brazos County, home of Texas United’s three Bryan-College Station banking centers. Texas United expects to complete both acquisitions in the third quarter of 2004, and intends to use a portion of the net proceeds of the public offering to repay borrowings under a line of credit that were used to supplement its bank’s capital to support the acquisition of these assets.

Market

      Texas United’s primary market consists of the rural and bedroom communities served by its 18 banking centers within 11 counties located primarily between the Austin, Houston and San Antonio metropolitan areas in central and south central Texas. Based on the most recently available FDIC data, Texas United holds the number one deposit market share in two of those counties, Fayette and Waller Counties. Texas United believes that it maintains a visible, competitive presence in the other counties.

      The merger with GNB Bancshares will expand Texas United’s market area into areas surrounding the Dallas-Fort Worth metropolitan area where GNB Bancshares operates seven banking centers located in Cooke, Denton and Ellis Counties. Based on the most recently available FDIC data, GNB Bancshares has the number two deposit market share in Cooke County, Texas. The Central Bank branch acquisitions will allow Texas United to add an additional branch in Lee County as well as its first branch in Burleson County.

Lending Activities

      Texas United’s objective is to offer the commercial and consumer customers in its markets a variety of products and services, including a full array of loan products. Texas United makes commercial loans, commercial real estate loans, construction and land development loans, residential mortgage loans and consumer loans. Texas United strives to do business in the areas served by its branches, and all of its marketing efforts and the vast majority of its loan customers are located within its existing market areas. The following is a discussion of each of Texas United’s major types of lending:

Commercial

      Texas United’s commercial loans are primarily made within its market area and are underwritten on the basis of the borrower’s ability to service the debt from income. As a general practice, Texas United takes as collateral a lien on any available real estate, equipment or other assets owned by the borrower and obtains the personal guaranty of the borrower. In general, commercial loans involve more credit risk than residential mortgage loans and commercial mortgage loans and, therefore, usually yield a higher return. The increased risk in commercial loans is due to the type of collateral securing these loans. The increased risk also derives from the expectation that commercial loans generally will be serviced principally from the operations of the business, and those operations may not be successful. Historical trends have shown these types of loans to have higher delinquencies than mortgage loans. As a result of these additional complexities, variables and risks, commercial loans require more thorough underwriting and servicing than other types of loans. Texas United’s commercial loans generally range in size from $300,000 to $1.0 million. At March 31, 2004, Texas United had $67.5 million in commercial loans, which represented 16.6% of its total loans.

      Included in Texas United’s commercial loan portfolio are accounts receivable factoring and asset-based loans. Factored accounts receivable are purchased from customers at a discount pursuant to factoring agreements, while asset-based lending consists of loans collateralized primarily by receivables owned by the borrowers. At March 31, 2004, Texas United had purchased receivables from multiple factoring clients resulting in an outstanding balance of $7.4 million and had $4.9 million outstanding in asset-based loans.

Commercial Mortgage Loans

      In addition to commercial loans secured by real estate, Texas United makes commercial mortgage loans to finance the purchase of real property, which generally consists of real estate with completed structures. Commercial mortgage lending typically involves higher loan principal amounts and the repayment of loans is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. As a general practice, Texas United requires its commercial mortgage loans to be secured by well-managed income producing property with adequate margins and to be guaranteed by responsible parties. Texas United looks for opportunities where cash flow from the collateral provides adequate debt service coverage and the guarantor’s net worth is comprised of assets other than the project it is financing.

      In underwriting commercial mortgage loans, Texas United considers the property’s operating history, future operating projections, current and projected occupancy, location and physical condition. The underwriting analysis also includes credit checks, appraisals and a review of the financial condition of the borrower.

      Texas United’s commercial mortgage loans are generally secured by first liens on real estate, typically have fixed interest rates and amortize over a 10 to 15 year period with balloon payments due at the end of one to nine years. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than other types of loans. At March 31, 2004, Texas United had $123.0 million in commercial mortgage loans, which represented 30.2% of its total loans.

1-4 Family Residential Mortgage

      A significant portion of Texas United’s lending activity consists of the origination of 1-4 family residential mortgage loans collateralized by owner-occupied properties located in its market areas. Texas United offers a variety of mortgage loan products which generally are amortized over five to 25 years. Loans collateralized by 1-4 family residential real estate generally have been originated in amounts of no more than 90% of the lower of cost or appraised value or Texas United requires mortgage insurance. Of the 1-4 family mortgage loans originated, Texas United generally retains shorter-term loans with variable rates, and Texas United sells longer-term fixed-rate loans to Fannie Mae and retains the servicing. As of March 31, 2004, Texas United had $137.9 million in 1-4 family residential loans, which represented 33.9% of its total loans. Of Texas United’s 1-4 family residential loans, $79.8 million reprice after one year.

      Texas United retains a valid lien on real estate and obtains a title insurance policy that insures that the property is free of encumbrances. Texas United requires hazard insurance in the amount of the loan and, if the property is in a flood plain as designated by the Department of Housing and Urban Development, Texas United requires flood insurance. Texas United also requires most borrowers to advance funds on a monthly basis from which Texas United makes disbursements for items such as real estate taxes, private mortgage insurance and hazard insurance.

Construction

      Texas United also makes loans to finance the construction of residential and, to a limited extent, nonresidential properties. Construction loans generally are secured by first liens on real estate. Texas United conducts periodic inspections, either directly or through an agent, prior to approval of periodic draws on these loans. Underwriting guidelines similar to those described above are also used in its construction lending activities. Construction loans involve additional risks attributable to the fact that loan funds are advanced upon the security of a project under construction, and the project is of uncertain value prior to its completion. Because of uncertainties inherent in estimating construction costs, the market value of the completed project and the effects of governmental regulation on real property, it can be difficult to accurately evaluate the total funds required to complete a project and the related loan to value ratio. As a result of these uncertainties, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If Texas United is forced to foreclose on a project prior to completion, there is no assurance that it will be able to recover all of the unpaid portion of the loan. In addition, Texas United may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time. While Texas United has underwriting procedures designed to identify what its management believes to be acceptable levels of risk in construction lending, these procedures may not prevent losses from the risks described above.

      At March 31, 2004, Texas United had $62.0 million of construction loans, which represented 15.2% of its total loans. Construction loans are included in Texas United’s 1-4 family residential mortgage portfolio. Approximately $30.2 million in construction loans were loans to local builders and individuals to finance residential construction. Approximately $20.0 million of the remaining construction loans were to finance residential lots and land for development into residential lots to individuals and local builders. The remainder of the construction loans were owner occupied commercial real estate.

Consumer

      Texas United provides a wide variety of consumer loans including motor vehicle, watercraft, education, personal (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 12 to 72 months and vary based upon the nature of collateral and size of loan. Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans. Texas United has initiated very few indirect consumer loans, indicating its preference to maintain personal banking relationships and strict underwriting standards. Installment loans have decreased during the last five years, reflecting its management’s tight control of consumer credit due to record high personal bankruptcy filings nationwide. At March 31, 2004, Texas United had $50.7 million in consumer and other loans, which represented 12.5% of its total loans.

Underwriting Strategy

      Texas United rarely makes loans at its legal lending limit and, as of March 31, 2004, Texas United had no loans outstanding at this level. Lending officers are assigned various levels of loan approval authority based upon their respective levels of experience and expertise. Texas United’s strategy for approving or disapproving loans is to follow conservative loan policies and underwriting practices which include:

•	granting loans on a sound and collectible basis;

•	investing funds properly for the benefit of shareholders of Texas United and the protection of depositors of Texas United;

•	serving the legitimate needs of the community and Texas United’s general market area while obtaining a balance between maximum yield and minimum risk;

•	ensuring that primary and secondary sources of repayment are adequate in relation to the amount of the loan;

•	developing and maintaining adequate diversification of the loan portfolio as a whole and of the loans within each category; and

•	ensuring that each loan is properly documented and, if appropriate, insurance coverage is adequate. Texas United’s loan review personnel and its compliance officer interact on a regular basis with commercial, mortgage and consumer lenders to identify potential underwriting or technical exception variances.

      In addition, Texas United has placed increased emphasis on the early identification of problem loans to aggressively seek resolution of the situations and thereby keep loan losses at a minimum.

Competition

      The banking business is highly competitive, and Texas United’s profitability depends principally on its ability to compete in the market areas in which its banking operations are located. Texas United experiences substantial competition in attracting and retaining savings deposits and in lending funds. The primary factors Texas United encounters in competing for savings deposits are convenient office locations and rates offered. Direct competition for savings deposits comes from other commercial bank and thrift institutions, money market mutual funds and corporate and government securities which may offer more attractive rates than insured depository institutions are willing to pay. The primary factors Texas United encounters in competing for loans include, among others, interest rate and loan origination fees and the range of services offered. Competition for origination of real estate loans normally comes from other commercial banks, thrift institutions, mortgage bankers, mortgage brokers and insurance companies. Texas United has been able to compete effectively with other financial institutions by emphasizing customer service and technology; by establishing long-term customer relationships and building customer loyalty; and by providing products and services designed to address the specific needs of its customers.

Employees

      At March 31, 2004, Texas United had 369 full-time equivalent employees, nine of whom were executive officers. Management considers relations with its employees to be good. Neither Texas United nor State Bank is a party to any collective bargaining agreement.

Facilities

      Texas United conducts business at 18 full service banking locations, three loan production offices (LPOs) of State Bank and nine loan production offices of Community Home Loan. Texas United’s headquarters are located at 202 West Colorado, La Grange, Texas. Texas United owns all of the buildings in which its banking centers are located except for the Tomball banking center, the three State Bank LPOs and the nine Community Home Loan LPOs. The lease for the Tomball location expires in May 2009, not including one five-year renewal option period which is available. Except for the Austin LPO, the leases for the other two State Bank LPOs are on an annual basis. The lease for the Austin LPO expires in May 2005. Eight of Texas United’s nine leases for the Community Home Loan LPOs expire between July 2004 and May 2006, not including renewal periods available at Texas United’s option, and the remaining lease is on a month-to-month basis.

      The following tables set forth specific information on each location:

Banking Centers

		Deposits at
Location	Address	March 31, 2004

		(Dollars in thousands)
La Grange	202 W. Colorado La Grange, Texas 78945	$96,104
Flatonia	205 East South Main Flatonia, Texas 78941	36,585
Gonzales	508 St. Louis Gonzales, Texas 78629	39,050
Weimar	201 N. Center Street Weimar, Texas 78962	10,426
New Braunfels	844 North Loop 37 New Braunfels, Texas 78131	29,686
Schulenburg	301 Bucek St. Schulenburg, Texas 78956	25,804
Dime Box	Bowes & Highway 141 Dime Box, Texas 77853	15,319
Tomball	620 W. Main St. Tomball, Texas 77377-0170	22,374
Pleasanton	1112 W. Oaklawn Drive Pleasanton, Texas 78064	21,200
Hempstead	1250 Austin Street Hempstead, Texas 77445	55,426
Waller	31250 FM 2920 Waller, Texas 77484	40,054
Cedar Park	650 E. Whitestone Blvd. Cedar Park, Texas 78613	21,909
Austin	12730 Research Blvd. Austin, Texas 78759	17,588
Lexington	8933 N. Hwy 77 Lexington, Texas 78747	6,456
Bryan Main	2900 Texas Avenue Bryan, Texas 77802	63,430
Bryan North	1500 N. Texas Avenue Bryan, Texas 77803	8,213
College Station	2202 Longmire College Station, Texas 77840	17,295
Liberty Hill	101 Bronco Blvd. Liberty Hill, Texas 78942	9,830

Loan Production Offices

Location	Number of LPOs

Austin	1
Houston	8
Kerrville	1
San Antonio	1
Temple	1

Legal Proceedings

      Texas United and State Bank from time to time are involved in legal proceedings arising in the normal course of business. Other than proceedings incidental to its business, neither Texas United nor State Bank is a party to, nor is any of its property the subject of, any material pending legal proceedings. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, any such liability will not have a material adverse effect upon Texas United’s consolidated financial condition, results of operations or cash flows.

Interests of Certain Persons

      No director or executive officer of Texas United has any material direct or indirect financial interest in GNB Bancshares or the merger, except as a director, executive officer or shareholder of Texas United or its subsidiaries.

BENEFICIAL OWNERSHIP OF TEXAS UNITED STOCK

BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT OF TEXAS UNITED

      The following table sets forth as of July 1, 2004 the beneficial ownership of Texas United’s common stock by all (1) directors, (2) named executive officers, (3) holders of more than 5% of Texas United’s common stock and (4) directors and named executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, Texas United believes that each person has sole voting and investment power with respect to all shares beneficially owned by such person and the address of each shareholder is the same as Texas United’s address.

			Percentage
	Number of		Beneficially Owned
	Shares
	Beneficially		Before	After
Name of Beneficial Owner	Owned		Offering(1)	Offering(2)

Thomas N. Adams	30,150	(3)	* %	* %
Bruce Frenzel	21,405		*	*
Michael Kulhanek	63,990		1.59	1.06
Dayna McElreath	5,455	(4)	*	*
Lee D. Mueller, Jr.	248,075		6.16	4.12
James D. Selman, Jr.	7,500		*	*
Steve Stapp	35,625	(5)	*	*
Michael Steinhauser	19,392		*	*
L. Don Stricklin	87,750	(6)	2.14	1.44
Ervan E. Zouzalik	125,340	(7)	3.10	2.07
Directors and named executive officers as a group (10 persons)	644,682		15.38	10.41

*	Indicates ownership which does not exceed 1.0%.

(1)	The percentage beneficially owned was calculated based on 4,024,553 shares of common stock outstanding as of July 1, 2004. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Texas United’s common stock held by such shareholder or group and exercisable within 60 days.

(2)	The percentage beneficially owned was calculated based on 6,024,553 shares of common stock outstanding and assumes the issuance of 2,000,000 shares of Texas United’s common stock in connection with the public offering and that the underwriters will not exercise their option to purchase additional shares to cover over-allotments, if any. The percentage also assumes the exercise by the shareholder or group named in each row of all options for the purchase of Texas United’s common stock held by such shareholder or group and exercisable within 60 days.

(3)	Includes 29,850 shares that may be acquired pursuant to the exercise of fully vested stock options.

(4)	Includes 3,000 shares that may be acquired pursuant to the exercise of fully vested stock options.

(5)	Consists of 35,625 shares that may be acquired pursuant to the exercise of fully vested stock options.

(6)	Includes 72,750 shares that may be acquired pursuant to the exercise of fully vested stock options.

(7)	Includes 25,340 shares that may be acquired pursuant to the exercise of fully vested stock options.

SUPERVISION AND REGULATION

      The supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and not for the protection of the bank holding company shareholders or creditors. The banking agencies have broad enforcement power over bank holding companies and banks including the power to impose substantial fines and other penalties for violations of laws and regulations.

      The following description summarizes some of the laws to which Texas United and State Bank are subject. References in the following description to applicable statutes and regulations are brief summaries of these statutes and regulations, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations.

Texas United

      Texas United is a financial holding company pursuant to the Gramm-Leach-Bliley Act and a bank holding company registered under the Bank Holding Company Act of 1956, as amended (BHCA). Accordingly, Texas United is subject to supervision, regulation and examination by the Board of Governors of the Federal Reserve System (Federal Reserve Board). The Gramm-Leach-Bliley Act, the BHCA and other federal laws subject financial and bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

      Regulatory Restrictions on Dividends; Source of Strength. It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that a bank holding company should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiaries.

      Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. As discussed below, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

      In the event of a bank holding company’s bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution. Any claim for breach of such obligation will generally have priority over most other unsecured claims.

      Scope of Permissible Activities. Under the BHCA, bank holding companies generally may not acquire a direct or indirect interest in, or control of more than 5% of the voting shares of, any company that is not a bank or bank holding company, or engage in activities other than those of banking, managing or controlling banks or furnishing services to or performing services for its subsidiaries, except that it may engage in, directly or indirectly, various activities that the Federal Reserve Board has determined to be so closely related to banking or managing and controlling banks as to be a proper incident thereto. In approving acquisitions or the addition of activities, the Federal Reserve Board considers whether the acquisition or the additional activities can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh such possible adverse effects as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

      Notwithstanding the foregoing, the Gramm-Leach-Bliley Act, effective March 11, 2000, eliminated the barriers to affiliations among banks, securities firms, insurance companies and other financial service providers, and permits bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. The Gramm-Leach-Bliley Act defines “financial in nature” to include securities underwriting, dealing and market making, sponsoring mutual funds and investment companies, insurance underwriting and agency, merchant banking activities, and activities that the Federal Reserve Board has determined to be closely related to banking. No regulatory approval is generally required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board.

      Under the Gramm-Leach-Bliley Act, a bank holding company may become a financial holding company by filing a declaration with the Federal Reserve Board if each of its subsidiary banks is well capitalized under FDICIA prompt corrective action provisions, is well managed, and has at least a satisfactory rating under the Community Reinvestment Act of 1977 (CRA).

      While the Federal Reserve Board serves as the “umbrella” regulator for financial holding companies and has the power to examine banking organizations engaged in new activities, regulation and supervision of activities which are financial in nature or determined to be incidental to such financial activities are handled along functional lines. Accordingly, activities of subsidiaries of a financial holding company are regulated by the agency or authorities with the most experience regulating that activity as it is conducted in a financial holding company.

      Safe and Sound Banking Practices. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The Federal Reserve Board’s Regulation Y, for example, generally requires a holding company to give the Federal Reserve Board prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the holding company’s consolidated net worth. The Federal Reserve Board may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. Depending upon the circumstances, the Federal Reserve Board could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

      The Federal Reserve Board has broad authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1.0 million for each day the activity continues.

      Anti-Tying Restrictions. Bank holding companies and their affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other services offered by a holding company or its affiliates.

      Capital Adequacy Requirements. The Federal Reserve Board has adopted a system using risk-based capital guidelines to evaluate the capital adequacy of bank holding companies. Under the guidelines, specific categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a “risk-weighted” asset base. The guidelines require a minimum total risk-based capital ratio of 8.0% (of which at least 4.0% is required to consist of Tier 1 capital elements). Total capital is the sum of Tier 1 and Tier 2 capital. As of March 31, 2004, Texas United’s ratio of Tier 1 capital to total risk-weighted assets was 9.61% and its ratio of total capital to total risk-weighted assets was 10.56%.

      In addition to the risk-based capital guidelines, the Federal Reserve Board uses a leverage ratio as an additional tool to evaluate the capital adequacy of bank holding companies. The leverage ratio is a company’s Tier 1 capital divided by its average total consolidated assets. Certain highly rated bank holding companies may maintain a minimum leverage ratio of 3.0%, but other bank holding companies are required to maintain a leverage ratio of 4.0%. As of March 31, 2004, Texas United’s leverage ratio was 6.46%.

      The federal banking agencies’ risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

      Imposition of Liability for Undercapitalized Subsidiaries. Bank regulators are required to take “prompt corrective action” to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an institution becomes “undercapitalized,” it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary’s compliance with the capital restoration plan until the subsidiary is adequately capitalized for four successive calendar quarters and provides appropriate assurances of performance. Any such guarantee from a depository institution’s holding company is entitled to a priority of payment in bankruptcy.

      The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution’s assets at the time it became undercapitalized or the amount necessary to cause the institution to be “adequately capitalized.” The bank regulators have greater power in situations where an institution becomes “significantly” or “critically” undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve Board approval of proposed dividends, or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.

      Acquisitions by Bank Holding Companies. The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors.

      Control Acquisitions. The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Texas United, would, under the circumstances set forth in the presumption, constitute acquisition of control of Texas United.

      In addition, any entity is required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of Texas United’s outstanding common stock, or otherwise obtaining control or a “controlling influence” over it.

State Bank

      State Bank is a Texas-chartered banking association, the deposits of which are insured by the Bank Insurance Fund (BIF). State Bank is not a member of the Federal Reserve System; therefore, State Bank is subject to supervision and regulation by the FDIC and the Texas Banking Department. Such supervision and regulation subject State Bank to special restrictions, requirements, potential enforcement actions and periodic examination by the FDIC and the Texas Banking Department. Because the Federal Reserve Board regulates the bank holding company parent of State Bank, the Federal Reserve Board also has supervisory authority which directly affects State Bank.

      Equivalence to National Bank Powers. The Texas Constitution, as amended in 1986, provides that a Texas-chartered bank has the same rights and privileges that are or may be granted to national banks domiciled in Texas. To the extent that the Texas laws and regulations may have allowed state-chartered banks to engage in a broader range of activities than national banks, the FDICIA has operated to limit this authority. FDICIA provides that no state bank or subsidiary thereof may engage as principal in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the insurance fund. In general, statutory restrictions on the activities of banks are aimed at protecting the safety and soundness of depository institutions and the interests of depositors.

      Financial Modernization. Under the Gramm-Leach-Bliley Act, a national bank may establish a financial subsidiary and engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting as principal, insurance company portfolio investment, real estate development, real estate investment and annuity issuance. To do so, a bank must be well capitalized, well managed and have a CRA rating of satisfactory or better. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must remain well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions. Such actions or restrictions could include divestiture of the “financial in nature” subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has a CRA rating of satisfactory of better. Although the powers of state chartered banks are not specifically addressed in the Gramm-Leach-Bliley Act, Texas-chartered banks such as State Bank, will have the same if not greater powers as national banks through the parity provision contained in the Texas Constitution.

      Branching. Texas law provides that a Texas-chartered bank can establish a branch anywhere in Texas provided that the branch is approved in advance by the Texas Banking Department. The branch must also be approved by the FDIC, which considers a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate powers.

      Restrictions on Transactions with Affiliates and Insiders. Transactions between State Bank and its nonbanking subsidiaries and/or affiliates, including Texas United, are subject to Section 23A of the Federal Reserve Act. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties which are collateralized by Texas United’s securities or obligations or the securities or obligations of its subsidiaries.

      Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between State Bank and its affiliates be on terms substantially the same, or at least as favorable to State Bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons. The Federal Reserve has also issued Regulation W which codifies prior regulations under Sections 23A and 23B of the Federal Reserve Act and interpretive guidance with respect to affiliate transactions.

      The restrictions on loans by insured institutions to directors, executive officers, principal shareholders and their related interests (collectively referred to herein as “insiders”) contained in the Federal Reserve Act and Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution’s total unimpaired capital and surplus, and the FDIC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

      Restrictions on Distribution of Subsidiary Bank Dividends and Assets. Dividends paid by State Bank have provided Texas United’s operating funds and for the foreseeable future it is anticipated that dividends paid by State Bank to Texas United will continue to be its source of operating funds. Capital adequacy requirements serve to limit the amount of dividends that may be paid by State Bank. Under federal law, State Bank cannot pay a dividend if, after paying the dividend, State Bank will be “undercapitalized.” The FDIC may declare a dividend payment to be unsafe and unsound even though State Bank would continue to meet its capital requirements after the dividend. Because Texas United is a legal entity separate and distinct from its subsidiaries, its right to participate in the distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, including any depository institution holding company (such as Texas United) or any shareholder or creditor thereof.

      Examinations. The FDIC periodically examines and evaluates insured banks. Based on such an evaluation, the FDIC may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between the FDIC-determined value and the book value of such assets. The Texas Banking Department also conducts examinations of state banks but may accept the results of a federal examination in lieu of conducting an independent examination.

      Audit Reports. Insured institutions with total assets of $500 million or more must submit annual audit reports prepared by independent auditors to federal and state regulators. In some instances, the audit report of the institution’s holding company can be used to satisfy this requirement. Auditors must receive examination reports, supervisory agreements and reports of enforcement actions. In addition, financial statements prepared in accordance with generally accepted accounting principles, management’s certifications concerning responsibility for the financial statements, internal controls and compliance with legal requirements designated by the FDIC, and an attestation by the auditor regarding the statements of management relating to the internal controls must be submitted. For institutions with total assets of more than $3 billion, independent auditors may be required to review quarterly financial statements. FDICIA requires that independent audit committees be formed, consisting of outside directors only. The committees of such institutions must include members with experience in banking or financial management, must have access to outside counsel, and must not include representatives of large customers.

      Capital Adequacy Requirements. The FDIC has adopted regulations establishing minimum requirements for the capital adequacy of insured institutions. The FDIC may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk.

      The FDIC’s risk-based capital guidelines generally require state banks to have a minimum ratio of Tier 1 capital to total risk-weighted assets of 4.0% and a ratio of total capital to total risk-weighted assets of 8.0%. The capital categories have the same definitions for State Bank as they do for Texas United. As of March 31, 2004, State Bank’s ratio of Tier 1 capital to total risk-weighted assets was 9.94% and its ratio of total capital to total risk-weighted assets was 10.89%.

      The FDIC’s leverage guidelines require state banks to maintain Tier 1 capital of no less than 4.0% of average total assets, except in the case of certain highly rated banks for which the requirement is 3.0% of average total assets. The Texas Banking Department has issued a policy that generally requires state chartered banks to maintain a leverage ratio (defined in accordance with federal capital guidelines) of 6.0%. As of March 31, 2004, State Bank’s ratio of Tier 1 capital to average total assets (leverage ratio) was 6.71%.

      Corrective Measures for Capital Deficiencies. The federal banking regulators are required to take “prompt corrective action” with respect to capital-deficient institutions. Agency regulations define, for each capital category, the levels at which institutions are “well-capitalized,” “adequately capitalized,” “under capitalized,” “significantly under capitalized” and “critically under capitalized.” A “well-capitalized” bank has a total risk-based capital ratio of 10.0% or higher; a Tier 1 risk-based capital ratio of 6.0% or higher; a leverage ratio of 5.0% or higher; and is not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure. An “adequately capitalized” bank has a total risk-based capital ratio of 8.0% or higher; a Tier 1 risk-based capital ratio of 4.0% or higher; a leverage ratio of 4.0% or higher (3.0% or higher if the bank was rated a composite 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a well-capitalized bank. A bank is “under capitalized” if it fails to meet any one of the ratios required to be adequately capitalized. State Bank is classified as “well-capitalized” for purposes of the FDIC’s prompt corrective action regulations.

      In addition to requiring undercapitalized institutions to submit a capital restoration plan, agency regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

      As an institution’s capital decreases, the FDIC’s enforcement powers become more severe. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management and other restrictions. The FDIC has only very limited discretion in dealing with a critically undercapitalized institution and is required to appoint a receiver or conservator except in very limited circumstances.

      Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

      Deposit Insurance Assessments. State Bank must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk-based assessment system as required by FDICIA. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher risk classifications (that is, institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The current range of BIF assessments is between 0% and 0.17% of deposits for “well-capitalized” institutions.

      The FDIC established a process for raising or lowering all rates for insured institutions semi-annually if conditions warrant a change. Under this system, the FDIC has the flexibility to adjust the assessment rate schedule twice a year without seeking prior public comment, but only within a range of five cents per $100 above or below the premium schedule adopted. Changes in the rate schedule outside the five cent range above or below the current schedule can be made by the FDIC only after a full rulemaking with opportunity for public comment.

      In addition to BIF assessments, banks insured under the BIF are required to pay a portion of the interest due on bonds that were issued by the Financing Corporation (FICO) to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. With regard to the assessment for the FICO obligation, for the second quarter 2004, both the BIF and SAIF rates were 0.0154% of deposits.

      Enforcement Powers. The FDIC and the other federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject Texas United or its banking subsidiaries, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. The appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan. The Texas Banking Department also has broad enforcement powers over State Bank, including the power to impose orders, remove officers and directors, impose fines and appoint supervisors and conservators.

      Brokered Deposit Restrictions. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits.

      Cross-Guarantee Provisions. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) contains a “cross-guarantee” provision which generally makes an insured depository institution liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled depository institution.

      Community Reinvestment Act. The CRA and the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of the banks. These regulations also provide for regulatory assessment of a bank’s record in meeting the needs of its service area when considering applications to establish branches, merger applications and applications to acquire the assets and assume the liabilities of another bank. FIRREA requires federal banking agencies to make public a rating of a bank’s performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction. State Bank received a “satisfactory” rating on its most recent CRA performance evaluation.

      Consumer Laws and Regulations. In addition to the laws and regulations discussed herein, State Bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. State Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of their ongoing customer relations.

      Privacy. In addition to expanding the activities in which banks and bank holding companies may engage, the Gramm-Leach-Bliley Act also imposed new requirements on financial institutions with respect to customer privacy. The Gramm-Leach-Bliley Act generally prohibits disclosure of customer information to non-affiliated third parties unless the customer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to customers annually. Financial institutions, however, will be required to comply with state law if it is more protective of customer privacy than the Gramm-Leach-Bliley Act.

USA PATRIOT Act of 2001

      The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001 was enacted in October 2001. The USA PATRIOT Act is intended to strengthen the ability of U.S. law enforcement and the intelligence communities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the USA PATRIOT Act on financial institutions of all kinds is significant and wide ranging. The USA PATRIOT Act contains a broad range of anti-money laundering and financial transparency laws and requires various regulations, including: (i) due diligence requirements for financial institutions that administer, maintain, or manage private bank accounts or correspondent accounts for non-U.S. persons; (ii) standards for verifying customer identification at account opening; (iii) rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering; (iv) reports by nonfinancial trades and businesses filed with the Treasury Department’s Financial Crimes Enforcement Network for transactions exceeding $10,000; and (v) filing of suspicious activities reports involving securities by brokers and dealers if they believe a customer may be violating U.S. laws and regulations.

Instability of Regulatory Structure

      Various legislation, such as the Gramm-Leach-Bliley Act which expanded the powers of banking institutions and bank holding companies, and proposals to overhaul the bank regulatory system and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. Such legislation may change banking statutes and Texas United’s operating environment and the operating environment of Texas United’s banking subsidiaries in substantial and unpredictable ways. Texas United cannot determine the ultimate effect that any potential legislation, if enacted, or implemented regulations with respect thereto, would have, upon its consolidated financial condition or results of operations.

Expanding Enforcement Authority

      One of the major additional burdens imposed on the banking industry by FDICIA is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve Board and FDIC are possessed of extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. FDICIA, FIRREA and other laws have expanded the agencies’ authority in recent years, and the agencies have not yet fully tested the limits of their powers.

Effect on Economic Environment

      The policies of regulatory authorities, including the monetary policy of the Federal Reserve Board, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve Board to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits. Federal Reserve Board monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. Texas United cannot predict the nature of future monetary policies and the effect of such policies on its business and earnings.

DESCRIPTION OF TEXAS UNITED CAPITAL STOCK

      The following description is a summary of the material terms of Texas United’s common stock and preferred stock. For a more detailed description, please read Texas United’s articles of incorporation and bylaws which have previously been filed with the Securities and Exchange Commission and are incorporated by reference in this joint proxy statement/ prospectus.

General

      Texas United has authorized two classes of stock: (1) 20,000,000 authorized shares of common stock, par value $1.00 per share, 4,016,736 shares of which are issued and outstanding as of June 30, 2004; and (2) 500,000 authorized shares of preferred stock, no par value per share, none of which have been issued.

The following summary is qualified in its entirety by reference to Texas United’s articles of incorporation and bylaws.

Common Stock

      Voting Rights. The holders of Texas United’s common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of shares of Texas United’s common stock do not have cumulative voting rights in the election of directors, which means that the holders of more than 50% of the shares of Texas United common stock voting for the nominees for director can elect all of the nominees.

      Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of Texas United common stock are entitled to receive ratably dividends when, as and if declared by Texas United’s board of directors out of funds legally available for the payment of dividends.

      Liquidation Rights. Subject to the rights of any outstanding preferred stock, in the event of Texas United’s liquidation, dissolution or winding up, holders of Texas United’s common stock are entitled to share pro rata in all of the assets remaining after payment of liabilities and liquidation preferences, if any, on any outstanding shares of Texas United’s preferred stock.

      Assessment and Redemption. All of the outstanding shares of Texas United’s common stock are fully paid and nonassessable. The common stock may not be voluntarily redeemed.

      Other. Holders of Texas United’s common stock have no subscription, sinking fund, conversion or preemptive rights.

Preferred Stock

      Texas United is authorized to issue 500,000 shares of preferred stock. The preferred stock is available for issuance from time to time for various purposes as determined by Texas United’s board of directors, including making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by Texas United’s articles of incorporation, the preferred stock may be issued on such terms and conditions, and at such times and in such situations, as Texas United’s board in its sole discretion determines to be appropriate, without any further approval or action by Texas United’s shareholders, unless otherwise required by laws, rules, regulations or agreements applicable to Texas United.

      Moreover, except as otherwise limited by Texas United’s articles of incorporation or applicable laws, rules or regulations, Texas United’s board has the sole authority to determine the relative rights and preferences of the preferred stock and any series thereof without shareholder approval. Texas United’s articles of incorporation require all shares of preferred stock to be identical, except as to the following characteristics, which may vary between different series of preferred stock:

•	dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends;

•	redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;

•	sinking fund provisions, if any, for the redemption or purchase of shares;

•	the amount payable upon shares in the event of voluntary or involuntary liquidation, dissolution or winding up;

•	the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

•	conditions or restrictions on the creation of debt or the issuance of any additional shares of capital stock; and

•	voting rights.

      Texas United’s board does not intend to seek shareholder approval prior to any issuance of preferred stock or any series thereof, unless otherwise required by law or the rules of any applicable securities exchange or quotation system. Under Texas law, shareholder approval prior to the issuance of shares of Texas United’s common stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of Texas United’s board that the delay necessary for shareholder approval of a specific issuance could be to Texas United’s detriment and the detriment of Texas United’s shareholders.

      The preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with Texas United’s management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of Texas United’s securities or the removal of incumbent management.

      The effects of the issuance of the preferred stock on the holders of common stock could include:

•	reduction of the amount otherwise available for payments of dividends on common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;

•	dilution of the equity interest of holders of common stock if the series of preferred stock is convertible, and is converted, into common stock; and

•	restrictions on the rights of holders of common stock to share in Texas United’s assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

Texas Law and Certain Provisions of Texas United’s Articles of Incorporation and Bylaws

      Certain provisions of Texas law, including the Texas Business Corporation Act, Texas United’s articles of incorporation and Texas United’s bylaws could make more difficult Texas United’s acquisition by means of a tender offer, a proxy contest or otherwise and the removal of Texas United’s incumbent officers and directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Texas United to negotiate first with Texas United.

      The following discussion is a summary of certain material provisions of Texas United’s articles of incorporation and Texas United’s bylaws, copies of which have been previously filed with the Securities and Exchange Commission.

      Classified Board of Directors. Under Texas United’s articles of incorporation and bylaws, Texas United’s board of directors is classified into three classes, with the directors being elected for staggered, three-year terms. The classification of Texas United’s board of directors will have the effect of making it more difficult to change the composition of Texas United’s board of directors, because at least two annual meetings of the shareholders would be required to change the control of the board of directors rather than one. In addition, Texas United’s bylaws provide that directors may be removed by the shareholders only for cause and that vacancies on Texas United’s board of directors may be filled by the remaining directors; provided, however, that Texas United’s current directors who were former directors of South Central Texas Bancshares, Inc. have the right to nominate the individuals to fill any vacancy created when a former South Central director ceases to be a director and Texas United’s current directors who were former directors or Premier Bancshares, Inc. have the right to nominate the individuals to fill any vacancy created when a former Premier Bancshares directors ceases to be a director.

      Advance Notice of Shareholder Proposals and Nominations. Any one or more of Texas United’s shareholders may nominate one or more persons for election as a director of Texas United or propose business to be conducted at a meeting of shareholders if the shareholder complies with the prior notice and information provisions in Texas United’s bylaws.

      In order for a director nomination to be timely, a shareholder’s notice must be received by Texas United at Texas United’s principal executive office no later than 90 days prior to the date of the shareholders’ meeting at which directors are to be elected; provided, however, that in the event that Texas United gives less than 100 days notice or prior disclosure of such meeting, the notice must be received by Texas United within ten days of the date of notice or disclosure of the meeting by Texas United.

      To submit a recommendation of a director candidate, a shareholder must submit the following information to Texas United in writing, addressed to the Chairman of Texas United’s Corporate Governance and Nominating Committee, care of Texas United’s Corporate Secretary, at Texas United’s principal executive office:

1. The name of the person recommended as a director candidate;

2. All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3. The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4. As to the shareholder making the recommendation, the name and address, as they appear on Texas United’s books, of such shareholder; provided, however, that if the shareholder is not a registered holder of Texas United’s common stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of Texas United’s common stock; and

5. A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identify of such person.

      In order for a proposal for business intended to be presented at Texas United’s annual meeting of shareholders to be timely, a shareholder’s notice must be received by Texas United at Texas United’s principal executive office no earlier than 90 days prior to, or later than 60 days prior to, the first anniversary of the preceding year’s annual meeting date; provided, however, that in the event the annual meeting is more than 30 days before or more than 60 days after the anniversary date, the notice must be received by Texas United no earlier than 90 days prior to, or later than 60 days prior to, the annual meeting or within ten days of the date Texas United publicly announces the meeting date.

      Special Meetings of Shareholders. Texas United’s articles of incorporation provide that special meetings of Texas United’s shareholders can be called only by a majority of Texas United’s board of directors, Texas United’s President or the holders of not less than a majority of all shares of Texas United’s stock entitled to vote at the meeting. This provision has the effect of making it more difficult for Texas United’s shareholders to call special meetings.

      Increased Shareholder Vote Required for Certain Actions. Although Texas United’s bylaws generally provide that the vote or approval of the holders of a majority of the shares of Texas United’s stock entitled to vote on a matter will be sufficient to approve such matter, Texas United’s articles of incorporation increase to 70% the required shareholder approval level for certain actions such as a merger or a consolidation in which Texas United will not be the surviving entity, or a share exchange or a sale or lease of substantially all of Texas United’s assets. This provision has the effect of enabling the holders of 30.1% of Texas United’s common stock to effectively veto these types of extraordinary transactions.

      Action by Written Consent Without Unanimous Written Consent. Under the Texas Business Corporation Act, no action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting of shareholders without the unanimous written consent of all shareholders unless the articles of incorporation specifically allow action by less than unanimous consent. Texas United’s articles of incorporation provide that shareholders may act by written consent in lieu of a meeting if the consent is signed by the holders of shares representing not less than the minimum number of votes necessary to take such action at a meeting of shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GNB BANCSHARES

      The following discussion and analysis of financial condition and results of operations should also be read in conjunction with the audited consolidated financial statements of GNB Bancshares and related notes as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 and the unaudited interim consolidated financial statements of GNB Bancshares and related notes as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 which are attached to this joint proxy statement/ prospectus.

Application of Critical Accounting Policies And Accounting Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. While GNB Bancshares bases its estimates on historical experience, current information and other factors deemed to be relevant, actual results could differ from those estimates.

      GNB Bancshares considers accounting estimates to be critical to its reported financial results if (i) the accounting estimate requires GNB Bancshares management to make assumptions about matters that are highly uncertain and (ii) different estimates that GNB Bancshares management reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on GNB Bancshares’ financial statements. Accounting policies related to allowance for loan losses and loss contingencies are considered to be critical as these policies involve considerable subjective judgment and estimation by GNB Bancshares management.

      Critical accounting policies, and GNB Bancshares’ procedures related to these policies, are described in detail below. Also see Note 1 — Summary of Significant Accounting Policies in the accompanying Notes to Consolidated Financial Statements.

      Allowance for Loan Losses — The allowance for loan losses is a reserve established through a provision for loan losses charged to expense and represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in GNB Bancshares management’s judgment, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. In estimating the allowance for loan losses, GNB Bancshares management considers historical charge-off experience, loan delinquencies, the credit worthiness of individual customers, economic conditions affecting specific customer industries and general economic conditions, among other factors. Should any of these factors change, GNB Bancshares’ estimate of probable loan losses could also change, which could affect the level of the future provisions for loan losses. See additional discussion under the sections captioned, “Allowance for Loan Losses” and “Provision for Loan Losses,” included elsewhere in this Management’s Discussion and Analysis of Financial Condition and Results of Operations of GNB Bancshares. Also see Note 3 — Loans and Allowance for Loan Losses in the accompanying Notes to Consolidated Financial Statements.

Overview

      GNB Bancshares’ results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan, securities and investment portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are increased by GNB Bancshares’ noninterest income and decreased by the provision for loan losses and noninterest expenses. General economic and competitive conditions, particularly changes in interest rates, prepayment rates of mortgage-backed securities and loans, repricings of loan relationships, government policies and actions of regulatory authorities, also significantly affect GNB Bancshares’ results of operations. Future changes in applicable law, regulations or government policies may also have a material impact on GNB Bancshares.

      Net loss for the three months ended March 31, 2004 was $96,000, a decrease of 120.1% compared with net income of $478,000 for the same period in 2003. The decrease in net income was primarily due to a one time embezzlement loss of approximately $1.1 million in the loan portfolio. (See Note 6 to the March 31, 2004 Unaudited Consolidated Financial Statements.) On July 13, 2004, GNB Bancshares’ insurance company indicated in writing that at least $950,000 of the loss would be covered subject to the receipt of appropriate releases and assignments. The insurance company reserved its rights and defenses under the bond, and until funds are received by GNB Bancshares, there can be no assurance that any payment will be made. Diluted earnings (loss) per share for the three months ended March 31, 2004 was ($0.15) compared with $0.77 for the same period in 2003. GNB Bancshares’ annualized return on average assets was (0.17%) and 0.91% and GNB Bancshares’ annualized return on average equity was (1.98%) and 10.27% for the three months ended March 31, 2004 and 2003, respectively.

      Net earnings were $998,000, $2.1 million and $1.4 million for the years ended December 31, 2003, 2002, and 2001 respectively, and diluted net earnings per share were $1.61, $3.36, and $2.28 for these same periods. The decrease in earnings from 2002 to 2003 resulted primarily from the write down of the Aircraft Finance Trust (AFT) lease transaction. Average interest-earning assets increased 13.8% from $159.2 million in 2002 to $181.1 million in 2003, while the cost of funds decreased from 2.54% in 2002 to 2.21% in 2003. As a result, net interest margin decreased 31 basis points, or 6.1%, from 5.05% in 2002 to 4.74% in 2003. Noninterest income increased $198,000, or 5.0%, primarily from an increase in overdraft charge income. Noninterest expense increased $2.4 million, or 24.5%, during 2003 compared with 2002 resulting primarily from the write down of the AFT lease transaction. The increase in earnings from 2001 to 2002 resulted primarily from an increase in net interest income caused by a lower cost of funds and increase in noninterest income offset by an increase in noninterest expense. GNB Bancshares posted returns on average assets of 0.45%, 1.06% and 0.82% and returns on average common equity of 5.33%, 12.34% and 9.25% in 2003, 2002, and 2001, respectively.

      At March 31, 2004, total assets were $224.4 million compared with $228.2 million at December 31, 2003. This $3.8 million, or 1.7%, decrease in total assets over December 31, 2003 was attributable to the embezzlement loss in the loan portfolio offset by the gain on sale of securities in the investment portfolio. At March 31, 2004, total loans, including loans held for sale, were $161.7 million compared with $158.7 million at December 31, 2003. Total deposits at March 31, 2004 were $190.6 million compared with $191.1 million at December 31, 2003, a decrease of $500,000, or 0.3%. Shareholders’ equity at March 31, 2004 was $19.5 million, compared with $18.8 million at December 31, 2003.

      Total assets at December 31, 2003 and 2002 were $228.2 million and $208.9 million, respectively. Total deposits at December 31, 2003 and 2002 were $191.1 million and $170.2 million, respectively, an increase of $20.9 million, or 12.3% in 2003. The increase was primarily attributable to an increase in demand accounts of $8.2 million, NOW accounts of $1.5 million and money market accounts of $10.5 million. At December 31, 2003 and 2002, securities totaled $34.6 million and $21.2 million, respectively. The increase in securities in 2003 was primarily due to an increase in the portfolio of US Government agency securities. Common shareholders’ equity was $18.8 million and $18.4 million at December 31, 2003 and 2002, respectively. The increase in common shareholder’s equity for the year ended December 31, 2003 reflects earnings retention, partially offset by a decrease in the unrealized gain on securities available for sale, the purchase of treasury stock and payment of dividends.

Results of Operations

Net Interest Income

      Net interest income represents the amount by which interest income on interest-earning assets, which include securities, loans, and federal funds sold, exceeds interest expense incurred on interest-bearing liabilities, which include deposits and other borrowed funds. Net interest income is the principal source of GNB Bancshares’ earnings. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities, combine to affect net interest income.

      March 31, 2004 versus March 31, 2003. For the three months ended March 31, 2004, net interest income, before the provision for loan losses, increased by 8.7% to $2.5 million from $2.3 million for the same period in 2003. The increase was primarily due to the increased volumes in loans and the strategic lowering of the cost of funds in relation to the decrease in rates on earning assets. For the three months ended March 31, 2004 and 2003, GNB Bancshares’ net interest margin was 5.01% and 5.04% and GNB Bancshares’ net interest spread was 4.55% and 4.60%, respectively.

      Interest income for the three months ended both March 31, 2004 and 2003 was $3.2 million and $3.1 million, respectively. As compared with the three months ended March 31, 2003, the average total loan volume for the three months ended March 31, 2004, increased by $1.9 million, or 1.2%, and the average yield on average total loan volume increased 14 basis points to 7.36%. As compared with the three months ended March 31, 2003, the average total investment volume for the three months ended March 31, 2004 increased by $12.0 million, or 5.2%. For the three months ended March 31, 2004 compared with the same period in 2003, GNB Bancshares’ yield on total average earning assets decreased by 42 basis points to 6.32%.

      Interest expense decreased for the three months ended March 31, 2004 by $106,000, or 13.6%, compared with the same period in 2003. As compared with the three month period ended March 31, 2003, average interest-bearing deposit volumes increased by $12.2 million, or 9.5%.

      2003 versus 2002. Net interest income increased from $9.3 million in 2002 to $9.8 million in 2003, an increase of $554,000, or 6.0%, primarily due to an increase in interest income of $621,000, or 5.1%, partially offset by an increase in interest expense of $67,000, or 2.2%. This resulted in net interest margins of 4.74% and 5.05% and net interest spreads of 4.90% and 5.15% for the years ended December 31, 2003 and 2002, respectively.

      2002 versus 2001. Net interest income increased from $7.8 million in 2001 to $9.2 million in 2002, an increase of $1.4 million, or 17.9%. This resulted in net interest margins of 5.05% and 4.77% and net interest spreads of 5.15% and 4.70% for the years ended December 31, 2002 and 2001, respectively.

      The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made and all average balances are derived from average daily balances. Nonaccruing loans have been included in the tables as loans carrying a zero yield.

	For the Three Months Ended March 31,

	2004			2003

	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate(1)	Balance	Paid	Rate(1)

	(Dollars in thousands)
ASSETS
Interest-earning assets:
Loans	$159,009	$2,917	7.36%	$157,084	$2,828	7.22%
Taxable securities	35,105	276	3.15	22,995	273	4.76
Non-taxable securities	—	—	—	112	2	7.16
Federal funds sold	10,059	24	0.96	5,315	15	1.13

Total interest-earning assets	204,173	3,217	6.32%	185,506	3,118	6.74%

Less allowance for loan losses	(1,848)			(1,614)

Total interest-earning assets, net of allowance	202,325			183,892
Noninterest-earning assets	22,314			26,338

Total assets	$224,639			$210,230

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Interest-bearing demand deposits	$28,765	$18	0.25%	$25,904	$36	0.56%
Savings and money market accounts	43,114	108	1.00	32,119	90	1.12
Time deposits	68,433	349	2.05	70,071	432	2.47
Federal funds purchased	—	—	—	596	3	2.02
Junior subordinated deferrable interest debentures	5,155	128	9.96	5,155	128	9.96
Other borrowings	7,093	69	3.90	12,113	89	2.95

Total interest-bearing liabilities	152,560	672	1.77	145,958	778	2.14

Noninterest-bearing liabilities:
Demand deposits	49,218			42,573
Other liabilities	3,437			3,074

Total liabilities	205,215			191,605
Shareholders’ equity	19,424			18,625

Total liabilities and shareholders’ equity	$224,639			$210,230

Net interest income		$2,545			$2,340

Net interest spread			4.55%			4.60%

Net interest margin			5.01%			5.04%

(1)	Annualized.

	Years Ended December 31,

	2003			2002			2001

	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate

	(Dollars in thousands)
ASSETS
Interest-earning assets:
Loans	$147,054	$11,701	7.96%	$126,165	$10,693	8.48%	$96,295	$9,472	9.84%
Taxable securities	23,194	1,038	4.48	27,068	1,437	5.31	32,212	1,982	6.15
Non-taxable securities	166	8	4.82	411	18	4.38	1,071	51	4.76
Federal funds sold	10,652	125	1.17	5,589	103	1.84	8,734	330	3.78

Total interest-earning assets	181,066	12,872	7.11%	159,233	12,251	7.69%	138,312	11,835	8.56%

Less allowance for loan losses	(1,547)			(1,323)			(987)

Total interest-earning assets, net of allowance	179,519			157,910			137,325
Noninterest-earning assets	22,759			20,971			18,217

Total assets	$202,278			$178,881			$155,542

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Interest-bearing demand deposits	$24,148	$112	0.46%	$22,448	$145	0.65%	$20,818	$237	1.14%
Savings and money market accounts	33,889	427	1.26	27,358	309	1.13	29,248	860	2.94
Time deposits	65,676	1,682	2.56	54,842	1,690	3.08	45,393	2,391	5.27
Federal funds purchased	174	3	1.72	905	20	2.21	198	8	4.04
Junior subordinated deferrable interest debentures	5,155	513	9.95	5,155	514	9.97	847	139	16.41
Other borrowings	9,406	326	3.47	7,250	318	4.39	6,994	356	5.09

Total interest-bearing liabilities	138,448	3,063	2.21	117,958	2,996	2.54	103,498	3,991	3.86

Noninterest-bearing liabilities:
Demand deposits	41,938			38,781			33,326
Other liabilities	3,051			4,524			2,275

Total liabilities	183,437			161,263			139,099
Shareholders’ equity	18,841			17,618			16,443

Total liabilities and shareholders’ equity	$202,278			$178,881			$155,542

Net interest income		$9,809			$9,255			$7,844

Net interest spread			4.90%			5.15%			4.70%

Net interest margin			4.74%			5.05%			4.77%

     The following table presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the changes in interest income and interest expense related to changes in average outstanding balances and the volatility of interest rates. For purposes of this table, changes attributable to both rate and volume, which can be segregated, have been allocated proportionately to changes due to rate and changes due to volume.

	For the Three Months Ended
	March 31, 2004
	Compared With
	the Three Months Ended
	March 31, 2003

	Increase (Decrease)
	Due to Change in

	Volume	Rate	Total

	(Dollars in thousands)
Interest-earning assets:
Loans	$139	$(50)	$89
Securities	—	1	1
Federal funds sold	54	(45)	9

Total increase (decrease) in interest income	193	(94)	99
Interest-bearing liabilities:
Interest-bearing demand deposits	16	(34)	(18)
Savings and money market accounts	123	(105)	18
Time deposits	(41)	(43)	(84)
Federal funds purchased	(8)	6	(2)
Junior subordinated deferrable interest debentures	—	—	—
Other borrowings	(148)	128	(20)

Total increase (decrease) in interest expense	(58)	(48)	(106)

Increase (decrease) in net interest income	$251	$(46)	$205

	For the Years Ended December 31,

	2003 vs. 2002			2002 vs. 2001

	Increase (Decrease)			Increase (Decrease)
	Due to Change in			Due to Change in

	Volume	Rate	Total	Volume	Rate	Total

	(Dollars in thousands)
Interest-earning assets:
Loans	$1,771	$(763)	$1,008	$2,939	$(1,718)	$1,221
Securities	(216)	(193)	(409)	(345)	(221)	(566)
Federal funds sold	94	(72)	22	(124)	(115)	(239)

Total increase (decrease) in interest income	1,649	(1,028)	621	2,470	(2,054)	416
Interest-bearing liabilities:
Interest-bearing demand deposits	11	(44)	(33)	18	(110)	(92)
Savings and money market accounts	74	44	118	(56)	(495)	(551)
Time deposits	334	(343)	(9)	498	(1,198)	(700)
Federal funds purchased	(15)	(1)	(16)	29	(18)	11
Junior subordinated deferrable interest debentures	—	(1)	(1)	682	(307)	375
Other borrowings	95	(87)	8	13	(51)	(38)

Total increase (decrease) in interest expense	499	(432)	67	1,184	(2,179)	(995)

Increase (decrease) in net interest income	$1,150	$(596)	$554	$1,286	$125	$1,411

Provision for Loan Losses

      GNB Bancshares’ provision for loan losses is established through charges to operating income in the form of the provision in order to bring the total allowance for loan losses to a level deemed appropriate by management of GNB Bancshares based on such factors as historical loan loss experience, the volume and type of lending conducted by GNB Bancshares, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions and other factors related to the collectibility of loans in GNB Bancshares’ portfolio as discussed under “Allowance for Loan Losses.” For the three months ended March 31, 2004, GNB Bancshares’ provision decreased by $63,000, or 51.2%, to $60,000 from $123,000 for the same period in 2003. At March 31, 2004, GNB Bancshares had net charge-offs of $155,000 compared with net charge-offs of $47,000 for the same period in 2003.

      For the years ended December 31, 2003, 2002 and 2001, GNB Bancshares recorded provisions for loan losses of $435,000, $487,000 and $525,000, respectively. GNB Bancshares’ management believes GNB Bancshares has maintained good asset quality as net charge-offs remain at manageable levels totaling $158,000, or 0.1% of average loans, in 2003, compared with $196,000, or 0.2% of average loans, in 2002, and compared with $193,000 in 2001, or 0.2% of average loans, in 2001.

Noninterest Income

      Noninterest income is an important source of revenue for financial institutions. GNB Bancshares’ primary sources of noninterest income are service charges on deposit accounts and other banking service related fees. Noninterest income for the three months ended March 31, 2004 was $909,000, a decrease of $91,000, or 9.1%, compared with noninterest income of $1.0 million for the same period in 2003. The decrease was primarily due to a gain on sale of assets recorded in March 2003. Noninterest income for the year ended December 31, 2003 was $4.1 million, an increase of $198,000, or 5.0%, from $3.9 million for the year ended December 31, 2002 and an increase in 2002 of $461,000, or 13.3%, from $3.5 million for the year ended December 31, 2001. The 2003 increase is primarily due to an increase in deposit income. The 2002 increase is primarily due to an increase in deposit income and the gain on sale of securities in the investment portfolio.

      The following table presents for the periods indicated the major categories of noninterest income:

	For the Three
	Months Ended		For the Years Ended
	March 31,		December 31,

	2004	2003	2003	2002	2001

	(Dollars in thousands)
Service charges on deposit accounts	$599	$591	$2,469	$2,352	$2,067
Gain on sale of securities, net	50	—	351	439	250
Fee income	151	179	704	720	628
Fiduciary income	73	76	333	263	300
Earnings from life insurance contracts	35	37	144	152	147
Gain on sale of assets	—	110	102	—	30
Gain on sale of ORE	—	—	—	—	21
Other noninterest income	1	7	24	3	25

Total noninterest income	$909	$1,000	$4,127	$3,929	$3,468

Noninterest Expense

      For the three months ended March 31, 2004, noninterest expense increased by $1.1 million, or 42.9%, to $3.5 million compared with the same period in 2003. The increase in noninterest expense was primarily due to a one time embezzlement loss in the loan portfolio. In March 2004, GNB Bancshares discovered one of the loan officers had embezzled approximately $1.1 million. This estimated loss was recorded in the financial statements for March 31, 2004. GNB Bancshares’ management reviewed and examined the officer’s loan portfolio to determine the amount of loss. GNB Bancshares has made a claim with its insurance company and management believes that the loss, exclusive of a $25,000 deductible, is covered by the insurance. On July 13, 2004, GNB Bancshares’ insurance company indicated in writing that at least $950,000 of the loss would be covered subject to the receipt of appropriate releases and assignments. The insurance company reserved its rights and defenses under the bond, and until funds are received by GNB Bancshares, there can be no assurance that any payment will be made. The recovery of the loss is not recorded in the accompanying financial statements. The recovery will be recognized when a commitment is received from the insurer and management considers recovery to be probable.

      For the years ended December 31, 2003, 2002 and 2001, noninterest expense totaled $11.9 million, $9.6 million and $8.5 million, respectively. The $2.3 million, or 24.5%, increase in 2003 was primarily the result of the impairment of the AFT lease transaction, ORE expenses and an increase in the furniture and equipment expenses.

      The increase in total noninterest expense for 2002 compared with 2001 of $1.1 million, or 13.1%, was primarily the result of increases in employee compensation and benefits. Employee compensation and benefits increased from $4.4 million in 2001 to $5.2 million in 2002, an increase of $854,000, or 19.5%. This increase was due to an increase in normal salary adjustments, increased bonus incentives, profit sharing contributions and payroll taxes.

      GNB Bancshares’ efficiency ratio, calculated by dividing total noninterest expense (excluding securities gains and losses) by net interest income plus noninterest income, was 102.46% (annualized) for the three months ended March 31, 2004, 74.13% (annualized) for the three months ended March 31, 2003, 85.63% in 2003, 72.69% in 2002 and 74.91% in 2001.

      During 2000, GNB Bancshares’ subsidiary, GNB Leasing, acquired a 2.5% ownership interest in AFT for approximately $2.0 million. As of December 31, 2003 and 2002, the book value of the AFT ownership was $10,000 and $1.8 million, respectively. During the fourth quarter of 2001, on belief that GNB Leasing’s investment in AFT was impaired by declines in air travel and reduced demand for commercial aircraft, an impairment charge of $355,000 was recorded. During the second quarter of 2002, the carrying amount of the investment was reduced by $266,000 to $1.8 million. During the third quarter of 2001, AFT recorded an impairment charge of $18.2 million related to two airplanes. In addition, management received indications the appraised value of AFT’s fleet of airplanes had declined approximately 9% from their value the past year. Based on these factors, the limited marketability of the investment, the uncertainty surrounding the air transport industry and general economic conditions, management believed that the value of its investment in AFT was permanently impaired. During 2003, on belief that GNB Bancshares’ investment in AFT had been further impaired, an impairment charge of approximately $1.8 million was recorded, bringing the book value to $10,000 at December 31, 2003.

      The following table presents for the periods indicated the major categories of noninterest expense:

	For the Three
	Months Ended		For the Years Ended
	March 31,		December 31,

	2004	2003	2003	2002	2001

	(Dollars in thousands)
Employee compensation and benefits	$1,397	$1,436	$5,562	$5,230	$4,376
Non-staff expenses:
Net occupancy expense	193	184	778	804	709
Legal and professional fees	24	30	150	103	137
Furniture and equipment	114	81	451	447	599
Advertising	38	39	156	137	109
Director fees	51	52	192	214	182
ATM and debit card expense	119	114	487	442	377
Telephone expense	45	45	199	185	178
Postage	34	34	140	141	137
Office and computer supplies	38	43	182	170	180
Embezzlement loss	1,134	—	—	—	—
Write down in Aircraft Finance Trust	—	—	1,797	266	355
Other	352	418	1,840	1,444	1,135

Total non-staff expenses	2,142	1,040	6,372	4,353	4,098

Total noninterest expenses	$3,539	$2,476	$11,934	$9,583	$8,474

Income Taxes

      Federal income tax is reported as income tax expense and is influenced by the amount of taxable income, the amount of tax-exempt income, the amount of non-deductible interest expense and the amount of other non-deductible expense. The effective tax rates for 2003, 2002 and 2001 were 36.31%, 32.88% and 38.91%, respectively. Income taxes for financial purposes in the consolidated statements of earnings differ from the amount computed by applying the statutory income tax rate of 34% to earnings before income taxes. The difference between the effective tax rate and statutory tax rate is primarily attributed to tax exempt interest income and other nondeductible expenses.

      Additionally, the State of Texas imposes a Texas franchise tax. Taxable income for the income tax component of the Texas franchise tax is the federal pre-tax income, plus certain officers’ salaries, less interest income from federal securities. Total franchise tax expense was $58,000 in 2003, $55,000 in 2002 and $23,000 in 2001. Such expense was included as a part of other noninterest expense.

Impact of Inflation

      The effects of inflation on the local economy and on GNB Bancshares’ operating results have been relatively modest for the past several years. Since substantially all of GNB Bancshares’ assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. GNB Bancshares tries to control the impact of interest rate fluctuations by managing the relationship between its interest rate sensitive assets and liabilities.

Financial Condition

Loan Portfolio (Including Loans Held for Sale)

      GNB Bancshares provides a broad range of commercial, real estate and consumer loan products to small and medium-sized businesses and individuals in its market areas. GNB Bancshares aggressively pursues qualified lending customers in both the commercial and consumer sectors, providing customers with direct access to lending personnel and prompt, professional service. GNB Bancshares’ 84.8% gross loan to deposit ratio as of March 31, 2004 and the 83.0% gross loan to deposit ratio as of December 31, 2003, reflects its commitment as an active lender in the local communities it serves. Although GNB Bancshares, as did the banking industry, experienced a large amount of activity in refinancing of its loans into the secondary market, GNB Bancshares was able to book new loans to offset this run-off and ultimately showed no significant change in loan balances for the year 2003. Total loans were $161.7 million at March 31, 2004 and $158.7 million and $156.7 million at December 31, 2003 and 2002, respectively, reflecting an increase of $2.0 million, or 1.3%. In 2002, total loans increased by $31.5 million, or 25.1%, to $156.7 million from $125.2 million at December 31, 2001. The 2002 growth in loans, and the ability to maintain that level in 2003, is reflective of a stable local economy, GNB Bancshares’ pro-lending reputation and the solicitation of new companies and individuals entering GNB Bancshares’ market areas.

      The following table summarizes the loan portfolio (including loans held for sale) of GNB Bancshares by type of loan as of the dates indicated:

			As of December 31,

	As of March 31,
	2004		2003		2002

	Amount	Percentage	Amount	Percentage	Amount	Percentage

	(Dollars in thousands)
Commercial, financial and agricultural	$107,729	66.6%	$106,999	67.4%	$96,043	61.3%
Real estate — construction	8,789	5.4	7,233	4.6	13,089	8.4
Real estate — mortgage	27,563	17.1	27,285	17.2	29,665	18.9
Consumer	17,619	10.9	17,159	10.8	17,269	11.0
Loans held for sale	—	—	—	—	601	0.4
Lease financing receivables	—	—	—	—	—	—

Total loans	161,700	100.0%	158,676	100.0%	156,667	100.0%

Unearned income	—		—		—
Allowance for loan losses	1,746		1,841		1,564

Net loans	$159,954		$156,835		$155,103

	As of December 31,

	2001		2000		1999

	Amount	Percentage	Amount	Percentage	Amount	Percentage

	(Dollars in thousands)
Commercial, financial and agricultural	$72,299	57.7%	$46,392	52.2%	$44,178	53.7%
Real estate — construction	8,039	6.4	3,579	4.0	3,671	4.5
Real estate — mortgage	23,428	18.7	19,338	21.8	16,040	19.5
Consumer	19,371	15.5	17,122	19.3	16,257	19.8
Lease financing receivables	2,073	1.7	2,428	2.7	2,079	2.5

Total loans	125,210	100.0%	88,859	100.0%	82,225	100.0%

Unearned income	3		32		141
Allowance for loan losses	1,273		941		813

Net loans	$123,934		$87,886		$81,271

      The primary lending focus of GNB Bancshares is on loans to small and medium-sized businesses and one-to-four family residential mortgage loans. GNB Bancshares’ commercial lending products include business loans, commercial real estate loans, equipment loans, working capital loans, term loans, revolving lines of credit and letters of credit. Most commercial loans are collateralized and on payment programs. The purpose of a particular loan generally determines its structure.

      GNB Bancshares’ commercial loans are primarily made within its market area and are underwritten on the basis of the borrower’s ability to service such debt from income. As a general practice, GNB Bancshares takes as collateral a lien on any available real estate, equipment or other assets owned by the borrower and, in most cases, obtains a personal guaranty of the borrower to help assure repayment. At March 31, 2004, GNB Bancshares had $107.7 million in commercial, financial and agricultural loans, which represented 66.6% of GNB Bancshares’ total loans.

      GNB Bancshares also makes loans to finance the construction of residential properties. At March 31, 2004, GNB Bancshares had $8.8 million in real estate — construction loans, which represented 5.4% of GNB Bancshares’ total loans, and $27.6 million in real estate — mortgage loans, which represented 17.1% of GNB Bancshares’ total loans.

      GNB Bancshares also offers various types of secured and unsecured consumer loans. At March 31, 2004, GNB Bancshares had $17.6 million in consumer loans, which represents 10.9% of GNB Bancshares’ total loans.

      The contractual maturity ranges of the commercial and industrial, agriculture, commercial real estate, and construction and land development loan portfolios as of March 31, 2004 and December 31, 2003, are summarized in the following tables. Due to information system limitations, GNB Bancshares is unable to retrieve historical data in the fixed versus variable rate categories.

	As of March 31, 2004

		After One
	One Year	Through	After
	or Less	Five Years	5 Years	Total

	(Dollars in thousands)
Real estate — mortgage	$5,730	$20,459	$111	$26,300
Commercial, financial and agricultural; consumer; real estate — construction	87,227	46,355	1,818	135,400

Total	$92,957	$66,814	$1,929	$161,700

	As of December 31, 2003

		After One
	One Year	Through	After
	or Less	Five Years	5 Years	Total

	(Dollars in thousands)
Real estate — mortgage	$5,434	$20,486	$52	$25,972
Commercial, financial and agricultural; consumer; real estate — construction	85,428	45,103	2,173	132,704

Total	$90,862	$65,589	$2,225	$158,676

Nonperforming Assets

      GNB Bancshares has several procedures in place to assist it in maintaining the overall quality of its loan portfolio. GNB Bancshares has established underwriting guidelines to be followed by its officers and also monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that GNB Bancshares’ loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

      Nonperforming assets were $321,000 at March 31, 2004. Nonperforming assets at December 31, 2003, increased $34,000, or 5.5%, to $651,000 compared with $617,000 at December 31, 2002. Nonperforming assets were $617,000 at December 31, 2002 compared with $571,000 at December 31, 2001, an increase of $46,000, or 8.1%. The ratio of nonperforming assets to total loans and other real estate was 0.20%, 0.41%, 0.39%, and 0.46% at March 31, 2004, and December 31, 2003, 2002, and 2001, respectively.

      GNB Bancshares generally places a loan on nonaccrual status and ceases to accrue interest when loan payment performance is deemed unsatisfactory. Loans where the interest payments jeopardize the collection of principal are placed on nonaccrual status, unless the loan is both well secured and in the process of collection. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction of principal as long as doubt exists as to collection. If interest on nonaccrual loans had been accrued, such income would have been approximately $2,925 and $12,477 for the three months ended March 31, 2004 and the year ended December 31, 2003, respectively. GNB Bancshares is sometimes required to revise a loans interest rate or repayment terms in a troubled debt restructuring. GNB Bancshares had no restructured loans at March 31, 2004 and $13,000 in restructured loans at March 31, 2004. In addition to an internal loan review, GNB Bancshares retains an unrelated third party to conduct an annual external review to evaluate the loan portfolio.

      GNB Bancshares maintains current appraisals on loans secured by real estate, particularly those categorized as nonperforming loans and potential problem loans. In instances where updated appraisals reflect reduced collateral values, an evaluation of the borrower’s overall financial condition is made to determine the need, if any, for possible write-downs or appropriate additions to the allowance for loan losses. GNB Bancshares records other real estate at the lower of its fair market value, minus estimated costs to sell the property, or the recorded investment in the loan on the date of transfer.

      The following table presents information regarding nonperforming assets at the dates indicated

	As of	As of December 31,
	March 31,
	2004	2003	2002	2001	2000	1999

	(Dollars in thousands)
Nonaccrual loans	$111	$325	$53	$229	$348	$300
Accruing loans past due 90 days or more	70	63	282	172	298	90
Restructured loans	—	13	34	170	258	279
Other real estate	140	250	248	—	1	25

Total nonperforming assets	$321	$651	$617	$571	$905	$694

Nonperforming assets to total loans and other real estate	0.20%	0.41%	0.39%	0.46%	1.02%	0.85%

      GNB Bancshares considers a loan to be impaired based on current information and events if it is probable that GNB Bancshares will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the loan’s observable market price or based on the fair value of the collateral if the loan is collateral-dependent.

Allowance for Loan Losses

      The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Management has established an allowance for loan losses, which it believes, is adequate to absorb estimated losses in GNB Bancshares’ loan portfolio. Based on an evaluation of the loan portfolio, management presents a monthly review of the adequacy of the allowance for loan losses to GNB Bancshares’ Board of Directors. In making its evaluation, management considers the diversification by industry of GNB Bancshares’ commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and related collateral security, the results of management’s internal loan review and the evaluation of its loan portfolio through an annual external loan review conducted by an unrelated third party. Charge-offs occur when loans are deemed to be uncollectible.

      GNB Bancshares follows an internal loan review program to evaluate the credit risk in the loan portfolio. Through the loan review process, GNB Bancshares maintains an internally classified loan list, which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. Loans internally classified as “special mention” are those that contain a weakness that, if left unattended, could develop into a problem affecting the ultimate collectibility of the loan. Loans internally classified as “substandard” are those loans with clear and defined weaknesses such as highly leveraged positions, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the loan. Loans internally classified as “doubtful” are those loans that have characteristics similar to substandard loans, but also have an increased risk that a loss may occur or at least a portion of the loan may require a charge-off if liquidated at present. Although loans classified as substandard do not duplicate loans classified as doubtful, both substandard and doubtful loans may include some loans that are past due at least 90 days, are on nonaccrual status or have been restructured. Loans internally classified as “loss” are those loans that are in the process of being charged off.

      At March 31, 2004, GNB Bancshares had $3.9 million of internally classified loans, or 2.4% of its total loans. At December 31, 2003, GNB Bancshares had $3.5 million of internally classified loans compared with $906,000 at December 31, 2002, an increase of $2.6 million, or 288.5%. This increase from December 31, 2002 to December 31, 2003 is primarily attributable to the loan portfolio of one loan officer whose loans were subsequently found to be fraudulent. The estimated loss related to this embezzlement of

$1.1 million was recorded as noninterest expense in March 2004, as discussed previously. The increase from December 31, 2003 to March 31, 2004 was also due to GNB Bancshares’ further review of this officer’s portfolio. These loans are not considered by GNB Bancshares to be fraudulent, merely classified.

      In order to determine the adequacy of the allowance for loan losses, GNB Bancshares establishes both specific and general reserves. GNB Bancshares establishes specific allocations for the majority of problem loans based on the estimated exposure in each individual loan. The exposure is generally identified by determining the present value of estimated future cash flows or the fair value of collateral if repayment is expected solely from the collateral. GNB Bancshares establishes general reserves for non-problem loans primarily based on its historical loan loss experience, the volume and type of lending conducted by GNB Bancshares, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in GNB Bancshares’ loan portfolio.

      Loans are charged-off against the allowance for loan losses when appropriate. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ from the assumptions used in making the initial determinations.

      The following table presents, for the periods indicated, an analysis of the allowance for loan losses and other related data:

	As of and
	For the
	Three Months
	Ended	As of and For the Years Ended December 31,
	March 31,
	2004	2003	2002	2001	2000	1999

	(Dollars in thousands)
Average loans outstanding	$159,009	$147,054	$126,165	$96,295	$76,511	$69,252

Gross loans outstanding at end of period	$161,700	$158,676	$156,667	$125,207	$88,827	$82,084

Allowance for loan losses at beginning of period	$1,841	$1,564	$1,273	$941	$813	$759
Provision for loan losses	60	435	487	525	170	120
Balance acquired from mergers	—	—	—	—	—	—
Charge-offs:
Commercial and industrial	(105)	(43)	(65)	(7)	(9)	(48)
Real estate	—	—	—	—	—	—
Consumer	(55)	(135)	(156)	(189)	(48)	(52)
Other	—	(29)	(2)	(16)	(4)	(4)

Total charge-offs	(160)	(207)	(223)	(212)	(61)	(104)
Recoveries:
Commercial and industrial	1	29	7	6	8	29
Real estate	1	3	4	5	3	—
Consumer	3	17	16	8	7	8
Other	—	—	—	—	1	1

Total recoveries	5	49	27	19	19	38

Net recoveries (charge-offs)	(155)	(158)	(196)	(193)	(42)	(66)
Allowance for loan losses at end of period	$1,746	$1,841	$1,564	$1,273	$941	$813

Ratio of allowance for loan losses to end of period loans	1.08%	1.16%	1.00%	1.02%	1.06%	0.99%
Ratio of net charge-offs to average loans	0.38%	0.10%	0.14%	0.17%	0.05%	0.09%
Ratio of allowance for loan losses to end of period nonperforming loans	964.64%	459.10%	423.85%	222.94%	104.09%	121.52%

      The following tables describe the allocation of the allowance for loan losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

			As of December 31,

	As of March 31, 2004		2003		2002

		Percent of		Percent of		Percent of
		Loans to		Loans to		Loans to
		Total		Total		Total
	Amount	Loans	Amount	Loans	Amount	Loans

	(Dollars in thousands)
Balance of allowance for loan losses applicable to:
Commercial, financial and agricultural	$795	66.6%	$667	67.4%	$272	61.3%
Real estate	676	22.5	606	21.8	442	27.3
Lease financing receivables	—	—	—	—	—	—
Consumer	254	10.9	236	10.8	229	11.0
Loans held for sale	—	—	—	—	—	0.4
Lease financing receivables	—	—	—	—	—	—
Unallocated	21	—	332	—	621	—

Total allowance for loan losses	$1,746	100.0%	$1,841	100.0%	$1,564	100.0%

	As of December 31,

	2001		2000		1999

		Percent of		Percent of		Percent of
		Loans to		Loans to		Loans to
		Total		Total		Total
	Amount	Loans	Amount	Loans	Amount	Loans

	(Dollars in thousands)
Balance of allowance for loan losses applicable to:
Commercial, financial and agricultural	$220	57.7%	$184	52.2%	$203	53.7%
Real estate	270	25.1	195	25.8	164	24.0
Lease financing receivables	—	1.7	—	2.7	—	2.5
Consumer	202	15.5	192	19.3	212	19.8
Loans held for sale	—	—	—	—	—	—
Unallocated	581	—	370	—	234	—

Total allowance for loan losses	$1,273	100.0%	$941	100.0%	$813	100.0%

Securities Available-for-Sale

      GNB Bancshares uses its securities portfolio to ensure liquidity for cash requirements, to manage interest rate risk, to provide a source of income, to ensure collateral is available for municipal pledging requirements and to manage asset quality. At March 31, 2004, investment securities totaled $31.9 million, a decrease of $2.7 million from $34.6 million at December 31, 2003. The decrease was primarily attributable to $1.9 million in securities sold and in principal repayments. The March 31, 2004 net unrealized gain was $501,000 compared with December 31, 2003 net unrealized gain of $432,000. At March 31, 2004, securities represented 14.2% of total assets compared with 15.2% of total assets at December 31, 2003. The yield on the securities portfolio for March 31, 2004 was 3.10% compared with 3.15% as of December 31, 2003. At March 31, 2004, the fair value of investment securities primarily included $23.3 million in U.S. Government securities and $8.5 million in mortgage-backed securities.

      At December 31, 2003, investment securities totaled $34.6 million, an increase of $13.4 million from $21.2 million at December 31, 2002. The increase was primarily attributable to $24.5 million in securities purchased, partially offset by $9.0 million in securities sold and in principal repayments. The December 31, 2003 net unrealized gain was $432,000 compared with the December 31, 2002 net unrealized gain of $1.2 million. At December 31, 2003, securities represented 15.2% of total assets compared with 10.2% of total assets at December 31, 2002. The yield on the securities portfolio for 2003 was 3.15% compared with a yield of 4.84% for 2002 and 5.38% for 2001. At December 31, 2003, the fair value of investment securities primarily included $25.1 million in U.S. Government securities and $9.3 million in mortgage-backed securities.

      At December 31, 2002, investment securities totaled $21.2 million, a decrease of $8.5 million from $29.7 million at December 31, 2001. The decrease was primarily attributable to $19.1 million in securities sold and in principal repayments, partially offset by $11.8 million in securities purchased. The December 31, 2002 net unrealized gain was $1.2 million compared with the December 31, 2001 net unrealized gain of $1.1 million. At December 31, 2002, securities represented 10.2% of total assets compared with 16.2% of total assets at December 31, 2001. At December 31, 2002, the fair value of investment securities primarily included $20.7 million in U.S. Government securities, $107,000 in mortgage-backed securities and $270,000 in obligations of state and political subdivisions.

      The following table summarizes the fair value of securities available for sale held by GNB Bancshares as of the dates shown:

	As of	As of December 31,
	March 31,
	2004	2003	2002	2001

	(Dollars in thousands)
U.S. government agency securities	$23,260	$25,152	$20,728	$28,993
Mortgage-backed securities	8,473	9,267	107	120
Obligations of state and political subdivisions	—	—	270	531
Other	184	184	109	76

Total securities	$31,917	$34,603	$21,214	$29,720

      The following table summarizes the contractual maturity of securities available for sale based on fair value and their weighted average yields as of March 31, 2004:

	As of March 31, 2004

			After One Year		After Five Years
	Within		but Within		but Within		After
	One Year		Five Years		Ten Years		Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Total	Yield

	(Dollars in thousands)
U.S. Treasury securities and obligations of U.S. government agencies	$4,500	5.2%	$18,760	3.1%	$—	—%	$—	—%	$23,260	3.5%
State and municipal securities	—	—	—	—	—	—	—	—	—	—

Subtotal	4,500		18,760		—		—		23,260
Mortgage-backed securities	—	—	8,473	2.7	—	—	—	—	8,473	2.7
Other	—	—	—	—	184	—	—	—	184	—

Total securities	$4,500		$27,233		$184		$—		$31,917

      GNB Bancshares classifies debt and equity securities at the date of purchase into one of two categories: held-to-maturity or available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Investments not classified as held-to-maturity are classified as available-for-

sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in a separate component of shareholders’ equity until realized. GNB Bancshares had no securities classified as held-to-maturity at March 31, 2004, December 31, 2003, 2002 or 2001.

      Mortgage-backed securities are securities which have been developed by pooling a number of real estate mortgages and are principally issued by or guaranteed by federal agencies such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. These securities are deemed to have high credit ratings and regular monthly cash flows of principal and interest, which are guaranteed by the issuing agencies. All GNB Bancshares’ mortgage-backed securities at March 31, 2004 and December 31, 2003 were agency-issued collateral obligations.

Premises and Equipment

      Premises and equipment totaled $5.9 million at March 31, 2004, $5.1 million at December 31, 2003 and $4.0 million at December 31, 2002. The increase is primarily due to GNB Bancshares entering into contracts for construction of new buildings in Ennis and Sanger, Texas in 2003 and the purchase of furniture, equipment, and computer hardware, partially offset by depreciation recorded for the year. At March 31, 2004, remaining construction costs are estimated to be approximately $1.7 million.

Other Assets

      GNB Bancshares owns single premium insurance policies insuring the lives of certain key senior officers. The net cash surrender value of these polices totaled $2.8 million at March 31, 2004 and December 31, 2003 and $2.7 million at December 31, 2002.

Deposits

      GNB Bancshares offers a variety of deposit accounts having a wide range of interest rates and terms. GNB Bancshares’ deposit accounts consist of demand, savings, money market and time accounts. GNB Bancshares relies primarily on competitive pricing policies and customer service to attract and retain these deposits. GNB Bancshares accepts brokered deposits through the Certificate of Deposit Account Registry Service (CDARS) program, which GNB Bancshares introduced in February 2004 and, at March 31, 2004, had deposits of $123,000.

      At March 31, 2004, demand, money market and savings deposits accounted for approximately 38.1% of total deposits, while certificates of deposit made up 35.3% of total deposits. Noninterest-bearing deposits totaled $50.7 million, or 26.6%, of total deposits at March 31, 2004, compared with $51.4 million, or 26.9%, of total deposits at December 31, 2003. The average cost of deposits, including noninterest-bearing deposits, was 1.00% for the three months ended March 31, 2004.

      At December 31, 2003, demand, money market and savings deposits accounted for approximately 37.0% of total deposits, while certificates of deposit made up 36.1% of total deposits. Noninterest-bearing deposits totaled $51.4 million, or 26.9%, of total deposits at December 31, 2003, compared with $43.0 million, or 25.4%, of total deposits at December 31, 2002. The average cost of deposits, including noninterest-bearing demand deposits, was 1.34% for the year ended December 31, 2003, compared with 1.49% for 2002, primarily due to the lower interest rate environment during 2003 compared with 2002.

      At December 31, 2002, demand, money market and savings deposits accounted for approximately 33.9% of total deposits, while certificates of deposit made up 40.7% of total deposits. Noninterest-bearing deposits totaled $43.0 million, or 25.4%, of total deposits at December 31, 2002, compared with $42.8 million, or 28.4%, of total deposits at December 31, 2001. The average cost of deposits, including noninterest-bearing demand deposits, was 1.49% for the year ended December 31, 2002, compared with 2.71% for 2001, primarily due to the lower interest rate environment during 2002 compared with 2001.

      The daily average balances and weighted-average rates paid on deposits for the three months ended March 31, 2004 and each of the years ended December 31, 2003, 2002 and 2001 are presented below:

			For the Years Ended December 31,
	For the Three
	Months Ended
	March 31, 2004		2003		2002		2001

	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate

	(Dollars in thousands)
Noninterest-bearing demand	$49,218	—%	$41,938	—%	$38,781	—%	$33,326	—%
Interest-bearing demand	28,765	0.25	24,148	0.46	22,448	0.65	20,818	1.14
Savings and money market	43,114	1.00	33,889	1.26	27,358	1.13	29,248	2.94
Time	68,433	2.05	65,676	2.56	54,842	3.08	45,393	5.27

Total deposits	$189,530	1.00%	$165,651	1.34%	$143,429	1.49%	$128,785	2.71%

      The following table sets forth the amount of GNB Bancshares’ certificates of deposits at March 31, 2004 by time remaining until maturity:

March 31, 2004

(Dollars in thousands)
Three months or less	$10,796
Over three months through twelve months	27,523
Over one year	28,905

Total	$67,224

Other Borrowings

      Federal Home Loan Bank (FHLB) advances may be utilized from time to time as either a short-term funding source or a longer-term funding source. FHLB advances can be particularly attractive as a longer-term funding source to balance interest rate sensitivity and reduce interest rate risk. GNB Bancshares is eligible for two borrowing programs through the FHLB. The first, called “Short Term Fixed,” requires delivery of eligible securities for collateral. Maturities under this program range from 1-35 days. GNB Bancshares does not currently have any borrowings under this program. As of March 31, 2004 and December 31, 2003, GNB Bancshares does not have any of its investment securities in safekeeping at the FHLB.

      The second borrowing program, the “Blanket Borrowing Program,” is under a borrowing agreement which does not require the delivery of specific collateral. Borrowings are limited by the level of qualified pledgable real estate loans held and FHLB stock owned. At March 31, 2004, GNB Bancshares had approximately $5.9 million borrowed out of a potential $70.4 million available under this program, leaving approximately $64.5 million in available borrowings. At December 31, 2003, GNB Bancshares had approximately $9.4 million borrowed out of a potential $69.2 million available under this program, leaving approximately $59.8 million in available borrowings.

      On November 28, 2001 GNB Bancshares formed GNB Capital Trust 1 (Trust), which issued $5.0 million (5,000 shares with a liquidation amount of $1,000 per security) of 9.95% Fixed Rate Capital Trust Pass-through Securities (TruPS) to a third party and $155,000 in common stock to GNB Bancshares. The Trust I invested the total proceeds from the sale of the TruPS in 9.95% Junior Subordinated Deferrable Interest Debentures (Debentures I) issued by GNB Bancshares. The net proceeds from the sale of the Debentures I were used to provide capital contribution to First Bank & Trust, Ennis, Texas, a de novo bank and provide for additional working capital to support growth.

      With certain exceptions, the amount of the principal and any accrued and unpaid interest on the Debentures I are subordinated in right of payment to the prior payment in full of all senior indebtedness of GNB Bancshares. The terms of the Debentures I are such that they qualify as Tier I capital under the Federal Reserve Board’s regulatory capital guidelines applicable to bank holding companies. Interest on the

Debentures I is payable semi-annually on June 8 and December 8 of each year. The interest is deferrable on a cumulative basis for up to five consecutive years following a suspension of dividend payments on all other capital stock. No principal payments are due until maturity on November 28, 2031.

      On any June 8 or December 8 or on or after November 14, 2006 and prior to maturity, the Debentures I are redeemable for cash, in whole or in part, at the option of GNB Bancshares, on at least 30 but not more than 60 days notice.

      Upon the occurrence of certain special events, GNB Bancshares will have the right to call the securities at par at any time with the permission of the Federal Reserve.

      As discussed in Note 2 to the Consolidated Financial Statements, in connection with GNB Bancshares’ adoption of FIN 46 as of and for the year ended December 31, 2003, GNB Bancshares deconsolidated its investment in the Trust.

      The future cash payments associated with GNB Bancshares’ contractual obligations (other than deposit obligations as of December 31, 2003 are summarized below:

	Payments Due in:

	Fiscal	Fiscal	Fiscal
	2004	2005-2007	2008-2009	Thereafter	Total

	(Dollars in thousands)
Federal Home Loan Bank Advances/ Short- term debt	$3,446	$—	$—	$—	$3,446
Federal Home Loan Bank Advances/ Long- term debt	248	4,492	254	992	5,986
Junior Subordinated Debt/ Long-term debt	—	—	—	5,155	5,155

Total	$3,694	$4,492	$254	$6,147	$14,587

Capital Resources and Liquidity

      Capital management consists of providing equity to support both current and future operations. GNB Bancshares is subject to capital adequacy requirements imposed by the Federal Reserve and GNB Financial, n.a. is subject to capital adequacy requirements imposed by the OCC. The Federal Reserve and the OCC have adopted risk-based capital requirements for assessing bank holding company and bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

      The risk-based capital standards issued by the Federal Reserve require all bank holding companies to have “Tier 1 capital” of at least 4.0% and “total risk-based” capital (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets. “Tier 1 capital” generally includes common shareholders’ equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. “Tier 2 capital” may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is “total risk-based capital”.

      The Federal Reserve has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets (leverage ratio) of 3.0% for certain institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0% to 5.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

      Shareholders’ equity increased to $19.5 million at March 31, 2004 from $18.8 million at December 31, 2003, an increase of $743,000, or 3.9%. This increase was primarily the result of a sale of treasury stock for $793,000. Shareholders’ equity increased to $18.8 million at December 31, 2003, from $18.4 million at December 31, 2002, an increase of $363,000, or 1.9%. This increase was primarily the result of net earnings of $998,000, offset by the payment of common stock dividends of $623,000, the sale of treasury stock of $522,000, and the net decrease in unrealized gain on available-for-sale securities of $524,000.

      The following table provides a comparison of GNB Bancshares’ and GNB Financial, n.a.’s leverage and risk-weighted capital ratios as of March 31, 2004 and December 31, 2003 to the minimum and well-capitalized regulatory standards:

		To be Well
		Capitalized
		Under Prompt	Actual Ratio	Actual Ratio
	Minimum	Corrective	as of	as of
	Required for	Action	March 31,	December 31,
	Capital Purposes	Provisions	2004	2003

GNB Bancshares
Leverage ratio	4.00% (1)	N/A	10.8%	10.3%
Tier 1 risk-based capital ratio	4.00%	N/A	13.6%	13.5%
Risk-based capital ratio	8.00%	N/A	14.5%	14.6%
GNB Financial, n.a.
Leverage ratio	4.00% (2)	5.00%	9.6%	9.4%
Tier 1 risk-based capital ratio	4.00%	6.00%	12.0%	12.3%
Risk-based capital ratio	8.00%	10.00%	13.0%	13.4%

(1)	The Federal Reserve may require GNB Bancshares, Inc. to maintain a leverage ratio above the required minimum.

(2)	The OCC may require GNB Financial to maintain a leverage ratio above the required minimum.

      At December 31, 2003, GNB Bancshares’ capital ratios exceeded the minimums required by regulatory guidelines. GNB Bancshares intends to maintain an optimal capital and leverage mix. Liquidity involves GNB Bancshares’ ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate GNB Bancshares on an ongoing basis. GNB Bancshares’ liquidity needs are met primarily by financing activities, which consists mainly of growth in core deposits, supplemented by investment securities and earnings through operating activities. Access to purchased funds from correspondent banks is available and has been utilized on occasion to take advantage of investment opportunities. The cash and federal funds sold position, supplemented by amortizing investments along with payments and maturities within the loan portfolio, have historically created an adequate liquidity position.

      GNB Bancshares’ liquidity management objective is to meet maturing debt obligations, fund loan commitments and deposit withdrawals, and manage operations on a cost effective basis. Management believes that sufficient resources are available to meet GNB Bancshares’ liquidity objective through its debt maturity structure, holdings of liquid assets, and access to the capital markets through a variety of funding vehicles. Proper liquidity management is crucial to ensure that GNB Bancshares is able to take advantage of new business opportunities as well as meet the demands of its customers.

      GNB Financial, n.a.’s traditional funding sources consist primarily of core deposits, established federal funds and other borrowing lines with major banks, proceeds from matured investments, contracts to repurchase investment securities and principal and interest repayments on loans.

      GNB Bancshares management is not aware of any events that are reasonably likely to have a material adverse effect on GNB Bancshares’ liquidity, capital resources or operations. In addition, management is not aware of any regulatory recommendations regarding liquidity, which if implemented, would have a material adverse effect on GNB Bancshares.

Off Balance Sheet Items

      GNB Bancshares enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Customers use credit commitments to ensure that funds will be available for working capital purposes, for capital expenditures and to ensure access to funds at specified terms and conditions. Substantially all of GNB Bancshares’ commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses.

      Letters of credit are conditional commitments issued by GNB Bancshares to guarantee the performance of a customer to a third party. GNB Bancshares’ policies generally require that letters of credit arrangements contain security and debt covenants similar to those contained in loan agreements. In the event the customer does not perform in accordance with the terms of the agreement with the third party, GNB Bancshares would be required to fund the commitment. The maximum potential amount of future payments GNB Bancshares could be required to make is represented by the contractual amount shown in the table below. If the commitment were funded, GNB Bancshares would be entitled to seek recovery from the customer. As of December 31, 2003 and December 31, 2002, no amounts have been recorded as liabilities for GNB Financial, n.a.’s potential obligations under these guarantees.

      Outstanding commitments and letters of credit are approximately as follows:

	Contractor Notional Amount

	As of	As of December 31,
	March 31,
	2004	2003	2002	2001

	(Dollars in thousands)
Commitments to extend credit	$44,235	$25,004	$17,300	$16,510
Letters of Credit	2,003	2,198	2,521	1,961

Industry Segments

      The principal business of GNB Bancshares is overseeing the business of GNB Financial, n.a. GNB Bancshares has no significant assets other than its investment in GNB Financial, n.a.; therefore, the banking operation is GNB Bancshares’ only reportable segment.

Recent Accounting Pronouncements

      In April 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS 149). SFAS 149 amends and clarifies accounting for derivative instruments and hedging activities under Statement 133. In addition, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This statement is effective for contracts entered into or modified after June 30, 2003. GNB Bancshares’

adoption of this statement did not have a material impact on GNB Bancshares’ consolidated financial statements.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150). SFAS 150 established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or asset in some circumstances). This Statement was effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after December 15, 2004. Adoption of SFAS No. 150 did not have a material effect on GNB Bancshares’ consolidated financial statements.

      FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46), establishes accounting guidance for consolidation of variable interest entities (VIE). Prior to the implementation of FIN 46, VIEs were generally consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority voting interest in the entity. In December 2003, the FASB issued a revision to FIN 46 (FIN 46R), which clarified certain implementation issues and revised implementation dates. GNB Bancshares has identified GNB Capital Trust 1 (Trust) as a VIE and has adopted FIN 46, as revised, in connection with its consolidated financial statements as of and for the year ended December 31, 2003. The adoption of FIN 46, as revised, required GNB Bancshares to deconsolidate its investment in the Trust because GNB Bancshares was not the primary beneficiary. Implementation of this pronouncement did not have a significant impact on GNB Bancshares’ consolidated financial statements. The trust preferred securities qualify for treatment as Tier 1 capital for GNB Bancshares as of December 31, 2003. However, there can be no assurance that the Federal Reserve will continue to permit institutions to include trust preferred securities in Tier 1 capital for regulatory capital purposes.

      The Emerging Issues Task Force (EITF) recently reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” which is effective for fiscal years ending after December 15, 2003. EITF 03-1 requires additional disclosures related to unrealized losses that are temporary. Investments classified as held to maturity and available for sale with unrealized losses that are temporary must be separated into (i) losses that have existed for less than 12 months and (ii) losses that have existed for more than 12 months. GNB Bancshares has adopted the disclosure requirements as of December 31, 2003.

BUSINESS OF GNB BANCSHARES

General

      GNB Bancshares is a bank holding company headquartered in Gainesville, Texas. GNB Bancshares was formed as a bank holding company for GNB Financial, n.a. under the laws of the State of Texas in 1980.

      GNB Bancshares provides commercial and retail banking services from the community banking offices of GNB Financial, n.a., its wholly-owned subsidiary and a national banking association headquartered in Gainesville. GNB Financial was originally chartered in 1933.

Bank Activities

      GNB Bancshares operates with a community banking philosophy emphasizing long-term customer relationships based on service and convenience. Each of GNB Bancshares’ seven locations is a full-service banking center led by banking officers focused on serving local community businesses and consumers.

      GNB Bancshares offers a variety of traditional loan and deposit products to its customers, which are mainly small and medium-size businesses and individual consumers. For businesses, GNB Bancshares provides term loans, lines of credit and loans for working capital, business expansion and the purchase of equipment and machinery, interim construction loans for builders and owner occupied commercial real estate loans. GNB Bancshares offers consumers a variety of products and services, including automobile loans, home equity loans and debit cards. GNB Bancshares offers all of its customers a full array of cash management, Internet banking and traditional deposit services.

Competition

      The banking business is highly competitive, with GNB Bancshares’ profitability dependent on the ability to compete in its market areas. GNB Bancshares competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based nonbank lenders and certain other nonfinancial entities, including retail stores that offer credit programs, and certain governmental organizations which may offer more favorable financing than GNB Bancshares offers. GNB Bancshares expects competition from both financial and nonfinancial institutions to continue. Recently enacted federal legislation eased burdens previously imposed on banks, securities firms, insurance companies, credit unions and other financial service providers. As a result, it may be easier for nonbank institutions to compete directly with GNB Bancshares.

      GNB Bancshares’ competitive edge is built upon developing strong customer relationships through timely and effective service and on being more responsive to the needs and wants of the customer than other institutions. This service includes loan and deposit pricing within GNB Bancshares’ profitability models, building a network of convenient locations and providing the banking services most important to its customers.

Facilities

      GNB Bancshares operates from seven locations. GNB Bancshares owns four of its banking centers and leases the remaining three. The lease terms for the Gainesville Wal-Mart and Muenster locations expire in October 2006 and July 2007, respectively, not including renewal option periods that may be available. The lease for the Sanger location is on a month-to-month basis. The following table sets forth the address, ownership status and deposit balances for each of GNB Bancshares’ banking centers:

	Owned or	Deposits at
Facility Location	Leased	March 31, 2004

		(dollars in thousands)
Gainesville 100 E. California Street Gainesville, Texas 76240	Owned	$96,796

Gainesville Wal-Mart 1800 Lawrence Street Gainesville, Texas 76240	Leased	2,374

Ennis 2200 W. Ennis Avenue Ennis, Texas 75119	Owned	26,760

Muenster 1000 E. Division Muenster, Texas 76252	Leased	7,307

Sanger 1405 Chapman Road Sanger, Texas 76266	Leased	30,047

The Colony 4400 Main St. The Colony, Texas 75056	Owned	28,080

Waxahachie 401 Ferris Avenue Waxahachie, Texas 75165	Owned	7,210

Employees

      At March 31, 2004, GNB Bancshares had 122 employees, including 36 officers. Management of GNB Bancshares considers its relations with its employees to be good. Neither GNB Bancshares nor GNB Financial is a party to any collective bargaining agreement.

Legal Proceedings

      GNB Bancshares and GNB Financial are from time to time involved in legal proceedings arising in the normal course of business. Other than proceedings incidental to GNB Bancshares’ business, neither GNB Bancshares nor GNB Financial is a party to, nor is any of their property the subject of, any material legal proceedings. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of GNB Bancshares’ management, any such liability will not have a material adverse effect upon GNB Bancshares’ consolidated financial condition, results of operations or cash flows.

BENEFICIAL OWNERSHIP OF GNB BANCSHARES STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF GNB BANCSHARES

      The following table sets forth as of July 1, 2004, the beneficial ownership of the GNB Bancshares common stock by all (1) directors, (2) executive officers, (3) holders of more than 5% of GNB Bancshares common stock and (4) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of GNB Bancshares believes that each person has sole voting and dispositive power with respect to all shares of which he is the beneficial owner and the address of such shareholder is the same as the address of GNB Bancshares.

	Number of Shares		Percentage
Name of Beneficial Owner	Beneficially Owned		Beneficially Owned(1)

Jimmy Jack Biffle	48,166	(2)	7.34%
Jesse S. Cason	10,444		1.59
John P. Davis	14,000		2.13
Michael J. Montgomery	10,000		1.52
Richard T. Muir	3,200		*
Ray Nichols	12,000		1.83
Riley C. Peveto	50,000		7.61
Garland W. Thornton, Jr.	4,000		*
Charles M. Wilson	31,500	(3)	4.80
Directors and executive officers as a group (9 persons)	183,310		27.93

*	Indicates ownership which does not exceed 1.0%.

(1)	The percentage beneficially owned was calculated based on 656,338 shares of GNB Bancshares common stock outstanding as of July 1, 2004.

(2)	Consists of 15,000 shares held of record by Jimmy Jack Biffle, 2,500 shares held by his spouse, 10,222 shares held by the Jimmy Jack Biffle II Trust, 10,222 shares held by the Bradley Dean Biffle Trust, and 10,222 shares held by the Judy Ann Biffle Trubenbach Trust, for all of which Jimmy Jack Biffle serves as trustee.

(3)	Includes 16,500 shares held of record by Charles M. Wilson and 15,000 shares held by The Johnie W. Wilson Trust, of which Mr. Wilson is trustee.

COMPARATIVE MARKET PRICES AND DIVIDEND DATA

      Market Prices. The Texas United common stock has been listed on the Nasdaq National Market System under the symbol “TXUI” since July 31, 2002. Prior to that date, Texas United’s common stock was privately held and not listed on any public exchange or quotation system or actively traded. Quotations of the sales volume and the closing sales prices of the common stock of Texas United are listed daily in Nasdaq’s national market listings.

      The following table sets forth the high and low closing prices for Texas United common stock for the periods indicated as reported by Nasdaq (adjusted to give effect to the three-for-two stock split effective October 15, 2003):

	Texas United

	High		Low

2002
First Quarter	$	N/A	$	N/A
Second Quarter		N/A		N/A
Third Quarter		15.33		12.66
Fourth Quarter		14.00		12.17
2003
First Quarter		$12.61		$11.13
Second Quarter		15.20		12.27
Third Quarter		17.67		14.17
Fourth Quarter		17.44		15.34
2004
First Quarter		$19.54		$15.95
Second Quarter		19.20		17.06
Third Quarter (through July 16, 2004)		17.99		17.19

      The GNB Bancshares common stock is privately held and not listed on any public exchange or actively traded.

      Dividend Data. Holders of Texas United common stock are entitled to receive dividends when, as and if declared by the board of directors of Texas United out of funds legally available for that purpose. Texas United currently pays a quarterly cash dividend of $0.07 per share. While Texas United currently pays dividends on its common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on Texas United common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of Texas United.

      As a holding company, Texas United is ultimately dependent upon its subsidiaries to provide funding for its operating expenses, debt service and dividends. Various banking laws applicable to State Bank limit the payment of dividends and other distributions by State Bank to Texas United, and may therefore limit Texas United’s ability to pay dividends on its common stock. If required payments on Texas United’s outstanding junior subordinated debentures held by its unconsolidated subsidiary trusts are not made or suspended, Texas United will be prohibited from paying dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of State Bank to pay dividends to Texas United if such limits were deemed appropriate to preserve certain capital adequacy requirements.

      The quarterly cash dividends per share during Texas United’s last two fiscal years (adjusted to give effect to the three-for-two stock split effective October 15, 2003) are set forth in the table below. Texas United paid a dividend of $0.07 per share for the first quarter and second quarter of 2004.

Texas
United

2002
First Quarter	$0.07
Second Quarter	0.07
Third Quarter	0.07
Fourth Quarter	0.07
2003
First Quarter	0.07
Second Quarter	0.07
Third Quarter	0.07
Fourth Quarter	0.07
2004
First Quarter	0.07
Second Quarter	0.07

PROPOSAL II

ADJOURNMENT OF THE SPECIAL MEETINGS

      In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meetings of either Texas United or GNB Bancshares, the merger agreement could not be approved unless such special meeting was adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received at the time of each special meeting to be voted for an adjournment, if necessary, Texas United and GNB Bancshares have submitted the question of adjournment to their respective shareholders as a separate matter for their consideration. The boards of directors of Texas United and GNB Bancshares unanimously recommend that their respective shareholders vote FOR the adjournment proposal. If it is necessary to adjourn a special meeting, no notice of such adjourned meeting is required to be given to that company’s shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned, if the special meeting is adjourned for 30 days or less.

      The boards of directors of each of Texas United and GNB Bancshares unanimously recommend that you vote FOR approval of this proposal.

PROPOSAL III — FOR TEXAS UNITED SHAREHOLDERS ONLY

APPROVAL OF THE TEXAS UNITED 2004 STOCK INCENTIVE PLAN

      On July 14, 2004, the Texas United board of directors approved the 2004 Stock Incentive Plan and recommended that the 2004 Plan be submitted to the Texas United shareholders for approval at the special meeting.

      The following summary of the material features of the 2004 Plan is qualified in its entirety by reference to the full text of the 2004 Plan, which is attached to this joint proxy statement/ prospectus as Appendix E.

Purpose of the Plan

      Texas United believes that it has been able to attract highly qualified personnel in part through the use of stock incentives, and that it is desirable to have the continued flexibility to attract additional personnel, if needed, and to retain and reward exceptional performance by employees through additional stock incentives. As of June 30, 2004, options to purchase 267,922 shares of common stock were outstanding and options for only 15,331 shares of common stock remained available for grant under the Texas United 1998 Incentive Stock Option Plan. Accordingly, the board of directors approved the 2004 Plan, which provides for granting incentive stock options, nonqualified stock options, restricted stock awards or any combination of the foregoing, as a continuing source of employee and director incentives. The 2004 Plan provides that the number of shares of stock that may be issued under the Plan shall not exceed 250,000 shares, subject to the provisions regarding recapitalization and reorganization described below.

Administration

      Texas United’s compensation committee, comprised solely of independent directors, will administer the 2004 Plan. The compensation committee will have the authority to determine which employees or directors shall receive an award, whether such award will be an incentive stock option, a nonqualified stock option or a restricted stock award, and the number of shares of stock to be issued under such option or restricted stock award, subject to approval by a majority of Texas United’s outside directors (as determined under Section 162(m) of the Internal Revenue Code). The compensation committee will also determine the vesting and other terms of the agreements representing such options and restricted stock awards and will interpret the 2004 Plan.

Types of Awards

      The 2004 Plan provides for the granting of incentive stock options, nonqualified stock options and shares of restricted stock. A summary of each type of award is as follows:

      Stock Options. Stock options granted by the compensation committee under the 2004 Plan may be “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) or nonqualified stock options, as designated by the committee and specified in the option agreement setting forth the terms and provisions of the options.

      The exercise price of each nonqualified stock option and incentive stock option granted under the 2004 Plan will be determined by the compensation committee, provided that in the case of an incentive stock option, the exercise price shall not be less than the fair market value of a share of Texas United common stock on the date the option is granted. No person may receive any incentive stock option if, at the time of grant, such person owns directly or indirectly more than 10% of the total combined voting power of Texas United unless the option price is at least 110% of the fair market value of the common stock and such incentive stock option is by its terms not exercisable after the expiration of five years from the date of grant. There is also a $100,000 limit on the value of stock (determined at the time of grant) covered by incentive stock options that first became exercisable by an optionee in any calendar year.

      No option may be granted more than ten years after the effective date of the 2004 Plan, which is July 14, 2004, the date of its adoption by the board of directors of Texas United. The maximum term of an incentive stock option is ten years from the date of grant. Shares covered by grants of stock options under the 2004 Plan shall be issued by Texas United from authorized but unissued stock or stock previously issued and outstanding and reacquired by Texas United.

      Restricted Stock Awards. Shares of stock that are the subject of a restricted stock award will be subject to restrictions on disposition by the holder and an obligation by the holder to forfeit and surrender the shares to Texas United under certain circumstances. The terms of the forfeiture restrictions shall be determined by the compensation committee in its sole discretion, and the committee may provide that such restrictions shall lapse upon the attainment of (1) the attainment of targets established by the committee, (2) the holder’s continued employment or service with Texas United for a specified period of time or (3) a combination of any two or more of the factors listed in clauses (1) and (2). No restricted stock award may be granted more than ten years after the effective date of the 2004 Plan. Each award of restricted stock may have different forfeiture restrictions. Except to the extent limited under the terms of the 2004 plan and any agreement relating to the award of restricted stock, an awardee granted restricted stock shall have all the rights of a shareholder including, without limitation, the right to vote restricted stock or the right to receive dividends thereon.

      At the time of the award of restricted stock, the compensation committee may prescribe additional terms, conditions or restrictions including, but not limited to, rules related to the termination of employment of the awardee prior to the lapse of the forfeiture restrictions. The compensation committee may determine the amount and form of any payment for the shares of common stock received pursuant to an award of restricted stock, however, if no such determination is made, an awardee must pay only to the extent required by law.

Amendment and Termination

      The Texas United board of directors may amend or terminate the 2004 Plan at any time, except that without shareholder approval, it may not make any amendment which would (1) increase the maximum number of shares of Texas United common stock which may be issued pursuant to the provisions of the 2004 Plan (other than adjustments for reason of a stock dividend or distribution, stock split or similar events), (2) change the exercise price of an option, (3) materially modify the eligibility requirements for participation in the 2004 Plan, (4) change the class of employees, directors or consultants eligible to receive awards or materially increase the benefits accruing to such participants under the 2004 Plan, (5) extend the term of the 2004 Plan or (6) decrease the authority of the compensation committee in contravention of Rule 16b-3 of the Securities Exchange Act of 1934, as amended. Except with respect to awards then outstanding, if not sooner terminated, the 2004 Plan shall terminate and no further awards shall be granted after the expiration of ten years from the date of its adoption.

Recapitalization and Reorganization

      The 2004 Plan includes customary provisions providing for proportionate adjustments in the number of shares subject to outstanding options and restricted stock awards and the exercise prices in the event of stock splits, stock dividends, combination of shares or other relevant changes in capitalization.

      In the event of a change in control of Texas United (as defined in the 2004 Plan), all options and restricted stock awards will immediately become vested and exercisable or satisfiable, as applicable. The compensation committee, in its discretion, may make certain determinations with regard to the specific terms of each outstanding restricted stock award and option upon the occurrence of a change in control. If a change in control occurs, the compensation committee may determine that a restricted stock award will terminate within a specified number of days, and the holders of such awards will receive an amount of cash per share subject to such award equal to the per share price offered to shareholders in such change in control or the fair market value per share of the shares into which the awards are exercisable, as determined by the compensation committee (change in control value). With respect to options, in the event of a change in control the compensation committee may direct that one of the following occurs: (1) determine a date after which all unexercised options shall terminate, (2) cancel the options of selected awardees in exchange for an amount of cash per share equal to the excess, if any, of the change of control value of the shares subject to the options over the exercise price for such shares, (3) adjust the outstanding options as the compensation committee deems necessary or (4) convert all outstanding options into options to acquire shares of the successor entity with the same terms as the options immediately prior to the merger or consolidation.

Tax Effects of Participation in the 2004 Plan

      Status of Options. The federal income tax consequences both to the awardee and Texas United of options granted under the 2004 Plan differ depending on whether an option is an ISO or a nonqualified stock option.

      Nonqualified Stock Options. No federal income tax is imposed on the awardee upon the grant of a nonqualified stock option. Generally, upon the exercise of a nonqualified stock option, the awardee will be treated as receiving compensation taxable as ordinary income in the year of exercise, in an amount equal to the excess of the fair market value of the shares at the time of exercise over the option price paid for such shares. Upon a subsequent disposition of the shares received upon exercise of a nonqualified stock option, any difference between the amount realized on the disposition and the basis of the shares (option price plus any ordinary income recognized) would be treated as long-term or short-term capital gain or loss, depending on the holding period of the shares. Upon an awardee’s exercise of a nonqualified stock option, Texas United may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the awardee.

      Incentive Stock Options. No federal income tax is imposed on the awardee upon the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be included in the calculation of the awardee’s alternative minimum tax liability, if any. If the awardee does not dispose of shares acquired pursuant to the exercise of an ISO within two years from the date the option was granted or within one year after the shares were transferred to him, no income is recognized by the optionee by reason of the exercise of the option, and the difference between the amount realized upon a subsequent disposition of the shares and the option price of the shares would be treated as long-term capital gain or loss. In such event, Texas United would not be entitled to any deduction in connection with the grant or exercise of the option or the disposition of the shares so acquired. If an awardee disposes of shares acquired pursuant to his exercise of an ISO prior to the end of the two-year or one-year holding periods noted above, the disposition would be treated as a disqualifying disposition and the awardee would be treated as having received, at the time of disposition, compensation taxable as ordinary income equal to the excess of the fair market value of the shares at the time of exercise (or, in the case of a sale in which a loss would be recognized, the amount realized on such sale, if less) over the exercise price. Any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as long-term or short-term capital gain, depending on the holding period of the shares. In such event, Texas United may claim a deduction for compensation paid at the same time and in the same amount as compensation income received by the awardee.

      Restricted Stock. No federal income tax is imposed on an awardee at the time shares of restricted stock are granted, nor will Texas United be entitled to a tax deduction at that time. Instead, when either the transfer restriction or the forfeiture risk lapses, such as on the vesting date, the awardee will recognize ordinary income in an amount equal to the fair market value of the shares of restricted stock over the amount, if any, paid for such shares. Notwithstanding the foregoing, unless restricted by the agreement relating to such grant, an awardee receiving restricted stock can elect to include the fair market value of the restricted stock, over the amount (if any) paid for such stock, in income at the time of grant by making an appropriate election under Section 83(b) of the Code within 30 days after the restricted stock is issued to the awardee. However, if an awardee files such an election and the restricted stock is subsequently forfeited, the awardee is not allowed a tax deduction for the amount previously reported as ordinary income due to the election. At the time the awardee recognizes ordinary income with respect to shares issued pursuant to a restricted stock award, Texas United will be entitled to a corresponding deduction.

Plan Benefits

      Because options under the 2004 Plan are granted at the discretion of the compensation committee, it is not possible for Texas United to determine and disclose the amount of future options that may be granted to directors and executive officers, if the 2004 Plan is approved.

Securities Authorized for Issuance Under Equity Compensation Plans

      Texas United currently has stock options outstanding under the Texas United 1998 Incentive Stock Option Plan. The following table provides information as of December 31, 2003 regarding Texas United’s equity compensation plans under which Texas United’s equity securities are authorized for issuance (adjusted to give effect to the three-for-two stock split effective October 15, 2003):

EQUITY COMPENSATION PLAN INFORMATION

	(a)	(b)	(c)

Number of
Securities
	Number of		Remaining Available
	Securities to Be		for Future Issuance
	Issued upon		Under Equity
	Exercise of		Compensation Plans
	Outstanding	Weighted-Average	(Excluding
	Options, Warrants	Exercise Price of	Securities Reflected
Plan Category	and Rights	Outstanding Options	in Column (a))

Equity compensation plans approved by security holders(1)	236,964 (2)	$7.07	15,331
Equity compensation plans not approved by security holders	50,625 (3)	3.85	—

Total	287,589	$6.51	15,331

(1)	The information in this table is as of December 31, 2003 and does not include information regarding the proposed Texas United Bancshares, Inc. 2004 Stock Incentive Plan to be voted on at the special meeting.

(2)	Includes 2,398 shares which may be issued upon exercise of options outstanding assumed by Texas United in connection with the acquisition of The Bryan-College Station Financial Holding Company at a weighted average exercise price of $18.26.

(3)	The shares included under equity compensation plans not approved by shareholders consist of shares issuable upon the exercise of nonqualified stock options granted to the president and chief executive officer of Texas United in 1996 and to an executive officer of State Bank in 1997. The options terminate ten years from the date of grant.

      Assuming the presence of a quorum, the affirmative vote of the holders of at least a majority of the shares of Texas United common stock present and entitled to vote on this item at the special meeting is required to approve the 2004 Plan.

      The board of directors of Texas United unanimously recommends that Texas United shareholders vote FOR approval of the Texas United Bancshares, Inc. 2004 Stock Incentive Plan.

PROPOSAL IV — FOR TEXAS UNITED SHAREHOLDERS ONLY

APPROVAL OF AMENDMENT TO TEXAS UNITED ARTICLES OF INCORPORATION

      While Texas United’s articles of incorporation generally provide that Texas United’s bylaws may be altered, amended or repealed, or that new bylaws may be adopted, by a majority vote of the Texas United board of directors; they specifically provide that a bylaw provision concerning the manner in which Texas United directors are elected may be amended only upon the approval of 70% of the members of the Texas United board of directors. The Texas United board of directors believes it is in the best interests of Texas United and its shareholders to require that all alterations and amendments, or any repeal of Texas United’s bylaws, or the adoption of new bylaws, including changes concerning the manner in which directors are elected, be approved by 70% of the members of the board of directors of Texas United.

      In addition, Texas United’s articles of incorporation currently provide that the number of directors on the board of Texas United may be increased or decreased only by an amendment to the bylaws approved by the shareholders as set forth in the bylaws. However, Texas United’s amended and restated bylaws provide that shareholders do not have the power to amend the bylaws and do not require shareholder approval to increase the number of directors. The Texas United board of directors believes it is in the best interests of Texas United and its shareholders to remove the existing requirement in its articles of incorporation to obtain shareholder approval to increase or decrease the number of directors serving on the board to be consistent with Texas United’s amended and restated bylaws. Further, Texas law limits the ability of the board to fill vacancies that are created by increases in the number of directors by providing that not more than two such directorships may be filled by the board during the period between any two successive annual meetings of shareholders. The effect of the recent amendments to Texas United’s bylaws and the proposed amendment to Texas United’s articles of incorporation is to allow the current board to increase the number of positions on the board by two and to appoint Riley C. Peveto and Jimmy Jack Biffle to serve as directors of Texas United, as is consistent with Texas law and as contemplated by the merger agreement and further described in this joint proxy statement/prospectus.

      Accordingly, in July 2004, the Texas United board of directors approved an amendment to the Texas United Articles of Incorporation and recommended that the amendment be submitted to the Texas United shareholders for approval at the special meeting. This amendment will provide that Texas United’s bylaws may be amended only upon approval of at least 70% of the Texas United board of directors and, consistent with Texas United’s amended and restated bylaws, the number of directors that serve on the board may be increased or decreased by the board of directors in accordance with Texas law, without first obtaining shareholder approval.

      Assuming the presence of a quorum, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Texas United common stock is required to approve the amendment to the Texas United Articles of Incorporation.

      The board of directors of Texas United unanimously recommends that Texas United shareholders vote FOR approval of the amendment to the Texas United Articles of Incorporation.

EXPERTS

      Texas United’s consolidated financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this joint proxy statement/ prospectus have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of GNB Bancshares as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this joint proxy statement/ prospectus have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as indicated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

      The validity of the shares of Texas United common stock to be issued by Texas United in connection with the merger will be passed upon by Bracewell & Patterson, L.L.P., Houston, Texas. Certain legal matters with respect to the merger will be passed upon for GNB Bancshares by Haynie Rake & Repass, PC, Dallas, Texas.

OTHER MATTERS

      As of the date of this joint proxy statement/ prospectus, the boards of directors of Texas United and GNB Bancshares know of no matters that will be presented for consideration at the special meetings of their respective shareholders other than as described in this joint proxy statement/ prospectus. However, if any other matters are properly brought before the Texas United and GNB Bancshares special meetings or any adjournment or postponement of such special meetings and are voted upon, it is intended that the proxies for each of Texas United and GNB Bancshares will act in accordance with their best judgment unless otherwise indicated in the appropriate box on the proxy.

WHERE YOU CAN FIND MORE INFORMATION

      Texas United files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

      You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like Texas United, who file electronically with the SEC. The address of that site is http://www.sec.gov.

      Texas United has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the Texas United common stock to be issued to shareholders of GNB Bancshares in the merger. This joint proxy statement/ prospectus constitutes the prospectus of Texas United filed as part of the registration statement. This joint proxy statement/ prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

      You should rely only on the information contained in this joint proxy statement/ prospectus. Neither Texas United nor GNB Bancshares has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this joint proxy statement/ prospectus is correct as of its date. It may not continue to be correct after this date. GNB Bancshares has supplied all of the information about GNB Bancshares contained in this joint proxy statement/ prospectus and Texas United has supplied all of the information contained in this joint proxy statement/ prospectus about Texas United and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

      This joint proxy statement/ prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/ prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

OF TEXAS UNITED BANCSHARES, INC.

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2004	2003

	(Unaudited)

	(In thousands,
	except share data)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$17,572	$17,268
Federal funds sold and other temporary investments	1,913	—

Total cash and cash equivalents	19,485	17,268
Investment securities available-for-sale, at fair value	180,318	184,547
Loans, net	384,252	376,628
Loans held for sale	18,495	3,810
Premises and equipment, net	26,397	25,802
Accrued interest receivable	2,871	2,984
Goodwill	9,528	9,073
Core deposit intangibles	367	393
Mortgage servicing rights	4,470	4,475
Other assets	12,537	12,704

Total assets	$658,720	$637,684

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$96,457	$96,337
Interest-bearing	440,292	404,799

Total deposits	536,749	501,136
Federal funds purchased	—	6,891
Other liabilities	7,131	6,646
Borrowings	57,837	71,875
Securities sold under repurchase agreements	3,793	784
Junior subordinated deferrable interest debentures	12,365	12,365

Total liabilities	617,875	599,697

Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized, none of which are issued and outstanding	—	—
Common stock, $1.00 par value, 20,000,000 shares authorized; 4,022,831 shares issued and 4,016,736 shares outstanding as of March 31, 2004 and 4,008,192 shares issued and 4,002,097 shares outstanding as of December 31, 2003	4,023	4,008
Additional paid-in capital	17,118	16,911
Retained earnings	18,705	17,422
Accumulated other comprehensive income	1,116	(237)
Less treasury stock, at cost	(117)	(117)

Total shareholders’ equity	40,845	37,987

Total liabilities and shareholders’ equity	$658,720	$637,684

See accompanying notes to condensed consolidated financial statements

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Three
	Months Ended
	March 31,

	2004	2003

	(In thousands,
	except per
	share data)
	(Unaudited)
Interest income:
Loans	$7,517	$7,580
Investment securities:
Taxable	1,587	1,264
Tax-exempt	98	151
Federal funds sold and other temporary investments	4	9

Total interest income	9,206	9,004

Interest expense:
Deposits	1,789	1,933
Federal funds purchased	14	40
Borrowings	473	490
Subordinated notes and debentures	—	87
Junior subordinated deferrable interest debentures	266	183

Total interest expense	2,542	2,733

Net interest income	6,664	6,271
Provision for loan losses	150	800

Net interest income after provision for loan losses	6,514	5,471

Non-interest income:
Service charges on deposit accounts	1,597	1,609
Mortgage servicing revenue	208	1,019
Gain on sale of investment securities, net	77	231
Other non-interest income	2,022	721

Total non-interest income	3,904	3,580

Non-interest expense:
Employee compensation and benefits	4,274	3,456
Occupancy	1,088	1,121
Other non-interest expense	2,788	2,913

Total non-interest expense	8,150	7,490

Income before provision for income taxes	2,268	1,561
Provision for income taxes	703	430

Net income	$1,565	$1,131

Earnings per common share:
Basic	$0.39	$0.29
Diluted	$0.37	$0.27
Dividends declared per common share:
Basic	$0.07	$0.07
Diluted	$0.07	$0.07
Weighted average shares outstanding:
Basic	4,010	3,965
Diluted	4,193	4,120

See accompanying notes to condensed consolidated financial statements

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Three
	Months Ended
	March 31,

	2004	2003

	(In thousands)
	(Unaudited)
Net income	$1,565	$1,131
Other comprehensive income, net of tax:
Unrealized holding gains on investment securities arising during the period	1,404	646
Less: reclassification adjustment for gains included in net income	51	152

Other comprehensive income	1,353	494

Total comprehensive income	$2,918	$1,625

See accompanying notes to condensed consolidated financial statements

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Year Ended December 31, 2003 and
Three Months Ended March 31, 2004

					Accumulated
	Common Stock		Additional		Other	Treasury
			Paid-in	Retained	Comprehensive	Stock
	Shares	Amount	Capital	Earnings	Income (Loss)	at Cost	Total

	(In thousands, except share amounts)
Balance at January 1, 2003	2,646,139	$2,646	$16,683	$14,594	$1,612	$(117)	$35,418
Net income	—	—	—	5,241	—	—	5,241
Unrealized loss on securities, net of tax and reclassification adjustment	—	—	—	—	(1,849)	—	(1,849)

Other comprehensive income	—	—	—	—	—	—	3,392
Three-for-two stock split	1,331,403	1,331	—	(1,331)	—	—	—
Issuance of common stock upon exercise of employee stock options	30,650	31	234	—	—	—	265
Cash paid in lieu of fractional shares	—	—	(6)	—	—	—	(6)
Dividends	—	—	—	(1,082)	—	—	(1,082)

Balance at December 31, 2003	4,008,192	$4,008	$16,911	$17,422	$(237)	$(117)	$37,987

					Accumulated
	Common Stock		Additional		Other	Treasury
			Paid-in	Retained	Comprehensive	Stock
	Shares	Amount	Capital	Earnings	Income (Loss)	at Cost	Total

	(In thousands, except share amounts)
	(Unaudited)
Balance at January 1, 2004	4,008,192	$4,008	$16,911	$17,422	$(237)	$(117)	$37,987
Net income	—	—	—	1,565	—	—	1,565
Unrealized gain on securities, net of tax and reclassification adjustment	—	—	—	—	1,353	—	1,353

Other comprehensive income	—	—	—	—	—	—	2,918
Issuance of common stock upon exercise of employee stock options	2,874	3	19	—	—	—	22
Issuance of common stock in connection with the acquisition of Community Home Loan, Inc.	11,765	12	188	—	—	—	200
Dividends	—	—	—	(282)	—	—	(282)

Balance at March 31, 2004	4,022,831	$4,023	$17,118	$18,705	$1,116	$(117)	$40,845

See accompanying notes to condensed consolidated financial statements

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months
	Ended March 31,

	2004	2003

	(In thousands)
	(Unaudited)
Cash flows from operating activities:
Net income	$1,565	$1,131
Adjustments to reconcile net income to net cash (used) provided by operating activities net of effects of acquisition:
Depreciation and amortization	750	791
Impairment on mortgage servicing rights	—	817
Provision for loan losses	150	800
Gain on sales of securities, net	(77)	(231)
Loss on sale of other real estate and premises and equipment	13	21
Gain on sale of loans	(293)	(135)
Amortization of premium, net of discounts on securities	303	329
Changes in:
Loans held for sale	(5,169)	29,661
Other assets	270	(815)
Other liabilities	(288)	(927)

Net cash (used) provided by operating activities	(2,776)	31,442

Cash flows from investing activities net of effects of acquisition:
Purchases of securities available-for-sale	(22,304)	(76,460)
Proceeds from sales, maturities, and principal paydowns of securities available-for-sale	27,659	45,682
Net change in loans	(7,485)	(1,711)
Proceeds from sale of other real estate, loans and premises and equipment	306	135
Acquisition of Community Home Loan, Inc. (net of cash acquired of $762)	(255)	—
Purchases of premises and equipment	(999)	(1,045)

Net cash used by investing activities	(3,078)	(33,399)

Cash flows from financing activities net of effects of acquisition:
Net change in:
Deposits	35,613	21,680
Other borrowings	(23,402)	(1,856)
Federal funds purchased	(6,891)	(12,715)
Subordinated notes and debentures	—	(3,241)
Securities sold under repurchase agreements	3,009	—
Net proceeds from issuance of common stock upon exercise of employee stock options	22	43
Dividends paid	(280)	(264)

Net cash provided by financing activities	8,071	3,647

Net increase in cash and cash equivalents	2,217	1,690
Cash and cash equivalents at beginning of period	17,268	20,574

Cash and cash equivalents at end of period	$19,485	$22,264

See accompanying notes to condensed consolidated financial statements

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

      The unaudited condensed consolidated financial statements include the accounts of Texas United Bancshares, Inc. (the “Company”) and its wholly-owned subsidiaries Texas United Nevada, Inc. (“TUNI”), State Bank (the “Bank”), and Community Home Loan, Inc. (“CHL”). All material intercompany accounts and transactions have been eliminated in the consolidated report of the Company.

      The accompanying unaudited condensed consolidated financial statements were prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly the Company’s consolidated financial position at March 31, 2004, the Company’s consolidated results of operations for the three months ended March 31, 2004 and 2003, consolidated cash flows for the three months ended March 31, 2004 and 2003, and consolidated changes in shareholders’ equity for the three months ended March 31, 2004 and the year ended December 31, 2003. Interim period results are not necessarily indicative of results of operations or cash flows for a full-year period. The 2003 year-end consolidated balance sheet and statement of changes in shareholders’ equity data were derived from audited financial statements, but do not include all disclosures required by generally accepted accounting principles.

      Certain amounts applicable to the prior periods have been reclassified to conform to the classifications currently followed. Such reclassifications do not affect earnings.

      These financial statements and the notes thereto should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2003.

2.	Earnings Per Common Share

      Basic earnings per share (“EPS”) is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted EPS is computed by dividing net income available to common shareholders by the weighted-average number of common shares and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares are computed using the treasury stock method. Basic and diluted earnings per share have been adjusted for the three for two stock split in the form of a 50% stock dividend issued effective October 15, 2003.

3.	Intangible Assets

      The gross carrying amount of intangible assets and associated amortization at March 31, 2004 is presented in the following table:

	Gross	Accumulated
	Carrying	Amortization
	Amount	and Impairment

	(Dollars in thousands)
Amortized intangible assets:
Mortgage servicing rights	$6,481	$2,011
Core deposit intangibles	$564	$197

      The projections of amortization expense shown below for mortgage servicing rights are based on existing asset balances and the existing interest rate environment as of March 31, 2004. Future amortization expense may be significantly different depending upon changes in the mortgage servicing portfolio, mortgage interest rates and market conditions.

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table shows the current period and estimated future amortization for intangible assets:

	Mortgage
	Servicing	Core Deposit
	Rights	Intangibles	Total

	(Dollars in thousands)
Three months ended March 31, 2004 (actual)	$216	$26	$242
Nine months ended December 31, 2004 (estimate)	664	77	741
Estimate for the year ended December 31,
2005	832	88	920
2006	785	72	857
2007	785	56	841
2008	709	40	749
2009	707	25	732

4.	Stock Based Compensation

      The Company accounts for its stock based employee compensation plans on the “intrinsic value method” provided in Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Because the exercise price of the Company’s employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized on option plans.

      Statement of Financial Accounting Standards (SFAS) No. 123, (SFAS 123) “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” requires pro forma disclosures of net income and earnings per share for companies not adopting the fair value accounting method for stock-based employee compensation. The pro forma disclosures below use the fair value method of SFAS 123 to measure compensation expense for stock-based compensation plans.

	Three Months
	Ended March 31,

	2004	2003

	(Dollars in
	thousands, except
	per share data)
Net income, as reported	$1,565	$1,131
Less: Total stock-based compensation expense determined under the fair value method for all awards, net of tax	7	8

Pro forma net income	$1,558	$1,123

Earnings per share:
Basic — as reported	$0.39	$0.29
Basic — pro forma	0.39	0.28
Diluted — as reported	0.37	0.27
Diluted — pro forma	0.37	0.27

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Accounting Changes

Variable Interest Entities

      FIN No. 46 (FIN 46), “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (Revised December 2003)” establishes accounting guidance for consolidation of variable interest entities (VIE) that function to support the activities of the primary beneficiary. The primary beneficiary of a VIE is the entity that absorbs a majority of the VIE’s expected losses, receives a majority of the VIE’s expected residual returns, or both, as a result of ownership, controlling interest, contractual relationship or other business relationship with the VIE. Prior to the implementation of FIN 46, VIE’s were generally consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority of voting interest in the entity. The provisions of FIN 46 were effective immediately for all arrangements entered after January 31, 2003, and are otherwise effective at the beginning of the first interim or annual period ending after December 15, 2003.

      The Company has identified TXUI Statutory Trust I (Trust I) and TXUI Statutory Trust II (Trust II) as VIE’s. The Company adopted FIN 46, as revised, in connection with its consolidated financial statements as of and for the year ended December 31, 2003. The adoption of FIN 46, as revised, required the Company to deconsolidate its investment in Trust I because the Company was not the primary beneficiary. Also, the Company recognized as debt the payable to Trust I. Trust II, which was created after adoption of FIN 46, as revised, is also not consolidated.

Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity

      SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 establishes standards for how an issuer classifies, measures and discloses in its financial statements certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires that an issuer classify financial instruments that are within its scope as liabilities, in most circumstances. Such financial instruments include (i) financial instruments that are issued in the form of shares that are mandatorily redeemable; (ii) financial instruments that embody an obligation to repurchase the issuer’s equity shares, or are indexed to such an obligation, and that require the issuer to settle the obligation by transferring assets; (iii) financial instruments that embody an obligation that the issuer may settle by issuing a variable number of its equity shares if, at inception, the monetary value of the obligation is predominantly based on a fixed amount, variations in something other than the fair value of the issuer’s equity shares or variations inversely related to changes in the fair value of the issuer’s equity shares; and (iv) certain freestanding financial instruments. SFAS 150 was effective for contracts entered into or modified after May 31, 2003, and was otherwise effective at the beginning of the first interim period beginning after June 15, 2003, however in October 2003, the FASB indefinitely deferred the application of certain provisions of SFAS 150 as they apply to mandatorily redeemable minority interests. Adoption of SFAS 150 on July 1, 2003, did not have a significant impact on the Company’s financial statements.

Mortgage Loan Interest Rate Lock Commitments

      The Securities and Exchange Commission staff recently released Staff Accounting Bulletin (SAB) 105, “Loan Commitments Accounted for as Derivative Instruments.” SAB 105 requires that a lender should not consider the expected future cash flows related to loan servicing or include any internally developed intangible assets, such as customer-related intangible assets, in determining the fair value of loan commitments accounted for as derivatives. Companies will be required to adopt SAB 105 effective no later than for commitments entered into after March 31, 2004. The requirements of SAB 105 will apply to the Company’s mortgage loan interest rate lock commitments related to loans held for sale. At March 31,

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2004, such commitments with a notional amount of approximately $12.5 million were outstanding at the Bank. The fair value of these commitments is insignificant. At March 31, 2004, such commitments could not be readily determined at CHL. The Company adopted SAB 105 as of April 1, 2004, and anticipates that application of its guidance will have no material impact on the Company’s results of operations and financial position.

6.	Off Balance Sheet Credit Commitments

      In the normal course of business, the Company enters into various transactions, which, in accordance with generally accepted accounting principles, are not included in its consolidated balance sheet. These transactions are referred to as “off balance-sheet commitments.” The Company enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and standby letters of credit, which involve elements of credit risk in excess of the amounts recognized in the consolidated balance sheet. The Company minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures.

      The Company enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Customers use credit commitments to ensure that funds will be available for working capital purposes, for capital expenditures and to ensure access to funds at specified terms and conditions. Substantially all of the Company’s commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the required reserve related to these commitments, if necessary. Commitments to extend credit totaled $84.2 million at March 31, 2004 and $58.0 million at December 31, 2003.

      Standby letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company’s policies generally require that standby letters of credit arrangements contain collateral and debt covenants similar to those contained in loan agreements. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, the Company would be entitled to seek recovery from the customer. Standby letters of credit totaled $3.1 million at March 31, 2004 and $695,000 at December 31, 2003. As of March 31, 2004 and December 31, 2003, no liability for the fair value of the Company’s potential obligations under these guarantees has been recorded since the amount is deemed immaterial.

7.	Critical Accounting Policies

      The Company’s accounting policies are integral to understanding the results reported. The Company believes that of its significant accounting policies, the allowance for loan losses and mortgage servicing rights assets may involve a higher degree of judgment and complexity.

      The allowance for loan losses is a valuation allowance for probable losses incurred on loans. Loans are charged to the allowance when the loss is confirmed or when a determination is made that a probable loss has occurred on a specific loan. Recoveries are credited to the allowance at the time of recovery. Throughout the year, management estimates the probable level of losses to determine whether the allowance for credit losses is adequate to absorb losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for loan losses and credited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb losses. Management’s judgment as

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to the level of probable losses on existing loans involves the consideration of current economic conditions and their estimated effects on specific borrowers; an evaluation of the existing relationships among loans, potential loan losses and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management’s internal review of the loan portfolio. In determining the collectability of certain loans, management also considers the fair value of any underlying collateral. The amount ultimately realized may differ from the carrying value of these assets because of economic, operating or other conditions beyond the Company’s control.

      Mortgage servicing rights assets are established and accounted for based on discounted cash flow modeling techniques which require management to make estimates regarding the amount and timing of expected future cash flows, including assumptions about loan repayment rates, loan loss experience, and costs to service, as well as discount rates that consider the risk involved. Because the values of these assets are sensitive to changes in assumptions, the valuation of mortgage servicing rights is considered a critical accounting estimate. Please refer to Note 3 to the Unaudited Condensed Consolidated Financial Statements above for additional insight into management’s approach in estimating transfers and servicing of financial assets.

8.	Segment Information

      Beginning in 2004, the Company has two reportable operating segments; commercial banking and mortgage banking. The Bank owns 100 percent of CHL and operates CHL as a subsidiary of the Bank which is now a component of the mortgage banking segment. The Company reports the financial position and the results of operations on a consolidated basis. The commercial banking and the mortgage banking segments are managed separately because each business requires different marketing strategies and each offers different products and services.

      Summarized below is the financial information by operating segment for the three-month period ended March 31, 2004 (dollars in thousands):

	Commercial	Mortgage
	Banking	Banking	Total

Net interest income	$5,115	$1,549	$6,664
Noninterest income	2,585	1,319	3,904

Total revenue	7,700	2,868	10,568
Provision for loan losses	(150)	—	(150)
Noninterest expense	(6,343)	(1,807)	(8,150)

Income before income taxes	1,207	1,061	2,268
Provision for income taxes	(371)	(332)	(703)

Net income	$836	$729	$1,565

Total assets, March 31, 2004	$591,700	$67,020	$658,720

9.	Acquisition

      On February 5, 2004, the Bank acquired 100% of CHL, a mortgage company domiciled in Houston, Texas, and operates it as a subsidiary. Based upon financial information as of December 31, 2003, the Bank acquired $10.9 million in assets and assumed $9.9 million in liabilities. Initial consideration paid was $1.3 million in cash and $200,000 in Company common stock. Additional consideration will be paid annually through 2007 based upon the achievement of performance objectives. If all objectives are

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

obtained, the Bank would pay an additional $1.3 million. The size of the acquisition and the amount of assets acquired were not material in relation to the Company’s overall business. Prior to the acquisition, CHL originated mortgage loans and sold them with servicing released. Therefore, no mortgage servicing asset or customer related intangibles were recognized in the acquisition. Goodwill of $455,000 was recognized with this transaction.

10.	Subsequent Events

      On April 29, 2004, the Company entered into a definitive agreement to acquire GNB Bancshares, Inc., Gainesville, Texas. Pursuant to the terms of the agreement, in exchange for all outstanding shares of GNB capital stock, the Company will pay $18.4 million in cash and issue approximately 1,415,384 shares of our common stock, subject to adjustment in the event that the 20 day average trading price of our common stock exceeds or falls below certain pre-agreed levels. GNB’s wholly-owned subsidiary bank, GNB Financial, n.a., will be operated as a separate subsidiary. As of March 31, 2004, on a consolidated basis, GNB had total assets of $224.4 million, total loans of $161.7 million, total deposits of $190.6 million and shareholders’ equity of $19.5 million.

      On May 3, 2004, the Company entered into a definitive agreement to purchase the deposits and assume the liabilities of the Caldwell, Texas and Lexington, Texas branches of Central Bank, Houston, Texas. Under the terms of the agreement, the Company will pay a premium of 8.02% of total deposits and $800,000 for the related real property. As of March 31, 2004, deposits at both branches totaled $102.4 million and loans totaled $33.8 million. Caldwell is located approximately 20 miles from Bryan-College Station and Lexington is located approximately 40 miles north of LaGrange.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Texas United Bancshares, Inc.

      We have audited the accompanying consolidated balance sheets of Texas United Bancshares, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of earnings, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Texas United Bancshares, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note A and in Note I to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 147 (“SFAS 147”), Acquisitions of Certain Financial Institutions, on October 1, 2002 and Statement of Financial Accounting Standards No. 142 (“SFAS 142”), Goodwill and Other Intangible Assets, on January 1, 2002.

/s/ GRANT THORNTON LLP

Houston, Texas

January 30, 2004

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31,

	2003	2002

	(Dollars in thousands,
	except share amounts)
ASSETS
Cash and due from banks	$17,268	$20,574
Available-for-sale securities	184,547	132,140
Loans, net	376,628	349,345
Loans held for sale	3,810	33,674
Premises and equipment, net	25,802	23,363
Accrued interest receivable	2,984	3,006
Goodwill	9,073	9,431
Core deposit intangibles	393	512
Mortgage servicing rights	4,475	2,877
Other assets	12,704	12,350

	$637,684	$587,272

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$96,337	$82,294
Interest-bearing	404,799	370,625

Total deposits	501,136	452,919
Federal funds purchased	6,891	19,732
Other liabilities	6,646	5,807
Borrowings	71,875	62,945
Securities sold under repurchase agreements	784	—
Subordinated notes and debentures	—	3,241
Junior subordinated deferrable interest debentures	12,365	7,210

Total liabilities	599,697	551,854
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, no par value, 500,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 20,000,000 shares authorized at December 31, 2003 and December 31, 2002; 4,008,192 shares issued and 4,002,097 outstanding at December 31, 2003 and 3,969,208 shares issued and 3,963,113 outstanding at December 31, 2002	4,008	3,969
Additional paid-in capital	16,911	16,683
Retained earnings	17,422	13,271
Accumulated other comprehensive (loss) gain	(237)	1,612

	38,104	35,535
Less common stock held in treasury — at cost	117	117

	37,987	35,418

	$637,684	$587,272

The accompanying notes are an integral part of these statements.

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

Year ended December 31,

	2003	2002	2001

	(Dollars in thousands,
	except per share amounts)
Interest income
Loans	$30,295	$26,569	$24,486
Investment securities
Taxable	5,783	5,027	3,781
Tax-exempt	532	759	1,154
Federal Funds sold and other temporary investments	91	51	473

Total interest income	36,701	32,406	29,894
Interest expense
Deposits	7,487	8,057	11,490
Federal funds purchased	128	330	235
Borrowings	2,117	1,244	547
Junior subordinated deferrable interest debentures	746	742	792

Total interest expense	10,478	10,373	13,064

Net interest income	26,223	22,033	16,830
Provision for loan losses	2,900	1,900	925

Net interest income after provision for loan losses	23,323	20,133	15,905
Noninterest income
Service charges	6,753	5,826	4,555
Other operating income	7,051	5,845	3,310

Total noninterest income	13,804	11,671	7,865
Noninterest expense
Employee compensation and benefits	16,689	12,602	9,877
Occupancy expense	4,621	3,365	2,393
Other operating expenses	8,682	9,921	7,491

Total noninterest expenses	29,992	25,888	19,761

Earnings before income taxes	7,135	5,916	4,009
Provision for income taxes
Current expense	1,741	1,206	504
Deferred expense	153	432	281

	1,894	1,638	785

NET EARNINGS	$5,241	$4,278	$3,224

Basic earnings per common share	$1.31	$1.12	$0.86

Diluted earnings per common share	$1.26	$1.07	$0.83

Dividends per common share	$0.28	$0.28	$0.24

The accompanying notes are an integral part of these statements.

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

Years ended December 31, 2001, 2002 and 2003

					Accumulated
	Common Stock		Additional		Other	Common	Total
			Paid-in	Retained	Comprehensive	Stock in	Shareholders’
	Shares	Amount	Capital	Earnings	Income (Loss)	Treasury	Equity

	(Dollars in thousands)
Balance at January 1, 2001	2,486,065	$2,486	$13,901	$9,011	$(663)	$(131)	$24,604
Comprehensive income:
Net earnings	—	—	—	3,224	—	—	3,224
Unrealized gain on securities, net of tax and reclassification adjustment	—	—	—	—	388	—	388

Comprehensive income							3,612
Compensation related to exercise of stock options	—	—	105	—	—	—	105
Issuance of common stock upon exercise of employee stock options	16,080	16	122	—	—	—	138
Purchase of treasury stock	—	—	—	—	—	(417)	(417)
Sale of treasury stock	—	—	8	—	—	215	223
Dividends	—	—	—	(893)	—	—	(893)

Balance at December 31, 2001	2,502,145	2,502	14,136	11,342	(275)	(333)	27,372
Comprehensive income:
Net earnings	—	—	—	4,278	—	—	4,278
Unrealized gain on securities, net of tax and reclassification adjustment	—	—	—	—	1,887	—	1,887

Comprehensive income							6,165
Issuance of common stock upon exercise of employee stock options	6,291	6	47	—	—	—	53
Issuance of common stock related to the acquisition of The Bryan-College Station Financial Holding Company	137,703	138	2,477	—	—	—	2,615
Compensation related to grant of treasury stock to employees	—	—	5	—	—	45	50
Sale of treasury stock	—	—	18	—	—	171	189
Dividends	—	—	—	(1,026)	—	—	(1,026)

Balance at December 31, 2002	2,646,139	2,646	16,683	14,594	1,612	(117)	35,418
Comprehensive income:
Net earnings	—	—	—	5,241	—	—	5,241
Unrealized gain on securities, net of tax and reclassification adjustment	—	—	—	—	(1,849)	—	(1,849)

Comprehensive income							3,392
Three-for-two stock split	1,331,403	1,331	—	(1,331)	—	—	—
Issuance of common stock upon exercise of employee stock options	30,650	31	234	—	—	—	265
Cash paid in lieu of fractional shares	—	—	(6)	—	—	—	(6)
Dividends	—	—	—	(1,082)	—	—	(1,082)

Balance at December 31, 2003	4,008,192	$4,008	$16,911	$17,422	$(237)	$(117)	$37,987

The accompanying notes are an integral part of this statement.

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31,

	2003	2002	2001

	(Dollars in thousands)
Cash flows from operating activities:
Net earnings	$5,241	$4,278	$3,224
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Provision for loan losses	2,900	1,900	925
Depreciation and amortization	2,915	2,198	1,330
Noncash compensation expense	—	50	105
(Gain) loss on sale of premises, equipment, and other real estate	(36)	1	(16)
Gain on sale of loans	(1,112)	—	—
Loss on sale of Third Coast Wealth Advisors, Inc.	396	—	—
Realized gain, net, on sale of available-for-sale securities	(1,244)	(1,457)	(340)
Amortization of premium, net of accretion of discounts on securities	1,473	497	139
Write-down of other real estate	—	123	1
Impairment on mortgage servicing rights	1,235	446	—
Reversal of impairment on mortgage servicing rights	(1,418)	—	—
Funding of deferred compensation plan	—	(3,000)	—
Changes in assets and liabilities, net of effects resulting from acquisitions:
Decrease in accrued interest receivable	22	33	115
Decrease (increase) in loans held for sale	30,466	(30,502)	2,852
Increase in mortgage servicing rights	(2,247)	(2,432)	(1,002)
Decrease (increase) in other assets	1,024	(1,403)	(1,551)
Increase (decrease) in other liabilities	1,285	(339)	1,207

Net cash provided (used) by operating activities	40,900	(29,607)	6,989
Cash flows from investing activities:
Net increase in cash resulting from acquisitions	—	18,194	—
Proceeds from sales of available-for-sale securities	91,604	109,448	22,426
Proceeds from principal repayments of available-for-sale securities	33,805	18,429	11,475
Proceeds from maturities and calls of available-for-sale securities	1,025	100	7,550
Purchases of available-for-sale securities, net of effects resulting from acquisitions	(181,821)	(145,640)	(74,707)
Net increase in loans, net of the effects resulting from acquisitions	(38,558)	(23,956)	(38,981)
Proceeds from sales of premises, equipment, loans, and other real estate	6,993	228	211
Proceeds from the sale of Third Coast Wealth Advisors, Inc.	75	—	—
Purchases of premises, equipment and other real estate, net of effects resulting from acquisitions	(3,861)	(4,335)	(4,998)

Net cash used in investing activities	(90,738)	(27,532)	(77,024)
Cash flows from financing activities:
Net increase in deposits, net of the effects resulting from acquisitions	$48,712	$3,396	$39,380
Change in federal funds purchased, net of the effects resulting from acquisitions	(12,841)	19,085	647
Net proceeds from issuance of common stock upon exercise of employee stock options	265	53	138
Proceeds from borrowings	39,175	146,367	171,500
Proceeds from issuance of junior subordinated deferrable interest debentures	5,000	—	—
Repayment of borrowings	(30,245)	(122,654)	(141,395)
Repayment of subordinated notes and debentures	(3,241)	(388)	—
Purchase of treasury stock	—	—	(417)
Sale of treasury stock	—	189	223
Securities sold under repurchase agreements	784	—	—
Dividends paid	(1,077)	(1,001)	(838)

Net cash provided by financing activities	46,532	45,047	69,238

Net decrease in cash and cash equivalents	(3,306)	(12,092)	(797)
Cash and cash equivalents at beginning of year	20,574	32,666	33,463

Cash and cash equivalents at end of year	$17,268	$20,574	$32,666

The accompanying notes are an integral part of these statements.

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share amounts)

Note A — Summary of Significant Accounting Policies

      A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follow. The policies conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

     1.     General

      Texas United Bancshares, Inc. (the Company or the Parent) is a Texas corporation and a financial holding company.

      The Company operates eighteen banking centers and four loan production offices in Central Texas. The Company’s primary sources of revenue are derived from investing in various securities and granting loans primarily to customers in Central Texas. Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on the economy in Central Texas.

     2.     Principles of Consolidation and Investment in Subsidiaries

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Texas United Nevada, Inc. (TUNI), State Bank (the Bank), and Third Coast Wealth Advisors, Inc. (Third Coast) through the date of sale. All significant intercompany transactions and balances have been eliminated in consolidation. The accounting and reporting policies followed by the corporation are in accordance with accounting principles generally accepted in the United States and conform to general practices within the banking industry.

      Certain items in prior financial statements have been reclassified to conform to the current presentation. Additionally, the prior year financial statements have been restated to de-consolidate the Company’s investment in TXUI Statutory Trust I in connection with the implementation of a new accounting standard related to variable interest entities during the fourth quarter of 2003 (see Note B-New Pronouncements). The restatement had no effect on the Company’s financial position or results of operation.

     3.     Cash and Cash Equivalents

      For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

      The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     4.     Repurchase Agreements

      The Company sells certain securities under agreements to repurchase. The agreements are treated as collateralized financing transactions and the obligations to repurchase securities sold are reflected as a liability in the accompanying consolidated balance sheets. The dollar amounts of the securities underlying the agreements remain in the asset accounts.

     5.     Securities

      At the date of purchase, the Company classifies debt and equity securities into one of three categories: held-to-maturity, trading, or available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Investments not classified as either held-to-maturity or trading are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, as a component of accumulated other comprehensive income (loss).

      Gains and losses on the sale of securities are determined using the specific-identification method.

      Declines in the fair value of individual held-to-maturity and available-for-sale securities below their carrying value that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

     6.     Loans

      Loans for which management has the ability and intent to hold for the foreseeable future or until maturity or pay off are reported at the principal amount outstanding, net of charge-offs, unearned discounts, purchase discounts and an allowance for loan losses. Unearned discounts on installment loans are recognized using a method which approximates a level yield over the term of the loans. Interest on other loans is calculated using the simple interest method on the daily balance of the principal amount outstanding.

      A loan is identified as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of delay in payment if the Company expects to collect all amounts due, including interest past due. The Company generally considers a period of delay in payment to include delinquency up to 90 days. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan’s effective interest rate or based on the fair value of the collateral if the loan is collateral-dependent. If the measure of the impaired loan is less than the recorded investment in the loan, an impairment charge is recognized through the provision for loan losses.

      The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Loans are returned to accrual status when payments are brought current and, in management’s judgment, the loan will continue to pay as agreed.

      Nonrefundable loan origination and commitment fees and certain direct loan origination costs are recorded when realized or incurred. Management has determined that such policy is not materially different from accounting principles generally accepted in the United States of America, which require that such fees and costs be deferred, and the net amount recognized over the life of the related loans as an adjustment of the yield.

     7.     Allowance for Loan Losses

      The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely.

      The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectibility and prior loss

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

experience of loans and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans and current economic conditions that may affect the borrower’s ability to pay.

     8.     Loans Held for Sale

      Loans held for sale are carried at the lower of aggregate cost or market value. Market value is determined by current investor yield requirements.

     9.     Transfers and Servicing of Financial Assets

      In connection with securitizations or transfers, certain retained interests, including Mortgage Servicing Rights (MSR), are recorded at their allocated carrying value based on their relative fair value and are amortized in proportion to, and over the period of, estimated future net servicing income. Initially and at subsequent measurement dates, fair value is determined by computing the present value of the estimated cash flows retained, using the dates that such cash flows are expected to be released to the Company, at a discount rate considered to be commensurate with the risks associated with the cash flows. The amounts and timing of the cash flows are estimated after considering various economic factors including prepayment, delinquency, default and loss assumptions. Valuation of retained interests in securitizations may also involve the use of quoted market prices on same or similar securities.

      The Company assesses impairment of the MSR based on the fair value of those rights on a stratum-by-stratum basis, with any impairment recognized through a valuation allowance for each impaired stratum. The portfolio is stratified based on risk characteristics such as life, interest rate and balance of underlying loan.

     10.     Premises and Equipment

      Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful life of each type of asset.

     11.     Other Real Estate

      Real estate acquired by foreclosure is recorded at fair value at the date of foreclosure or acquisition. After foreclosure, management periodically performs valuations and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other expenses.

     12.     Goodwill and Core Deposit Intangibles

      Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at the dates of acquisition.

      Core deposit intangibles, which represent the net present value of the future economic benefits related to purchased deposits, are amortized on an accelerated basis over their estimated benefit period, which is eight years.

      The Company accounts for goodwill and core deposit intangibles in accordance with SFAS 142, which was adopted on January 1, 2002. SFAS 142 supercedes APB Opinion No. 17, Intangible Assets. SFAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition (i.e., the post-acquisition accounting). The most significant changes made by SFAS 142 are: (1) goodwill and indefinite lived intangible assets will no longer be amortized, (2) goodwill will be tested

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

for impairment at least annually at the reporting unit level, (3) the amortization period of intangible assets with finite lives will no longer be limited to forty years, and (4) intangible assets deemed to have an indefinite life will be tested for impairment at least annually.

      Intangible assets that have finite lives continue to be subject to amortization. In addition, the Company must evaluate the remaining useful life each reporting period to determine whether events and circumstances warrant a revision of the remaining period of amortization. If the estimate of an intangible asset’s remaining life is changed, the remaining carrying amount of the intangible asset is amortized prospectively over that revised remaining useful life.

      In October 2002, the Financial Accounting Standards Board (FASB) issued SFAS 147. This statement provides interpretive guidance on the application of the purchase method of acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, SFAS 147 removes acquisitions of financial institutions from the scope of SAFS No. 72 (SFAS 72), Accounting for Certain Acquisitions of Banking and Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution is Acquired in a Business Combination Accounted for by the Purchase Method. SFAS 147 requires that those transactions be accounted in accordance with SFAS No. 141, Business Combinations and SFAS 142. Thus, the requirement of SFAS 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of that Statement.

      In addition, SFAS 147 amends SFAS No. 144 (SFAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer relationship intangible assets of financial institutions such as depositor and borrower relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS 144 requires for other long-lived assets that are held and used. The Company will no longer record approximately $400 per year of amortization expense related to unidentifiable intangible assets acquired in connection with previous acquisitions. The provisions of SFAS 147 were effective for acquisitions on or after October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets were effective October 1, 2002. If the transaction that gave rise to the unidentifiable intangible asset was a business combination, the carrying amount of those assets was reclassified to goodwill as of the later of the date of acquisition or the date that SFAS 142 is applied in its entirety, which was January 1, 2002 for the Company. Any amortization of the unidentifiable intangible asset recorded from the date of adoption of SFAS 142 to the date of adoption of SFAS 147 was to be reversed. During 2002, the Company reclassified $3,500 in unidentifiable intangible assets to goodwill and reversed $300 in amortization expense.

     13.     Income Taxes

      The Company files a consolidated Federal income tax return. By agreement with the Parent, the Bank, Third Coast and TUNI record a provision or benefit for Federal income taxes on the same basis as if they had filed a separate Federal income tax return. The asset and liability method of accounting is used for income taxes where deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. When management determines that it is more likely than not that a deferred tax asset will not be realized, a valuation allowance must be established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

     14.     Earnings Per Share

      Basic earnings per common share is calculated by dividing net income available for common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated by dividing net earnings available for common shareholders by the weighted average number of common and potentially dilutive common shares. The effects of stock options are considered in earnings per share calculations if dilutive, using the treasury stock method.

     15.     Stock-Based Compensation

      The Company has one stock-based employee compensation plan and two separate agreements with executive officers, which are described more fully in Note Q. The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its plan. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 (SFAS 123), Accounting for Stock-Based Compensation (with the assumptions described in Note Q), to its stock-based employee plans.

	2003	2002	2001

Net income as reported	$5,241	$4,278	$3,224
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—	—	105
Deduct: Total stock-based employee compensation expense determined under fair value based method for awards granted, modified or settled, net of related tax effects	28	29	57

Pro forma net income	$5,213	$4,249	$3,272

Earnings per share:
Basic — as reported	$1.31	$1.12	$0.86

Basic — pro forma	$1.31	$1.11	$0.87

Diluted — as reported	$1.26	$1.07	$0.83

Diluted — pro forma	$1.26	$1.06	$0.84

     16.     Off-Balance Sheet Financial Instruments

      In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

     17.     Use of Estimates

      In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of MSR assets. Actual results could differ from those estimates.

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

Note B —	New Pronouncements

Accounting for Guarantees

      FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others-An Interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34.” FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002, and were adopted in the Company’s financial statements for the year ended December 31, 2002. Implementation of the remaining provisions of FIN 45 on January 1, 2003 did not have a significant impact on the Company’s financial statements.

Variable Interest Entities

      FIN No. 46 (FIN 46), “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (Revised December 2003)” establishes accounting guidance for consolidation of variable interest entities (VIE) that function to support the activities of the primary beneficiary. The primary beneficiary of a VIE is the entity that absorbs a majority of the VIE’s expected losses, receives a majority of the VIE’s expected residual returns, or both, as a result of ownership, controlling interest, contractual relationship or other business relationship with the VIE. Prior to the implementation of FIN 46, VIE were generally consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority of voting interest in the entity. The provisions of FIN 46 were effective immediately for all arrangements entered after January 31, 2003, and are otherwise effective at the beginning of the first interim or annual period ending after December 15, 2003.

      The Company has identified TXUI Statutory Trust I (Trust I) and TXUI Statutory Trust II (Trust II) (Trust II was formed in December 2003, as more fully discussed in Note N) as VIE. The Company adopted FIN 46, as revised, in connection with its consolidated financial statements as of and for the year ended December 31, 2003. The adoption of FIN 46, as revised, required the Company to deconsolidate its investment in Trust I because the Company was not the primary beneficiary. Also, the Company recognized as debt the payable to Trust I. Trust II, which was created after adoption of FIN 46, as revised, is also not consolidated.

      The trust preferred securities issued by Trust I and Trust II are currently included in the Tier 1 capital of the Company for regulatory purposes. However, because Trust I and Trust II are not a part of the Company’s financial statements, the Federal Reserve Board may in the future disallow inclusion of the trust preferred securities in Tier 1 capital for regulatory purposes. In July 2003, the Federal Reserve Board issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in their Tier 1 capital for regulatory capital purposes until notice is given to the contrary. According to the supervisory letter, the Federal Reserve Board intends to review the regulatory implications of the change in accounting treatment of subsidiary trusts that issue trust preferred securities and, if necessary or warranted, provide further appropriate guidance. There can be no assurance that the Federal Reserve Board will continue to permit institutions to include trust preferred securities in Tier 1 capital for regulatory capital purposes.

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

Employers’ Disclosures about Pensions and Other Postretirement Benefits

      SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits (Revised 2003).” SFAS 132 was revised by the FASB in an effort to improve financial statement disclosures for defined benefit plans. SFAS 132 (revised 2003) requires companies to provide additional details about plan assets, benefit obligations, cash flows, benefit costs and other relevant information. Companies will also be required to report the various elements of pension and other postretirement benefit costs on a quarterly basis in interim financial statements. The new disclosure requirements are effective for fiscal years ending after December 15, 2003, and for quarters beginning after December 15, 2003. Adoption of SFAS 132 (revised 2003) had no impact on the Company’s financial statements.

Derivative Instruments and Hedging Activities

      SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” The amendments (i) reflect decisions of the Derivatives Implementation Group (DIG), (ii) reflect decisions made by the FASB in conjunction with other projects dealing with financial instruments and (iii) address implementation issues related to the application of the definition of a derivative. SFAS 149 also modifies various other existing pronouncements to conform with the changes made to SFAS 133. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003, with all provisions applied prospectively. Adoption of SFAS 149 on July 1, 2003 did not have a significant impact on the Company’s financial statements.

Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

      SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 establishes standards for how an issuer classifies, measures and discloses in its financial statements certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires that an issuer classify financial instruments that are within its scope as liabilities, in most circumstances. Such financial instruments include (i) financial instruments that are issued in the form of shares that are mandatorily redeemable; (ii) financial instruments that embody an obligation to repurchase the issuer’s equity shares, or are indexed to such an obligation, and that require the issuer to settle the obligation by transferring assets; (iii) financial instruments that embody an obligation that the issuer may settle by issuing a variable number of its equity shares if, at inception, the monetary value of the obligation is predominantly based on a fixed amount, variations in something other than the fair value of the issuer’s equity shares or variations inversely related to changes in the fair value of the issuer’s equity shares; and (iv) certain freestanding financial instruments. SFAS 150 was effective for contracts entered into or modified after May 31, 2003, and was otherwise effective at the beginning of the first interim period beginning after June 15, 2003, however in October 2003, the FASB indefinitely deferred the application of certain provisions of SFAS 150 as they apply to mandatorily redeemable minority interests. Adoption of SFAS 150 on July 1, 2003, did not have a significant impact on the Company’s financial statements.

Mortgage Loan Interest Rate Lock Commitments

      The Securities and Exchange Commission staff recently released Staff Accounting Bulletin (SAB) 105, “Loan Commitments Accounted for as Derivative Instruments.” SAB 105 requires that a lender should not consider the expected future cash flows related to loan servicing or include any internally

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

developed intangible assets, such as customer-related intangible assets, in determining the fair value of loan commitments accounted for as derivatives. Companies will be required to adopt SAB 105 effective for commitments entered into after March 31, 2004. The requirements of SAB 105 will apply to the Company’s mortgage loan interest rate lock commitments related to loans held for sale. At December 31, 2003, such commitments with a notional amount of approximately $6,700 were outstanding. The Company’s current accounting policy is to not record the fair value of these commitments because they are immaterial. The Company anticipates that it will adopt SAB 105 at the beginning of its second quarter, and that application of its guidance would have no impact on the results of operations and financial position.

Note C — Business Acquisitions and Dispositions

      On July 31, 2002, the Company completed the acquisition of The Bryan-College Station Financial Holding Company and its subsidiaries (“Bryan-College Station”). In exchange for all of the issued and outstanding stock of Bryan-College Station, the Company issued 137,703 shares of its common stock and assumed $3.6 million in outstanding debentures. The three locations of First Federal Savings Bank (“First Federal”), Bryan-College Station’s wholly-owned subsidiary, became banking centers of State Bank. On July 31, 2002, Bryan-College Station reported total consolidated assets of $79,908, total loans of $57,335, total cash of $19,089, property and equipment of $1,817, $73,835 in deposits, and $2,253 in other liabilities. The excess of the cost over fair value of the assets acquired of $2,543 is included in goodwill in the accompanying balance sheet.

      The following unaudited pro forma information assumes the acquisition of Bryan-College Station occurred on January 1, 2002:

Interest income	$36,098
Net earnings	3,808
Earnings per share (basic)	1.49
Earnings per share (diluted)	1.43

      The Company disposed of Third Coast during October 2003 for an after tax loss of approximately $261. The disposal was not accounted for as discontinued operations due to the immaterial effect on the consolidated financial statements.

Note D — Reserve Requirements

      Cash and balances maintained at the Federal Reserve of approximately $600 and $418 satisfy regulatory reserve requirements at December 31, 2003 and 2002.

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

Note E — Securities

      The securities have been classified in the consolidated balance sheet according to management’s intent. The carrying amount of securities and their approximate fair values are as follows at December 31, 2003 and 2002:

		Gross	Gross
	Amortized	Unrealized	Unrealized
2003	Cost	Gains	Losses	Fair Value

Available-for-sale securities:
Municipal securities	$9,658	$700	$—	$10,358
U.S. Agency securities	42,360	382	472	42,270
U.S. Treasury securities	5,032	4	—	5,036
Mortgage-backed securities	123,336	378	1,350	122,364
Other	4,519	—	—	4,519

	$184,905	$1,464	$1,822	$184,547

		Gross	Gross
	Amortized	Unrealized	Unrealized
2002	Cost	Gains	Losses	Fair Value

Available-for-sale securities:
Municipal securities	$13,555	$758	$—	$14,313
U.S. Agency securities	33,027	726	—	33,753
Mortgage-backed securities	79,886	1,113	154	80,845
Other	3,229	—	—	3,229

	$129,697	$2,597	$154	$132,140

      Other securities include investments in Federal Home Loan Bank (FHLB) stock of $4,241 and $3,005 at December 31, 2003 and 2002. The FHLB stock is restricted, as it is a required investment under the Bank’s borrowing agreement with the FHLB.

      Gross realized gains on sales of available-for-sale securities were $1,355, $1,584 and $447 for the years ended December 31, 2003, 2002 and 2001. Gross realized losses on sales of available-for-sale securities were $61, $127 and $107 for the years ended December 31, 2003, 2002 and 2001.

      The following table shows the contractual maturity distribution of the investment portfolio at December 31, 2003. Contractual maturities may differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale Securities

	Amortized Cost	Fair Value

Due in one year or less	$—	$—
Due from one to five years	49,286	49,860
Due from five to ten years	7,764	7,804
Due after ten years	—	—
Mortgage-backed and other securities	127,855	126,883

	$184,905	$184,547

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

      Securities with an aggregate book value of approximately $90,970 and $57,623 at December 31, 2003 and 2002 were pledged as collateral to secure public deposits.

      All of the Company’s securities with unrealized losses as of December 31, 2003 have been in an unrealized loss position for less than twelve months. Management has the intention and ability to hold securities for a period of time sufficient for a recovery of cost. Accordingly, management believes the unrealized losses are temporary and no impairment loss has been realized in the Company’s consolidated income statement.

Note F — Loans

      Major classifications of loans are as follows at December 31:

	2003	2002

Commercial	$63,793	$62,391
Real estate:
1-4 family residential	140,020	149,471
Commercial mortgage	115,033	62,014
Other	8,488	18,269
Consumer — net of unearned discount	53,187	60,496

	380,521	352,641
Less: Allowance for loan losses	(3,893)	(3,296)

	$376,628	$349,345

      Impaired loans were approximately $1,255 and $709 at December 31, 2003 and 2002. The reduction in interest income associated with these impaired loans was insignificant. The valuation allowance established for impaired loans is not significant. There were no commitments to lend additional funds to borrowers whose loans were classified as impaired.

      Outstanding loans to directors, significant shareholders and executive officers of the Company and to their related business interests aggregated $590 and $804 at December 31, 2003 and 2002.

      Following is an analysis of activity with respect to these amounts for the years ended December 31:

	2003	2002

Balance at January 1	$804	$1,138
New loans	55	1,654
Repayments	(269)	(1,988)

Balance at December 31	$590	$804

      In management’s opinion, all such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than a normal risk of collectibility or present other unfavorable features.

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

Note G — Allowance for Loan Losses

      Changes in the allowance for loan losses were as follows for the years ended December 31:

	2003	2002	2001

Balance at January 1	$3,296	$1,754	$1,590
Provision	2,900	1,900	925
Charge-offs	(3,238)	(2,052)	(1,383)
Recoveries	935	954	622
Balance acquired from Bryan-College Station	—	740	—

Balance at December 31	$3,893	$3,296	$1,754

Note H — Premises and Equipment

      Premises and equipment are summarized as follows at December 31:

	Estimated
	Useful Lives	2003	2002

Land	—	$3,145	$2,648
Buildings and improvements	10-40 years	18,196	16,669
Furniture, fixtures and equipment	3-10 years	12,964	12,291

		34,305	31,608
Less accumulated depreciation		10,044	8,641

		24,261	22,967
Construction in progress		1,541	396

		$25,802	$23,363

      Included in other assets are other real estate and repossessed assets of $431 and $421 at December 31, 2003 and 2002.

Note I — Goodwill and Long-Lived Assets

      In 2002, the Company adopted SFAS 142 and SFAS 147 as previously discussed in Note A(12). No impairment was noted as of the date of adoption or at any subsequent measurement. Goodwill amortization expense of approximately $508 was recorded in fiscal year 2001. No amortization was recorded in fiscal years 2003 and 2002 following adoption of SFAS 142.

      With the sale of Third Coast, the Company reduced goodwill by $358.

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

      The following reconciliation summarizes the pro-forma impact that the adoption of SFAS 142 would have had on the Company’s net income had it been consistently applied to all periods:

2001

Net earnings, as reported	$3,224
Add back: Goodwill amortization	508

Adjusted net earnings	$3,732

Basic earnings per share:
Net earnings, as reported	$0.86
Add back: Goodwill amortization	0.14

Adjusted net earnings	$1.00

Diluted earnings per share:
Net earnings, as reported	$0.83
Add back: Goodwill amortization	0.13

Adjusted net earnings	$0.96

      The gross carrying amount of intangible assets and associated accumulated amortization and impairment at December 31, 2003 is presented in the following table:

	Gross	Accumulated
	Carrying	Amortization
	Amount	and Impairment

Amortized intangible assets:
Mortgage servicing rights	$6,271	$1,796
Core deposit intangibles	564	171

      The projections of amortization expense shown below for mortgage servicing rights are based on existing asset balances and the existing interest rate environment as of December 31, 2003. Future amortization expense may be significantly different depending upon changes in the mortgage servicing portfolio, mortgage interest rates and market conditions.

      The following table shows the current period amortization and estimated future amortization for intangible assets:

	Mortgage
	Servicing	Core Deposit
	Rights	Intangibles	Total

Year ended December 31, 2003 (actual)	$803	$119	$922
Estimate for the year ended December 31,
2004	850	103	953
2005	796	88	884
2006	749	72	821
2007	749	56	805
2008	673	40	789

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

Note J — Mortgage Servicing Rights

      The activity in the Company’s MSR was as follows for the years ended December 31:

	2003	2002	2001

Balance at January 1	$2,877	$1,349	$467
Additions	2,218	2,359	1,002
Amortization	(803)	(385)	(120)
Reversal of impairment allowance	1,418	—	—
Impairment allowance	(1,235)	(446)	—

Balance at December 31	$4,475	$2,877	$1,349

      At December 31, 2003, the loan servicing portfolio with capitalized MSR totaled $246,418 compared with $137,653 at December 31, 2002.

Note K — Interest-Bearing Deposits

      The types of accounts and their respective balances included in interest-bearing deposits are as follows at December 31:

	2003	2002

NOW accounts and interest-bearing checking accounts	$143,937	$117,775
Savings	30,393	26,198
Money market	56,338	39,725
Certificates of deposit and IRAs	174,131	186,927

	$404,799	$370,625

      The aggregate amount of certificates of deposit, each with a minimum denomination of $100, was approximately $52,019 and $53,095 at December 31, 2003 and 2002. At December 31, 2003, the scheduled maturities of certificates of deposit and IRAs are as follows:

2004	$118,713
2005	32,317
2006	6,277
2007	7,797
2008 and thereafter	9,027

$174,131

      Deposits of executive officers, significant shareholders and directors were $2,302 and $2,492 (including time deposits of $308 and $951) at December 31, 2003 and 2002.

Note L — Borrowings

      The Company has multiple advances of short and long-term borrowings which have been made in accordance with an “Agreement for Advance” that was entered into in 1998 with the Federal Home Loan Bank. The borrowings have interest rates varying from 1.04% to 5.91% at December 31, 2003. The borrowings are collateralized by security agreements and pledge assignments.

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

      During 2001, the Company entered into a $1,000 revolving credit line with a bank. The line of credit was increased to $10,000 in February 2002. Any borrowings under the facility bear interest at the Federal Funds rate plus 2.25% and are collateralized by the outstanding common stock of TUNI. The credit facility expires in February 2004. There was $2,750 and $5,250 outstanding under this line of credit at December 31, 2003 and 2002. The line of credit agreement contains certain covenants, including maintaining certain financial ratios.

      Aggregate maturities of borrowings for the five years following December 31, 2003 are as follows:

Year Ending December 31,	Amount

2004	$35,737
2005	16,093
2006	6,196
2007	10,156
2008	2,536
Thereafter	1,157

$71,875

Note M — Subordinated Notes and Debentures

      Subordinated notes and debentures consisted of 3,241 units, which were assumed in the acquisition of Bryan-College Station. Each unit consisted of a $1 debenture and nine detachable warrants exercisable at an exercise price of $42.79 per share. At December 31, 2002, the debentures totaled $3,241, with an interest rate of 11.5%, and matured on March 31, 2003. The warrants expired unexercised on March 31, 2003.

Note N — Junior Subordinated Deferrable Interest Debentures

      In September 2000, the Company formed Trust I, a trust formed under the laws of the State of Connecticut, which issued $7,000 of trust preferred securities (the “trust preferred securities of Trust I”) and $210 in common stock. These securities represent preferred beneficial interests in the assets of the Trust I. Trust I used the proceeds of the offering of the trust preferred securities of Trust I to purchase $7,000 of 10.60% junior subordinated deferrable interest debentures (the “debentures of Trust I”) issued by the Company. Distributions of interest are due semi-annually. The debentures of Trust I will mature on September 7, 2030, and are redeemable in whole or in part at the option of the Company at any time after September 7, 2010, with the approval of the Federal Reserve Board and in whole at any time upon the occurrence of certain events affecting their tax or regulatory capital treatment. The trust preferred securities of Trust I will be subject to mandatory redemption if the debentures of Trust I are repaid by the Company. The debentures of Trust I may be prepaid if certain events occur, including a change in the tax status, a change in Trust I’s status under the Investment Company Act of 1940 or regulatory capital treatment of the trust preferred securities of Trust I.

      In December 2003, the Company formed Trust II, a trust formed under the laws of the State of Delaware, which issued $5,000 of trust preferred securities (“the trust preferred securities of Trust II”) and $155 in common stock. Trust II used the proceeds of the offering of the trust preferred securities of Trust II to purchase $5,000 of 6.45% fixed rate for five years junior subordinated deferrable interest debentures (the “debentures of Trust II”) issued by the Company. After five years, the rate on the debentures of Trust II will float at the three month LIBOR rate plus 2.85%. Distributions of interest are due quarterly. The debentures of Trust II will mature on December 19, 2033, and are redeemable in whole

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

or in part at the option of the Company at any time after December 19, 2008, with the approval of the Federal Reserve Board and in whole at any time upon the occurrence of certain events affecting their tax or regulatory capital treatment. The trust preferred securities of Trust II will be subject to mandatory redemption if the debentures of Trust II are repaid by the Company. The debentures of Trust II may be prepaid if certain events occur, including a change in tax status, a change in Trust II’s status under the Investment Company Act of 1940 or regulatory capital treatment of the trust preferred securities of Trust II.

Note O — Income Taxes

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below at December 31:

	2003	2002

Deferred tax assets:
Net operating loss carryforward	$126	$163
Unrealized loss on available-for-sale securities	122	—
Deferred compensation	341	241
Accrued compensation settlement	164	172
Provision for loan losses	1,030	744
Accrued expenses not currently deductible	102	102

	1,885	1,422
Deferred tax liabilities:
Unrealized gain on available-for-sale securities	—	(831)
Depreciation and amortization differences	(1,058)	(1,143)
Accrued mortgage servicing rights income	(1,531)	(978)
Federal Home Loan Bank stock dividend	(225)	(199)

	(2,814)	(3,151)

Net deferred liability	$(929)	$(1,729)

      The net deferred liability at December 31, 2003 and 2002 is included in other liabilities on the Company’s consolidated balance sheet.

      The reconciliation between the Company’s effective income tax rate and the statutory federal income tax rate is as follows at December 31:

	2003	2002	2001

Statutory federal income tax rate	34.00%	34.00%	34.00%
Tax-exempt interest	(3.73)	(4.09)	(13.41)
Tax-exempt earnings on life insurance	(1.81)	(1.77)	(1.81)
Other	(1.91)	(0.45)	.80

Effective income tax rate	26.55%	27.69%	19.58%

      The Company has loss carry forwards totaling approximately $370 that may be offset against future taxable income. If not used, the carry forwards will expire in 2006 and 2007.

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

Note P — Commitments and Contingencies

      In the normal course of business, the Company is party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

      The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. Commitments to extend credit totaled $58,673 and $38,905 at December 31, 2003 and 2002, which includes $695 and $787 of outstanding standby letters of credit. At December 31, 2003, the standby letters of credit had a weighted average term of approximately one year. The Company does not anticipate any material losses as a result of these commitments.

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract and have fixed expiration dates or other termination clauses. Some of the commitments are expected to expire without being drawn upon, so that the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The extension of credit is based on management’s credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

      Standby letters of credit and financial guarantees are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved and collateral required in issuing letters of credit are essentially the same as those involved in extending loan facilities to customers.

      The Company is involved in certain claims and lawsuits occurring in the normal course of business. Management, after consultation with outside legal counsel, does not believe that the outcome of these actions would have a material impact on the financial statements of the Company.

      The Company leases certain premises and equipment under cancelable and noncancelable lease arrangements. Total rentals charged to operating expenses were $426, $375 and $156 in the years ended December 31, 2003, 2002 and 2001. At December 31, 2003, future lease commitments under noncancelable leases are $360, $239, $65, $0 and $0 over the next five years.

      The Company has instituted a self-insurance program for employees’ major medical coverages. Claims under the self-insurance program are insured for amounts greater than $40 per employee. The aggregate annual self-insurance amount varies based on participant levels and was limited to approximately $1,352 as of December 31, 2003. Claims are accrued as incurred and the total expense under the program was $825, $1,002 and $906 in 2003, 2002 and 2001.

Note Q — Benefit Plans

Stock Option Plans and Agreements

      The Company has nonqualified common stock option agreements with two executive officers (one of which is also a director). Options granted under the agreements have a ten year term and vest and become exercisable at 20% each year for five years. The exercise price of the options granted under the agreements was the market value at the date of grant. No options were granted, exercised, forfeited, or expired under these agreements during 2003 or 2002.

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

      During 1998, the Board of Directors adopted the Texas United Bancshares, Inc. 1998 Incentive Stock Option Plan (the 1998 Plan). Under the 1998 Plan, 337,500 shares of common stock are reserved for qualified Incentive Stock Options, of which 15,331 shares are available for future grants at December 31, 2003. Options granted under the 1998 Plan have a maximum term of ten years and become exercisable under the terms of the respective option agreements. The exercise price of the options granted under the 1998 Plan may not be less than the fair market value of the shares on the date the option is granted, unless a person owns 10% or more of the common stock of the Company, in which case it may not be less than 110% of the fair market value of the shares on the date of grant.

      A summary of the Company’s stock option activity and related information follows:

	2003		2002		2001

		Weighted		Weighted		Weighted
		Average		Average		Average
	Options	Exercise Price	Options	Exercise Price	Options	Exercise Price

Outstanding at beginning of year	328,114	$6.44	323,677	$6.10	331,552	$5.78
Granted	3,375	12.89	15,211	13.70	18,750	11.33
Exercised	(42,400)	6.26	(9,436)	5.76	(24,120)	5.73
Forfeited	(1,500)	12.66	(1,338)	13.15	(2,505)	5.73

Outstanding at end of year	287,589	6.51	328,114	6.44	323,677	6.10

Exercisable at end of year	270,713	6.15	298,102	5.84	276,102	5.63

      The following table summarizes the weighted average fair value and exercise price per share of options granted during the years ended December 31:

	2003		2002		2001

	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
	Average	Average	Average	Average	Average	Average
	Fair Value	Exercise Price	Fair Value	Exercise Price	Fair Value	Exercise Price

Exercise price equals market price at date of grant	$—	$—	$5.28	$12.66	$2.01	$11.33
Exercise price exceeds market price at date of grant	5.21	12.89	3.12	18.26	—	—

      The following table summarizes significant ranges of outstanding and exercisable options at December 31, 2003:

	Options Outstanding
				Options Exercisable
		Weighted Average
Range of		Remaining Life	Weighted Average		Weighted Average
Exercise Price	Options	(in years)	Exercise Price	Options	Exercise Price

$3.33 – $ 5.00	50,625	2.89	$3.85	50,625	$3.85
$5.73 – $ 8.00	194,591	4.66	5.98	194,591	5.98
$10.60 – $12.66	37,725	7.66	11.62	23,099	11.38
$13.63 – $18.26	4,648	5.90	16.02	2,398	18.26

	287,589			270,713

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

      The fair value of the options at the date of grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	2003	2002	2001

Expected life	10 years	10 years	7.0 years
Interest rate	2.23%	2.99%	4.89%
Volatility	40%	40%	0.00%
Dividend yield	2.29%	2.29%	1.88%

Stock Appreciation Rights Agreements

      The terms of stock appreciation rights agreements (Agreements) grant certain key employees, directors, and advisors of the Company rights to the appreciation in the fair value (as defined in the Agreements) of a stated number of shares of common stock of the Company. The rights become fully vested and are exercisable under the terms of the respective Agreements. The appreciation is payable in whole shares of Company stock valued at fair market value on the date of exercise or at the sole discretion of the Company, solely in cash or a combination of cash and stock. The Agreements terminate on the earliest of: a) ten years from the date of grant, b) the date the employee terminates employment with the Company, if the Company requests the employee’s resignation, c) ninety days after the employee terminates employment with the Company, when termination is the employee’s decision, or d) the date one year after the employee’s death or disability. The number of rights issued under the Agreements as of December 31, 2003, 2002 and 2001 were 70,012, 67,162 and 67,162. Operations are charged or credited for the aggregate appreciation or depreciation of the rights. During 2003, 2002 and 2001, the Company expensed $229, $78 and $91 related to the agreements.

401(k) Profit Sharing Plan

      The Company has a 401(k) Profit Sharing Plan (the Plan) that covers substantially all of its employees. Employees contribute to the Plan through payroll deductions. The Company may match participant contributions at a rate determined annually by the Board of Directors. Additionally, the Company may make a discretionary contribution as determined by the Board of Directors. Total contributions accrued or paid for the period ended December 31, 2003, 2002 and 2001 are approximately $453, $216 and $332.

Deferred Compensation Plans

      The Company and the Bank have entered into Deferred Compensation Agreements with certain directors and key employees. Under one group of plans, a participant may elect to defer up to 20% of their compensation. Under another group of plans, a participant may elect to defer 100% of their compensation. Under both of these groups of plans, the Company and the Bank have agreed to accrue interest on the deferral account balance at an annual rate equal to 10% per year, compounded monthly. Participants become vested in the interest credited to their account at the rate of 10% per plan year, such that at the end of 10 years, the participant is 100% vested.

      Under a third plan, the participant receives permanent life insurance coverage. Under this plan, the Company shall pay the primary benefit in ten equal installments commencing on the first day of the month following the participant’s termination of employment.

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

      All plans have been informally funded by insurance policies that are fully funded. The earnings of the insurance policies exceeded compensation charges by approximately $88, $82 and $53 for the years ended December 31, 2003, 2002 and 2001.

Incentive Compensation Plans

      The Bank has adopted incentive compensation plans that cover all officers and employees that were employees for the entire plan year (employee plans) and all directors who have served one full year as of the end of the plan year and who do not serve as employees of the bank (director plans). Under the employee plans, the officers and employees are entitled to an amount equal to 50% of earnings in excess of the pre-tax earnings threshold or the plan limits as established by each plan. The pre-tax earnings threshold is established each year by the Board of Directors and is subject to adjustment for extraordinary occurrences. The remaining earnings in excess of the pre-tax earnings threshold are considered to be allocated to the shareholders. Under the director plans, the eligible directors are entitled to an amount equal to 20% of the amount considered to be allocated to the shareholders. Total compensation accrued was $725, $550 and $660 for the years ended December 31, 2003, 2002 and 2001.

Resignation Settlement Agreement

      In connection with the acquisition of Bryan-College Station, the Company assumed a liability related to a settlement agreement with a former executive officer of Bryan-College Station. The settlement agreement calls for lifetime monthly payments of approximately $6. A liability of approximately $483 and $523 is accrued as of December 31, 2003 and 2002, respectively. This liability is recorded in other liabilities on the accompanying balance sheet and has been determined based on actuarial assumptions.

Note R —	Regulatory Matters

      The Company and the Bank are subject to various regulatory capital requirements administered by state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

      The most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

have changed the institution’s category. The Company’s and the Bank’s actual capital amounts and ratios are also presented in the table.

						To be Well
						Capitalized under
			For Capital			Prompt Corrective
	Actual		Adequacy Purposes			Action Provisions

	Amount	Ratio	Amount		Ratio	Amount		Ratio

As of December 31, 2003:
Total Capital (to Risk Weighted Assets):
Texas United Bancshares, Inc.	$44,204	10.47%	≥$	33,791	≥8.0%		N/A
The Bank	$44,717	10.65%	≥$	33,602	≥8.0%	≥$	42,003	10.0%
Tier 1 Capital (to Risk Weighted Assets):
Texas United Bancshares, Inc.	$40,311	9.54%	≥$	16,895	≥4.0%		N/A
The Bank	$40,824	9.72%	≥$	16,801	≥4.0%	≥$	25,202	6.0%
Tier 1 Capital (to Average Assets):
Texas United Bancshares, Inc.	$40,311	6.46%	≥$	24,969	≥4.0%		N/A
The Bank	$40,824	6.56%	≥$	24,877	≥4.0%	≥$	31,096	5.0%
As of December 31, 2002:
Total Capital (to Risk Weighted Assets):
Texas United Bancshares, Inc.	$33,871	8.83%	≥$	30,687	≥8.0%		N/A
The Bank	$40,093	10.43%	≥$	30,752	≥8.0%	≥$	38,440	10.0%
Tier 1 Capital (to Risk Weighted Assets):
Texas United Bancshares, Inc.	$30,575	7.97%	≥$	15,345	≥4.0%		N/A
The Bank	$36,797	9.57%	≥$	15,380	≥4.0%	≥$	23,070	6.0%
Tier 1 Capital (to Average Assets):
Texas United Bancshares, Inc.	$30,575	5.49%	≥$	16,708	≥4.0%		N/A
The Bank	$36,797	6.69%	≥$	16,501	≥4.0%	≥$	27,501	5.0%

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

Note S — Supplemental Statement of Cash Flow Information

      Cash paid during the years ended December 31 for:

	2003	2002	2001

Interest	$10,703	$10,595	$13,002
Income taxes	1,725	1,629	600
Noncash operating, investing and financing activities:
Dividends payable included in other liabilities	302	291	266
Common stock issued in connection with business acquisition	—	2,615	—
Real estate acquired in satisfaction of loans	273	65	64

Note T — Fair Values of Financial Instruments

      The fair values of financial instruments are based on management’s estimates and do not purport to represent the aggregate net fair value of the Company. Further, the fair value estimates are based on various assumptions, methodologies and subjective considerations, which vary widely among different financial institutions and which are subject to change.

      The following methods and assumptions were used by the Company in estimating financial instrument fair values:

Cash and cash equivalents, federal funds purchased/sold

      The balance sheet carrying amount approximates fair value.

Securities to be held-to-maturity and securities available-for-sale

      Fair values for investment securities are based on quoted market prices or quotations received from securities dealers. If quoted market prices are not available, fair value estimates may be based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Loans

      Fair values of loans are estimated for segregated groupings of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage and consumer loans. Each of these categories is further subdivided into fixed and adjustable rate loans and performing and nonperforming loans. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the various types of loans. The fair value of nonperforming loans is estimated at the value of the underlying collateral.

Deposits

      The fair value of demand deposits, such as noninterest-bearing demand deposits and interest-bearing transaction accounts such as savings, NOW and money market accounts are equal to the amount payable on demand as of December 31, 2003 and 2002 (i.e. their carrying amounts).

      The fair value of demand deposits is defined as the amount payable, and prohibits adjustment for any value derived from the expected retention of such deposits for a period of time. That value, commonly

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

referred to as the core deposit base intangible, is neither included in the following fair value amounts nor recorded as an intangible asset in the balance sheet.

      The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate used represents rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

Borrowings and junior subordinated deferrable interest debentures

      The fair value of borrowings and junior subordinated deferrable interest debentures are determined by dividing the borrowings into groups having similar characteristics. The future cash flows of each grouping are then discounted using current period end market rates for similar borrowings.

Subordinated notes and debentures

      The fair value of subordinated notes and debentures is equal to the carrying amount due to their short-term nature at date of acquisition.

Securities sold under repurchase agreements

      The carrying amount of securities sold under repurchase agreements is equal to the carrying amount due to their short-term nature.

Off-balance-sheet instruments

      Estimated fair values for the Company’s off-balance-sheet instruments are based on fees, net of related expenses, currently charged to enter into similar agreements, considering the remaining terms of the agreements and the counterparties’ credit standing.

      The following table presents the carrying amounts and fair values of the Company’s financial instruments at December 31:

	2003		2002

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and due from banks	$17,268	$17,268	$20,574	$20,574
Securities available-for-sale	184,547	184,547	132,140	132,140
Loans held for sale	3,810	3,810	33,674	33,674
Loans, net	376,628	375,600	349,345	356,895
Financial liabilities:
Deposits
Noninterest-bearing	$96,337	$96,337	$82,294	$82,294
Interest-bearing transaction and money market accounts	230,668	230,668	183,698	183,698
Certificates of deposit	174,131	177,528	186,927	190,021
Federal funds purchased	6,891	6,891	19,732	19,732
Borrowings	71,875	72,690	62,945	63,920
Securities sold under repurchase agreements	784	784	—	—
Subordinated notes and debentures	—	—	3,241	3,241
Junior subordinated deferrable interest debentures	12,365	14,557	7,000	8,492

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

Note U — Earnings Per Share

      The following data show the amounts used in computing earnings per share (EPS) and the weighted average number of shares of dilutive potential common stock at December 31:

	2003	2002	2001

Net earnings available to common stockholders used in basic and diluted EPS	$5,241	$4,278	$3,224

Weighted average common shares used in basic EPS (000’s)	3,984	3,827	3,742
Effect of dilutive securities:
Stock options (000’s)	167	172	152

Weighted average common and potential dilutive common shares used in diluted EPS (000’s)	4,151	3,999	3,894

      Options to purchase 2,398, 2,398 and 18,750 shares of common stock in 2003, 2002 and 2001 were not included in the computation of diluted EPS because the option exercise price did not exceed the average market price of the common stock. The computation of diluted EPS in 2002 did not include warrants to purchase 43,753 shares of common stock because the warrant exercise price did not exceed the average market price of the common stock. There were no such warrants outstanding in 2003 and 2001.

Note V — Comprehensive Income

      Comprehensive income includes net earnings plus other comprehensive income. The Company’s other comprehensive income consists of unrealized gains or losses on securities.

      Other comprehensive income (loss) and its tax effects are as follows for the year ended December 31:

	Before Tax	Tax	Net of Tax
2003	Amount	Effect	Amount

Unrealized losses on securities:
Holding losses arising during period	$(4,096)	$1,393	$(2,703)
Plus: reclassification adjustment for gains included in net earnings	1,294	(440)	854

Other comprehensive loss	$(2,802)	$953	$(1,849)

2002

Unrealized gains on securities:
Holding gains arising during period	$1,402	$(476)	$926
Plus: reclassification adjustment for gains included in net earnings	1,457	(496)	961

Other comprehensive income	$2,859	$(972)	$1,887

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

Note W —	Selected Consolidated Quarterly Financial Data (Unaudited)

      The table below sets forth unaudited financial information for each quarter of the last two fiscal years.

	Quarter Ended 2003

	(unaudited)
	December 31	September 30	June 30	March 31

	(Dollars in thousands, except per share data)
Interest income	$9,058	$9,357	$9,282	$9,004
Interest expense	2,437	2,587	2,721	2,733

Net interest income before provision for loan losses	6,621	6,770	6,561	6,271
Provision for loan losses	800	800	500	800

Net interest income after provision	5,821	5,970	6,061	5,471
Noninterest income	3,687	3,148	3,389	3,580
Noninterest expense	8,153	6,922	7,427	7,490

Income before income taxes	1,355	2,196	2,023	1,561
Provision for income taxes	166	667	631	430

Net income	$1,189	$1,529	$1,392	$1,131

Earnings per share:
Basic	$0.30	$0.38	$0.35	$0.29

Diluted	$0.29	$0.37	$0.34	$0.27

	Quarter Ended 2002

	(unaudited)
	December 31	September 30	June 30	March 31

	(Dollars in thousands, except per share data)
Interest income	$9,131	$8,452	$7,501	$7,322
Interest expense	2,808	2,593	2,313	2,659

Net interest income before provision for loan losses	6,323	5,859	5,188	4,663
Provision for loan losses	550	500	400	450

Net interest income after provision	5,773	5,359	4,788	4,213
Noninterest income	3,747	2,198	2,571	3,155
Noninterest expense	8,198	6,777	5,565	5,348

Income before income taxes	1,322	780	1,794	2,020
Provision for income taxes	394	189	501	554

Net income	$928	$591	$1,293	$1,466

Earnings per share:
Basic	$0.23	$0.15	$0.34	$0.39

Diluted	$0.22	$0.15	$0.33	$0.37

Note X —	Subsequent Events — Unaudited

      On February 5, 2004, State Bank acquired 100% of Community Home Loan, Inc. (CHL) and operates CHL as a subsidiary of State Bank. CHL is a mortgage bank domiciled in Houston Texas. Based upon financial information as of December 31, 2003, the Bank acquired $10,872 in assets and assumed $9,862 in liabilities. Initial consideration paid was $300 in cash and $200 in Company common stock. Additional consideration will be paid annually through 2007 based upon the achievement of performance objectives. If the objectives are obtained, the Bank would pay an aggregate of an additional $1,300.

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

Note Y — Parent-Only Financial Statements

Texas United Bancshares, Inc.

(Parent Only)

Balance Sheets

December 31,

	2003	2002

ASSETS
Cash and cash equivalents	$694	$888
Core deposit premium	393	512
Goodwill	2,531	2,531
Other assets	2,849	2,506
Investment in subsidiaries	47,943	45,469

	$54,410	$51,906

LIABILITIES AND SHAREHOLDERS’ EQUITY
Dividends payable	$302	$291
Junior subordinated deferrable interest debentures	12,365	7,210
Subordinated notes and debentures	—	3,241
Borrowings	2,750	5,250
Other liabilities	1,006	496

Total liabilities	16,423	16,488
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock	—	—
Common stock	4,008	3,969
Additional paid-in capital	16,911	16,683
Retained earnings	17,422	13,271
Accumulated other comprehensive (loss) gain	(237)	1,612

	38,104	35,535
Less common stock in treasury — at cost	117	117

	37,987	35,418

	$54,410	$51,906

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

Texas United Bancshares, Inc.

(Parent Only)
Statements of Earnings
Year ended December 31,

	2003	2002	2001

Income	$—	$—	$—
Costs and expenses
Salaries and benefits	310	88	494
Interest expense	1,020	985	792
General and administrative	533	431	363

Total expenses	(1,863)	(1,504)	(1,649)
Other income	102	66	319

Loss before income taxes and equity in net earnings of subsidiary	(1,761)	(1,438)	(1,330)
Current income tax benefit	721	530	423

Loss before equity in net earnings of subsidiaries	(1,040)	(908)	(907)
Equity in net earnings of subsidiaries	6,281	5,186	4,131

NET EARNINGS	$5,241	$4,278	$3,224

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

Texas United Bancshares, Inc.

(Parent Only)
Statements of Cash Flows
Year ended December 31,

	2003	2002	2001

Cash flows from operating activities:
Net earnings	$5,241	$4,278	$3,224
Adjustments to reconcile net earnings to net cash used in operating activities:
Earnings of subsidiary	(6,281)	(5,186)	(4,131)
Noncash compensation expense	—	50	105
Amortization	126	66	—
Changes in assets and liabilities:
Increase (decrease) in other assets	96	(284)	(128)
Increase (decrease) in other liabilities	184	(952)	522

Net cash used by operating activities	(634)	(2,028)	(408)
Cash flows from investing activities:
Dividend from subsidiaries	6,000	500	1,500
Cash used to fund operations of subsidiary	—	—	(121)
Capital contribution to subsidiaries	(3,947)	(1,500)	—
Cash paid in business combination, net of cash acquired	—	(648)	—

Net cash provided (used) by investing activities	2,053	(1,648)	1,379
Cash flows from financing activities:
Net proceeds from issuance of common stock upon exercise of employee stock options	265	53	138
Borrowings, net of repayments	(2,560)	5,250	—
Payment of subordinated notes and debentures	(3,241)	(388)	—
Purchase of treasury stock	—	—	(417)
Sale of treasury stock	—	189	223
Payment of dividends	(1,077)	(1,001)	(838)
Proceeds from issuance of junior subordinated debentures	5,000	—	—

Net cash (used) provided by financing activities	(1,613)	4,103	(894)

Net decrease (increase) in cash and cash equivalents	(194)	427	77
Cash and cash equivalents at beginning of year	888	461	384

Cash and cash equivalents at end of year	$694	$888	$461

TEXAS UNITED BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share amounts)

Supplemental Statement of Cash Flow Information:

      Cash paid during the years ended December 31 for:

	2003	2002	2001

Interest	$1,101	$876	$742
Income taxes	1,725	1,629	600
Noncash operating, investing and financing activities:
Dividends payable included in other liabilities	302	291	266
Common stock issued in connection with business acquisition	—	2,615	—

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

OF GNB BANCSHARES, INC.

GNB BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

March 31, 2004 and December 31, 2003

	March 31,	December 31,
	2004	2003

	(Unaudited)

	(Dollars in thousands,
	except par value)
ASSETS
Cash and due from banks	$10,606	$12,727
Federal funds sold	8,995	11,770

Total cash and cash equivalents	19,601	24,497
Securities available for sale	31,917	34,603
Loans, net	159,954	156,835
Premises and equipment, net	5,935	5,081
Cash surrender value of life insurance policies	2,828	2,799
Other real estate owned	140	250
Accrued interest receivable	1,246	1,273
Other assets	2,761	2,817

Total assets	$224,382	$228,155

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest bearing	$50,705	$51,408
Interest bearing	139,869	139,711

Total deposits	190,574	191,119
Other liabilities	3,224	3,673
Other borrowings	5,910	9,432
Junior subordinated debentures	5,155	5,155

Total liabilities	204,863	209,379

Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $5 par value; 5,000,000 shares authorized; 994,757 and 656,338 shares issued and outstanding at March 31, 2004 and 994,757 and 633,663 shares issued and outstanding at December 31, 2003	4,974	4,974
Paid-in capital	4,272	3,882
Retained earnings	16,015	16,111
Accumulated other comprehensive income	331	285
Treasury stock, at cost, 338,419 and 361,094 shares, respectively	(6,073)	(6,476)

Total stockholders’ equity	19,519	18,776

Total liabilities and stockholders’ equity	$224,382	$228,155

See Notes to Unaudited Consolidated Financial Statements.

GNB BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Three Months Ended March 31, 2004 and 2003

	For the
	Three Months Ended
	March 31,

	2004	2003

	(Unaudited)

	(Dollars in thousands,
	except per share data)
Interest income:
Interest and fees on loans	$2,916	$2,828
Investment securities	276	273
Federal funds sold	24	15
Other	1	2

	3,217	3,118

Interest expense:
Deposit accounts	475	558
Other borrowings	197	220

	672	778

Net interest income	2,545	2,340
Provision for loan losses	60	123

Net interest income after provision for loan losses	2,485	2,217

Noninterest income:
Service charges on deposit accounts	599	591
Fees on fiduciary services	73	76
Other fee income	151	179
Gain on sale of securities	50	—
Gain on sale of premises and equipment	—	110
Other	36	44

	909	1,000

Noninterest expense:
Salaries and employee benefits	1,397	1,436
Occupancy of bank premises	193	184
Furniture and equipment	114	81
Administrative	139	121
Data processing	146	131
Embezzlement loss	1,134	—
Other	416	523

	3,539	2,476

(Loss) income before income taxes	(145)	741
Federal income tax (benefit) expense	(49)	263

Net (loss) income	$(96)	$478

Earnings (loss) per share — basic and diluted	$(0.15)	$0.77

Weighted average shares outstanding — basic and diluted	648,364	619,036

See Notes to Unaudited Consolidated Financial Statements.

GNB BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Three Months Ended March 31, 2004

				Accumulated
				Other
	Common	Paid-In	Retained	Comprehensive	Treasury
	Stock	Capital	Earnings	Income	Stock	Total

	(Dollars in thousands)

	(Unaudited)
Balance January 1, 2004	$4,974	$3,882	$16,111	$285	$(6,476)	$18,776
Net loss	—	—	(96)	—	—	(96)
Other comprehensive income, net of tax:
Net change in unrealized appreciation on available for sale securities, net of reclassification adjustment of $50 and tax of $24	—	—	—	46	—	46

Total comprehensive income						(50)

Sale of treasury stock (22,675 shares)	—	390	—	—	403	793

Balance March 31, 2004	$4,974	$4,272	$16,015	$331	$(6,073)	$19,519

See Notes to Unaudited Consolidated Financial Statements.

GNB BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Three Months Ended March 31, 2004 and 2003

	Three Months Ended
	March 31,

	2004	2003

	(Unaudited)

	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(96)	$478
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	115	111
Provision for loan losses	60	123
Gain on sale of premises and equipment	—	(110)
Gain on sale of securities available for sale	(50)	—
Loss on sale of other real estate	19	—
Net amortization on investment securities	82	30
Increase in cash surrender value of life insurance	29	33
Net change in other assets and other liabilities	(83)	6,869

Net cash provided by operating activities	76	7,534

Cash flows from investing activities:
Proceeds from sale of securities available for sale	1,925	—
Proceeds from maturities and principal payments on securities available for sale	798	62
Net increase in loans	(3,683)	(3,332)
Capital expenditures	(969)	(72)
Proceeds from sales of premises and equipment	—	545
Proceeds from sale of other real estate	231	248

Net cash used in investing activities	(1,698)	(2,549)

Cash flows from financing activities:
Net (decrease) increase in deposit accounts	(545)	3,054
Decrease in federal funds purchased	—	(2,115)
Net repayments on other borrowings	(3,522)	(5,148)
Dividends paid	—	(155)
Sales of treasury stock	793	—

Net cash used in financing activities	(3,274)	(4,364)

Net (decrease) increase in cash and cash equivalents	(4,896)	621
Cash and cash equivalents at beginning of period	24,497	20,084

Cash and cash equivalents at end of period	$19,601	$20,705

See Notes to Unaudited Consolidated Financial Statements.

GNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1.	Summary of Significant Accounting Policies

      The unaudited consolidated financial statements include the accounts of GNB Bancshares, Inc. (Bancshares) and its wholly-owned subsidiary, Guaranty National Bancshares, Inc. (Delaware), Delaware’s wholly-owned subsidiary, GNB Financial, n.a. (GNB) and GNB’s wholly-owned subsidiary, GNB Leasing (together referred to as Company). During 2003, First Bank and Trust, previously a wholly-owned subsidiary of Delaware, was merged with GNB. All significant intercompany transactions have been eliminated in consolidation.

      The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all the information and footnotes required for complete financial statements. In the opinion of management, the unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company’s financial position as of March 31, 2004, and the results of its operations for the three month periods ended March 31, 2004 and 2003. The annualized results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results expected for the full year ending December 31, 2004.

Note 2.	Earnings Per Share

      Basic earnings per common share is calculated by dividing net income available for common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated by dividing net earnings available for common shareholders by the weighted average of common and potentially dilutive common shares. For all periods presented, the Company had no potentially dilutive securities.

Note 3.	Loans and Allowance for Loan Losses

      An analysis of the allowance for loan losses for the three months ended March 31, 2004 and 2003 is as follows (in thousands):

	2004	2003

Balance at the beginning of the year	$1,841	$1,564
Provision for loan losses	60	123
Loans charged to the allowance	(160)	(50)
Recoveries on loans previously charged-off	5	3

Balance at the end of the year	$1,746	$1,640

Note 4.	Commitments and Contingencies

      The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets.

      The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making

GNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

commitments and conditional obligations as it does for on-balance-sheet instruments. At March 31, 2004, the approximate amounts of these financial instruments were as follows (in thousands):

Commitments to extend credit	$44,235
Standby letters of credit	2,003

$46,238

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on managements’ credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, livestock, single family residences, and income-producing commercial properties.

      Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company’s policy for obtaining collateral and the nature of such collateral is essentially the same as that involved in making commitments to extend credit. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount shown in the table above. As of March 31, 2004, no amounts have been recorded as liabilities for the Company’s potential obligations under these guarantees.

      The Company is involved in legal actions arising from normal business activities. Management believes that these actions are without merit or that the ultimate liability, if any, resulting from them will not materially affect the financial position, results of operations or cash flows of the Company.

      During 2003, the Company entered into contracts for the construction of new buildings in Ennis and Sanger, Texas. At March 31, 2004, remaining construction costs are estimated to be approximately $1,720,000.

Note 5.	Regulatory Matters

      The Company and GNB are subject to various regulatory capital requirements administered by banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and GNB’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and GNB must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Company and GNB to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to

GNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

average assets (as defined). Management believes, as of March 31, 2004, that the Company and GNB meet all capital adequacy requirements to which they are subject.

      As of March 31, 2004, GNB is categorized as “well-capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well-capitalized”, GNB must maintain minimum total risk based, Tier I risk based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that date that management believes have changed GNB’s categories.

      GNB’s actual capital amounts and ratios are presented in the following table (dollars in thousands).

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

GNB Financial, n.a.
March 31, 2004:
Total capital to risk weighted assets	$23,197	13.0%	$14,276	≥8.0%	$17,845	≥10.0%
Tier I capital to risk weighted assets	$21,451	12.0%	$7,138	≥4.0%	$10,707	≥6.0%
Tier I capital to average assets	$21,451	9.6%	$8,970	≥4.0%	$11,212	≥5.0%
December 31, 2003:
Total capital to risk weighted assets	$23,231	13.4%	$13,874	≥8.0%	$17,342	≥10.0%
Tier I capital to risk weighted assets	$21,390	12.3%	$6,937	≥4.0%	$10,405	≥6.0%
Tier I capital to average assets	$21,390	9.4%	$9,080	≥4.0%	$11,350	≥5.0%

      The Company’s actual capital amounts and ratios are presented in the following table (dollars in thousands).

			For Capital
	Actual		Adequacy Purposes

	Amount	Ratio	Amount	Ratio

March 31, 2004:
Total capital to risk weighted assets	$25,927	14.5%	$14,276	≥8.0%
Tier I capital to risk weighted assets	$24,181	13.6%	$7,138	≥4.0%
Tier I capital to average assets	$24,181	10.8%	$8,970	≥4.0%
December 31, 2003:
Total capital to risk weighted assets	$25,324	14.6%	$13,914	≥8.0%
Tier I capital to risk weighted assets	$23,483	13.5%	$6,957	≥4.0%
Tier I capital to average assets	$23,483	10.3%	$9,080	≥4.0%

Note 6.	Embezzlement Loss

      During March 2004, the Company discovered that one of its loan officers had embezzled approximately $1,134,000 and the estimated loss was recorded at that time. Management reviewed and examined the officer’s loan portfolio to quantify the amount of the loss. Management anticipates that the loss, exclusive of a $25,000 deductible, is covered by insurance and has made a claim with its insurance company. No recovery of loss is recorded in the accompanying financial statements. Any recovery will be recognized when a commitment is received from the insurer and management considers recovery to be probable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

GNB Bancshares, Inc. and Subsidiaries
Gainesville, Texas

      We have audited the accompanying consolidated balance sheets of GNB Bancshares, Inc. and Subsidiaries (Company) as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GNB Bancshares, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

Dallas, Texas

March 5, 2004

GNB BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002

	(Dollars in thousands,
	except par value)
ASSETS
Cash and due from banks (Note 4)	$12,727	$16,069
Federal funds sold	11,770	4,015

Total cash and cash equivalents	24,497	20,084
Securities available for sale (Note 5)	34,603	21,214
Loans held for sale	—	601
Loans, net (Notes 6 and 17)	156,835	154,502
Premises and equipment, net (Note 7)	5,081	3,997
Cash surrender value of life insurance policies	2,799	2,675
Other real estate owned	250	248
Accrued interest receivable	1,273	1,414
Other assets (Note 1)	2,817	4,210

Total assets	$228,155	$208,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits (Note 8):
Noninterest bearing	$51,408	$43,048
Interest bearing	139,711	127,197

Total deposits	191,119	170,245
Federal funds purchased	—	2,115
Other liabilities	3,673	2,941
Other borrowings (Note 9)	9,432	10,076
Trust preferred securities (Note 10)	5,155	5,155

Total liabilities	209,379	190,532

Commitments and contingencies (Notes 12 and 15)	—	—
Stockholders’ equity (Note 18):
Common stock, $5 par value; 5,000,000 shares authorized, 994,757 shares issued	4,974	4,974
Paid-in capital	3,882	3,629
Retained earnings	16,111	15,736
Accumulated other comprehensive income	285	809
Treasury stock, at cost, 361,094 and 375,721 shares, respectively	(6,476)	(6,735)

Total stockholders’ equity	18,776	18,413

Total liabilities and stockholders’ equity	$228,155	$208,945

See Notes to Consolidated Financial Statements.

GNB BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

	(Dollars in thousands,
	except per share data)
Interest income:
Interest and fees on loans	$11,701	$10,693	$9,472
Investment securities:
Taxable	977	1,380	1,919
Tax exempt	8	18	51
Federal funds sold	125	103	330
Other	61	57	63

	12,872	12,251	11,835

Interest expense:
Deposit accounts	2,221	2,144	3,488
Other borrowings	842	852	503

	3,063	2,996	3,991

Net interest income	9,809	9,255	7,844
Provision for loan losses (Note 6)	435	487	525

Net interest income after provision for loan losses	9,374	8,768	7,319

Noninterest income:
Service charges on deposit accounts	2,469	2,352	2,067
Fees on fiduciary services	333	263	300
Other fee income	704	720	628
Gain on sale of securities	351	439	250
Other	270	155	223

	4,127	3,929	3,468

Noninterest expense:
Salaries and employee benefits	5,562	5,230	4,376
Occupancy of bank premises	778	804	709
Furniture and equipment	451	447	599
Administrative	704	677	780
Data processing	620	503	423
Writedown of investment in Aircraft Finance Trust (Note 1)	1,797	266	355
Other	2,022	1,656	1,232

	11,934	9,583	8,474

Income before income taxes	1,567	3,114	2,313
Federal income tax expense (Note 11)	569	1,024	900

Net income	$998	$2,090	$1,413

Earnings per share — basic and diluted	$1.61	$3.36	$2.28

Weighted average shares outstanding — basic and diluted	619,211	621,111	620,111

See Notes to Consolidated Financial Statements.

GNB BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2003, 2002 and 2001

				Accumulated
				Other
	Common	Paid-In	Retained	Comprehensive	Treasury
	Stock	Capital	Earnings	Income	Stock	Total

	(Dollars in thousands, except per share data)
Balance January 1, 2001	$4,974	$3,629	$13,131	$136	$(6,691)	$15,179
Net income	—	—	1,413	—	—	1,413
Other comprehensive income, net of tax:
Net change in unrealized appreciation on available for sale securities, net of reclassification adjustment of $250 and tax of $297	—	—	—	577	—	577

Total comprehensive income	—	—	—	—	—	1,990

Sale of treasury stock (3,041 shares)	—	—	—	—	94	94
Dividends declared ($.60 per share)	—	—	(371)	—	—	(371)

Balance December 31, 2001	4,974	3,629	14,173	713	(6,597)	16,892
Net income	—	—	2,090	—	—	2,090
Other comprehensive income, net of tax:
Net change in unrealized appreciation on available for sale securities, net of reclassification adjustment of $439 and tax of $49	—	—	—	96	—	96

Total comprehensive income	—	—	—	—	—	2,186

Purchase of treasury stock (4,454 shares)	—	—	—	—	(138)	(138)
Dividends declared ($.85 per share)	—	—	(527)	—	—	(527)

Balance December 31, 2002	4,974	3,629	15,736	809	(6,735)	18,413
Net income	—	—	998	—	—	998
Other comprehensive income, net of tax:
Net change in unrealized appreciation on available for sale securities, net of reclassification adjustment of $351 and tax of $(270)	—	—	—	(524)	—	(524)

Total comprehensive income	—	—	—	—	—	474

Purchase of treasury stock (300 shares)	—	—	—	—	(10)	(10)
Sale of treasury stock (14,927 shares)	—	253	—	—	269	522
Dividends declared ($1.00 per share)	—	—	(623)	—	—	(623)

Balance December 31, 2003	$4,974	$3,882	$16,111	$285	$(6,476)	$18,776

See Notes to Consolidated Financial Statements.

GNB BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

	(In thousands)
Cash flows from operating activities:
Net income	$998	$2,090	$1,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	439	485	416
Provision for loan losses	435	487	525
(Gain) loss on sale of equipment and other assets	(102)	6	(51)
Gain on sale of securities available for sale	(351)	(439)	(250)
Net amortization on investment securities	200	115	56
Gain on loans held for sale	(746)	(324)	(190)
Decrease (increase) in loans held for sale	1,347	(277)	190
Increase in cash surrender value of life insurance	(124)	(138)	(135)
Increase in other assets	(263)	(699)	(775)
Writedown of investment in Aircraft Finance Trust	1,797	266	355
Increase in other liabilities	729	342	1,307

Net cash provided by operating activities	4,359	1,914	2,861

Cash flows from investing activities:
Proceeds from maturities of securities available for sale	265	255	340
Proceeds from sale of securities available for sale	9,465	19,642	19,763
Proceeds from principal payments on securities available for sale	1,709	1,153	42
Purchases of securities available for sale	(25,201)	(12,074)	(9,039)
Net increase in loans	(3,521)	(33,110)	(36,573)
Capital expenditures	(2,001)	(323)	(1,158)
Proceeds from sales of equipment and other assets	580	73	64
Proceeds from sale of other real estate	751	—	—

Net cash used in investing activities	(17,953)	(24,384)	(26,561)

Cash flows from financing activities:
Net increase in demand deposits, NOW and savings accounts	21,181	2,134	9,074
Net (decrease) increase in certificates of deposit	(307)	17,389	4,354
(Decrease) increase in federal funds purchased	(2,115)	1,455	660
Proceeds from trust preferred securities	—	—	5,000
Proceeds from other borrowings	3,590	2,998	16,524
Repayments on other borrowings	(4,234)	—	(12,295)
Dividends paid	(620)	(527)	(371)
Purchases of treasury stock	(10)	(138)	—
Sales of treasury stock	522	—	94

Net cash provided by financing activities	18,007	23,311	23,040

Net increase (decrease) in cash and cash equivalents	4,413	841	(660)
Cash and cash equivalents at beginning of year	20,084	19,243	19,903

Cash and cash equivalents at end of year	$24,497	$20,084	$19,243

See Notes to Consolidated Financial Statements.

GNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Summary of Significant Accounting Policies

      The accounting and reporting policies of GNB Bancshares, Inc. (Bancshares) and Subsidiaries (together referred to as Company) conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of Bancshares and its wholly-owned subsidiary, Guaranty National Bancshares, Inc. (Delaware), Delaware’s wholly-owned subsidiary, GNB Financial, n.a. (GNB) and GNB’s wholly-owned subsidiary, GNB Leasing. During 2003, First Bank and Trust, previously a wholly-owned subsidiary of Delaware, was merged with GNB. All significant intercompany transactions have been eliminated in consolidation.

      Certain items in the 2002 and 2001 financial statements have been reclassified to conform to the current presentation. Additionally, the prior year financial statements have been restated to deconsolidate the Company’s investment in GNB Capital Trust I in connection with the implementation of a new accounting standard related to variable interest entities (see Note 2). The restatement had no effect on the Company’s financial position or results of operations.

Nature of Operations

      The Company is engaged in traditional community banking activities, which include commercial and retail lending, deposit gathering and investment and liquidity management activities. The Company’s primary deposit products are demand deposits and certificates of deposit, and its primary lending products are commercial business and real estate, real estate mortgage and consumer loans with customers located primarily in and around the surrounding area.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

      Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and valuation of other real estate owned. A significant portion of the loan portfolio is collateralized by real estate and related assets located in local markets. In addition, other real estate owned is located in this same market. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in local market conditions.

Cash and Cash Equivalents and Cash Flows

      For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Federal funds are normally sold for one-day periods. All highly liquid investments with an initial maturity of less than ninety days are considered to be cash equivalents. Cash flows from loans and deposits are reported net.

GNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Securities Available for Sale

      Available for sale securities consist of certain bonds and notes the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Available for sale securities are reported at fair value with unrealized gains and losses reported as a separate component of other comprehensive income.

      Declines in the fair value of individual available for sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs, if any, would be included in earnings as realized losses.

      Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in other income or expense.

Loans Held for Sale

      Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between the sales proceeds and the carrying value of the loans.

Loans

      Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for an allowance for loan losses. Unearned interest on discounted loans is amortized to income over the life of the loans, using the interest method. For all other loans, interest is accrued daily on the outstanding balances.

      Fees and costs associated with originating loans are recognized in income generally in the period in which fees are received and/or costs are incurred. Under accounting principles generally accepted in the United States of America, such fees and costs generally are deferred and recognized over the life of the loan as an adjustment of the yield. For the years ended December 31, 2003, 2002 and 2001, management believes that not deferring such amounts and amortizing them over the life of the related loans does not materially affect the Company’s financial position or results of operations.

      A loan is considered impaired when it is probable, based upon current information and events, the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are accounted for at the net present value of expected future cash flows, discounted at the loan’s effective interest rate, the observable market price of the loan or at the fair value of the collateral if the loan is collateral dependent.

      The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

      The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

GNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans, based on an evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

Investment in Leveraged Leases

      Leveraged lease investments are reported in accordance with Statement of Financial Accounting Standards (SFAS) No. 13, “Accounting for Leases.” Under SFAS 13, investments in leveraged leases are recorded net of nonrecourse debt. The investments in leveraged leases less deferred taxes arising from differences between pretax accounting income and taxable income represent the lessor’s net investment in leveraged leases for purposes of computing periodic net income from the leases. Net investment in leveraged leases is adjusted annually by the difference in net cash flow and the amount of income recognized. If at any time during the lease term the projected net cash receipts over the term of the lease are less than the initial investment, a loss is recognized for the deficiency. Estimated residual values and other important assumptions affecting total net income from the leases are reviewed annually. The net investment balance is adjusted considering all values and assumptions. During 2003, the Company determined that its investment in the Aircraft Finance Trust was permanently impaired and recorded a writedown of approximately $1,797,000. Included in other assets at December 31, 2003 and 2002 are investments in leveraged leases of approximately $10,000 and $1,807,000, respectively.

      During the initial years of the leases, the Company receives benefits for income tax purposes of deductions for depreciation on the equipment and interest on the debt that in the aggregate exceed the rental income from the related equipment. During the later years, rental income will exceed related deductions. A provision has been made for deferred income taxes that arise from these differences.

Premises and Equipment

      Land is carried at cost. Premises, furniture and equipment, and leasehold improvements are carried at cost less accumulated depreciation and amortization computed primarily on the straight-line method over their estimated useful lives.

Comprehensive Income

      Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. Gains and losses on available for sale securities are reclassified to net income as the gains or losses are realized upon sale of the securities. Other-than-temporary impairment charges are reclassified to net income at the time of the charge.

Other Real Estate Owned

      Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations

GNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

are periodically performed by management and the real estate is carried at the lower of cost or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other noninterest expense.

Treasury Stock

      The Company uses the cost method of accounting for treasury stock. Acquisitions of treasury stock are recorded at cost. Upon sale or other disposition, the treasury stock account is credited by an amount equal to the number of shares sold multiplied by the average cost per share and the difference between this amount and the cash received is recorded as paid-in capital.

Income Taxes

      Bancshares files a consolidated federal income tax return with its subsidiaries. Income taxes are allocated to individual subsidiaries as if each had filed a separate return. Payments are made to Bancshares by those subsidiaries with net tax liabilities on a separate return basis.

      Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings Per Share

      Basic earnings per common share is calculated by dividing net income available for common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated by dividing net earnings available for common shareholders by the weighted average of common and potentially dilutive common shares. For all periods presented, the Company had no potentially dilutive securities.

Fair Values of Financial Instruments

      The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and Short Term Instruments

      The carrying amounts of cash and short term instruments approximate their fair values.

Available for Sale Securities

      Fair values for securities excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair value.

GNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans Held for Sale

      Fair values are based on quoted market prices of similar loans sold in the secondary market.

Loans

      For variable-rate loans that reprice frequently and have no significant changes in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits

      The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits.

Accrued Interest

      The carrying amounts of accrued interest approximate their fair values.

Federal Funds Purchased

      The carrying amounts of federal funds purchased approximate their fair values.

Trust Preferred Securities and Other Borrowings

      For variable rate notes payable, the carrying amounts of the notes approximate their fair values. The fair value of fixed rate borrowings is estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Off-Balance-Sheet Instruments

      Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Note 2.	Recent Accounting Pronouncements

      In April 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS 149). SFAS 149 amends and clarifies accounting for derivative instruments and hedging activities under Statement 133. In addition, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This statement was effective for contracts entered into or modified after June 30, 2003. The Company’s

GNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

adoption of this statement did not have a significant impact on the Company’s consolidated financial statements.

      In May 2003, the FASB issued Statement of Financing Accounting Standards No. 150 (SFAS No. 150), “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement was effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after December 15, 2004. Adoption of SFAS No. 150 is not expected to have a material effect on the Company’s consolidated financial statements.

      FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46), establishes accounting guidance for consolidation of variable interest entities (VIE). Prior to the implementation of FIN 46, VIEs were generally consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority voting interest in the entity. In December 2003, the FASB issued a revision to FIN 46 (FIN 46R) which clarified certain implementation issues and revised implementation dates. The Company has identified GNB Capital Trust I (Trust) as a VIE and has adopted FIN 46, as revised, in connection with its consolidated financial statements as of and for the year ended December 31, 2003. The adoption of FIN 46, as revised, required the Company to deconsolidate its investment in the Trust because the Company was not the primary beneficiary. Implementation of this pronouncement did not have a significant impact on the Company’s consolidated financial statements. The trust preferred securities qualify for treatment as Tier 1 capital for the Company as of December 31, 2003. However, there can be no assurance that the Federal Reserve will continue to permit institutions to include trust preferred securities in Tier 1 capital for regulatory capital purposes.

      The Emerging Issues Task Force (EITF) recently reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” which is effective for fiscal years ending after December 15, 2003. EITF 03-1 requires additional disclosures related to unrealized losses that are temporary. Investments classified as held to maturity and available for sale with unrealized losses that are temporary must be separated into (i) losses that have existed for less than 12 months and (ii) losses that have existed for more than 12 months. The Company has adopted the disclosure requirements as of December 31, 2003.

Note 3.	Statement of Cash Flows

      The Company uses the indirect method to present cash flows from operating activities. Supplemental information on cash flows and non-cash transactions for the years ended December 31, 2003, 2002 and 2001 is as follows (in thousands):

	2003	2002	2001

Cash transactions:
Federal income taxes paid	$366	$689	$340

Interest expense paid	$3,006	$3,078	$4,231

Noncash transactions:
Transfers to other real estate owned	$753	$248	$—

GNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4.	Restrictions on Cash and Due From Banks

      The Company is required to maintain reserves of cash on hand and noninterest bearing balances with the Federal Reserve Bank. The required reserve was approximately $4,264,000 and $3,099,000 at December 31, 2003 and 2002, respectively.

Note 5.	Securities

      Securities available for sale have been classified in the consolidated balance sheet according to management’s intent. The amortized cost of securities and their approximate fair values at December 31, 2003 and 2002 are as follows (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2003:
U.S. government agency obligations	$24,617	$535	$—	$25,152
Pass-through certificates guaranteed by FNMA, FHLB and FHLMC	9,370	—	103	9,267
Other	184	—	—	184

	$34,171	$535	$103	$34,603

December 31, 2002:
U.S. government agency obligations	$19,516	$1,212	$—	$20,728
Pass-through certificates guaranteed by FNMA, GNMA, FHLB and FHLMC	98	9	—	107
Obligations of the state and municipal subdivisions	265	5	—	270
Other	109	—	—	109

	$19,988	$1,226	$—	$21,214

      There were no individual securities in an unrealized loss position for a period greater than a year as of December 31, 2003. For those securities with unrealized losses at December 31, 2003, the losses are generally due to changes in interest rates and, as such, are considered by the Company to be temporary.

      Investment securities with recorded values of approximately $18,291,000 and $18,285,000 at December 31, 2003 and 2002, respectively, were pledged to collateralize public deposits as required by law.

      Proceeds from sales of investment securities were approximately $9,465,000 during 2003, $19,642,000 during 2002 and $19,763,000 during 2001. Gross gains of approximately $351,000, $440,000 and $255,000 were realized on these sales during 2003, 2002 and 2001. Gross losses of approximately $1,000 and $5,000 were realized on these sales during 2002 and 2001.

      The amortized cost and estimated fair values of securities at December 31, 2003, by contractual maturity, are shown below (in thousands). Maturities of pass-through certificates will differ from

GNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Therefore, these securities are not included in the maturity categories below.

	Securities Available
	for Sale

	Amortized	Fair
	Cost	Value

Due from one year to five years	$24,617	$25,152
Due from five to ten years	184	184

	24,801	25,336
Pass-through certificates guaranteed by FNMA, FHLB and FHLMC	9,370	9,267

	$34,171	$34,603

Note 6.	Loans and Allowance for Loan Losses

      Loans at December 31, 2003 and 2002 consisted of the following (in thousands):

	2003	2002

Commercial, financial and agricultural	$106,999	$96,043
Real estate — construction	7,233	13,089
Real estate — mortgage	27,285	29,665
Installment	17,159	17,269

	158,676	156,066
Allowance for loan losses	(1,841)	(1,564)

	$156,835	$154,502

      An analysis of the allowance for loan losses for the years ended December 31, 2003, 2002 and 2001 is as follows (in thousands):

	2003	2002	2001

Balance at the beginning of the year	$1,564	$1,273	$941
Provision for loan losses	435	487	525
Loans charged to the allowance	(207)	(223)	(212)
Recoveries on loans previously charged-off	49	27	19

Balance at the end of the year	$1,841	$1,564	$1,273

      Impaired loans, as well as nonaccrual loans, were approximately $325,000 and $62,000 at December 31, 2003 and 2002, respectively. The average recorded investment in impaired loans during 2003, 2002 and 2001 was $179,000, $146,000 and $289,000, respectively. The total allowance for loan losses related to these loans was $90,000, $11,000 and $34,000 in 2003, 2002 and 2001, respectively. No interest income was recognized on impaired loans for cash payments received in 2003, 2002 or 2001.

      Loans, contractually delinquent over ninety days which continued to accrue interest, were approximately $63,000 and $282,000 at December 31, 2003 and 2002, respectively.

GNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7.	Premises and Equipment

      Premises and equipment at December 31, 2003 and 2002, consisted of the following (in thousands):

	2003	2002

Land	$1,183	$1,183
Building and improvements	5,202	5,110
Furniture and equipment	2,129	2,045
Construction in process	741	—
Automobiles	103	157

	9,358	8,495
Less accumulated depreciation	(4,277)	(4,498)

	$5,081	$3,997

Note 8.	Deposits

      Deposits at December 31, 2003 and 2002 consisted of the following (in thousands):

	2003		2002

	Amount	Percent	Amount	Percent

Noninterest bearing demand accounts	$51,408	26.9%	$43,048	25.4%
Interest bearing checking accounts	28,692	15.0	27,129	15.9
Limited access money market accounts	31,661	16.6	21,186	12.4
Savings accounts	10,377	5.4	9,594	5.6
Certificates of deposit, less than $100,000	43,807	22.9	40,362	23.7
Certificates of deposit, $100,000 and greater	25,174	13.2	28,926	17.0

	$191,119	100.0%	$170,245	100.0%

      At December 31, 2003 and 2002, the Company has a letter of credit with the Federal Home Loan Bank in the amount of $1,000,000 pledged to collateralize public fund deposits. The letter of credit matures on February 3, 2004. At December 31, 2003 and 2002, no amounts have been funded on the letter of credit.

      At December 31, 2003, the scheduled maturities of certificates of deposit are as follows (in thousands):

Year	Amount

2004	$63,120
2005	4,891
2006	172
2007	798
2008	—

$68,981

      Deposits of executive officers, directors and significant shareholders were approximately $2,801,000 and $1,910,000 at December 31, 2003 and 2002, respectively.

GNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9.	Other Borrowings

      Other borrowings consisted of the following at December 31, 2003 and 2002 (in thousands):

	2003	2002

Advances from the Federal Home Loan Bank, interest ranging from 1.42% to 6.56% payable monthly, secured by a blanket lien on first lien mortgages and other collateral loans, with varying maturities through August 1, 2022	$9,432	$6,076
Revolving line of credit payable from the Federal Home Loan Bank, principal payable at maturity and interest payable monthly at 1.80%, secured by a blanket lien on first lien mortgages and other collateral loans, due February 24, 2004, automatically renewable provided certain conditions are met	—	4,000

	$9,432	$10,076

      The following are maturities for the next five years and thereafter as of December 31, 2003 (in thousands):

Year	Amount

2004	$3,694
2005	3,595
2006	153
2007	744
2008	135
Thereafter	1,111

$9,432

Note 10.	Junior Subordinated Debentures

      On November 14, 2001, the Company formed GNB Capital Trust I (Trust) which issued $5,000,000 (5,000 shares with a liquidation amount of $1,000 per security) of 9.95% Fixed Rate Trust Preferred Securities (TruPS) to a third party and $155,000 in common stock to the Company. The Trust invested the total proceeds from the sale of the TruPS and common stock in 9.95% Junior Subordinated Debentures (Debentures) issued by Bancshares. The terms of the TruPS are such that they qualify as Tier 1 capital under the Federal Reserve Board’s regulatory capital guidelines applicable to bank holding companies on a consolidated basis. Interest on the Debentures is payable semiannually. Principal payments are due at maturity on November 14, 2031. The Company has guaranteed the trust’s obligations to the extent not paid or made by the Trust, provided that the Trust has funds available for such obligations. Bancshares may redeem the TruPS, in whole or in part, on or after the redemption date of November 14, 2006 at an amount equal to the principal amount of the Debentures being redeemed, plus accrued unpaid interest to the redemption date.

      As discussed in Note 2, in connection with the Company’s adoption of FIN 46 as of and for the year ended December 31, 2003, the Company deconsolidated its investment in the Trust.

GNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11.	Income Taxes

      The following is a summary of the provision for income taxes for the years ended December 31, 2003, 2002 and 2001 (in thousands):

	2003	2002	2001

Current expense	$634	$850	$581
Deferred (benefit) expense	(65)	174	319

	$569	$1,024	$900

      The effective tax rate for 2003, 2002 and 2001 differed from the statutory tax rate of 34% primarily due to tax-exempt interest income.

      Deferred income taxes reflect the net tax effects of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2003 and 2002 are as follows (in thousands):

	2003	2002

Deferred tax assets:
Allowance for loan losses	$449	$315
Net unrealized depreciation on securities available for sale	147	—

Total deferred tax assets	596	315

Deferred tax liabilities:
Bank premises and equipment	(233)	(202)
Aircraft Finance Trust	(1,440)	(1,391)
Other taxable temporary differences	(24)	(35)
Net unrealized appreciation on securities available for sale	—	(417)

Total deferred tax liabilities	(1,697)	(2,045)

Net deferred tax liability	$(1,101)	$(1,730)

      The deferred tax liabilities resulting from the Company’s investment in Aircraft Finance Trust are a result of tax return losses generated from accelerated depreciation. Losses in excess of the asset’s book basis have been taken for tax purposes as a result of the allocation of nonrecourse debt to the limited partners.

      Included in other liabilities in the accompanying consolidated balance sheet are current taxes payable of approximately $326,000 and $341,000 at December 31, 2003 and 2002, respectively. The net deferred tax liabilities are also included in other liabilities.

Note 12.	Financial Instruments

      The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets.

GNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At December 31, 2003 and 2002, the approximate amounts of these financial instruments were as follows (in thousands):

	2003	2002

Commitments to extend credit	$25,004	$17,300
Standby letters of credit	2,198	2,521

	$27,202	$19,821

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on managements’ credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, livestock, single family residences, and income-producing commercial properties.

      Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company’s policy for obtaining collateral and the nature of such collateral is essentially the same as that involved in making commitments to extend credit. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount shown in the table above. As of December 31, 2003 or 2002, no amounts have been recorded as liabilities for the Company’s potential obligations under these guarantees.

Note 13.	Fair Value of Financial Instruments

      The following disclosure of fair value of financial instruments is included in accordance with the requirements of SFAS 107, “Disclosures About Fair Value of Financial Instruments”. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates presented herein are based on pertinent information available to management as of the respective balance sheet date. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been

GNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

comprehensively revalued since the presentation dates, and therefore, estimates of fair value after the balance sheet date may differ significantly from the amounts presented herein (in thousands):

	December 31, 2003		December 31, 2002

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and due from banks	$12,727	$12,727	$16,069	$16,069
Federal funds sold	11,770	11,770	4,015	4,015
Securities available for sale	34,603	34,603	21,214	21,214
Loans	156,835	157,618	154,502	156,734
Loans held for sale	—	—	601	601
Accrued interest receivable	1,273	1,273	1,414	1,414
Financial liabilities:
Deposit liabilities	191,119	191,463	170,245	170,333
Federal funds purchased	—	—	2,115	2,115
Other borrowings	9,432	9,528	10,076	10,116
Junior subordinated debentures	5,155	5,155	5,155	5,155
Accrued interest payable	331	331	290	290
Off-balance sheet assets:
Commitments to extend credit	—	—	—	—
Standby letters of credit	—	—	—	—

Note 14.	Employee Benefit Plans

      The Company has a qualified defined contribution plan which covers substantially all eligible employees. The plan allows each participant to contribute up to 15% of earnings subject to certain limits based on federal tax laws. The Company will match a minimum of 25% of the first six percent contributed. Total matching contributions made by the Company were approximately $154,000, $128,000 and $120,000 in 2003, 2002 and 2001. There were no discretionary profit sharing contributions made in 2003, 2002 or 2001.

      The Company also has a supplemental employee retirement plan (SERP) for certain officers of the Company. The SERP is partially funded through life insurance policies on the respective employees. The recorded obligation at December 31, 2003 and 2002 was approximately $223,000 and $148,000, respectively. Expense related to the plan was approximately $75,000, $67,000 and $57,000 in 2003, 2002 and 2001.

GNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15.	Commitments and Contingencies

      At December 31, 2003, the Company was obligated under noncancelable operating leases associated with banking facilities. Future minimum lease payments under the aforementioned operating leases for each of the next five years are as follows (in thousands):

Year	Amount

2004	$104
2005	64
2006	58
2007	7

$233

      Rental expense under the Company’s operating lease agreements was approximately $124,000, $151,000 and $75,000 for the years ending December 31, 2003, 2002 and 2001.

      During 2003, the Company entered into contracts for the construction of new buildings in Ennis and Sanger, Texas. At December 31, 2003, remaining construction costs are estimated to be approximately $772,000 for the building in Ennis and $1,313,000 for the building in Sanger.

      The Company is involved in legal actions arising from normal business activities. Management believes that these actions are without merit or that the ultimate liability, if any, resulting from them will not materially affect the financial position or results of operations of the Company.

Note 16.	Significant Group Concentrations

      The Company’s loans, commitments and standby letters of credit have generally been granted to customers in the Company’s market area. Such customers are normally also depositors of the Company. The concentrations of credit by type of loan are set forth in Note 6. Generally these loans are collateralized and are expected to be repaid from cash flow or proceeds from sale of selected assets of the borrowers. Standby letters of credit are granted primarily to commercial borrowers.

      At December 31, 2003 and 2002, the Company had concentrations of credit associated with due from bank deposits of approximately $7,309,000 and $10,877,000, respectively, and federal funds sold of approximately $11,770,000 and $4,015,000, respectively, at one unaffiliated commercial bank.

Note 17.	Related Party Transactions

      In the ordinary course of business, the Company has and expects to continue to have transactions including borrowings with its employees, officers, directors and their affiliates. Generally, in the opinion of management, such transactions are on the same terms, including interest rates and collateral requirements, as transactions with the Company’s general public customers. The aggregate amount of such loans was approximately $2,699,000 and $3,418,000 at December 31, 2003 and 2002, respectively. During 2003 and 2002, repayments of loans totaled approximately $2,222,000 and $3,614,000 and new loans funded totaled approximately $1,503,000 and $3,351,000.

      Approximately $105,000, $75,000 and $130,000 were paid during 2003, 2002 and 2001 to companies owned by a director for various services related to repossessed assets and bank premises.

Note 18.	Regulatory Matters

      GNB is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At January 1, 2004, subject to the regulatory capital and other potentially limiting

GNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

factors, approximately $2,400,000 was available for dividend declaration to its parent company without regulatory approval.

      The Company and GNB are subject to various regulatory capital requirements administered by banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and GNB’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and GNB must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Company and GNB to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Company and GNB meet all capital adequacy requirements to which they are subject.

      As of December 31, 2003, GNB is categorized as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, GNB must maintain minimum total risk based, Tier I risk based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that date that management believes have changed GNB’s categories.

      GNB and First Bank and Trust’s actual capital amounts and ratios are presented in the following table (in thousands).

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

GNB Financial, n.a.
December 31, 2003:
Total capital to risk weighted assets	$23,231	13.4%	$13,874	≥8.0%	$17,342	≥10.0%
Tier I capital to risk weighted assets	$21,390	12.3%	$6,937	≥4.0%	$10,405	≥6.0%
Tier I capital to average assets	$21,390	9.4%	$9,080	≥4.0%	$11,350	≥5.0%
December 31, 2002:
Total capital to risk weighted assets	$16,929	12.4%	$10,969	≥8.0%	$13,712	≥10.0%
Tier I capital to risk weighted assets	$15,665	11.4%	$5,485	≥4.0%	$8,227	≥6.0%
Tier I capital to average assets	$15,665	9.1%	$6,866	≥4.0%	$8,583	≥5.0%
First Bank and Trust
December 31, 2002:
Total capital to risk weighted assets	$5,020	16.6%	$2,414	≥8.0%	$3,018	≥10.0%
Tier I capital to risk weighted assets	$4,720	15.6%	$1,207	≥4.0%	$1,811	≥6.0%
Tier I capital to average assets	$4,720	14.1%	$1,340	≥4.0%	$1,675	≥5.0%

GNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company’s actual capital amounts and ratios are presented in the following table (in thousands).

			For Capital
	Actual		Adequacy Purposes

	Amount	Ratio	Amount	Ratio

December 31, 2003:
Total capital to risk weighted assets	$25,324	14.6%	$13,914	≥8.0%
Tier I capital to risk weighted assets	$23,483	13.5%	$6,957	≥4.0%
Tier I capital to average assets	$23,483	10.3%	$9,080	≥4.0%
December 31, 2002:
Total capital to risk weighted assets	$24,162	14.4%	$13,419	≥8.0%
Tier I capital to risk weighted assets	$22,598	13.5%	$6,709	≥4.0%
Tier I capital to average assets	$22,598	11.0%	$8,207	≥4.0%
Note 19.     Condensed Financial Statements of GNB Bancshares, Inc.

      The condensed balance sheets, statements of income and statements of cash flows of GNB Bancshares, Inc. (parent company only) are presented below.

BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002

	(In thousands)
ASSETS
Cash	$1,891	$2,043
Investment in subsidiaries	21,855	21,370
Furniture and equipment	25	17
Other assets	124	138
Current tax receivable	348	283

Total assets	$24,243	$23,851

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$312	$283
Long-term debt	5,155	5,155
Stockholders’ equity	18,776	18,413

Total liabilities and stockholders’ equity	$24,243	$23,851

GNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

STATEMENTS OF INCOME

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

	(In thousands)
Income:
Dividends from subsidiaries	$756	$1,456	$1,550

Expenses:
Salaries and employee benefits	352	329	427
Interest on other borrowings	513	514	139
Other	264	333	424

	1,129	1,176	990

Income (loss) before undistributed income of subsidiaries	(373)	280	560

Equity in undistributed income of subsidiaries	1,009	1,411	524

Income before federal income taxes	636	1,691	1,084
Federal income tax benefit	362	399	329

Net income	$998	$2,090	$1,413

GNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

	(In thousands)
Cash flows from operating activities:
Net income	$998	$2,090	$1,413
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	7	11	—
Equity in undistributed income of subsidiaries	(1,009)	(1,411)	(524)
Net change in other assets and liabilities	(22)	372	(5,304)

Net cash (used in) provided by operating activities	(26)	1,062	(4,415)

Cash flows from investing activities:
Purchases of furniture and fixtures	(15)	—	(28)

Net cash used in investing activities	(15)	—	(28)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	—	5,155
Proceeds from other borrowings	—	—	4,725
Repayments of other borrowings	—	—	(4,725)
Sales of treasury stock	522	—	—
Purchases of treasury stock	(10)	(138)	94
Dividends declared	(623)	(527)	(371)

Net cash used in financing activities	(111)	(665)	4,878

Net increase (decrease) in cash	(152)	397	435
Cash at beginning of year	2,043	1,646	1,211

Cash at end of year	$1,891	$2,043	$1,646

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$513	$527	$98

APPENDIX A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER
by and between
TEXAS UNITED BANCSHARES, INC.
and
GNB BANCSHARES, INC.
dated as of April 29, 2004
and Amended and Restated on
June 14, 2004 (as of April 29, 2004)

A-i

A-ii

A-iii

LIST OF SCHEDULES

Schedule 3.1(e)	Subsidiaries and Affiliates
Schedule 3.2(b)	Commitments to Issue Stock
Schedule 3.2(c)	Voting Trusts and Buy-Sell Agreement
Schedule 3.4	Investments
Schedule 3.6(a)	Real Estate
Schedule 3.6(b)	Leases
Schedule 3.8	Environmental Laws
Schedule 3.9	Litigation
Schedule 3.10(d)	Income Tax Returns
Schedule 3.10(f)	Tax Allocation Agreements
Schedule 3.10(g)	Net Operating Losses
Schedule 3.10(i)	§ 481(a) Adjustment
Schedule 3.11	Loan Portfolio
Schedule 3.12(a)	Past Due Loans
Schedule 3.12(b)	Watch List
Schedule 3.13	Contracts and Commitments
Schedule 3.14(a)	Insurance Policies
Schedule 3.14(b)	Revocation or Rescission of Coverage
Schedule 3.15	No Conflict
Schedule 3.17	Absence of Certain Changes
Schedule 3.18	Employment Relations
Schedule 3.19(a)	Employee Benefit Plans
Schedule 3.19(c)	Unfunded Liabilities under ERISA
Schedule 3.23	Brokered Deposits
Schedule 3.25	Intellectual Property
Schedule 3.26	Bank Secrecy Act

A-iv

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

      This Amended and Restated Agreement and Plan of Merger (the “Agreement”) dated as of April 29, 2004 and amended and restated on June 14, 2004 (as of April 29, 2004), is by and between Texas United Bancshares, Inc. (“Texas United”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and GNB Bancshares, Inc. (“GNB”), a Texas corporation and registered bank holding company under the BHC Act. This Agreement amends and restates the Agreement and Plan of Merger dated as of April 29, 2004 by and between Texas United and GNB (the “Original Agreement”).

      WHEREAS, Texas United and GNB wish to modify Section 2.2(c) of the Original Agreement to clarify the method for determining the adjusted Exchange Ratio (as defined in Section 2.2(b) hereof) in the event the Average Share Price of Texas United (as defined in Section 2.2(c) hereof) is less than $18.00 or greater than $21.00; provided that any decrease in the Exchange Ratio is subject to a minimum Exchange Ratio of 2.0000, and to make certain other conforming changes and, therefore, have entered into this Agreement;

      WHEREAS, GNB desires to affiliate with Texas United and Texas United desires to affiliate with GNB by merging GNB with and into Texas United (the “Merger”); and

      WHEREAS, Texas United and GNB believe that the merger of GNB into Texas United in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective shareholders; and

      WHEREAS, Texas United intends to raise new equity capital and to finance a portion of the Merger Consideration (as defined in Section 2.1 hereof) through a public offering (“Public Offering”) of Texas United Common Stock (as defined in Section 2.1 hereof) pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended; and

      WHEREAS, Texas United and GNB intend the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder; and

      WHEREAS, the respective Boards of Directors of Texas United and GNB have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

INTRODUCTION

      This Agreement provides for the Merger of GNB with and into Texas United with Texas United as the survivor, all pursuant to this Agreement. In connection with the Merger, Texas United will acquire all of the issued and outstanding shares of common stock, $5.00 par value, of GNB (“GNB Stock”).

I.     THE MERGER

      SECTION 1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, GNB shall be merged with and into Texas United (which, as the surviving corporation, is hereinafter referred to as “Continuing Company” whenever reference is made to it at or after the Effective Time (as defined in Section 8.2 hereof)) pursuant to the provisions of, and with the effect provided in Article 5 of the Texas Business Corporation Act (“TBCA”).

      SECTION 1.2     Articles of Incorporation, Bylaws and Facilities of Continuing Company. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Company shall be the Articles of Incorporation of Texas United as in effect immediately prior to the Effective Time. Until altered, amended or repealed as therein provided and in the Articles of Incorporation of Continuing Company, the Bylaws of Continuing Company shall be the Bylaws of Texas United as in effect immediately prior to the Effective Time. The established offices and facilities of GNB immediately prior to the Merger shall become established offices and facilities of Continuing Company. Unless and until changed by the Board of Directors of Continuing Company, the main office of Texas United as of the Effective Time shall become the main office of Continuing Company. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Company, all corporate acts, plans, policies, contracts, approvals and authorizations of GNB and Texas United and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Company and shall be as effective and binding thereon as the same were with respect to the GNB and Texas United, respectively, as of the Effective Time.

      SECTION 1.3     Board of Directors and Officers of Continuing Company. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Company, the members of the Board of Directors of Texas United at the Effective Time and each of (a) Riley Peveto, President and a director of GNB, and (b) Jimmy Jack Biffle, a director of GNB, shall become the Board of Directors of Continuing Company. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Company, the officers of Texas United immediately prior to the Effective Time shall become the officers of Continuing Company.

      SECTION 1.4     Effect of Merger. At the Effective Time, the corporate existence of GNB and Texas United shall, as provided in the provisions of law heretofore mentioned, be merged and continued in Continuing Company, and Continuing Company shall be deemed to be a continuation in entity and identity of GNB and Texas United. All rights, franchises and interests of GNB and Texas United, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Company by virtue of such Merger without any deed or other transfer. Continuing Company, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by GNB and Texas United, respectively, as of the Effective Time.

      SECTION 1.5     Liabilities of Continuing Company. At the Effective Time, Continuing Company shall be liable for all liabilities of GNB and Texas United. All debts, liabilities, obligations and contracts of GNB and of Texas United, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of GNB or Texas United, as the case may be, shall be those of Continuing Company and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either GNB or Texas United shall be preserved unimpaired subsequent to the Merger.

      SECTION 1.6     Ratification by Shareholders. This Agreement shall be submitted to the shareholders of each of GNB and Texas United in accordance with the terms of this Agreement, the applicable provisions of law and the Articles of Incorporation and Bylaws of GNB and Texas United, respectively. GNB and Texas United shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Securities and Exchange Commission (“SEC”), Board of Governors of the

Federal Reserve System (“Federal Reserve”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the Texas Department of Banking (the “Banking Department”).

      SECTION 1.7     Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

      SECTION 1.8     Intermediate Holding Company Merger. Texas United and GNB shall take all action necessary and appropriate to cause, including causing the entering into of a merger agreement, their respective subsidiaries, Texas United Nevada, Inc., a Nevada corporation (“Nevada Company”), and Guaranty National Bancshares, Inc., a Delaware corporation (“GNB Delaware”) to merge, immediately following consummation of the Merger, with Nevada Company being the surviving entity pursuant to the provisions of applicable law.

II.     MERGER CONSIDERATION AND EXCHANGE PROCEDURES

      SECTION 2.1     Merger Consideration.

      (a) Unless otherwise adjusted as provided in Section 2.2(c), each share of GNB Stock issued and outstanding immediately prior to the Effective Time, (other than any Dissenting Shares (as defined in Section 2.3 hereof)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive (i) a number of shares of common stock, $1.00 par value, of Texas United (“Texas United Common Stock”) equal to the Exchange Ratio as provided in Section 2.2, plus cash in lieu of any fractional share of Texas United Common Stock and (ii) an amount of cash equal to the Per Share Cash Consideration (collectively, the “Merger Consideration”). The Per Share Cash Consideration shall equal $18,400,000 divided by the number of shares of GNB Stock outstanding at the Effective Time. At the Effective Time, all such shares of GNB Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

      (b) Each share of GNB Stock held in the treasury of GNB and each share of GNB Stock owned by any direct or indirect wholly owned Subsidiary of GNB immediately prior to the Effective Time shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

      (c) Notwithstanding anything in this Agreement to the contrary, Texas United will not issue any certificates or scrip representing fractional shares of Texas United Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Texas United shall pay to each former holder of GNB Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the average of the high and low sale prices per share of Texas United Common Stock on The Nasdaq Stock Market, Inc. National Market System (“Nasdaq”) (as reported by The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Texas United) on the third trading day immediately prior to the day during which the Effective Time occurs by (ii) the fraction of a share of Texas United Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1.

      SECTION 2.2     Determination and Adjustment of Exchange Ratio.

      (a) The aggregate number of shares of Texas United Common Stock to be exchanged for each share of GNB Stock shall be adjusted appropriately to reflect any change in the number of shares of Texas United Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Texas United Common Stock, received or to be received by holders of Texas United Common Stock, when the record date or payment occurs prior to the Effective Time.

      (b) The number of shares of Texas United Common Stock into which each share of GNB Stock will be converted into and exchanged (the “Exchange Ratio”) for will equal 1,415,384 divided by the number of outstanding shares of GNB Stock at the Effective Time (rounded to the nearest ten thousandth).

      (c) In the event the Average Share Price of Texas United is less than $18.00, the Exchange Ratio may, at the option of Texas United, be adjusted to a number (rounded to the nearest ten thousandth) determined by multiplying (i) the quotient of $18.00 divided by the Average Share Price of Texas United and (ii) the Exchange Ratio. If Texas United elects not to adjust the Exchange Ratio, GNB may terminate this Agreement as provided in Section 9.1(d) hereof. In the event the Average Share Price of Texas United is greater than $21.00, the Exchange Ratio shall be adjusted to a number determined by multiplying (a) the quotient of $21.00 divided by the Average Share Price of Texas United and (b) the Exchange Ratio; provided, however, that notwithstanding the previous clause, the Exchange Ratio shall in no circumstances by less than 2.0000. The “Average Share Price” of Texas United Common Stock shall be the average of the daily average sale price per share of Texas United Common Stock on The Nasdaq Stock Market, Inc. National Market System (“Nasdaq”) (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Texas United) for the twenty (20) consecutive trading days ending on and including the tenth trading day preceding the Closing Date.”

      SECTION 2.3     Dissenting Shares. Each share of GNB Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA, is referred to herein as a “Dissenting Share.” Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.1 of this Agreement unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

      SECTION 2.4     Exchange Procedures.

      (a) Texas United shall deposit or cause to be deposited in trust with U.S. Stock Transfer Corporation (the “Exchange Agent”) (i) certificates representing shares of Texas United Common Stock and (ii) cash in an aggregate amount estimated to be sufficient to make the appropriate cash payments (A) of the cash portion of Merger Consideration set forth in Section 2.1 of this Agreement, (B) to holders of Dissenting Shares pursuant to Section 2.3 hereof, if any, and (C) to holders of a fraction of a share of Texas United Common Stock (such amounts being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

      (b) Prior to the Effective Time, Texas United shall cause the Exchange Agent to mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented shares of GNB Stock (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of shares of Texas United Common Stock provided in Section 2.1 hereof, and such Certificate shall forthwith be canceled. No interest will be paid or accrued with respect to the shares of Texas United Common Stock or the cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.4, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon. Texas United shall use its commercially reasonable best efforts to cause the Exchange Agent to deliver the Merger Consideration to shareholders of GNB as soon as practicable following the Effective Time.

      (c) After the Effective Time, the stock transfer ledger of GNB shall be closed and there shall be no transfers on the stock transfer books of GNB of the shares of GNB Stock which were outstanding immediately prior to such time of filing. If, after the Effective Time, Certificates are presented to Texas United, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.4.

      (d) Former shareholders of GNB shall be entitled to vote after the Effective Time at any meeting of Texas United’s shareholders the number of shares of Texas United Common Stock into which their shares are converted, regardless of whether such shareholders of GNB have surrendered their Certificates in exchange therefor.

      (e) No dividends or other distributions declared after the Effective Time with respect to shares of Texas United Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.4. After the surrender of a Certificate in accordance with this Section 2.4, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Texas United Common Stock represented by such Certificate.

      (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of GNB for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 2.4(b) shall be delivered to Texas United upon demand, and any shareholders of GNB who have not theretofore complied with the exchange procedures in this Article II shall look to Texas United only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

      (g) If any certificate representing shares of Texas United Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Texas United) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Texas United Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

      (h) None of Texas United, GNB, the Exchange Agent or any other person shall be liable to any former holder of shares of GNB Stock for any Texas United Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (i) In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Texas United or the Exchange Agent, the posting by such person of a bond in such amount as Texas United or the Exchange Agent may direct as indemnity against any claim that may be made against the Continuing Company with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Texas United Common Stock and cash in lieu of a fractional share interest deliverable in respect thereof pursuant to this Agreement.

III.     REPRESENTATIONS AND WARRANTIES OF GNB

      GNB represents and warrants to Texas United as set forth below. GNB agrees that at the Closing it shall provide Texas United with supplemental disclosure schedules (“Disclosure Schedules”) reflecting any material changes in the information contained in the Disclosure Schedules which have occurred in the period from the date of delivery of such schedules to the date of Closing.

      SECTION 3.1     Organization and Authority.

      (a) GNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. GNB owns 100% of the issued and outstanding capital stock of GNB Delaware. GNB Delaware is a Delaware corporation and bank holding company registered under the BHC Act and is duly organized, validly existing and in good standing under the laws of the State of Delaware. GNB Delaware owns 100% of the issued and outstanding shares of capital stock of GNB Financial, n.a. (“GNB Bank”). GNB Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

      (b) GNB, GNB Delaware and GNB Bank each have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by it and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on GNB.

      For purposes of this Agreement, “Material Adverse Effect” with respect to any party means any effect that is material and adverse to (i) the financial position, business or results of operations or financial performance of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by governmental authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks generally, (iii) changes in general economic conditions affecting banks generally, (iv) any modifications or changes to valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with the transactions contemplated hereby, in each case in accordance with GAAP and (v) reasonable expenses incurred in connection with the transactions contemplated hereby.

      (c) GNB Bank is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the OCC. GNB Bank does conduct trust activities.

      (d) True and complete copies of the Articles of Incorporation and Bylaws of GNB, the Certificate of Incorporation and Bylaws of GNB Delaware and the Articles of Association and Bylaws of Bank, each as amended to date (collectively, “GNB Constituent Documents”), have been delivered or made available to Texas United.

      (e) Except as set forth in Schedule 3.1(e), other than each other, neither GNB, GNB Delaware nor GNB Bank, (i) has any subsidiaries or Affiliates, (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (iii) knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of GNB. “Affiliate” means any natural corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

      (f) The deposit accounts of GNB Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by GNB Bank.

      SECTION 3.2     Capitalization.

      (a) The authorized capital stock of GNB consists of 935,202 shares of GNB Stock, of which 656,338 are issued and outstanding as of the date of this Agreement. The authorized capital stock of GNB

Delaware consists of 1,000 shares of common stock, $1.00 par value (“Delaware Stock”), all of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of the GNB Bank consists of 935,202 shares of common stock, $5.00 par value (“Bank Stock”), all of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of GNB Stock, Delaware Stock and GNB Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

      (b) Except as set forth in Schedule 3.2(b), there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating GNB, GNB Delaware or GNB Bank to issue any authorized and unissued GNB Stock, Delaware Stock or Bank Stock nor does GNB, GNB Delaware or GNB Bank have any outstanding commitment or obligation to repurchase, reacquire or redeem any of their outstanding capital stock.

      (c) Except as set forth in Schedule 3.2(c), there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the GNB Stock, Delaware Stock or GNB Bank Stock.

      SECTION 3.3     Authority; Approvals.

      (a) GNB has full corporate power and authority to execute and deliver this Agreement (and any related documents), and has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions. Except for the approval of the shareholders of GNB, all actions or proceedings on the part of GNB necessary to approve this Agreement (and any related documents) and to consummate the contemplated transactions have been taken.

      (b) The Board of Directors of GNB has duly and validly approved this Agreement and the transactions contemplated herein subject to the approval of the shareholders of GNB as required by law, and, other than shareholder approval, no further corporate proceedings of GNB are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by GNB and is a duly authorized, valid, legally binding agreement of GNB enforceable against GNB in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

      SECTION 3.4     Investments. GNB has furnished to Texas United a complete list, as of December 31, 2003, of all securities, including municipal bonds, owned by GNB Bank (the “Securities Portfolio”). Except as set forth in Schedule 3.4, all such securities are owned by GNB (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any entities in which the ownership interest of GNB equals 5% or more of the issued and outstanding voting securities of the issuer thereof. GNB is not a party to, and to the knowledge of GNB, there are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

      SECTION 3.5     Financial Statements.

      (a) GNB has furnished or made available to Texas United true and complete copies of GNB’s audited consolidated financial statements as of December 31, 2003, 2002 and 2001, and for the years then ended, together with the notes thereto. GNB has also delivered to Texas United a true and correct copy of the Consolidated Reports of Condition and Income (“Call Reports”) filed by the GNB Bank as of and for the years ended December 31, 2003, 2002 and 2001. The audited consolidated financial statements and Call Reports referred to in this Section 3.5 are collectively referred to herein as the “GNB Financial Statements.”

      (b) Each of the GNB Financial Statements fairly present the financial position and results of operations of GNB at the dates and for the periods indicated in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis, except for the Call Reports, which fairly present the financial position of GNB Bank and the results of operations at the dates and for the periods indicated and are in compliance with regulatory accounting principles.

      (c) As of the dates of the GNB Financial Statements referred to above, GNB did not have any obligations or liabilities, fixed or contingent, which are material and are not fully shown or provided for in the GNB Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Texas United.

      SECTION 3.6     Real Property Owned or Leased.

      (a) Other than real property acquired through foreclosure or deed in lieu of foreclosure, Schedule 3.6(a) contains a true, correct and complete list of all real property owned or leased by GNB and GNB Bank (the “GNB Real Property”). True and complete copies of all of its deeds, leases and title insurance policies for, or other documentation evidencing ownership of, the properties referred to in Schedule 3.6(a) and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Texas United.

      (b) Except as set forth in Schedule 3.6(b), no lease with respect to any GNB Real Property and no deed with respect to any GNB Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such GNB Real Property. Each of such leases described in Schedule 3.6(b) is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by GNB, and GNB Bank or the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with or without notice, lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

      (c) To the knowledge of GNB, none of the buildings and structures located on any GNB Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any GNB Real Property, except for those violations and encroachments which in the aggregate would not reasonably be expected to cause a Material Adverse Effect on GNB. No condemnation proceeding is pending or, to GNB’s knowledge, threatened, which would preclude or materially impair the use of any GNB Real Property in the manner in which it is currently being used.

      (d) GNB and its Subsidiaries have good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all GNB Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property.

      (e) All buildings and other facilities used in the business of GNB are adequately maintained and, are free from defects which would be reasonably likely to materially interfere with the current or future use of such facilities.

      SECTION 3.7     Personal Property. GNB and its Subsidiaries have good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of their business (the “GNB Personalty”), free and clear of all liens, charges or other encumbrances, except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (b) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant GNB Personalty. Subject to ordinary wear and tear, the GNB Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

      SECTION 3.8     Environmental Laws. To the knowledge of GNB, GNB and its Subsidiaries and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder. Except as set forth in Schedule 3.8, (a) neither GNB nor any of its Subsidiaries has received notice of or has knowledge of any material violation of any Environmental Laws or of any placement, disposal or release of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws in a manner that would result in a material claim or lien against any of them under any Environmental Laws; (b) during the term of ownership by GNB or any of its Subsidiaries no real estate currently owned, operated, or leased (including any property acquired by foreclosure or deeded in lieu thereof) by GNB or its Subsidiaries, or owned, operated or leased by GNB or its Subsidiaries within the five years preceding the date of this Agreement, has, to the knowledge of GNB, been designated by applicable governmental authorities as requiring any environmental cleanup or response action by GNB or any of its Subsidiaries to comply with Environmental Laws, or has been the site of release of any Hazardous Materials; (c) to the knowledge of GNB or any Subsidiary, no friable asbestos was used in the construction of any portion of GNB’s or any Subsidiaries’ facilities; and (d) to the knowledge of GNB or any Subsidiary, no real property currently owned by GNB or any Subsidiary is, or has been a landfill.

      “Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to pollution, the protection of human health or safety, the environment, or emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, handling, or transport of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; The Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

      “Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs) greater than 500 mg/l, and radon gas in levels above 4 picocures/ liter; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic as of the date hereof by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials.

      SECTION 3.9     Litigation and Other Proceedings. Except as set forth in Schedule 3.9, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of GNB, threatened before any court or administrative body in any manner against GNB or its Subsidiaries, or any of their respective properties or capital stock, which is reasonably likely to have a Material Adverse Effect on GNB or the transactions proposed by this Agreement. To GNB’s knowledge, there is no basis on which any litigation or proceeding could be brought which is reasonably likely to have a Material Adverse Effect on GNB or which would reasonably be likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither GNB nor its Subsidiaries is in default in any material respect with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

      SECTION 3.10     Taxes and Tax Returns.

      (a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Affiliated Group” means any affiliated group within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) § 1504(a).

“Deferred Intercompany Transaction” has the meaning set forth in Treasury Regulation (“Reg.”) § 1.1502-13.

“Excess Loss Account” has the meaning set forth in Reg. § 1.1502-19.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that GNB or any Subsidiary is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      (b) GNB and its Subsidiaries have filed all Tax Returns that each was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which either GNB or any Subsidiary is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes owed by GNB or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either GNB or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid with respect to periods or any portion of a period ending on or before the Closing Date. Neither GNB nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where GNB or any Subsidiary does not file Tax Returns that GNB or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Bank that arose in connection with any failure (or alleged failure) of the GNB or any Subsidiary to pay any Tax.

      (c) GNB and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

      (d) No director or officer (or employee responsible for Tax matters) of either of GNB or any Subsidiary expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax

Liability of GNB or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers of GNB or any Subsidiary has knowledge based upon personal contact with any agent of such authority. Schedule 3.10(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to GNB or any Subsidiary for taxable periods ended on or after December 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. GNB has delivered to the Texas United correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Bank with respect to all periods beginning after December 31, 1999.

      (e) GNB has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

      (f) GNB has not filed a consent under Code § 341(f) concerning collapsible corporations. GNB has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). GNB has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662. Except as set forth in Schedule 3.10(f), neither GNB nor any of its Subsidiaries is (i) a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or (iii) has any Liability for the Taxes of any Person under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

      (g) Schedule 3.10(g) sets forth the following information with respect to GNB and its Subsidiaries as of December 31, 2003 (as well as on an estimated pro forma basis as of the Closing Date giving effect to the consummation of the transactions contemplated hereby): (i) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to GNB Bank; and (ii) the amount of any deferred gain or loss allocable to GNB and its Subsidiaries arising out of any Deferred Intercompany Transaction.

      (h) The unpaid Taxes of GNB and its Subsidiaries (i) did not, as of December 31, 2003, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the GNB Financial Statements (rather than in any notes thereto) and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of GNB in filing its Tax Returns.

      (i) Except as set forth in Schedule 3.10(i), neither GNB nor any of its Subsidiaries is required to make any adjustment under Code § 481(a) by reason of a change in accounting method or otherwise.

      SECTION 3.11     Loan Portfolio and Reserve for Loan Losses. Except as set forth in Schedule 3.11, (i) all evidences of indebtedness in original principal amount in excess of $25,000 reflected as assets in the GNB Financial Statements as of December 31, 2003, were as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms, (ii) the allowance for loan losses shown on the GNB Financial Statements as of December 31, 2003, was, and the allowance for loan losses to be shown on the GNB Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, in the reasonable judgment of management of GNB, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of GNB and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and (iii) the allowance for loan losses described in (ii) above has been established in accordance with GAAP as applied to banking institutions and all applicable rules and regulations; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

      SECTION 3.12     Certain Loans and Related Matters.

      (a) Except as set forth in Schedule 3.12(a), neither GNB nor GNB Bank is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $25,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by GNB or GNB Bank or any regulatory agency with supervisory jurisdiction over GNB or GNB Bank, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of GNB or any of its Subsidiaries, or any 10% or greater shareholder of GNB, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to GNB or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over GNB or any of its Subsidiaries and which violation could have a Material Adverse Effect on GNB.

      (b) Schedule 3.12(b) contains the “watch list of loans” of GNB Bank (“Watch List”) as of December 31, 2003. Except as set forth in Schedule 3.12(b), to the knowledge of GNB, there is no loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with GNB’s past practices and prudent banking principles.

      SECTION 3.13     Contracts and Commitments.

      (a) Except as set forth in Schedule 3.13, neither GNB nor any Subsidiary is a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contract, severance arrangement, change-in-control agreement or parachute (including without limitation any collective bargaining contract or union agreement or agreement with an independent consultant) which is not terminable by GNB or GNB Bank on less than sixty (60) days’ notice without payment of any amount on account of such termination;

(ii) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or other employee benefit arrangement;

(iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures;

(v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred twenty (120) days from the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property other than in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of GNB or any Subsidiary imposed by any bank regulatory authority having supervisory jurisdiction over GNB or any Subsidiary;

(viii) agreement, contract or indenture related to the borrowing by GNB or any Subsidiary of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x) agreement with or extension of credit to any executive officer or director of GNB or any Subsidiary or holder of more than ten percent (10%) of the issued and outstanding GNB Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features; or

(xi) contracts, other than the foregoing, with annual payments aggregating $10,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement, in any schedule attached hereto or in any document delivered or referred to or described in writing by GNB to Texas United.

      (b) GNB and its Subsidiaries have in all material respects performed all material obligations required to be performed by them to date and are not in default under, and no event has occurred which, with the lapse of time or action by a third party or both, could reasonably be expected to result in default under any material indenture, mortgage, contract, lease or other agreement to which GNB or any of its Subsidiaries is a party or by which GNB or any of its Subsidiaries is bound or under any provision of the GNB Constituent Documents.

      SECTION 3.14     Insurance.

      (a) A true, correct and complete list of all insurance policies owned or held by or on behalf of either GNB or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, exclusions, type of insurance, effective and termination dates and any pending claims thereunder involving more than $50,000 is set forth in Schedule 3.14(a).

      (b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, and other forms of insurance owned or held by GNB or any of its Subsidiaries (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are, to the knowledge of GNB, sufficient for compliance with all requirements of applicable laws and of all agreements to which GNB or any of its Subsidiaries is a party; (iii) are, to the knowledge of GNB, adequate for the business conducted by GNB and any of its Subsidiaries in respect of amounts, types and risks insured; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither GNB nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed in a timely fashion. Except as set forth in Schedule 3.14(b), neither GNB nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

      SECTION 3.15     No Conflict With Other Instruments. The execution, delivery and performance of this Agreement by the GNB, and the consummation or performance by the GNB and any of its Subsidiaries of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the GNB Constituent Documents or (ii) assuming approvals and consents and the consents of third parties set forth in Schedule 3.15 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to GNB or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause GNB or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any encumbrance upon any of the properties or assets of GNB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which GNB or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on GNB.

      SECTION 3.16     Laws and Regulatory Filings. GNB and its Subsidiaries are in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over GNB and its Subsidiaries, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of GNB and its Subsidiaries in connection with the execution, delivery and performance by GNB of this Agreement and the transactions contemplated hereby. GNB and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the OCC or any other regulatory authority having supervisory jurisdiction over GNB and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are true and correct in all material respects.

      SECTION 3.17     Absence of Certain Changes. Except as set forth in Schedule 3.17, since December 31, 2003 GNB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with the past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on GNB.

      SECTION 3.18     Employment Relations. The relations of GNB and any of its Subsidiaries with their employees are generally satisfactory, and neither GNB nor any of its Subsidiaries has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of their employees. Each of GNB and any of its Subsidiaries has materially complied with all laws relating to the employment of labor with respect to their employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker’s compensation insurance and social security and similar taxes, and, except as set forth in Schedule 3.18, no person has asserted that GNB or any of its Subsidiaries is liable for any arrearages of wages, worker’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

      SECTION 3.19     Employee Benefit Plans.

      (a) Schedule 3.19(a) lists all employee benefit plans or agreements providing benefits to any employees or former employees of GNB or any of its Subsidiaries that are sponsored or maintained by GNB or any of its Subsidiaries to which GNB or any of its Subsidiaries contributes or is obligated to contribute on behalf of employees or former employees of GNB or any of its Subsidiaries, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan.

      (b) No employee benefit plans of GNB or its ERISA Affiliates (as defined below) (the “GNB Plans”) are “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). None of GNB or any of its respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of GNB, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

      (c) There does not now exist, nor, to the knowledge of GNB or any of its Subsidiaries, do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a material liability of GNB now or following the Closing. “Controlled Group Liability” means (i) any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, or (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (E) under corresponding or similar provisions of foreign laws or regulations; (ii) with respect to any GNB Plan any other material liability under Title I of ERISA or Chapter 43 or 68 of the Code, and (iii) except as set forth in Schedule 3.19(c), material unfunded liabilities under any non-qualified deferred compensation plan for the benefit of any employee or former employee of GNB or any of its Subsidiaries.

      (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of GNB or any of its Affiliates that, individually or in the aggregate, could give rise to the payment by GNB or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code. Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, neither GNB nor any of its Subsidiaries has any liability to provide post-retirement health or life benefits to any employee or former employee of GNB or any of its Subsidiaries.

      (e) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

      SECTION 3.20     Brokers and Finders. Neither GNB nor any of its Subsidiaries nor any of their respective officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement and the transactions contemplated herein.

      SECTION 3.21     Accounting Controls. GNB has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of GNB; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as GNB or other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of GNB is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of GNB; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

      SECTION 3.22     Derivative Contracts. GNB is not a party to nor has it agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the GNB Financial Statements which is a financial derivative contract (including various combinations thereof).

      SECTION 3.23     Deposits. Except as set forth in Schedule 3.23, to the knowledge of GNB or GNB Bank, none of the deposits of GNB Bank is a “brokered” deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

      SECTION 3.24     Community Reinvestment Act. GNB Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) and all regulations promulgated thereunder (“CRA”). GNB Bank has a rating of “satisfactory” as of its most recent CRA compliance examination and, knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the OCC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

      SECTION 3.25     Intellectual Property Rights. Schedule 3.25 will contain a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by GNB or any of its Subsidiaries or used under license by them in the conduct of their business (the “Intellectual Property”). GNB or its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Except as set forth in Schedule 3.25, to the knowledge of GNB, neither GNB nor any of its Subsidiaries is infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has GNB or its Subsidiaries used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

      To GNB’s knowledge, neither GNB nor any of its Subsidiaries is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of GNB or its Subsidiaries or the Continuing Company to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

      SECTION 3.26     Bank Secrecy Act. Except as set forth in Schedule 3.26, GNB has had no incidents or suspected incidents of fraud or defalcation during the last two years. GNB Bank is fully aware of their respective responsibilities with respect to the Bank Secrecy Act requirement as to the filing of Currency Transaction Reports (“CTRs”) and Suspicious Activity Reports (“SARs”). In addition, GNB Bank is fully aware of its responsibilities with respect to the USA Patriot Act, Gramm Leach Bliley Act Privacy Provisions, Office of Foreign Assets Control Regulation (OFAC), Bank Protection Act, all applicable Financial Crimes Enforcement Network (FinCEN) requirements and all other related laws. GNB further represents that it has complied in all material respects with these laws, has properly monitored transaction activity (including but not limited to wire transfers), and has filed, to the best of its knowledge, all necessary CTRs and SARs. GNB also represents, to the best of its knowledge, that there are no GNB Bank customers, other than those set forth on the Schedule 3.26, that should be particularly monitored for unusual activity.

      SECTION 3.27     Outstanding Trust Preferred Securities of Subsidiary Trust.

      (a) GNB has issued and has presently outstanding an aggregate of $5,155,000 in aggregate principal amount of 9.95% Junior Subordinated Debt Securities due 2031 issued by GNB to GNB Capital Trust I (the “Trust”) pursuant to the Indenture dated as of November 28, 2001 (“Indenture”) between GNB and Wilmington Trust Company, as trustee (“Trustee”). The Trust has issued an outstanding $5,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Trust Agreement dated November 28, 2001 among GNB, Trustee, as Property Trustee and as Delaware Trustee, and the Administrative Trustees named therein (such issuance of securities and all documents and instruments related thereto being herein referred to collectively as the “Trust Preferred Issue”).

      (b) All representations and warranties as made by GNB in the documents related to the Trust Preferred Issue were true in all material respects when made. The Trust Preferred Issue was created, offered and sold in compliance with the applicable legal requirements in all material respects.

      SECTION 3.28     Shareholders’ List. GNB has provided or made available to Texas United as of a date within ten (10) days of the date of this Agreement a list of the holders of shares of GNB Stock containing for GNB’s shareholders the names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated prior to Closing.

IV.     REPRESENTATIONS AND WARRANTIES OF TEXAS UNITED

      Texas United represents and warrants to GNB as set forth below. Texas United agrees that, at the Closing, it shall provide GNB with supplemental Disclosure Schedules reflecting any material changes in the information contained in the Disclosure Schedules which have occurred in the period from the date of delivery of such Disclosure Schedules to the date of Closing.

      SECTION 4.1     Organization.

      (a) Texas United is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to financial holding companies. Texas United owns 100% of the issued and outstanding shares of common stock, $1.00 par value (“Nevada Stock”), of Nevada Company. Nevada Company, a Nevada corporation and a bank holding company registered under the BHC Act, is duly organized, validly existing and in good standing under the laws of the State of Nevada. Nevada Company owns 100% of the issued and outstanding shares of common stock, $5.00 par value, of State Bank (“State Bank Stock”). State Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas.

      (b) Texas United, Nevada Company and State Bank each have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Texas United.

      (c) State Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Banking Department, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

      (d) True and complete copies of the Articles of Incorporation and Bylaws of Texas United, the Articles of Incorporation and Bylaws of Nevada Company and the Articles of Association and Bylaws of State Bank, each as amended to date (collectively, the “Texas United Constituent Documents”), have been delivered or made available to GNB.

      (e) Other than each other, neither Texas United, Nevada Company nor State Bank (i) has any subsidiaries or Affiliates, (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (iii) knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Texas United.

      SECTION 4.2     Capitalization.

      (a) The authorized capital stock of Texas United consists of 20,000,000 shares of Texas United Common Stock, 4,022,831 shares of which are issued and 4,016,736 shares of which are outstanding as of the date of this Agreement and 500,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The authorized capital stock of Nevada Company consists of 1,000 shares of Nevada Stock, all of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of State Bank consists of 101,536 shares of State Bank Stock, all of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Texas United Common Stock, Nevada Stock and State Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. There are no voting trusts, voting agreements or other similar arrangements affecting the Nevada Company Stock or the State Bank Stock, or to Texas United’s knowledge, the Texas United Common Stock.

      (b) At the Effective Time, the shares of Texas United Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights and/or any federal or state securities laws.

      SECTION 4.3     Approvals; Authority.

      (a) Texas United has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Texas United and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions. Except for the approval of the shareholders of Texas United, all actions or proceedings on the part of Texas United necessary to approve this Agreement (and any related documents) and to consummate the contemplated transactions have been taken.

      (b) The Board of Directors of Texas United has duly and validly approved this Agreement and the transactions contemplated herein, subject to the approval of the shareholders of Texas United as required by law, and, other than shareholder approval, and no further action by holders of Texas United Common

Stock or any other corporate proceedings of Texas United are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by Texas United and is a duly authorized, valid, legally binding agreement of Texas United enforceable against Texas United in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

      SECTION 4.4     No Conflict With Other Instruments. The execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or Bylaws of Texas United or (ii) assuming all required shareholder and regulatory consents and approvals are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Texas United or any of its properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Texas United to become subject to or liable for the payment of any tax, or result in the creation of any encumbrance upon any of the properties or assets of Texas United under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Texas United or State Bank is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Texas United.

      SECTION 4.5     Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Texas United, threatened before any court or administrative body in any manner against Texas United or any of its Subsidiaries, or any of their respective properties or capital stock, which is reasonably likely to have a Material Adverse Effect on Texas United. To Texas United’s knowledge, there is no reasonable basis on which any litigation or proceeding could be brought which could have a Material Adverse Effect on Texas United or which would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Texas United is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

      SECTION 4.6     Brokers and Finders. Neither Texas United nor any of its Subsidiaries nor any of their respective officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement.

      SECTION 4.7     Financial Statements.

      (a) Texas United has furnished or made available to GNB true and complete copies of its Annual Report on Form 10-K for the year ended December 31, 2003 (“Annual Report”), as filed with the SEC, which contains Texas United’s audited balance sheet as of December 31, 2003 and 2002, and the related statements of income and statements of changes in shareholders’ equity and cash flow for the years ended December 31, 2003, 2002 and 2001. The financial statements referred to above included in the Annual Report are collectively referred to herein as the “Texas United Financial Statements.”

      (b) The Texas United Financial Statements fairly present the financial position and results of operation of Texas United at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

      (c) As of the dates of the Texas United Financial Statements referred to above, Texas United did not have any obligations or liabilities, fixed or contingent, which are material and are not fully shown or provided for in the Texas United Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to GNB.

      (d) Since December 31, 2003, no event has occurred or circumstance arisen that, individually or in the aggregate, has had, or is reasonably likely to have a Material Adverse Effect on Texas United.

      SECTION 4.8     Securities and Exchange Commission Reporting Obligations. Texas United has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC. As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      SECTION 4.9     Texas United Employee Benefit Plans. The employee pension benefits plans and welfare benefit plans (referred to collectively herein as the “Texas United Plans”) in effect at Texas United and its Subsidiaries have all been operated in all material respects in compliance with ERISA, since ERISA became applicable with respect thereto. None of the Texas United Plans nor any of their respective related trusts have been terminated (except the termination of any Texas United Plan which is in compliance with the requirements of ERISA and which will not result in any additional liability to Texas United), and there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Texas United Plans nor their respective related trusts have incurred any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA. The Texas United Plans are the only employee pension benefit plans covering employees of Texas United and its Subsidiaries. Texas United and its Subsidiaries will not have any material liabilities with respect to employee pension benefits, whether vested or unvested as of the Closing Date, for any of their employees other than under the Texas United Plans, and as of the date hereof the actuarial present value of Texas United Plan assets of each Texas United Plan is not less (and as of the Effective Time of the Merger such present value will not be less) than the present value of all benefits payable or to be payable thereunder.

      SECTION 4.10     Regulatory Approvals. Texas United has no reason to believe that it will not be able to obtain (a) all requisite regulatory approvals necessary to consummate the transactions set forth in this Agreement and (b) additional capital through the sale of shares of Texas United Common Stock.

      SECTION 4.11     Laws and Regulatory Filings. Texas United and its Subsidiaries are in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Texas United and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the Banking Department or any other regulatory authority having supervisory jurisdiction over Texas United and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the knowledge of Texas United and its Subsidiaries, true and correct in all material respects.

      SECTION 4.12     Employment Relations. The relations of Texas United and its Subsidiaries with their employees are generally satisfactory, and neither Texas United nor any of its Subsidiaries has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of their employees. Each of Texas United and its Subsidiaries has materially complied with all laws relating to the employment of labor with respect to their employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker’s compensation insurance and social security and similar taxes, and no person has asserted that Texas United or its Subsidiaries is liable for any arrearages of wages, worker’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

V.     COVENANTS OF GNB

      GNB covenants and agrees with Texas United as follows:

      SECTION 5.1     Shareholder Approval and Reasonable Best Efforts.

      (a) GNB shall duly call a meeting of its shareholders (“GNB Shareholders’ Meeting”) at such time as may be mutually agreed to be the parties for the purpose of considering and approving the Agreement and all other matters necessary to consummate the transactions contemplated by the Agreement. The Board of Directors of GNB will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and GNB will use its commercially reasonable best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

      (b) If the transaction is approved by the GNB shareholders, GNB shall, subject to Section 5.6, take all commercially reasonable action to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as Texas United reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

      SECTION 5.2     Activities of GNB Pending Closing.

      (a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, GNB shall and shall cause each of its Subsidiaries to:

(i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles;

(ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to Texas United of (a) any material change in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over GNB or any of its Subsidiaries, (c) the institution or threat of any material litigation against GNB, or (d) any event or condition that would cause any of the representations or warranties of GNB contained in this Agreement to be untrue in any material respect or which would otherwise cause a Material Adverse Effect on GNB; and

(iv) except as required by law or regulation, take no action which would adversely affect or delay the ability of Texas United or its Subsidiaries to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its and agreements under this Agreement.

      (b) From the date hereof to and including the Closing Date, except (1) as required by law or regulation (2) as reflected in a GNB Disclosure Schedule delivered on or prior to the date hereof specifically referenced to the applicable subparagraph below or (3) as permitted or required under the Agreement, as long as this Agreement remains in effect or unless Texas United otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), GNB shall not, and shall not permit any of its Subsidiaries, to:

(i) make or agree to make or renew any loans or other extensions of credit to any borrower in excess of $500,000 (except (A) pursuant to commitments made prior to the date of this Agreement, (B) loans fully secured by a certificate of deposit at the Bank); provided, that in the event GNB desires to make or renew any such loan to any borrower in excess of $500,000, it shall so advise Texas United via e-mail transmission. Texas United shall notify GNB in writing within three (3) business days of receipt of such notice whether Texas United consents to such loan or extension of credit, provided that if Texas United fails to notify GNB with such time frame, Texas United shall be deemed to have consented to such loan or extension of credit;

(ii) modify any outstanding loan or acquire any loan participation, unless such modification is made in the ordinary course of business, consistent with past practice.

(iii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights, options or warrants to acquire, or any securities convertible into, any shares of its capital stock;

(iv) grant any stock appreciation rights or other form of incentive compensation;

(v) open or close any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities, and shall otherwise consult with and seek the advice of Texas United with respect to basic policies relating to branching, site location and relocation;

(vi) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.13, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices;

(vii) grant any severance or termination pay to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of GNB or any of its Subsidiaries, either individually or as part of a class of similarly situated persons;

(viii) make any general or individual wage or salary increase (including increases in directors’ or consultants’ fees) other than in accordance with past practice, pay any prerequisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

(ix) declare or set aside or pay any dividend or make any other distribution (whether in cash, stock or property) in respect of the GNB Stock, or, directly or indirectly, purchase, redeem or otherwise acquire any shares of GNB Stock, other than (i) the payment of dividends from GNB Bank to GNB and (ii) the payment by GNB of its regular quarterly dividend;

(x) sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(xi) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with GNB’s past practices;

(xii) establish any new Subsidiary or Affiliate;

(xiii) voluntarily make any material change in the interest rate risk profile of GNB Bank from that as of December 31, 2003;

(xiv) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement;

(xv) amend or change any provision of GNB’s Constituent Documents; or

(xvi) excluding deposits, FHLB advances and borrowings with maturities consistent with past practices, undertake any additional borrowings with maturities in excess of ninety (90) days.

      SECTION 5.3     Access to Properties and Records. To the extent permitted by applicable law, including, without limitation, banking laws and regulations and antitrust laws and regulations, GNB shall, and shall cause each of its Subsidiaries to, (i) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Texas United full access upon reasonable notice to GNB’s properties, books and records and other documents and data in order that Texas United may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of GNB, and (ii) furnish Texas United with such additional financial and operating data and other information as to its business and properties as Texas United shall, from time to time, reasonably request. As soon as practicable after they become available, GNB will deliver or make available to Texas United all unaudited quarterly financial statements prepared for the internal use of management of GNB and all Call Reports filed by the Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Texas United will return to GNB all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

      SECTION 5.4     Information for Regulatory Applications and SEC Filings. GNB will, unless prohibited by law, furnish Texas United with all information concerning GNB and GNB Bank required for inclusion in (a) any application, statement or document to be made or filed by Texas United or GNB with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (b) any filings with the SEC, including a Registration Statement on Form S-4, and any applicable state securities authorities. GNB represents and warrants that all information so furnished for such applications and filings shall, to the best of its knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. GNB agrees at any time, upon the request of Texas United, to furnish to Texas United a written letter or statement confirming the accuracy of the information with respect to GNB contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to GNB contained in such document or draft was furnished by GNB expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by GNB expressly for use therein.

      SECTION 5.5     Attendance at Certain GNB Meetings. In order to facilitate the continuing interaction of Texas United with GNB, and in order to keep Texas United fully advised of all ongoing activities of GNB, subject to the limitation in this Section 5.5, GNB agrees and shall cause its Subsidiaries to agree to allow Texas United to designate two representatives (who shall be officers of State Bank), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and committees of GNB and each of its Subsidiaries (including, but not limited to, meetings of the officers’ loan committee of GNB Bank). GNB shall promptly give Texas United prior notice by telephone of all called meetings. Such representative shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (a) matters involving this Agreement, (b) information or material which GNB or any of its Subsidiaries is required or obligated to maintain as confidential under applicable laws or regulations or (c) pending or threatened litigation or investigations if, in the opinion of counsel to GNB, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed and will be bound by Texas United’s confidentiality obligations. No attendance by representatives of Texas United at board or committee meetings under this Section 5.5 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of GNB made in this Agreement. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then Texas United’s designees will no longer be entitled to notice of and permission to attend such meetings.

      SECTION 5.6     Standstill Provision. So long as this Agreement is in effect, neither GNB nor any of its Subsidiaries shall, and GNB agrees to use its best efforts to cause its and each of its Subsidiaries’ directors, officers, employees, agents and representatives not to, entertain, solicit or encourage any inquiries with respect to, or provide any information to or negotiate with any other party any proposal which could reasonably be expected to lead to the merger, consolidation, acquisition or sale of all or substantially all of the assets or any shares of capital stock of GNB; except where the Board of Directors of GNB determines, based on the advice of counsel, that the failure to furnish such information or participate in such negotiations or discussions would or could reasonably be deemed to constitute a breach of the fiduciary or legal obligations of GNB’s Board of Directors to its shareholders. GNB agrees to notify Texas United of any such unsolicited acquisition proposal, within one business day of its receipt, and provide reasonable detail as to the identify of the proposed acquirer and the nature of the proposed transaction and prior to providing any information or data to any person in connection with such unsolicited acquisition proposal by such person, the Board of Directors of GNB receives from such person an executed confidentiality agreement.

      SECTION 5.7     Voting Agreement. GNB acknowledges that the directors of GNB and 10% or greater shareholders of any class of GNB Stock as of the date hereof have agreed to vote their shares of GNB Stock in favor of this Agreement and the transactions contemplated hereby, subject to required regulatory approvals, pursuant to a Voting Agreement substantially in the form of Exhibit A to this Agreement which has been executed as of the date of this Agreement.

      SECTION 5.8     Affiliates’ Letters. No later than the fifteenth (15th) day following the date of execution of this Agreement, GNB shall deliver to Texas United, after consultation with legal counsel, a list of names and addresses of those persons who are then “affiliates” of GNB with respect to the Merger within the meaning of Rule 144 under the Securities Act. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 144) which Texas United identifies (by written notice to GNB within three business days after receipt of such list) as possibly being a person who may be deemed to be an “affiliate” of GNB within the meaning of Rule 144. GNB shall use its commercially reasonable best efforts to cause each person identified as an “affiliate” to deliver, to Texas United, not later than the thirtieth (30th) day following the date of execution of this Agreement, a letter agreement dated as of the date of delivery thereof in substantially the form of Exhibit B attached hereto.

      SECTION 5.9     Conforming Accounting Adjustments. GNB shall, if requested by Texas United, consistent with GAAP, immediately prior to Closing, make such accounting entries as Texas United may reasonably request in order to conform the accounting records of GNB to the accounting policies and practices of Texas United. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by GNB (i) of any adverse circumstances for purposes of determining whether the conditions to Texas United’s obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to Texas United’s obligations under this Agreement set forth in Section 10.3 hereof or (iii) that such adjustment has any bearing on the number of shares of Texas United Common Stock issuable hereunder. No adjustment required by Texas United shall (a) require any prior filing with any governmental agency or regulatory authority or (b) violate any law, rule or regulation applicable to GNB.

      SECTION 5.10     Ongoing Insurance Coverage. GNB Bank will use commercially reasonable best efforts to provide, for a period of not less than two (2) years after the Effective Time, (i) Past Acts Insurance under its current directors and officers insurance policy (or comparable coverage), (ii) Employment Practices Liability coverage providing prior acts insurance and (iii) Past Acts coverage under its current Bankers Blanket Bond (or comparable coverage) for each of the directors and officers of GNB and GNB Bank currently covered under comparable policies held by GNB or GNB Bank. If GNB is not able to obtain such insurance coverage, Texas United will use its commercially reasonable best efforts to do so.

      SECTION 5.11     Consents to Assign and Use Leased Premises. With respect to the leases disclosed in Schedule 3.6(a), GNB will use its commercially reasonable best efforts to obtain all consents, approvals, authorizations, waivers or similar affirmations necessary to transfer and assign all right, title and interest of the GNB and GNB Bank to Texas United and to permit the use and operation of the leased premises of GNB or its Subsidiaries by Texas United.

      SECTION 5.12     Minimum Equity Capital. GNB shall, and shall cause GNB Bank to, use its commercially reasonable best efforts to maintain the Equity Capital of GNB Bank equal to or greater than $20,000,000 on the last day of the calendar month immediately preceding the Closing Date. For purposes of this Section 5.12, Equity Capital shall equal the sum of the common stock, capital surplus and retained earnings of GNB Bank, excluding securities gains or losses, all as determined by Texas United pursuant to GAAP.

      SECTION 5.13     Releases. GNB shall use its reasonable best efforts to have each of the directors and officers (with a title of senior vice president or above as of the date hereof) of GNB and GNB Bank deliver to Texas United an instrument in the form of Exhibit C attached hereto dated as of the Closing Date releasing Texas United and State Bank from any and all claims of such directors and officers (except as described in such instrument).

      SECTION 5.14     Change in Control and Non-Competition Agreements.

      (a) GNB shall use its best efforts to cause Riley Peveto to enter into a change in control and non-competition agreement with Texas United and/or State Bank to be effective as of the Effective Time in form and substance satisfactory to Texas United. The change in control and non-competition agreement shall include (i) the provision of a payment of three (3) years annual compensation (subject to limitations under Section 280G of the Code) upon a change in control of Texas United and (ii) a non-competition agreement of Mr. Peveto for a three (3) year period following the termination of his employment with Texas United and/or State Bank.

      (b) GNB shall use its best efforts to cause each of Ray Nichols and Mike Montgomery to enter into a change in control and non-competition agreement with Texas United and/or State Bank to be effective as of the Effective Time in form and substance satisfactory to Texas United. The change in control and non-competition agreement for each of Messrs. Nichols and Montgomery shall include (i) the provision of a payment of two (2) years annual compensation (subject to limitations under Section 280G of the Code) upon a change in control of Texas United and (ii) a non-competition agreement of Messrs. Nichols and Montgomery for a two (2) year period following the termination of his employment with Texas United and/or State Bank.

      SECTION 5.15     Appointment of Directors. GNB agrees that prior to the Effective Time, it will take, or cause to be taken, all actions necessary to (i) increase by two (2) the number of positions on the GNB Bank Board of Directors and (ii) cause each of L. Don Stricklin and Ervan Zouzalik to be elected or appointed as a director of GNB Bank at the Effective Time, if each is still a member of the Texas United Board of Directors immediately prior to the Effective Time and if each is willing and eligible to serve as a director of GNB Bank.

      SECTION 5.16     Trust Preferred Issue. As soon as practicable following the execution of this Agreement, GNB shall notify the Trustee with respect to the Trust Preferred Issue, or any successor trustee named for purposes of the Trust Preferred Issue, of the execution of this Agreement and shall use its commercially reasonable best efforts to obtain from such trustee confirmation that (i) no Default or Event of Default (as those terms are defined in the Indenture and the Trust Preferred Securities Guarantee Agreement, each dated November 28, 2001) exists or is continuing; (ii) no Default or Event of Default will occur as a result of the execution, delivery and performance by GNB of its obligations under the terms of this Agreement; and (iii) GNB has not elected to exercise its right to commence an Extended Interest Payment Period as that term is defined in the Indentures and the Trust Preferred Securities Guarantee Agreement referred to in Section 3.27 hereof.

VI.     COVENANTS OF TEXAS UNITED

      Texas United covenants and agrees with GNB as follows by this Agreement:

      SECTION 6.1     Shareholder Approval and Reasonable Best Efforts.

      (a) Texas United shall duly call a meeting of its shareholders (“Texas United Shareholders’ Meeting”) at such time as may be mutually agreed to be the parties for the purpose of considering and approving the Agreement and all other matters necessary to consummate the transactions contemplated by the Agreement. The Board of Directors of Texas United will recommend to its shareholders the approval of this Agreement, the issuance of the shares of Texas United Common Stock and the transactions contemplated hereby and Texas United will use its commercially reasonable best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

      (b) If the transaction is approved by the Texas United shareholders, Texas United shall take all commercially reasonable action to aid and assist in the consummation of the Merger, and will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

      SECTION 6.2     Information for Regulatory Applications and Proxy Solicitation. Texas United will, unless prohibited by law, furnish GNB with all information concerning Texas United required for inclusion in (a) any application, statement or document to be made or filed by GNB with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (b) any proxy materials to be furnished to the shareholders of GNB in connection with their consideration of the Merger. Texas United represents and warrants that all information so furnished for such statements and applications shall, to the best of its knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. Texas United agrees, upon the request of GNB, to furnish to GNB a written letter or statement confirming to the best of its knowledge the accuracy of the information with respect to Texas United and its Subsidiaries contained in any report or other application or statement referred to in Sections 6.1 or 6.2 of this Agreement, and confirming that the information with respect to Texas United contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Texas United expressly for use therein.

      SECTION 6.3     Registration Statement. As promptly as practicable after the execution of this Agreement, Texas United shall prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act and any other applicable documents, relating to the shares of Texas United Common Stock to be delivered to the shareholders of GNB pursuant to this Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to GNB’s shareholders, at the time of each of the GNB shareholders’ meeting held to approve the Merger and at the Effective Time of the Merger, the prospectus included as part of the Registration Statement (the “Prospectus”) will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this paragraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by GNB for use in the Registration Statement or the Prospectus.

      SECTION 6.4     Nasdaq Listing. Texas United will file all documents required to be filed to have the shares of the Texas United Common Stock to be issued pursuant to the Agreement included for quotation on Nasdaq and use its best efforts to effect said listing.

      SECTION 6.5     Issuance of Texas United Common Stock. The shares of Texas United Common Stock to be issued by Texas United to the shareholders of GNB pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duty authorized, validly issued, fully paid and nonassessable. The shares of Texas United common Stock to be delivered to the shareholders of GNB pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Texas United or any other person, firm or entity.

      SECTION 6.6     Attendance at Certain Texas United Meetings. In order to facilitate the continuing interaction of Texas United with GNB, and in order to keep GNB fully advised of all ongoing activities of Texas United, subject to the limitation in this Section 6.6, Texas United agrees and shall cause State Bank to agree to allow Riley Peveto and/or Jimmy Jack Biffle to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and committees of Texas United and State Bank. Texas United shall promptly give Mr. Peveto and/or Mr. Biffle prior notice by telephone of all called meetings. Mr. Peveto shall have no right to vote and may be excluded from sessions of the board of directors and committees during which there is being discussed (a) matters involving this Agreement, (b) information or material which Texas United or any of its Subsidiaries is required or obligated to maintain as confidential under applicable laws or regulations or (c) pending or threatened litigation or investigations if, in the opinion of counsel to Texas United, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed and will be bound by GNB’s confidentiality obligations. No attendance by Mr. Peveto and/or Mr. Biffle at board or committee meetings under this Section 6.6 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of Texas United made in this Agreement. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then Mr. Peveto and Mr. Biffle will no longer be entitled to notice of and permission to attend such meetings.

      SECTION 6.7     Access to Properties and Records. To the extent permitted by applicable laws and any applicable contractual obligations, Texas United will (i) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of GNB full access upon reasonable notice to the properties, books and records of Texas United and State Bank in order that GNB may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Texas United, and (ii) furnish GNB with such additional financial and operational data and other information as to the business and properties of Texas United as GNB shall, from time to time, reasonably request. As soon as practicable after they become available, Texas United will deliver or make available to GNB all unaudited quarterly financial statements prepared for the internal use of management of Texas United and all Call Reports filed by State Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, GNB will return to Texas United all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

      SECTION 6.8     Appointment of Directors.

      (a) Texas United agrees, at or prior to the Effective Time, to take all actions necessary to (i) increase by two (2) the number of positions on the Texas United Board of Directors and (ii) cause each of Riley Peveto and Jimmy Jack Biffle to be elected or appointed as a director of Texas United at the Effective Time, if he is still a member of the GNB Board of Directors immediately prior to the Effective Time and if he is willing and eligible to serve as a director of Texas United.

      (b) Texas United agrees, at or prior to the Effective Time, to take, or cause to be taken, all actions necessary to (i) increase by two (2) the number of positions on the State Bank Board of Directors and (ii) cause each of Riley Peveto and Jimmy Jack Biffle to be elected or appointed as a director of State Bank at the Effective Time, if each is still a member of the GNB Bank Board of Directors immediately prior to the Effective Time and if each is willing and eligible to serve as a director of State Bank. Texas United agrees to appoint Mr. Peveto to serve as Chairman of the Board of Directors of GNB Bank.

VII.     MUTUAL COVENANTS OF GNB AND TEXAS UNITED

      SECTION 7.1     Notification; Updated Disclosure Schedules. GNB shall give prompt notice to Texas United, and Texas United shall give prompt notice to the GNB, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Disclosure Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      SECTION 7.2     Confidentiality. Neither Texas United nor GNB will, directly or indirectly, before or after the consummation or termination of this Agreement, disclose any confidential information, whether written or oral (“Subject Information”) acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 9.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term “Subject Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

      SECTION 7.3     Publicity. Except as otherwise required by applicable law or the rules of the Nasdaq, as long as this Agreement is in effect, neither Texas United nor GNB shall, nor shall they permit any of their respective Subsidiaries and Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that this shall not include notices required to be published pursuant to the regulatory application process. The parties agree that they will make a good faith effort to reach agreement expeditiously on such press releases, announcements or other public statements.

VIII.     CLOSING

      SECTION 8.1     Closing. Subject to the other provisions of this Article VIII, on a mutually acceptable date (“Closing Date”) as soon as practicable within a thirty (30) day period commencing with the latest of the following dates:

(a) the receipt of all requisite shareholder approvals and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; or

(b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Texas United or GNB, pursuant to Section 12.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Texas United and GNB, to the consummation of the transactions contemplated herein, or such prior date as each of Texas United and GNB shall elect whether or not such proceeding has been brought to a conclusion;

      A meeting (“Closing”) will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

      The Closing shall take place at the offices of Bracewell & Patterson, L.L.P. in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

      SECTION 8.2     Effective Time. Texas United and GNB shall, in accordance with Section 5.04 of the TBCA, file Articles of Merger with the Secretary of State of Texas regarding the Merger. The Merger shall become effective as of the close of business on the date on which such filing has been completed and the Secretary of State of Texas has issued a Certificate of Merger with respect to the Merger, unless a specific effective time is stated in such Articles of Merger (the “Effective Time”).

IX.     TERMINATION

      SECTION 9.1     Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) This Agreement may be terminated by action of the Board of Directors of Texas United or GNB at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

(iii) the Merger shall not have become effective on or before the one hundred and fiftieth (150th) day following the date of this Agreement, or such later date as shall have been approved in writing by the Boards of Directors of Texas United and GNB; provided, however, that the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date;

(b) This Agreement may be terminated by Texas United or GNB if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a material breach by Texas United or GNB, as the case may be, of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party or parties of such breach; or (ii) a material breach by Texas United or GNB, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party or parties of such breach.

(c) This Agreement may be terminated by either Texas United or GNB if the approval of the shareholders of GNB or Texas United, as the case may be, contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the meeting of shareholders of GNB or Texas United, as the case may be, at which they consider the approval of the Agreement.

(d) This Agreement may be terminated by the Board of Directors of GNB if the Average Share Price of Texas United Common Stock (as defined in Section 2.2(c) hereof is less than $18.00 per share. To terminate this Agreement pursuant to this Section 9.1(d), GNB must provide to Texas

United written notice of its intent to terminate within two business days following the end of the twenty (20) consecutive trading days ending on and including the tenth trading day preceding the Closing Date (“Termination Notice”). For a period of five business days from the date of receipt of the Termination Notice, Texas United shall have the option, but not the obligation, to increase the aggregate number of shares of Texas United Common Stock into which shares of GNB Stock will be converted at the Effective Time as set forth in Section 2.2 hereof (“Walkaway Counter Offer”). In the event that Texas United elects to make the Walkaway Counter Offer, the Termination Notice previously sent by GNB shall be null and void and of no effect, and GNB shall no longer have the right to terminate the Agreement pursuant to this Section 9.1(d). If Texas United does not elect to make the Walkaway Counter Offer, this Agreement shall terminate.

(e) This Agreement may be terminated at any time prior to the Effective Time with the mutual written consent of Texas United and GNB and the approval of such action by their respective Boards of Directors.

(f) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of GNB if prior to the Effective Time, GNB shall have received a bona fide Acquisition Proposal (as defined in Section 9.3(c)) and the GNB Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written advice of independent legal counsel and as to financial matters on the written advice of SAMCO Capital Markets or an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) is a Superior Proposal (as defined in Section 9.3(d)) and that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (ii) shall not be deemed effective until payment of the Termination Fee required by Section 9.3.

(g) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Texas United if the GNB Board of Directors shall have (i) resolved to accept an Acquisition Proposal, (ii) recommended to the shareholders of GNB that they tender their shares in a tender or exchange offer commenced by a third party or (iii) withdrawn or modified, in any manner that is adverse to Texas United, its recommendation or approval of this Agreement or the Merger or recommended to the GNB shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing.

      SECTION 9.2     Effect of Termination. In the event of termination of this Agreement by either Texas United or GNB as provided under Section 9.1 hereof or abandonment of the Merger without breach by any party hereto, this Agreement (other than Section 7.2) shall become void and have no effect, without any liability on the part of any party or its directors, officers, agents, representatives or shareholders, except that the provisions of this Section 9.2, Section 7.2 and Section 13.4 shall survive any such termination and abandonment. Nothing contained in this Section 9.2 shall relieve any party of any liability for a breach of this Agreement; provided that notwithstanding any provision in this Agreement to the contrary, the sole remedy available to a party for any unknowing misrepresentation or breach of warranty by the other party which is discovered by the non-breaching party prior to the Closing Date shall be the termination of this Agreement.

      SECTION 9.3     Termination Fee. To compensate Texas United for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Texas United, GNB and Texas United agree as follows:

(a) Provided that Texas United shall not be in material breach of any covenant or obligation under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by GNB specifying in reasonable detail the basis of such alleged breach), GNB shall pay to Texas United the sum of $1,000,000 (the “Termination Fee”) if this Agreement is terminated (i) by GNB under the provisions of Section 10.1(f), (ii) by either Texas United or GNB under the provisions of Section 9.1(c), if at the time of any failure by the shareholders of GNB to approve and adopt this Agreement and the Merger there shall exist an Acquisition Proposal with respect to GNB and, within twelve months of the termination of this Agreement, GNB enters into a definitive agreement with any third party with respect to any Acquisition Proposal or (iii) by Texas United under the provisions of Section 10.1(g).

(b) Any payment required by paragraph (a) of this Section 10.3 shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement.

(c) For purposes of this Agreement, “Acquisition Proposal” means a written offer or proposal which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the GNB Common Stock regarding any of the following (other than the transactions contemplated by this Agreement) involving GNB or any Subsidiary: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or substantially all of the assets or equity securities or deposits of, GNB or any Subsidiary, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; (ii) any tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of GNB or the filing of a registration statement under the Securities Act in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(d) For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made by a third person that the Board of Directors of GNB determines in its good faith judgment to be more favorable to GNB’s shareholders than the Merger (taking into account, in good faith, the written opinion, with only customary qualifications, of GNB’s independent financial advisor that the value of the consideration to GNB’s shareholders provided for in such proposal exceeds the value of the consideration to GNB’s shareholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of GNB (taking into account, in good faith, the written advice of GNB’s independent financial advisor), is reasonably capable of being obtained by such third person.

X.     CONDITIONS TO OBLIGATIONS OF TEXAS UNITED

      The obligations of Texas United under this Agreement are subject to the satisfaction, at or prior to the Closing Date of all of the following conditions, which may be waived by Texas United in its sole discretion:

      SECTION 10.1     Compliance with Representations and Warranties.

      (a) Each of the representations and warranties made by GNB in this Agreement must have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Texas United shall have received a certificate signed on behalf of GNB by the chief executive officer of GNB to that effect.

      (b) Each of the representations and warranties made by GNB in Article III which is qualified by a materiality standard must have been accurate in all respects when made and shall be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Texas United shall have received a certificate signed on behalf of GNB by the chief executive officer of GNB to that effect.

      SECTION 10.2     Performance of Obligations. GNB shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Texas United shall have received a certificate signed by the by the chief executive officer of GNB to that effect.

      SECTION 10.3     Absence of Material Adverse Changes. There shall have been no change after the date hereof in the assets, properties, business or financial condition of GNB or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on GNB.

      SECTION 10.4     Employment Matters.

      (a) The employment and change in control agreement between GNB and/or GNB Bank and Riley Peveto shall be terminated and in consideration thereof, a lump sum payment equal to two (2) times Mr. Peveto’s annual salary then in effect shall have been paid by GNB immediately prior to the Effective Time.

      (b) The employment and change in control agreements between GNB and/or GNB Bank and each of Ray Nichols and Mike Montgomery shall be terminated and in consideration thereof, a lump sum payment equal to Mr. Nichols’ and Mr. Montgomery’s annual salary then in effect shall have been paid by GNB immediately prior to the Effective Time.

      (c) Each of Messrs. Peveto, Nichols and Montgomery shall have executed a release agreement with respect to the payment of any benefits to them pursuant to their respective employment agreements.

      SECTION 10.5     Releases. Each of the officers (with a title of senior vice president or above as of the date hereof) and directors of GNB and GNB Bank shall deliver to Texas United an instrument in the form of Exhibit C dated as of the Closing Date releasing GNB and Texas United from any and all claims of such directors and officers (except as described in such instrument).

      SECTION 10.6     Public Offering. The Public Offering shall have been completed and shall have provided Texas United with sufficient net proceeds to pay the cash portion of the Merger Consideration.

XI.     CONDITIONS TO OBLIGATIONS OF GNB

      The obligations of GNB under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by GNB in its sole discretion:

      SECTION 11.1     Compliance with Representations and Warranties.

      (a) Each of the representations and warranties made by Texas United in this Agreement must have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and GNB shall have received a certificate signed on behalf of Texas United by the chief executive officer of Texas United to that effect.

      (b) Each of the representations and warranties made by Texas United in Article IV which is qualified by a materiality standard must have been accurate in all respects when made and shall be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Texas United shall have received a certificate signed on behalf of GNB by the chief executive officer of GNB to that effect.

      SECTION 11.2     Performance of Obligations. Texas United shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. GNB shall have received a certificate signed by the by the chief executive officer of Texas United to that effect.

      SECTION 11.3     Absence of Material Adverse Changes. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Texas United which, individually or in he aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Texas United.

XII.     MUTUAL CONDITIONS TO RESPECTIVE OBLIGATIONS OF

TEXAS UNITED AND GNB

      The respective obligations of Texas United and GNB under this Agreement are subject to the satisfaction of the following conditions which may be waived by Texas United and GNB, respectively, in their sole discretion:

      SECTION 12.1     Government Approvals. Texas United shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve, the FDIC, the Banking Department and any other regulatory agency whose approval must be received in order to consummate the Merger and the transactions contemplated hereby and all statutory waiting periods in respect thereof shall have expired, which approvals shall not impose any restrictions on the operations of the Continuing Company which would reduce the benefits of the transactions contemplated by this Agreement in such a material manner that Texas United in its good faith and reasonable judgment, would not have entered into this Agreement had such restrictions been known at the date hereof; and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority. It is understood that, if any such contest is brought by formal proceeding, Texas United or GNB may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger over such objection.

      SECTION 12.2     Shareholder Approval. The shareholders of GNB and the shareholders of Texas United shall have approved this Agreement by the requisite vote.

      SECTION 12.3     Tax Opinion. GNB and Texas United shall have received an opinion of counsel in form and substance satisfactory to GNB and Texas United to the effect that on the basis of certain facts, representations and opinions set forth in such opinion that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of GNB, Texas United and others.

      SECTION 12.4     Registration of Texas United Common Stock. The Registration Statement covering the shares of Texas United Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws, if any, relating to the issuance or trading of the Texas United Common Stock to be issued in the Merger shall have been received.

      SECTION 12.5     Listing of Texas United Common Stock. The shares of Texas United Common Stock to be delivered to the shareholders of GNB pursuant to this Agreement shall have been authorized for listing on Nasdaq.

XIII.     MISCELLANEOUS

      SECTION 13.1     Definition of Subsidiary. Except as otherwise provided herein, the term “Subsidiary” shall mean, in the case of either Texas United or GNB, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

      SECTION 13.2     Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Texas United and GNB contained in this Agreement shall terminate at the Closing, other than covenants that by their terms are to be performed after the Effective Time (including Sections 2.4 and 7.2), which shall survive the Closing.

      SECTION 13.3     Amendments. To the extent permitted by applicable law, this Agreement may be amended only by a writing signed by Texas United and GNB at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of GNB pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

      SECTION 13.4     Expenses. Except as set forth in Section 9.3, whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Such expenses shall include, but not be limited to, fees and expenses of its own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

      SECTION 13.5     Notices. Except as explicitly provided herein, any notice or communication given hereunder shall be in writing and shall be delivered in person or mailed by certified or first class mail, postage prepaid or sent by courier or by facsimile to the persons at the addresses set forth below (or at other address as may be provided hereunder):

If to Texas United:

Texas United Bancshares, Inc.

202 West Colorado
LaGrange, Texas 78945
Facsimile: (979) 968-6513
Attention: Mr. L. Don Stricklin

With a copy to:

Bracewell & Patterson, L.L.P.

711 Louisiana Street, Suite 2900
Houston, Texas 77002-2781
Facsimile: (713) 221-1212
Attention: Ms. Charlotte M. Rasche

If to GNB:

GNB Bancshares, Inc.

100 E. California Street
Gainesville, Texas 76241
Facsimile: (817) 810-0692
Attention: Mr. Riley C. Peveto

With a copy to:

Haynie, Rake & Repass, PC

14651 Dallas Parkway, Suite 136
Dallas, Texas 75254
Facsimile: (972) 716-1850
Attention: Mr. Mark Haynie

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices, including notices of changes of address, shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

      SECTION 13.6     Governing Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without taking into account provisions regarding choice of law.

      SECTION 13.7     Interpretation. The table of contents, headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof. The term “as of the date hereof” shall mean April 29, 2004.

      SECTION 13.8     Modifications or Waiver. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

      SECTION 13.9     Severability. Except to the extent that application of this Section 13.9 would have a Material Adverse Effect on GNB or Texas United, as applicable, any term or other provision prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

      SECTION 13.10     Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party hereto without the prior written consent of the other parties.

      SECTION 13.11     Entire Agreement. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger.

      SECTION 13.12     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

      SECTION 13.13     Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

      SECTION 13.14     Gender. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

      SECTION 13.15     Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto.

[Signature Page Follows]

      IN WITNESS WHEREOF, the parties have caused this Amended and Restated Agreement to be executed and delivered as of the date first above written and effective as of April 29, 2004.

TEXAS UNITED BANCSHARES, INC.

By: /s/ L. DON STRICKLIN -------------------------------------------------------- Name: L. Don Stricklin Title: President and Chief Executive Officer

ATTEST:

By:	/s/ THOMAS N. ADAMS

GNB BANCSHARES, INC.

By: /s/ RILEY C. PEVETO -------------------------------------------------------- Name: Riley C. Peveto Title: Chairman of the Board

ATTEST:

By:	/s/ JOHNNA MCVEIGH

APPENDIX B

SAMCO CAPITAL MARKETS

A Division of Penson Financial Services, Inc.

1700 Pacific Avenue, Suite 2000 • Dallas, Texas 75201

Telephone 214-765-1400 • Facsimile 214-765-1499

July 21, 2004

The Board of Directors

GNB Bancshares, Inc.
2501 Parkview Drive
Suite 312
Fort Worth, Texas 76102
Attention: Riley C. Peveto, Chairman of the Board

Members of the Board:

      We understand that GNB Bancshares, Inc. (“GNB”), Gainesville, Texas, a Texas corporation and Texas United Bancshares, Inc. (“Texas United” or the “Company”), La Grange, Texas, a Texas corporation have entered into an Amended and Restated Agreement and Plan of Merger dated April 29, 2004 (the “Agreement”), which provides for the merger (the “Merger”) of GNB with and into the Company, with the Company being the surviving corporation. In accordance with the terms of the Agreement, each shareholder of record (collectively, the “Shareholders”) of GNB common stock, par value $5.00 per share, will receive (i) aggregate cash consideration in the amount of $18,400,000 and (ii) Company common stock in the approximate aggregate amount of $25,375,869 (collectively, the “Merger Consideration”). The aggregate amount of common stock consideration is based on 1,443,451 shares being issued and an average closing price for the Company’s common stock for the 20-day period ended June 30, 2004 of $17.65. The terms and conditions of the Merger are more fully set forth in the Agreement.

      You have asked for our opinion (“Opinion”), as investment bankers, as to whether the Merger Consideration to be received by the Shareholders pursuant to the Merger is fair, from a financial point of view.

      Our Opinion is based on information furnished to us by GNB or GNB Financial, NA (“the Bank”), or obtained by us from published and verbal sources we consider relevant. We have relied upon and assumed the accuracy and completeness of all information submitted to us or that was publicly available and have made no independent verification of this information. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying upon any financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of GNB as to the expected future results of operations and financial condition of GNB or the Bank to which such analyses or forecasts relate. We have relied as to all legal matters relevant to rendering our Opinion upon the advice of counsel. GNB’s management has informed us that they know of no additional information that would have a material effect upon our Opinion.

      In arriving at our Opinion, we have followed generally accepted industry practices for the valuation of commercial banks and their holding companies and have used such valuation methodologies as we have deemed necessary or appropriate for the purposes of this Opinion. In giving our Opinion, we have given consideration to all available financial data and other relevant factors affecting the value of GNB including, but not limited to, the following, (i) the FRY-9LP and FRY-9C of GNB as of December 31, 2003 and March 31, 2004, (ii) the audited financial statements of GNB for the years ended December 31, 2001, 2002, and 2003, (iii) the Regulatory Call Report of the Bank as of December 31, 2003 and March 31, 2004, (iv) a forecast of earnings for the years 2004 through 2008 for GNB (v) the results of

B-1

The Board of Directors
GNB Bancshares, Inc.

comparisons between GNB’s recent operating results and pricing multiples and those of certain other banks located in Texas that have been acquired since 2002,(vi) the results of an analysis of GNB’s normalized earnings and the net present value of the after-tax cash flows GNB could produce through the year 2008, and (vii) other such factors as we have deemed appropriate.

      Neither SAMCO Capital Markets (“SAMCO”) nor the individuals involved in this valuation have any present or contemplated future financial interest in GNB, the Bank or the Company which might prevent them from rendering a fair and unbiased Opinion.

      In reaching our Opinion, we have assumed that the Merger will be consummated in accordance with the terms described in the Agreement. Based on the foregoing and in consideration of all relevant factors, it is our Opinion, as of the date of this letter, that the Merger Consideration to be received pursuant to the Agreement is fair to the Shareholders, from a financial point of view.

      Our Opinion is necessarily based upon the business, market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter, and does not address GNB’s underlying business decision to enter into the Merger. We consent to the reference to our firm in the proxy statement related to the transaction and to the inclusion of our Opinion in its entirety as an exhibit to the proxy statement related to the transaction.

      SAMCO Capital Markets appreciates the opportunity to be of service to you in this matter.

Very truly yours,
SAMCO CAPITAL MARKETS

DORY A. WILEY, CFA
Managing Director

B-2

APPENDIX C

HOEFER & ARNETT

INCORPORATED
INVESTMENT BANKERS
207 Jefferson Square
Austin, Texas 78731
(512) 495-9890
Fax: (512) 495-9894

July 21, 2004

Members of the Board of Directors

Texas United Bancshares, Inc.
202 W. Colorado
La Grange, Texas 78945

Members of the Board of Directors:

      You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Texas United Bancshares, Inc., La Grange, Texas (“TXUI”) of the terms of the proposed merger of GNB Bancshares, Inc., Gainesville, Texas (“GNB”) with and into TXUI. Pursuant to the Agreement and Plan of Reorganization and Merger, dated as of April 29, 2004 and amended on June 14, 2004, (the “Agreement”) and subject to the terms and conditions therein, unless otherwise adjusted as provided in Section 2.2(c)of the Agreement, each share of GNB Stock issued and outstanding immediately prior to the Effective Time, (other than any Dissenting Shares (as defined in Section 2.3)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive (i) a number of shares of common stock, $1.00 par value, of TXUI (“TXUI Common Stock”) equal to the Exchange Ratio as provided in Section 2.2, plus cash in lieu of any fractional share of TXUI Common Stock and (ii) an amount of cash equal to the Per Share Cash Consideration (collectively, the “Merger Consideration”). The Per Share Cash Consideration shall equal $18,400,000 divided by the number of shares of GNB Stock outstanding at the Effective Time. At the Effective Time, all such shares of GNB Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

      The number of shares of TXUI Common Stock into which each share of GNB Stock will be converted into and exchanged (the “Exchange Ratio”) for will equal 1,415,384 divided by the number of outstanding shares of GNB Stock at the Effective Time (rounded to the nearest ten thousandth). In the event the Average Share Price of TXUI is less than $18.00, the Exchange Ratio may, at the option of TXUI, be adjusted to a number (rounded to the nearest ten thousandth) determined by multiplying (i) the quotient of $18.00 divided by the Average Share Price of TXUI and (ii) the Exchange Ratio. If TXUI elects not to adjust the Exchange Ratio, GNB may terminate this Agreement as provided in Section 9.1(d) hereof. In the event the Average Share Price of TXUI is greater than $21.00, the Exchange Ratio shall be adjusted to a number determined by multiplying (a) the quotient of $21.00 divided by the Average Share Price of TXUI and (b) the Exchange Ratio; provided, however, that notwithstanding the previous clause, the Exchange Ratio shall in no circumstances by less than 2.0000. The “Average Share Price” of TXUI Common Stock shall be the average of the daily average sale price per share of TXUI Common Stock on The Nasdaq Stock Market, Inc. National Market System (“Nasdaq”) (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by TXUI) for the twenty (20) consecutive trading days ending on and including the tenth trading day preceding the Closing Date.”

HOEFER & ARNETT
INCORPORATED

      Based on 656,338 shares of GNB Bancshares outstanding and a market value of $17.65 per share for TXUI common stock, which was the 20 day average sales price ending June 30, 2004, the exchange ratio would equal 2.19925. Therefore, TXUI will pay $18.4 million in cash and issue approximately 1,443,451 shares of common stock to GNB shareholders, resulting in a total transaction value of $43,876,910, or $66.85 per share. A transaction value of $66.85 per share represents a price to book value at March 31, 2004 of 2.25x, a price to tangible book value at March 31, 2004 of 2.25x, a price to estimated 2004 earnings multiple of 20.89x, a price to March 31, 2004 assets of 19.55% and a tangible premium on core deposits of 14.32%.

      In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement and amendments thereto; (ii) annual reports to shareholders and annual reports on Form 10-K of TXUI for December 31, 2003, December 31, 2002 and December 31, 2001; quarterly Reports on Form 10-Q of TXUI for the quarters ended March 31, 2004, September 30, 2003, June 30, 2003 and March 31, 2003; (iii) audited financial statements for GNB for the years ended December 31, 2003 and December 31, 2002; quarterly reports on Form Y-9C for GNB for the quarters ended March 31, 2004, December 31, 2003, September 30, 2003, June 30, 2003 and March 31, 2003; (iv) certain other information relating to TXUI and GNB, including financial forecasts provided to Hoefer Arnett or discussed with Hoefer & Arnett by TXUI and GNB and met with the managements of TXUI and GNB to discuss past and current operations, financial condition and prospects, as well as the results of regulatory examinations; (v) the publicly reported historical prices and trading activity for TXUI stock; and (vi) the nature and financial terms of certain other merger and acquisition transactions involving banks and bank holding companies. We have conducted such other financial studies, analyses and investigations, as we deemed appropriate for purposes of this opinion.

      In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the managements of TXUI and GNB as to the reasonableness of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of TXUI and GNB management.

      We did not make or obtain any evaluations or appraisals of the assets or liabilities of TXUI or GNB. We are not experts in the valuation of allowances for loan losses and we did not make an independent evaluation of the adequacy of the allowance for loan losses of either TXUI or GNB, nor did we review any individual loan credit files. We assumed that the aggregate allowance for loan losses set forth in the financial statements of TXUI and GNB is adequate to cover such losses. For purposes of its opinion, we assumed that the reorganization would have the tax, accounting and legal effects described in the merger agreement. Hoefer & Arnett’s opinion as expressed herein is limited to the fairness, from a financial point of view, to the shareholders of TXUI with respect to the terms of the proposed merger of GNB with and into TXUI and does not address the underlying business decision to proceed with the transaction.

      We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of TXUI and GNB, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders’ equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for TXUI and GNB; and (ii) the assets and liabilities of TXUI and GNB, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other

HOEFER & ARNETT
INCORPORATED

transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

      Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of the proposed merger of GNB with and into TXUI are fair, from a financial point of view, to the holders of shares of common stock of TXUI.

      Our opinion is directed to the Board of Directors of TXUI for their information and assistance in connection with their consideration of the financial terms of the transaction contemplated by the Agreement and does not constitute a recommendation to any shareholder of TXUI as to how such shareholder should vote on the proposed transaction.

Very truly yours,

/s/	HOEFER & ARNETT, INCORPORATED

Hoefer & Arnett, Incorporated

APPENDIX D

DISSENTERS’ RIGHTS UNDER THE TEXAS BUSINESS CORPORATION ACT

ARTICLE 5.11

RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

      A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

(1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

(2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

(3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

      B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

(1) the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares, of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

(a) listed on a national securities exchange;

(b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(c) held of record by not less than 2,000 holders;

(2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

(3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:

(a) shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are:

(i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

(ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(iii) held of record by not less than 2,000 holders;

(b) cash in lieu of fractional shares otherwise entitled to be received; or

(c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

ARTICLE 5.12

PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

      A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

(b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

(2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

      B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

      C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

      D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

      E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

      F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

      G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ARTICLE 5.13

PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

      A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

      B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

      C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

APPENDIX E

TEXAS UNITED BANCSHARES, INC.

2004 STOCK INCENTIVE PLAN

1. PURPOSE

      The purpose of the TEXAS UNITED BANCSHARES, INC. 2004 STOCK INCENTIVE PLAN (the “Plan”) is to provide a means through which Texas United Bancshares, Inc., a Texas corporation (the “Company”), and its subsidiaries, may attract able persons to the Company and to provide a means whereby those employees and Directors, upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and their desire to remain in its employ or service. A further purpose of the Plan is to provide such employees and Directors with additional incentive and reward opportunities designed to enhance the profitable growth of the Company. Accordingly, the Plan provides for granting Incentive Stock Options, Nonqualified Stock Options, Restricted Stock Awards or any combination of the foregoing, as is best suited to the circumstances of the particular Holder as provided herein.

2. DEFINITIONS

      The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

(a) “Affiliates” means any “parent corporation” of the Company and any “subsidiary corporation” of the Company within the meaning of Code Sections 424(e) and (f), respectively.

(b) “Award” means, individually or collectively, any Option or Restricted Stock Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Change of Control” means the occurrence of any of the following events: (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company); (ii) the Company’s subsidiary bank is merged or consolidated into, or otherwise acquired by, an entity other than a wholly-owned subsidiary of the Company; (iii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company); (iv) the Company is to be dissolved and liquidated; (v) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote or control the voting) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power) or (vi) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

(e) “Change of Control Value” shall mean (i) the per share price offered to shareholders of the Company in any such merger, consolidation, reorganization, sale of assets or dissolution transaction; (ii) the price per share offered to shareholders of the Company in any tender offer or exchange offer whereby a Change of Control takes place or (iii) if such Change of Control occurs other than pursuant to a tender or exchange offer, the Fair Market Value per share of the shares into which Awards are exercisable, as determined by the Committee, whichever is applicable. In the event that the consideration offered to shareholders of the Company consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(f) “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulations under such section.

(g) “Committee” means the Compensation Committee of the Board which shall be (i) constituted so as to permit the Plan to comply with Rule 16b-3 promulgated by the Securities and Exchange Commission (“Rule 16b-3”) under the 1934 Act and (ii) constituted solely of “outside directors” within the meaning of Code Section 162(m) and applicable interpretive authority thereunder.

(h) “Company” means Texas United Bancshares, Inc. and any of its Affiliates.

(i) “Director” means an individual elected to the Board by the shareholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

(j) An “employee” means any person (excluding a Non-Employee Director), including an officer, in an employment relationship with the Company or any parent or subsidiary corporation (as defined in section 424 of the Code).

(k) “1934 Act” means the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” means, as of any specified date, the mean of the high and low sales prices of the Stock (i) reported by the any interdealer quotation system on which the Stock is quoted on that date or (ii) if the Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

(m) “Holder” means an employee or Director who has been granted an Award.

(n) “Incentive Stock Option” means an option that is designated as an incentive stock option within the meaning of section 422(b) of the Code.

(o) “Non-Employee Director” means an individual who is a Director of the Company and who is not an employee of the Company or any Affiliate.

(p) “Nonqualified Stock Option” means an option granted under Paragraph 7 of the Plan, to purchase Stock which does not constitute an Incentive Stock Option.

(q) “Option” means an Award granted under Paragraph 7 of the Plan and includes Incentive Stock Options to purchase Stock and Nonqualified Stock Options to purchase Stock.

(r) “Option Agreement” means a written agreement between the Company and a Holder with respect to an Option.

(s) “Plan” means the Texas United Bancshares, Inc. 2004 Stock Incentive Plan, as amended from time to time.

(t) “Restricted Stock Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

(u) “Restricted Stock Award” means an Award granted under Paragraph 8 of the Plan.

(v) “Stock” means the common stock, $1.00 par value per share, of the Company.

3. EFFECTIVE DATE AND DURATION OF THE PLAN

      The Plan shall be effective upon the date of its adoption by the Board, provided that the Plan is approved by the shareholders of the Company within twelve months thereafter. No further Awards may be granted under the Plan after the expiration of ten years from the date of its adoption by the Board. The Plan shall remain in effect until all Awards granted under the Plan have been satisfied or expired.

4. ADMINISTRATION

      (a) Committee. The Plan shall be administered by the Committee.

      (b) Powers. Subject to the provisions of the Plan, the Committee shall have sole authority, in its discretion, to determine which employees or Directors shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option, Nonqualified Stock Option or Restricted Stock Award shall be granted and the number of shares of Stock which may be issued under each Option or Restricted Stock Award; subject to approval by a majority of the outside Directors (as determined under Section 162(m) of the Code) of the Board of Directors. In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees or Directors, their present and potential contributions to the Company’s success and such other factors as the Committee in its discretion shall deem relevant.

      (c) Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article 4 shall be conclusive.

5. GRANT OF OPTIONS AND RESTRICTED STOCK AWARDS;

SHARES SUBJECT TO THE PLAN

      (a) Stock Grant and Award Limits. The Committee may from time to time grant Awards to one or more employees or Directors determined by it to be eligible for participation in the Plan in accordance with the provisions of Paragraph 6. Subject to Paragraph 9, the aggregate number of shares of Stock that may be issued under the Plan shall not exceed 250,000 shares. Shares of Stock shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or the rights of its Holder terminate or the Award is paid in cash, any shares of Stock subject to such Award shall again be available for the grant of an Award. Separate stock certificates shall be issued by the Company for those shares acquired pursuant the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of a Nonqualified Stock Option.

      (b) Stock Offered. The stock to be offered pursuant to the grant of an Award may be authorized but unissued Stock or Stock previously issued and outstanding and reacquired by the Company.

6. ELIGIBILITY

      Awards may be granted only to persons who, at the time of grant, are employees or Directors. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option or a Nonqualified Stock Option, a Restricted Stock Award or any combination thereof.

7. STOCK OPTIONS

      (a) Option Period. The term of each Option shall be as specified by the Committee at the date of grant, provided that the term of an Incentive Stock Option cannot exceed ten years from the date of grant.

      (b) Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

      (c) Special Limitations on Incentive Stock Options. No more than 250,000 shares of Stock may be subject to Incentive Stock Options. Incentive Stock Options may be granted only to employees. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Nonqualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an optionee’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such options of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

      (d) Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. No individual may be granted in any calendar year Options to purchase more than                      shares of Stock. An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Each Option Agreement shall specify the effect of termination of employment or the cessation of serving on the Board on the exercisability of the Option. Moreover, an Option Agreement may provide for a “cashless exercise” of the Option by establishing specific procedures related to such cashless exercise. Such Option Agreement may also include, without limitation, provisions relating to (i) vesting of Options, subject to the provisions hereof accelerating such vesting on a Change of Control; (ii) tax matters (including provisions (y) permitting the delivery of additional shares of Stock or the withholding of shares of Stock from those acquired upon exercise to satisfy federal or state income tax withholding requirements and (z) dealing with any other applicable employee wage withholding requirements) and (iii) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

      (e) Option Price and Payment. The price at which a share of Stock may be purchased upon exercise of an Option shall be determined by the Committee, but (i) such purchase price shall not be less than the Fair Market Value of Stock subject to an Incentive Stock Option on the date such Incentive Stock Option, as the case may be, is granted and (ii) such purchase price shall be subject to adjustment as provided in Paragraph 9. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee.

      (f) Shareholder Rights and Privileges. The Holder shall be entitled to all the privileges and rights of a shareholder only with respect to such shares of Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder’s name.

      (g) Options in Substitution for Stock Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation of the employing corporation with the Company or any subsidiary, or the acquisition by the Company or a subsidiary of the assets of the employing corporation, or the acquisition by the Company or a subsidiary of stock of the employing corporation with the result that such employing corporation becomes a subsidiary.

8. RESTRICTED STOCK AWARDS

      (a) Forfeiture Restrictions to be Established by the Committee. Shares of Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of targets established by the Committee that are based on (a) the price of a share of Stock, (b) the Company’s earnings per share, (c) the Company’s revenue, (d) the revenue of a business unit of the Company designated by the Committee, (e) the return on shareholders’ equity achieved by the Company or (f) the Company’s pre-tax cash flow from operations; (ii) the Holder’s continued employment with the Company for a specified period of time or (iii) a combination of any two or more of the factors listed in clauses (i) and (ii) of this sentence. Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee. The Forfeiture Restrictions applicable to a particular Restricted Stock Award shall not be changed except as permitted by Paragraph 8(b) or Paragraph 9.

      (b) Date of Lapse of Forfeiture Restrictions to be Established by the Committee. The Committee, at the time of grant of a Restricted Stock Award, shall specify the date or dates (which may depend upon or be related to the attainment of targets and other conditions as set forth above) on which the Forfeiture Restrictions shall lapse. The Committee at any time may accelerate such date or dates and otherwise waive or amend any conditions of the grant; provided, however, the Committee may not take any action described in this paragraph with respect to a Restricted Stock Award that has been granted to a “covered employee” (within the meaning of Treasury Regulation § 1.162-27(c)(2)) if such Restricted Stock Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code. With respect to a Restricted Stock Award granted to a “covered employee,” if the Forfeiture Restrictions imposed upon such Restricted Stock Award are based on the attainment of performance goals, the Committee shall certify in writing that such performance goals have been attained.

      (c) Other Terms and Conditions. No individual may be awarded in any calendar year more than                      shares of Stock that are subject to a Restricted Stock Award. Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. The Holder shall have the right to receive dividends with respect to Stock subject to a Restricted Stock Award, to vote Stock subject thereto and to enjoy all other shareholder rights, except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions shall have expired; (ii) the Company shall retain custody of the Stock until the Forfeiture Restrictions shall have expired; (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Stock until the Forfeiture Restrictions shall have expired and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment or the cessation of serving on the Board (by retirement, disability, death or otherwise) of a Holder prior to expiration of the Forfeiture Restrictions. Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award. Such Restricted Stock Agreement may also include, without limitation, provisions relating to (i) vesting of Awards, subject to the provisions hereof accelerating vesting on a Change of Control; (ii) tax matters (including provisions (y) covering any applicable employee wage withholding requirements and (z) prohibiting an election by the Holder under Section 83(b) of the Code); and (iii) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Agreements need not be identical.

      (d) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

      (e) Agreements. At the time any Award is made under this Paragraph 8 the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical.

9. RECAPITALIZATION OR REORGANIZATION

      (a) In the event of changes in the outstanding Stock by reason of a stock split, stock dividend, combination of shares or other relevant changes in capitalization, the number and kind of shares of Stock or other securities which are subject to this Plan or subject to any Awards theretofore granted, and the exercise prices shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares or other securities without changing the aggregate exercise price.

      (b) If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of an Award theretofore granted the Holder shall be entitled to (or entitled to purchase, if applicable) under such Award, in lieu of the number of shares of Stock then covered by such Award, the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of shares of Stock then covered by such Award.

      (c) Upon the occurrence of a Change of Control, all Awards shall immediately vest and become exercisable or satisfiable, as applicable. The Committee, in its discretion, may determine that upon the occurrence of a Change of Control, each Award other than an Option outstanding hereunder shall terminate within a specified number of days after notice to the Holder, and such Holder shall receive, with respect to each share of Stock subject to such Award, cash in an amount equal to the excess, if any, of the Change of Control Value over the exercise price. Further, upon the occurrence of a Change of Control, the Committee, in its discretion, shall act to effect one or more of the following alternatives with respect to outstanding Options, which may vary among individual Holders and which may vary among Options held by any individual Holder: (i) determine a limited period of time for the exercise of such Options on or before a specified date (before or after such Change of Control) after which specified date all unexercised Options and all rights of Holders thereunder shall terminate; (ii) require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Options held by such Holders (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Change of Control, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay to each Holder an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such Option over the option price(s) under such Options for such shares; (iii) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding) or (iv) provide that thereafter upon any exercise of an Option theretofore granted the Holder shall be entitled to purchase under such Option, in lieu of the number of shares of Stock then covered by such Option the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the Holder has been the holder of record of the number of shares of Stock then covered by such Option. The provisions contained in this paragraph shall not alter or terminate any rights of the Holder to further payments pursuant to any other agreement with the Company following a Change of Control.

      (d) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

      (e) Any adjustment provided for in Subparagraphs (a), (b) or (c) above shall be subject to any required shareholder action.

      (f) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares of obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the exercise price per share, if applicable.

10. AMENDMENT AND TERMINATION OF THE PLAN

      The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder without the consent of the Holder (unless such change is required in order to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder), and provided, further, that the Board may not, without approval of the shareholders, amend the Plan:

(a) to increase the maximum number of shares which may be issued on exercise or surrender of an Award, except as provided in Paragraph 9;

(b) to change the Option price;

(c) to change the class of employees or Directors eligible to receive Awards or materially increase the benefits accruing to employees or Directors under the Plan;

(d) to extend the maximum period during which Awards may be granted under the Plan;

(e) to modify materially the requirements as to eligibility for participation in the Plan;

(f) to decrease any authority granted to the Committee hereunder in contravention of Rule 16b-3; or

(g) in any other manner that would require shareholder approval under Rule 16b-3, the exchange on which Stock is listed, or Sections 162(m) or 422 of the Code or any successor provisions.

11. MISCELLANEOUS

      (a) No Right to An Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an employee or Director any right to be granted an Award to purchase Stock or a Restricted Stock Award or any of the rights hereunder except as may be evidenced by an Award or by an Option Agreement or Restricted Stock Agreement on behalf of the

Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

      (b) No Employment or Service Rights Conferred. Nothing contained in the Plan shall (i) confer upon any employee or Director any right with respect to continuation of employment or service with the Company or any subsidiary or (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment or service at any time.

      (c) Compliance With Other Laws; Withholding. The Plan, the grant and exercise of Awards thereunder, and the obligation of the Company to sell and deliver shares under such Awards, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be obligated to issue any Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under any state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. No fractional shares of Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

      (d) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action which is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, director, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

      (e) Restrictions on Transfer. An Award shall not be transferable otherwise than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the Holder’s lifetime only by such Holder or the Holder’s guardian or legal representative.

      (f) Section 162(m). If the Company is subject to 162(m) of the Code, it is intended that the Plan comply fully with and meet all the requirements of Section 162(m) of the Code and regulations promulgated thereunder so that Options granted hereunder and, if determined by the Committee, Restricted Stock Awards, shall constitute “performance-based” compensation within the meaning of such section. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Section 162(m); provided that no such construction or amendment shall have an adverse effect on the economic value to a Holder of any Award previously granted hereunder. With respect to any Award granted to a “covered employee” (as defined in Section 162(m)(3) of the Code), if the payment of such Award is contingent on the satisfaction of performance goals, such performance goals shall be established in writing by the Committee not later than ninety (90) days after the commencement of the period of service to which the performance goals relate; provided, however, that the performance goals must be established before twenty-five percent (25%) of such period of service has elapsed. The performance goals shall comply with the requirements of Treasury Regulation Section 1.162-27(e)(2). The Committee shall certify in writing prior to payment of any such Award that such performance goals have been satisfied.

      (g) Rule 16b-3. It is intended that the Plan and any grant of an Award made to a person subject to Section 16 of the 1934 Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Award would disqualify the Plan or such Award under, or would otherwise not comply with, Rule 16b-3, such provision or award shall be construed or deemed amended to conform to Rule 16b-3.

      (h) Governing Law. This Plan shall be construed in accordance with the laws of the State of Texas.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers of Texas United.

      The Articles of Incorporation, as amended, and the Amended and Restated Bylaws of Texas United (the “Company”) require the Company to indemnify and hold harmless any person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because such person was or is a director or officer of the Company, if it is determined that such person (i) conducted himself in good faith; (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the Company, that his conduct was in the Company’s best interest, or (b) in other cases, that his conduct was at least not opposed to the Company’s best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, that in the event that the director or officer is found liable to the Company or is found liable on the basis that personal benefit was improperly received by such director or officer, whether or not the benefit resulted from an action taken in his official capacity as a director or officer of the Company, the indemnification (i) is limited to reasonable expenses actually incurred by such person in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which such person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company.

      The Company’s Articles of Incorporation, as amended, and the Amended and Restated Bylaws require the Company to indemnify a director or officer against reasonable expenses incurred in connection with a proceeding in which he is named a defendant or respondent because he is or was a director or officer, if he has been wholly successful on the merits or otherwise in the defense of the proceeding. The indemnification by the Company shall be to the fullest extent authorized or permitted by applicable law, as such law exists or is amended, but only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior to the amendment.

      The Company’s Articles of Incorporation, as amended, and the Amended and Restated Bylaws of the Company provide that the Company is not obligated to reimburse the amount of any settlement unless it has agreed in writing to such settlement. Further, the Articles of Incorporation, as amended, and the Amended and Restated Bylaws of the Company provide that where any person unreasonably fails to enter into a settlement of a proceeding, the indemnification obligation of the Company in connection with such proceeding is limited to the total amount at which a settlement could have been made and the expenses incurred by such person prior to the time the settlement could have been effected.

      The Company’s Articles of Incorporation, as amended, and the Amended and Restated Bylaws of the Company require the expenses of a director or officer incurred as a party to a proceeding to be paid by the Company as they are incurred and in advance of the final disposition of the proceeding, if the director or officer furnishes the Company with (i) a written statement of his good faith belief that he has met the standard of conduct necessary for indemnification under applicable laws and regulations and (ii) an unlimited, general written undertaking by or on behalf of such officer or director to repay all amounts advanced by the Company if it is ultimately determined that such person has not met such standards or that indemnification of such person in connection with such proceeding is prohibited by the Company’s Articles of Incorporation, as amended, or under applicable law or regulation.

      The Company’s Articles of Incorporation, as amended, and Amended and Restated Bylaws permit a director or officer to enforce his rights to indemnification or advance payment for expenses in a suit brought against the Company if such request for indemnification or advance payment for expenses is wholly or partially refused by the Company or if there is no determination with respect to such request within 60 days from receipt by the Company of written notice from the director or officer for such a determination. If such director or officer is successful in establishing in a suit his entitlement to receive or recover an advancement of expenses or a right to indemnification, in whole or in part, the Company is required to indemnify such officer or director for costs and expenses incurred in such suit. It is not a defense to the suit and does not create a presumption that the director or officer has not met the applicable standard of conduct where (i) the Company or independent legal counsel have failed to make a determination prior to the commencement of such suit that indemnification of such director or officer is proper in the circumstances because the director or officer has met the applicable standard of conduct or (ii) the Company or independent legal counsel have made a determination that the director or officer has not met such applicable standard of conduct. In such a suit, the burden is on the Company to prove that such director or officer is not entitled to indemnification or advancement of expenses. It is a defense under such suit that the claimant has not met the standard of conduct set forth in the Texas Business Corporation Act.

      The Company’s Articles of Incorporation, as amended, and Amended and Restated Bylaws provide that the right to indemnification and advancement of expenses as they are incurred and in advance of the final disposition of a proceeding is not exclusive of other rights to which an officer or director may be entitled to under the Articles of Incorporation, as amended, Bylaws, resolution of shareholder or directors, agreement or otherwise, provided that all rights to indemnification and advancement or expenses are valid only to the extent that they are consistent with applicable laws and regulations as they may be limited by the Articles of Incorporation, as amended.

      The Company’s Articles of Incorporation, as amended, and Amended and Restated Bylaws permit the Company to purchase and maintain insurance on behalf of any officer or director against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as an officer or director, whether or not the Company would have the power to indemnify such person against such liability. In addition, the Company’s Articles of Incorporation, as amended, permit the Company to, for the benefit of the persons indemnified by the Company, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Company, or (iv) establish a letter of credit, guaranty, or surety arrangement.

      The Articles of Incorporation, as amended, and the Amended and Restated Bylaws of the Company were previously filed with the Securities and Exchange Commission.

Item 21.	Exhibits and Financial Statement Schedules.

      (a) List of Exhibits

Exhibit
Number(1)		Description

2.1		Agreement and Plan of Reorganization between the Company and The Bryan-College Station Financial Holding Company, as amended, dated November 5, 2001 (incorporated herein by reference to Exhibit 2.1 to the Registration Statement on Form S-4 (Registration No. 333-84644) (the “Registration Statement”))
2.2		Amended and Restated Agreement and Plan of Merger, dated as of April 29, 2004, between the Company and GNB Bancshares, Inc. (included as Appendix A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)
3.1		Articles of Incorporation of the Company, as amended (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-116542))
3.2		Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-116542))
4.1		Specimen certificate representing shares of the Company’s common stock (incorporated herein by reference to Exhibit 4.1 to the Registration Statement)
5.1		Opinion of Bracewell & Patterson, L.L.P. regarding the legality of the securities being registered
8.1		Opinion of Bracewell & Patterson, L.L.P. as to certain tax matters
10	.1†	Texas United Bancshares, Inc. 1998 Incentive Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Registration Statement)

Exhibit
Number(1)		Description

10	.2†	Form of Nonqualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.2 to the Registration Statement)
10	.3†	Texas United Bancshares, Inc. Stock Appreciation Rights Plan (incorporated herein by reference to Exhibit 10.3 to the Registration Statement)
10	.4†	Form of Deferred Compensation Agreement (incorporated herein by reference to Exhibit 10.4 to the Registration Statement)
10	.5†	Form of Executive Deferred Compensation Agreement (incorporated herein by reference to Exhibit 10.5 to the Registration Statement)
10	.6†	Texas United Bancshares, Inc. 2004 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (Registration No. 333-116542))
10	.7*	Employment Agreement between the Company and Riley C. Peveto
21.1		Subsidiaries of the Company (incorporated herein by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on March 26, 2004)
23.1		Consent of Grant Thornton LLP, independent registered public accounting firm of the Company
23.2		Consent of McGladrey & Pullen, LLP, independent registered public accounting firm of GNB Bancshares, Inc.
23.3		Consent of Bracewell & Patterson, L.L.P. included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference
23.4		Consent of Bracewell & Patterson, L.L.P. included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference
24.1		Power of Attorney of Directors and Officers of the Company, included on the signature page of this Form S-4 and incorporated herein by reference
99.1		Consent of SAMCO Capital Markets
99.2		Consent of Hoefer & Arnett, Incorporated
99.3		Consent of Riley C. Peveto
99.4		Consent of Jimmy Jack Biffle
99	.5*	Form of Proxy for Special Meeting of Shareholders of the Company
99	.6*	Form of Proxy for Special Meeting of Shareholders of GNB Bancshares, Inc.

(1)	The Company has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Company hereby agrees to furnish a copy of such agreements to the Commission upon request.

*	To be filed by Amendment.

†	Management contract or compensatory plan, contract or arrangement.

      (b) Financial Statement Schedules

      None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

      (c) Opinions of Financial Advisors

      Furnished as Appendix B and Appendix C to the joint proxy statement/ prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22.	Undertakings.

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (g)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Grange and State of Texas on July 21, 2004.

TEXAS UNITED BANCSHARES, INC.
(Registrant)

By:	/s/ L. DON STRICKLIN

L. Don Stricklin
President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints L. Don Stricklin and Thomas N. Adams and each of them to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every other act on behalf of the undersigned required to be done in connection therewith.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ L. DON STRICKLIN L. Don Stricklin	President and Chief Executive Officer	July 21, 2004

/s/ THOMAS N. ADAMS Thomas N. Adams	Executive Vice President and Chief Financial Officer (Principal Accounting Officer)	July 21, 2004

/s/ BRUCE FRENZEL Bruce Frenzel	Director	July 21, 2004

/s/ MICHAEL KULHANEK Michael Kulhanek	Director	July 21, 2004

/s/ LEE D. MUELLER, JR. Lee D. Mueller, Jr.	Director	July 21, 2004

/s/ JAMES D. SELMAN, JR. James D. Selman, Jr.	Director	July 21, 2004

Signature	Title	Date

/s/ MICHAEL STEINHAUSER Michael Steinhauser	Director	July 21, 2004

/s/ ERVAN E. ZOUZALIK Ervan E. Zouzalik	Chairman of the Board and Director	July 21, 2004

EXHIBIT LIST

Exhibit
Number(1)		Description

2.1		Agreement and Plan of Reorganization between the Company and The Bryan-College Station Financial Holding Company, as amended, dated November 5, 2001 (incorporated herein by reference to Exhibit 2.1 to the Registration Statement on Form S-4 (Registration No. 333-84644) (the “Registration Statement”))
2.2		Amended and Restated Agreement and Plan of Merger, dated as of April 29, 2004, between the Company and GNB Bancshares, Inc. (included as Appendix A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)
3.1		Articles of Incorporation of the Company, as amended (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-116542))
3.2		Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-116542))
4.1		Specimen certificate representing shares of the Company’s common stock (incorporated herein by reference to Exhibit 4.1 to the Registration Statement)
5.1		Opinion of Bracewell & Patterson, L.L.P. regarding the legality of the securities being registered
8.1		Opinion of Bracewell & Patterson, L.L.P. as to certain tax matters
10	.1†	Texas United Bancshares, Inc. 1998 Incentive Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Registration Statement)
10	.2†	Form of Nonqualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.2 to the Registration Statement)
10	.3†	Texas United Bancshares, Inc. Stock Appreciation Rights Plan (incorporated herein by reference to Exhibit 10.3 to the Registration Statement)
10	.4†	Form of Deferred Compensation Agreement (incorporated herein by reference to Exhibit 10.4 to the Registration Statement)
10	.5†	Form of Executive Deferred Compensation Agreement (incorporated herein by reference to Exhibit 10.5 to the Registration Statement)
10	.6†	Texas United Bancshares, Inc. 2004 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (Registration No. 333-116542))
10	.7*	Employment Agreement between the Company and Riley C. Peveto
21.1		Subsidiaries of the Company (incorporated herein by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on March 26, 2004)
23.1		Consent of Grant Thornton LLP, independent registered public accounting firm of the Company
23.2		Consent of McGladrey & Pullen, LLP, independent registered public accounting firm of GNB Bancshares, Inc.
23.3		Consent of Bracewell & Patterson, L.L.P. included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference
23.4		Consent of Bracewell & Patterson, L.L.P. included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference
24.1		Power of Attorney of Directors and Officers of the Company, included on the signature page of this Form S-4 and incorporated herein by reference
99.1		Consent of SAMCO Capital Markets
99.2		Consent of Hoefer & Arnett, Incorporated
99.3		Consent of Riley C. Peveto
99.4		Consent of Jimmy Jack Biffle
99	.5*	Form of Proxy for Special Meeting of Shareholders of the Company
99	.6*	Form of Proxy for Special Meeting of Shareholders of GNB Bancshares, Inc.

(1)	The Company has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Company hereby agrees to furnish a copy of such agreements to the Commission upon request.

*	To be filed by Amendment.

†	Management contract or compensatory plan, contract or arrangement.